 As filed with the Securities and Exchange Commission on September 1, 2000

                                                      Registration No. 333-34590
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                --------------

                            AMENDMENT No. 3 To
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                                --------------

                                 Comdisco, Inc.
             (Exact Name of Registrant as Specified in its Charter)

                                --------------

              Delaware                                  36-2687938
  (State or Other Jurisdiction of                    (I.R.S. Employer
   Incorporation or Organization)                 Identification Number)

                             6111 North River Road
                            Rosemont, Illinois 60018
                                 (847) 698-3000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                --------------

                          JEREMIAH M. FITZGERALD, Esq.
                     Vice President and Chief Legal Officer
                                 Comdisco, Inc.
                             6111 North River Road
                            Rosemont, Illinois 60018
                                 (847) 698-3000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
         LOLA M. HALE, Esq.                     ROBERT J. DONATUCCI, Esq.
      MICHAEL J. BOLAND, Esq.                        Brown & Wood LLP
       McBride Baker & Coles                One World Trade Center, 58th Floor
    500 West Madison, 40th Floor                 New York, New York 10048
      Chicago, Illinois 60661                         (212) 839-5300
           (312) 715-5700

                                --------------

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                --------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the commission, acting pursuant to such Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

      This Registration Statement contains two forms of prospectus: one to be used in connection with a U.S. and Canadian offering of the Comdisco Ventures group stock of the registrant and one to be used in a concurrent international offering of the Comdisco Ventures group stock. The international prospectus will be identical to the U.S. prospectus except that it will have a different front cover page, underwriting section and back cover page. The U.S. prospectus is included herein and is followed by the alternate front cover page, underwriting section and back cover page to be used in the international prospectus, each of which has been labeled "Alternative Page for International Prospectus."

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This preliminary prospectus + +is not an offer to sell these securities and it is not soliciting an offer to +
+buy these securities in any jurisdiction where the offer or sale is not       +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             Subject to Completion

              Preliminary Prospectus Dated September 1, 2000

PROSPECTUS

                               10,000,000 Shares

                                 Comdisco, Inc.

                       Comdisco Ventures Group Stock

                                  -----------

    Comdisco, Inc. is offering Comdisco Ventures group stock, a new series of our common stock intended to reflect the separate performance of Comdisco Ventures group, our venture financing business. The U.S. underwriters are offering 8,500,000 shares in the U.S. and Canada and the international managers are offering 1,500,000 shares outside the U.S. and Canada.

    We anticipate that the price to the public will be between $14.00 and $16.00 per share. This is Comdisco, Inc.'s first public offering of Comdisco Ventures group stock and, currently, no public market exists for these shares. We have applied to list our Comdisco Ventures group stock on the Nasdaq National Market, under the symbol "CDOV."

  Investing in Comdisco Ventures group stock involves risks. See "Risk Factors," beginning on page 31.

                                  -----------

                                                       Per Share Total
                                                       --------- -----
     Public offering price.............................    $        $
     Underwriting discount............................     $        $
     Proceeds, before expenses, to Comdisco...........     $        $

    The U.S. underwriters may also purchase up to an additional 1,275,000 shares of Comdisco Ventures group stock at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The international managers may similarly purchase up to an additional 225,000 shares.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The shares of Comdisco Ventures group stock will be ready for delivery on
or about                , 2000.

                                  -----------

                              Merrill Lynch & Co.



                                  -----------

            The date of this prospectus is                   , 2000.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   2
Consolidating Statements ................................................  16
Risk Factors.............................................................  31
Special Note Regarding Forward-Looking Statements........................  44
Use of Proceeds..........................................................  48
Dividend Policy..........................................................  48
Capitalization...........................................................  49
Management's Discussion and Analysis of Financial Condition and Results
 of Operations of Comdisco, Inc. ........................................  50
Management's Discussion and Analysis of Financial Condition and Results
 of Operations of Comdisco Ventures Group................................  65
Business of Comdisco Ventures Group......................................  75
Description of Comdisco Capital Stock....................................  94
Relationship Between Comdisco Ventures Group and Comdisco Group.......... 114
Material U.S. Federal Income Tax Considerations.......................... 121
Underwriting............................................................. 124
Legal Matters............................................................ 129
Experts.................................................................. 129
Where You Can Find More Information...................................... 129
Incorporation of Information Comdisco Files With the SEC................. 130
Comdisco Ventures Group and Comdisco, Inc. Financial Statements.......... F-1

                               -----------------

      We have not, and the underwriters have not, authorized any other person to provide you with information different than the information contained or incorporated by reference in this prospectus. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

      This prospectus contains trademarks and tradenames of other companies.

                               PROSPECTUS SUMMARY

     This summary may not contain all of the information that is important to you in making an investment decision. To better understand the offering, you should read this entire prospectus carefully, as well as those additional documents to which we refer you. See "Where You Can Find More Information," on page 129. All references to "we," "our," or "us" in this prospectus are to Comdisco, Inc. All references to fiscal years are to Comdisco's fiscal years ended September 30, unless otherwise indicated.

Introduction to our Tracking Stock Structure

     On April 20, 2000 our stockholders approved our tracking stock proposal. In order to implement the proposal, we filed our restated charter with the Secretary of State of Delaware on May 4, 2000. Our restated charter, among other things:

     . increased the total authorized shares of our common stock from 750,000,000 to 1,800,000,000;

     . authorized our board of directors to issue common stock in multiple series;

     . designated the initial two series of common stock as Comdisco group stock and Comdisco Ventures group stock;

     . re-classified each outstanding share of our then existing common stock as one share of Comdisco group stock; and

     . initially authorized 750,000,000 shares of Comdisco group stock and 750,000,000 shares of Comdisco Ventures group stock.

     For the purposes of establishing a tracking stock, Comdisco, Inc. has separated its venture financing business--which we call Comdisco Ventures group--from the rest of its businesses--which we call Comdisco group. Comdisco, Inc. intends its Comdisco Ventures group stock to track the performance of the Comdisco Ventures group, and intends its Comdisco group stock to track the performance of the Comdisco group. Comdisco, Inc. is offering you shares of Comdisco Ventures group stock, but is not offering you any shares of Comdisco group stock. When we refer to Comdisco, Inc. in this prospectus, we are referring to Comdisco, Inc. and its consolidated subsidiaries, which include the assets and liabilities of both the Comdisco Ventures group and the Comdisco group. Comdisco, Inc. will continue to own 100% of the assets and liabilities included in the Comdisco Ventures group after this offering. If you invest in the Comdisco Ventures group stock, you will be a stockholder of Comdisco, Inc.

     Comdisco Ventures group will not be a separate legal entity but rather will be a part of Comdisco. Accordingly, holders of Comdisco Ventures group stock will be common stockholders of Comdisco. As a result, stockholders will continue to be subject to all of the risks of an investment in Comdisco and all of our businesses, assets and liabilities, including those of Comdisco group.


     Tracking stocks, like Comdisco Ventures group stock and Comdisco group stock, are more complex than traditional common stock and are not directly comparable to common stock of companies that have been spun off by their parent companies. Because of:

     . the ability of Comdisco, Inc.'s board of directors or capital stock committee to reallocate assets and modify policies without stockholder approval;

     . the complex nature of the terms of tracking stocks; and

     . some terms, including liquidation and voting rights, that are not intended to link the market value of the tracking stock with the performance of the related group's assets;

we cannot assure you that the market price of the Comdisco Ventures group stock and Comdisco group stock will reflect the performance of the assets contained in these groups as we intend.

     The issuance of Comdisco Ventures group stock, and the allocation of assets and liabilities and stockholders' equity between Comdisco group and Comdisco Ventures group will not result in a distribution or spin-off to stockholders of any of our assets or liabilities and will not affect ownership of our assets or responsibility for our liabilities or those of our subsidiaries, and will not affect the rights of the holders of any debt of Comdisco or its subsidiaries. The assets we attribute to Comdisco Ventures group will be subject to the liabilities of Comdisco group, whether those liabilities arise from lawsuits, contracts or indebtedness that we attribute to Comdisco group. If we are unable to satisfy one group's liabilities out of the assets we attribute to it, we would be required to satisfy those liabilities with assets we have attributed to another group. Furthermore, holders of Comdisco Ventures group stock will only have the rights specified in our restated charter, and will not have any legal rights related to specific assets of any specific group.

Comdisco, Inc.

     Comdisco provides global technology infrastructure solutions to help its customers maximize their technology's reliability, efficiency and flexibility.

     Comdisco, Inc.'s businesses include:

     . our technology services businesses, including: continuity services, managed network services, desktop management solutions and web hosting and availability services;

     . our global leasing and remarketing businesses in areas such as electronics, communications, laboratory and scientific and industrial automation equipment;

     . Prism Communication Services, Inc., a majority-owned subsidiary we acquired in March, 1999, through which we provide integrated communications services; and

     . our venture financing division, through which we provide equipment leasing and other financing to venture capital-backed companies.

     Comdisco was founded in 1969 and incorporated in Delaware in 1971. Since our inception, our markets and the services that we offer, and therefore, the way we conduct our business, have changed significantly. We expect these changes to continue. These changes are primarily the result of rapid changes in technology including declining prices, manufacturer consolidations, the rapid rise of industries such as telecommunications and the rise of new dominant technologies like the Internet and their related impact on customers' needs and requirements. Initially, we were engaged primarily in the procurement and placement of new and used computer equipment, principally mainframe and related peripherals. We developed disaster recovery and contingency planning services in 1980. In the mid-1980's we expanded our operations to include the leasing of non-computer equipment (office equipment, PBX, point-of-sale, and other high-technology equipment), eventually adding healthcare, communications, semiconductor manufacturing and other industry specific equipment leasing, remarketing and other services. In 1987, we formed our venture financing division which has grown significantly in the last three fiscal years and has become a significant contributor to our earnings.

     On March 24, 1999, we announced a major shift in corporate strategy, including our intent to focus on high-margin service businesses and shed low-margin businesses, such as our mainframe residual-based leasing and medical equipment refurbishing business. In conjunction with our repositioning, we recorded a one-time pre-tax charge of $150 million, or $96 million on an after tax basis, which is equal to approximately $0.59 per share, in the quarter ended March 31, 1999. The components of this pretax charge include $100 million associated with our plans to exit the mainframe residual-based leasing business, $20 million to exit the medical equipment refurbishing business and $30 million associated with a realignment of our service businesses. We completed the sale of our mainframe computer leasing portfolio and the sale of the medical equipment refurbishing business in the fiscal quarter ended June 30, 1999. In addition to these sales, we completed the sale of substantially all of our vendor lease portfolio in September, 1999.

     We recently introduced our web-availability services to provide one-stop hosting and recovery solutions that meet the availability needs of e-businesses of all sizes. By building on our significant business continuity experience, we believe we can deliver cost-effective availability solutions, offering advanced protection of our customer's data, servers, network and applications.

     Our principal executive offices are located at 6111 North River Road, Rosemont, Illinois 60018. Our telephone number is (847) 698-3000.

     When we use the term "Comdisco group," in this prospectus we mean:

     . all the assets, liabilities, revenues, expenses and cash flows attributable to Comdisco, Inc.'s businesses other than its venture financing business; and

     . all shares of Comdisco Ventures group stock reserved for issuance for the benefit of the Comdisco group or to the holders of Comdisco group stock, if any.

Comdisco Ventures Group

     The business that comprises Comdisco Ventures group was established as a division of Comdisco in 1987, and has been operated as a division since that time. It is not a separate legal entity.

     We have allocated all of the assets, liabilities, revenues, expenses and cash flows attributable to Comdisco's venture financing business to Comdisco Ventures group. We currently intend to include all future venture financing activities in Comdisco Ventures group; however, Comdisco's board of directors and management has the discretion to direct new businesses and assets to Comdisco Ventures group or to Comdisco group or dispose of or transfer the business or assets of either group. Any such actions are intended to be made in accordance with the allocation and management policies governing the relationship between Comdisco Ventures group and Comdisco group adopted by our board of directors. These allocation and management policies can be modified or abandoned by the board of directors in its discretion; however, any decision made in accordance with those policies, and any decision to alter or abandon those policies, will be made subject to the fiduciary duties owed by Comdisco's board of directors and management to all Comdisco stockholders.

     We will report the assets, liabilities, revenues, expenses and cash flows attributable to Comdisco Ventures group's operations as separate financial information, which will allow investors to track the performance of those assets, liabilities, revenues, expenses and cash flows. However, Comdisco Ventures group will remain a division of Comdisco, and its assets, liabilities, revenues, expenses and cash flows are included in the consolidated financial statements of Comdisco.

     Comdisco Ventures group provides venture leases, venture debt and direct equity financing to venture capital-backed companies. Venture leases are leases with warrants that compensate Comdisco Ventures group for providing equipment leases with terms having lower periodic cash costs than leases or loans without warrants. Similarly, venture debt is a high-risk loan with warrants or a conversion-to-equity feature with more flexible terms, having lower periodic cash costs and security conditions, than more traditional debt financing.

     Comdisco Ventures group's relationships with established venture capital firms help it identify what it believes are the best positioned companies in the most attractive high-growth industries. Comdisco Ventures group offers a broad range of equity-linked financing products, which complement equity from venture capital firms and debt from venture-oriented banks and asset-based lenders.

     Comdisco Ventures group provides its customers with financing "commitments"--agreements to provide up to a stated dollar amount of financing over a stated period of time. Since its formation,

Comdisco Ventures group has committed over $2.8 billion in venture leases, venture debt and direct equity financings, including $738 million in fiscal 1999 and $1.2 billion in the first nine months of fiscal 2000.

     Historically, two primary sources of capital for start-up companies have been venture capitalists and venture-oriented banks and asset-based lenders. While the availability of venture capital has increased along with the volume of start-up activity, venture capital generally represents the most dilutive and intrusive type of financing. Venture capitalists generally require substantial ownership and exercise substantial control when they make an investment in a company. Typically these positions are reflected in significant equity holdings, contractual shareholder rights and representation on the company's board of directors. In addition, while financings from venture-oriented banks and asset-based lenders generally result in no or minimal dilution of the ownership of existing equity holders, they typically involve high monthly cash disbursements, limitations on the use of funds and adherence to restrictive financial covenants.

     Comdisco Ventures group believes these two primary sources of capital do not fully meet the capital needs of start-up companies in the current economic environment. Additionally, their disadvantages highlight the need for less costly and less dilutive financing sources, creating opportunities for alternative capital providers, like Comdisco Ventures group.

Comdisco Ventures Group's Solution

     Comdisco Ventures group believes it provides significant value to entrepreneurs and their venture capital investors through flexible financing products and services which allow entrepreneurs to build their companies quickly, while minimizing the dilution of their equity ownership positions.

     Comdisco Ventures group has proven its ability to understand the capital needs of its customers and to develop and customize attractive financings to meet those needs. Currently, Comdisco Ventures group's primary financing products are venture leases, venture debt and direct equity financings. The warrants or conversion feature of venture leases and venture debt generally provide Comdisco Ventures group the ability to buy equity at a price based on the price paid by venture capitalists. The opportunity to realize higher returns from the exercise of the warrants or from the conversion feature enables Comdisco Ventures group to offer more flexible financing and security terms. Direct equity financings involve Comdisco Ventures group's purchase of convertible preferred stock and common stock from its customers. Comdisco Ventures group also provides other ancillary financings, including convertible debt, bridge loans, expansion loans, acquisition financings and landlord guarantees.

Comdisco Ventures Group's Strategy

     Comdisco Ventures group intends to expand its position as a provider of venture leases and venture debt and to introduce complementary services to venture capital-backed companies. See "Business of Comdisco Ventures Group-- Comdisco Ventures Group's Strategy" on page 77 and "--Comdisco Ventures Group's Products" on page 79 for a more detailed description of these products and services. Its strategy is to continue to leverage its management experience and resources to capitalize on the growing demand for financing by venture capital-backed companies. Components of Comdisco Ventures group's strategy include:

     . leveraging relationships with established venture capitalists;

     . providing capital through products that meet the varied needs of its venture capital-backed companies;

     . maintaining a diversified customer base;

     . expanding funding sources;

     . capitalizing on the Comdisco affiliation and resources; and

     . developing complementary service offerings that respond to the changing needs of venture capital-backed companies.

     Comdisco Ventures group expects to generate future revenues from:

     . the sale of common stock holdings in public companies;

     . the disposition of current equity holdings in private companies, through the sale of common stock following initial public offerings or in connection with a merger, acquisition or other liquidity event;

     . returns it receives from ownership interests in alternative funding sources, such as limited partnership funds;

     . lease payments, interest payments on venture debt and related proceeds from its customers; and

     . fees or equity components received in connection with its service offerings.

Comdisco Ventures Group Stock

General

     Comdisco Ventures group stock is what is sometimes referred to as "tracking stock." Tracking stock is a type of common stock that is intended to reflect or "track" the separate performance of a particular business or group of businesses and does not reflect direct ownership of the tracked assets. Comdisco Ventures group stock is intended to track the separate performance of the Comdisco Ventures group business. Comdisco Ventures group itself is not a separate legal entity. Holders of Comdisco Ventures group stock will be stockholders of Comdisco, Inc. For this reason, the holders of Comdisco Ventures group stock will be subject to benefits and risks associated with an investment in Comdisco, Inc. and its businesses, assets and liabilities.

Shares Reserved for Issuance for the Benefit of the Comdisco Group or to the Holders of Comdisco Group Stock and the Intended Disposition

     Shares Reserved for Issuance for the Benefit of the Comdisco Group. Comdisco, Inc. has reserved 75,000,000 shares of Comdisco Ventures group stock for issuance for the benefit of the Comdisco group or to the holders of Comdisco group stock, a number that, if issued, would represent all of the earnings and losses of the Comdisco Ventures group prior to the completion of this offering. We refer to these shares as "shares reserved for issuance for the benefit of the Comdisco group or to the holders of Comdisco group stock." Immediately after this offering these reserved shares will represent 88% of the total of the shares of Comdisco Ventures group stock outstanding and the shares reserved for issuance for the benefit of the Comdisco Group or to the holders of Comdisco group stock. If the over-allotment option is exercised in full, shares of Comdisco Ventures group stock reserved for issuance for the benefit of the Comdisco group or to the holders of Comdisco group stock will represent approximately 87% of this total.

     At the time of any additional issuance of Comdisco Ventures group stock, the board of directors of Comdisco, Inc.. will:

     . identify the number of shares of Comdisco Ventures group stock to be issued out of the shares reserved for issuance for the benefit of the Comdisco group or to the holders of Comdisco group stock with respect to the Comdisco group's inter-group interest in the

       Comdisco Ventures group to be issued, reduce accordingly the number of shares reserved and allocate the net proceeds of the issued shares to the Comdisco group; or

     . identify the number of shares of Comdisco Ventures group stock to be issued the net proceeds of which will be allocated to the Comdisco Ventures group.

     Comdisco, Inc. will continue to own 100% of the assets and liabilities allocated to the Comdisco Ventures group after this offering. For additional information regarding the shares of Comdisco Ventures group stock reserved for issuance for the benefit of the Comdisco group or to the holders of Comdisco group stock, see "Description of Comdisco Capital Stock--Comdisco Ventures Group Stock--Shares reserved for issuance for the benefit of the Comdisco group or to the holders of Comdisco group stock" on page 95.

     Disposition. Comdisco, Inc. currently intends to dispose of the remaining shares of Comdisco Ventures group stock reserved for issuance for the benefit of the Comdisco group or to the holders of Comdisco group stock following this offering. This disposition would likely include a distribution by means of a spin-off in the form of a dividend to holders of Comdisco group stock of at least a portion of the shares of Comdisco Ventures group stock reserved for issuance for the benefit of Comdisco group or to the holders of Comdisco group stock, but may also include a split-off in the form of an exchange offer of Comdisco Ventures group stock so reserved for Comdisco group stock, a further sale of Comdisco Ventures group stock so reserved or a combination of those methods. A split-off will result in a gain or loss, based on fair market value, to stockholders, whereas a spin-off will be reflected at historical cost and, accordingly, no gain or loss to stockholders will be recorded. The exact method and timing of this disposition has not yet been determined. There is no guarantee, however, that any disposition will follow this offering. We expect to base our decision with regard to the method and timing of the disposition on market conditions and the target of maximizing value for all Comdisco stockholders.

     The disposition may occur in several stages, following which we expect that all of the shares of Comdisco Ventures group stock currently reserved for issuance for the benefit of the Comdisco group or to the holders of Comdisco group stock would be represented by newly issued shares of Comdisco Ventures group stock.

     Even after this distribution, however,

     . all of the assets of the Comdisco Ventures group will still remain part of, and under control of, Comdisco, Inc., and

     . in the event of a liquidation of Comdisco, Inc., holders of Comdisco
       Ventures group stock will not have an exclusive claim on the assets of the Comdisco Ventures group but rather a claim on the assets of Comdisco, Inc. as a whole.

Selected Rights and Terms of Comdisco Ventures Group Stock

     Selected rights and terms of Comdisco Ventures group stock, which are set forth in full in our restated charter, are summarized below.

     Voting rights. On all matters as to which all series of our common stock vote together as a single class, each share of Comdisco Ventures group stock will have a number of votes equal to the ratio of the average market value of one share of Comdisco Ventures group stock to the average market value of one share of Comdisco group stock over a specified twenty-day trading period prior to the record date of that vote; provided, however, that

     . prior to the thirty-first trading day after the effective date of our restated charter, each outstanding share of Comdisco Ventures group stock will have one vote; and

     . outstanding Comdisco Ventures group stock will in no event represent more than 35% of the total voting power of all outstanding shares of our capital stock.

     Dividends. Provided that we have sufficient assets to pay a dividend under applicable law, Comdisco may declare and pay dividends on Comdisco Ventures group stock up to an "available dividend amount." This amount is designed to be equivalent to the amount that would legally be available for dividends on that stock if Comdisco Ventures group were a stand-alone corporation. We do not, however, expect to pay dividends on Comdisco Ventures group stock.

     Rights on disposition of the assets of Comdisco Ventures group. If Comdisco, Inc. disposes of all or substantially all of the assets of Comdisco Ventures group, and the disposition is not an exempt disposition, as described beginning on page 100, we would be required to choose one of the following alternatives:

     . pay a dividend to the holders of Comdisco Ventures group stock in an amount equal to the net proceeds of the disposition, net of corresponding amounts allocated to Comdisco group in respect of the shares of Comdisco Ventures group stock reserved for issuance for the benefit of Comdisco group or to the holders of Comdisco group stock;

     . if the disposition involves all of the assets of Comdisco Ventures group, redeem all outstanding shares of Comdisco Ventures group stock in exchange for an amount equal to the net proceeds of the disposition, net of corresponding amounts allocated to Comdisco group in respect of the shares of Comdisco Ventures group stock reserved for issuance for the benefit of Comdisco group or to the holders of Comdisco group stock;

     . if the disposition involves substantially all, but not all, of the assets of Comdisco Ventures group, redeem a number of whole shares of Comdisco Ventures group stock in exchange for an amount equal to the net proceeds of the disposition net of corresponding amounts allocated to Comdisco group in respect of the shares of Comdisco Ventures group stock reserved for issuance for the benefit of Comdisco group or to the holders of Comdisco group stock; or

     . convert each share of Comdisco Ventures group stock into a number of shares of Comdisco group stock equal to 115% of the ratio of the average market value of one share of Comdisco Ventures group stock to the average market value of one share of Comdisco group stock, calculated during a specified twenty-day trading period prior to the disposition.

     Conversion of Comdisco Ventures group stock at option of Comdisco. Comdisco, Inc. will have the right, at any time, to convert shares of Comdisco Ventures group stock into a number of shares of Comdisco group stock initially equal to 125% of the ratio of the average market value of one share of Comdisco Ventures group stock to the average market value of one share of Comdisco group stock over a specified twenty-day trading period prior to the mailing of the conversion notice for conversions occurring in the first quarter after we first issue Comdisco Ventures group stock. The percentage applied to the ratio of market values will decline ratably each quarter, beginning with the quarter ended December 31, 2000, over a period of ten quarters to 115%.

     The premiums described above that are provided upon any conversion of Comdisco Ventures group stock are intended for the protection of the holders of that class of stock in the initial years while the stock is establishing a trading market since a decision by Comdisco, Inc. to convert that stock may be made without the consent of the holders of Comdisco Ventures group stock. The decrease in the premium from 25% to 15% over the first ten calendar quarters the Comdisco Ventures group stock is outstanding is intended to allow greater flexibility to Comdisco, Inc. in using these provisions over time by decreasing the dilutive effect of such a conversion on holders of Comdisco group stock. Provisions similar to these, with comparable declining premiums, are included in the terms of tracking stocks of other public companies that have issued tracking stock. Accordingly, we believe these premiums are necessary in order for us to be able to successfully market the Comdisco Ventures group stock in the offering, while balancing the need for Comdisco, Inc. to maintain flexibility in its capital structure.

     Notwithstanding the conversion provisions outlined above, if tax law changes that would have an adverse effect on the current tax treatment afforded to Comdisco with respect to Comdisco Ventures group stock were to take place, we will have the right to convert shares of Comdisco Ventures group stock into a number of shares of Comdisco group stock equal to 110% of the ratio of their average market values, regardless of when the adverse tax law change takes place.

     See "Description of Comdisco Capital Stock--Description of Comdisco Ventures Group Stock--Conversion of Comdisco Ventures group stock at option of Comdisco," beginning on page 102, for a discussion of these adverse tax law changes.

     Your share upon a dissolution of Comdisco, Inc. If a dissolution of Comdisco, Inc. occurs, after payment of the debts and other liabilities of Comdisco, Inc. and the full preferential amounts to which holders of any preferred stock are entitled, the holders of Comdisco Ventures group stock and the holders of Comdisco group stock will be entitled to receive the assets of Comdisco, Inc. remaining for distribution to holders of each class of common stock on a per share basis in proportion to the liquidation units per share of that class. Holders of Comdisco Ventures group stock will not have an exclusive claim on the assets of the Comdisco Ventures group but rather a claim on the assets of Comdisco, Inc. as a whole.

     Each share of Comdisco Ventures group stock will have a number of liquidation units based upon the relative market values of Comdisco Ventures group stock and Comdisco group stock over the twenty-trading day period ending 300 days after the filing of our restated charter. Each share of Comdisco group stock will have one liquidation unit. For more information regarding the calculation of the liquidation units for shares of Comdisco Ventures group stock, see "Description of Comdisco Capital Stock--Description of Comdisco Ventures Group Stock--Liquidation" on page 106.

Policy Statement

     In connection with the issuance of Comdisco Ventures group stock, Comdisco, Inc.'s board of directors has adopted a policy statement, which we describe in this prospectus under "Relationship Between the Comdisco Ventures Group and the Comdisco Group," on page 114, to govern the relationship between Comdisco group and Comdisco Ventures group. Comdisco, Inc.'s board of directors may amend, modify or rescind the policies set forth in the policy statement with respect to the allocation of corporate opportunities, financing arrangements, corporate overhead, taxes, debt, interest and other matters, or may adopt additional policies, in its sole discretion and without shareholder approval. Comdisco, Inc.'s board of directors has a fiduciary duty to consider whether any proposed action is in the best interests of Comdisco, Inc. and all of its stockholders and will not owe a separate fiduciary duty to holders of Comdisco Ventures group stock.

Capital Stock Committee

     The policy statement of Comdisco, Inc. provides that a capital stock committee, comprised of three Comdisco, Inc. directors, will exercise some delegated powers with respect to Comdisco Ventures group and Comdisco group. These powers initially include the power to interpret, make determinations under, and oversee the implementation of the policy statement and adopt additional general policies governing the relationship between Comdisco Ventures group and Comdisco group. As with Comdisco, Inc.'s board of directors, the capital stock committee will have a fiduciary duty to consider whether a proposed action is in the best interests of Comdisco, Inc. and all of its stockholders and will have no separate fiduciary duty solely to holders of Comdisco Ventures group stock. For more information regarding the capital stock committee and its powers, see "Relationship between the Comdisco Ventures Group and the Comdisco Group--Role of the Comdisco Capital Stock Committee," on page 114.

The Offering

Issuer.............................  Comdisco, Inc.

Comdisco Ventures group stock
 offered:

  U.S. and Canadian offering.......  8,500,000 shares

  International offering...........  1,500,000 shares

    Total..........................  10,000,000 shares

Comdisco Ventures group stock to be
 outstanding after this offering...  10,000,000 shares

Shares of Comdisco Ventures group
 stock reserved for the benefit of
 Comdisco group or to the holders
 of Comdisco group stock upon the
 closing of this offering..........  75,000,000 shares

Total shares of Comdisco Ventures
 group stock.......................  85,000,000 shares

Over allotment shares .............  1,500,000 shares

Use of proceeds....................  The proceeds from this offering, after expenses, will be used by Comdisco Ventures
                                     group to repay inter-group loans to
                                     Comdisco group. Comdisco group will use
                                     those funds it receives from Comdisco
                                     Ventures group for general corporate
                                     purposes.

Preferred share purchase rights....  As part of Comdisco's stockholder rights plan, one preferred share purchase right
                                     will be attached to each share of Comdisco
                                     Ventures group stock sold in the offering
                                     and thus the rights are also a part of this
                                     offering. See "Description of Comdisco
                                     Capital Stock--Amended and Restated Rights
                                     Agreement," beginning on page 108 for a
                                     description of the Comdisco Ventures group
                                     stock rights.

     Unless we specifically state otherwise, information in this prospectus about the number of shares of Comdisco Ventures group stock to be outstanding upon the closing of this offering:

     . includes all 75,000,000 shares reserved for issuance for the benefit of the Comdisco group or to holders of Comdisco group stock;

     . does not include 10,391,250 options granted at $2.5647 per share and 1,275,000 options granted at $7.20 per share, all on May 26, 2000.

     . does not include 9,333,750 shares reserved for issuance under our stock option plans; and

     . assumes no exercise of the underwriters' over-allotment option.

Comdisco, Inc.

     The following summary historical consolidated financial data should be read in conjunction with Comdisco, Inc.'s consolidated financial statements and the related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Comdisco, Inc." beginning on page 50 of this prospectus. The summary income statement data for fiscal 1999, 1998 and 1997 and the balance sheet data as of September 30, 1999 and 1998 are derived from Comdisco, Inc.'s audited financial statements. The summary income statement data for the nine months ended June 30, 2000 and 1999 and the balance sheet data as of June 30, 2000 and 1999 are derived from Comdisco, Inc.'s unaudited financial statements. The unaudited summary financial information reflects all adjustments, consisting of normal recurring accruals, which are, in the opinion of management, necessary for a fair presentation of the results of the interim periods. The operating results for the nine months ended June 30, 2000 and 1999 are not necessarily indicative of the results to be expected for any other interim period or any future fiscal year.

                                 COMDISCO, INC.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA
                        (in millions, except share data)

                                            Nine months
                                               ended          Year ended
                                             June 30,       September 30,
                                           ------------- ---------------------
                                            2000   1999   1999   1998    1997
                                           ------ ------ ------ ------  ------
Income Statement Data:
Revenue:
 Leasing.................................. $1,699 $2,043 $2,655 $2,435  $2,116
 Sales....................................    308    690    891    329     269
 Technology services......................    476    376    522    433     354
 Other....................................    360     66     91     46      80
                                           ------ ------ ------ ------  ------
    Total revenue.........................  2,843  3,175  4,159  3,243   2,819
                                           ------ ------ ------ ------  ------
Costs and expenses:
  Leasing.................................  1,250  1,532  1,969  1,791   1,534
  Sales...................................    243    662    846    275     210
  Technology services.....................    424    317    440    362     296
  Selling, general & administrative.......    375    219    306    249     244
  Interest................................    259    253    337    326     299
  Prism Communication Services............    135     14     36    --      --
  Other...................................    --     150    150    --       25
                                           ------ ------ ------ ------  ------
    Total costs and expenses..............  2,686  3,147  4,084  3,003   2,608
                                           ------ ------ ------ ------  ------
Earnings before income taxes..............    157     28     75    240     211
Income taxes..............................     56     10     27     87      80
                                           ------ ------ ------ ------  ------
Net earnings before preferred dividends...    101     18     48    153     131
Preferred dividends.......................    --     --     --      (2)     (8)
                                           ------ ------ ------ ------  ------
Net earnings to common stockholders....... $  101 $   18 $   48 $  151  $  123
                                           ====== ====== ====== ======  ======
Net earnings per share:
 Basic.................................... $  .66 $  .12 $  .32 $  .99  $  .83
 Diluted.................................. $  .62 $  .11 $  .30 $  .93  $  .78

                                                      June 30,    September 30,
                                                    ------------- -------------
                                                     2000   1999   1999   1998
                                                    ------ ------ ------ ------
Balance Sheet Data:
Cash and cash equivalents.......................... $  259 $   39 $  361 $   63
Receivables, net...................................  1,052    760    722    340
Net leased assets..................................  5,503  5,464  5,623  5,900
Total assets.......................................  8,551  7,295  7,807  7,063
Total debt.........................................  6,053  5,321  5,571  5,035
Total stockholders' equity.........................  1,244    979  1,060    979

Pro forma net earnings per share calculations (in millions, except per share data):

Comdisco group stock

                                                    Nine months       Year
                                                       ended          ended
                                                     June 30,     September 30,
                                                    ------------  -------------
                                                    2000   1999       1999
                                                    -----  -----  -------------
Basic shares outstanding...........................   152    152        152
Diluted shares outstanding.........................   162    162        162
Loss before allocation of Comdisco, Inc. interest
 in Comdisco Ventures group and before income
 taxes............................................. $ (21) $ (18)     $   4
Comdisco, Inc. interest in Comdisco Ventures group
 as allocated......................................   157     41         63
                                                    -----  -----      -----
Net earnings before income taxes...................   136     23         67
Income taxes.......................................    49      8         24
                                                    -----  -----      -----
Net earnings....................................... $  87  $  15      $  43
                                                    =====  =====      =====
Net earnings per share:
 Basic............................................. $0.57  $0.10      $0.28
                                                    =====  =====      =====
 Diluted........................................... $0.54  $0.09      $0.27
                                                    =====  =====      =====


Comdisco Ventures group stock

                                                       Nine months     Year
                                                          ended        ended
                                                        June 30,   September 30,
                                                       ----------- -------------
                                                       2000  1999      1999
                                                       ----- ----- -------------
Basic shares outstanding..............................    85    85        85
Diluted shares outstanding............................    88    85        85
Earnings before income taxes.......................... $ 178 $  46     $  71
Income taxes..........................................    71    18        28
                                                       ----- -----     -----
Net earnings.......................................... $ 107 $  28     $  43
                                                       ===== =====     =====
Net earnings per share:
 Basic................................................ $1.26 $0.33     $0.50
                                                       ===== =====     =====
 Diluted.............................................. $1.21 $0.33     $0.50
                                                       ===== =====     =====

     Explanatory notes:

  1. The pro forma net earnings per share calculations assume the following:

     . Comdisco Ventures group stock was issued as of October 1, 1998; and

     . 10,000,000 shares of Comdisco Ventures group stock were sold in this offering; and

     . 75,000,000 shares of Comdisco Ventures group stock were reserved for issuance for the benefit of Comdisco group or to the holders of Comdisco group stock.

  2. The 11,666,250 shares of Comdisco Ventures group stock, that were issued on May 26, 2000 under a management incentive plan in which Comdisco Ventures group employees participate, are included in the calculation of Comdisco Ventures group's diluted shares outstanding at June 30, 2000. The treasury stock method was used to calculate the dilutive effect of these shares assuming an average market value of $15 per share for the nine months ended June 30, 2000.

Summary Historical Financial Data of Comdisco Ventures Group

     The following summary historical financial data should be read in conjunction with Comdisco Ventures group's financial statements and the related notes beginning on page F-29, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Comdisco Ventures Group," beginning on page 65. You should also review the audited financial information of Comdisco, Inc. provided elsewhere in this prospectus, and the unaudited financial information of Comdisco, Inc. and Comdisco Ventures group provided in Comdisco's Form 10-Q for the quarter ended June 30, 2000. The summary income statement data for fiscal 1999, 1998 and 1997, and the balance sheet data as of September 30, 1999 and 1998, are derived from audited financial statements of Comdisco Ventures group which are included elsewhere in this prospectus. The summary income statement data for the nine months ended June 30, 2000 and 1999 and the balance sheet data as of June 30, 2000 and 1999 are derived from unaudited financial statements of Comdisco Ventures group. The unaudited summary financial data reflects all adjustments, consisting of normal recurring accruals, which are, in the opinion of management, necessary for a fair presentation of the results of the interim periods. The operating results for the nine months ended June 30, 2000 and 1999 are not necessarily indicative of the results to be expected for any other interim period or any future fiscal year.

                          COMDISCO VENTURES GROUP

                       SUMMARY HISTORICAL FINANCIAL DATA
                                 (in thousands)

                                    Nine months ended
                                        June 30,      Years ended September 30,
                                    ----------------- -------------------------
                                      2000     1999     1999     1998    1997
                                    -------- -------- -------- -------- -------
Income Statement Data:
Revenue:
 Leasing........................... $135,737 $ 83,658 $118,403 $ 85,086 $68,620
 Sales.............................    7,676    3,843    6,142    7,136   6,942
 Interest income on notes..........   38,456   12,754   22,580    6,655   3,139
 Warrant sales proceeds and capital
  gains............................  267,565   37,000   80,731   14,938  16,435
 Other.............................    1,820      507      683      483     195
                                    -------- -------- -------- -------- -------
Total revenue......................  451,254  137,762  228,539  114,298  95,331
                                    -------- -------- -------- -------- -------
Costs and expenses:
 Leasing...........................  102,775   62,271   88,114   60,363  46,355
 Sales.............................    4,385    2,693    4,460    3,980   4,423
 Selling, general &
  administrative...................   63,388    8,806   18,166    5,793   5,436
 Interest..........................   41,304   15,165   23,373   10,835   7,670
 Bad debt expense..................   61,801    2,400   23,200    4,786   6,250
                                    -------- -------- -------- -------- -------
Total costs and expenses...........  273,653   91,335  157,313   85,757  70,134
                                    -------- -------- -------- -------- -------
Earnings before income taxes.......  177,601   46,427   71,226   28,541  25,197
Income taxes.......................   70,818   18,512   28,402   11,381  10,047
                                    -------- -------- -------- -------- -------
Net earnings....................... $106,783 $ 27,915 $ 42,824 $ 17,160 $15,150
                                    ======== ======== ======== ======== =======

                                                June 30,         September 30,
                                           ------------------- -----------------
                                              2000      1999     1999     1998
                                           ---------- -------- -------- --------
Balance Sheet Data:
Equity securities......................... $  523,094 $111,493 $197,335 $ 16,995
Receivables, net..........................    642,231  274,504  367,339   66,425
Net leased assets.........................    463,293  266,043  288,347  189,747
Total assets..............................  1,691,373  668,984  871,852  281,243
Inter-group payable.......................  1,033,040  475,605  559,575  189,281
Division net worth........................    439,090  143,201  199,649   71,080

     Explanatory note: Earnings per share is not presented because Comdisco Ventures group has not been a "stand-alone entity" and, as a result, the presentation of earnings per share is not applicable. If Comdisco, Inc. issues a separate series of common stock, it will present in its financial statements the earnings per share for each outstanding series of its common stock. See page 13 for pro forma net earnings per share calculations.

                         CONSOLIDATING STATEMENTS

      The following schedules present consolidating financial information of Comdisco, Inc. The financial information reflects the businesses of Comdisco group and Comdisco Ventures group, including the allocation of expenses between Comdisco group and Comdisco Ventures group in accordance with our allocation policies. We have presented this information to illustrate the respective financial results of Comdisco group and Comdisco Ventures group, including the impact of inter-group allocated expenses, and how the financial results of those groups relate to the consolidated financial results of Comdisco, Inc. This information, which has been prepared in accordance with generally accepted accounting principles, should be read together with the consolidated financial statements of Comdisco, Inc. beginning on page F-2 and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Comdisco, Inc." beginning on page 50 and the financial statements of Comdisco Ventures group beginning on page F-29 and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Comdisco Ventures Group" beginning on page 65.

      The consolidating statements of earnings of Comdisco, Inc. for the years ended September 30, 1999, 1998 and 1997 and the consolidating balance sheets as of September 30, 1999 have been derived from our audited financial statements while the consolidating statements of earnings of Comdisco, Inc. for the three and nine months ended June, 2000 and 1999 and the consolidating balance sheets at June 30, 2000 have been derived from our unaudited financial statements. These financial statements of Comdisco, Inc. begin on page F-2. The statements of earnings of Comdisco Ventures group for the years ended September 30, 1999, 1998 and 1997 and the balance sheets at September 30, 1999 have been derived from the audited financial statements of Comdisco Ventures group, while the statements of earnings for the three and nine months ended June 30, 2000 and 1999 and the balance sheet at June 30, 2000 have been derived from Comdisco Ventures group's unaudited financial statements. These financial statements of Comdisco Ventures group begin on page F-29.

      In the accompanying consolidating statements of earnings, earnings per share for Comdisco group and for Comdisco Ventures group are not presented because neither group has been a "stand-alone entity" and, as a result, the presentation of earnings per share is not applicable. If Comdisco, Inc. issues a separate series of common stock, it will present in its consolidating financial statements the earnings per share for each outstanding series of its common stock. See page 13 for pro forma net earnings per share calculations.


      We intend, for so long as the Comdisco Ventures group stock remains outstanding, to include in our filings under the Securities Exchange Act of 1934, financial statements of the Comdisco Ventures group, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Comdisco Ventures Group," as of the same dates and for the same periods as our consolidated financial statements. These financial statements will be prepared in accordance with generally accepted accounting principles, and in the case of annual financial statements, will be audited. These financial statements are not required under current law or SEC regulations.

                              COMDISCO, INC.

             CONSOLIDATING STATEMENTS OF EARNINGS (UNAUDITED)

                   (in millions, except per share data)

                           Three months ended June 30,    Three months ended June 30,
                                       2000                           1999
                          ------------------------------ ------------------------------
                          Consolidated          Comdisco Consolidated          Comdisco
                           Comdisco,   Comdisco Ventures  Comdisco,   Comdisco Ventures
                              Inc.      group    group       Inc.      group    group
                          ------------ -------- -------- ------------ -------- --------
REVENUE
Leasing:
 Operating..............     $ 414      $ 363     $ 51      $  443     $  412    $ 31
 Direct financing.......        44         44      --           40         40     --
 Sales-type.............        75         75      --           91         91     --
                             -----      -----     ----      ------     ------    ----
  Total leasing.........       533        482       51         574        543      31
                             -----      -----     ----      ------     ------    ----
Sales...................       142        139        3         565        563       2
Technology services.....       173        173      --          133        133     --
Other...................       105          9       96          30          3      27
                             -----      -----     ----      ------     ------    ----
  Total revenue.........       953        803      150       1,302      1,242      60
                             -----      -----     ----      ------     ------    ----
COSTS AND EXPENSES
Leasing:
 Operating..............       332        293       39         358        335      23
 Sales-type.............        50         50      --           53         53     --
                             -----      -----     ----      ------     ------    ----
  Total leasing.........       382        343       39         411        388      23
Sales...................       115        113        2         553        552       1
Technology services.....       161        161      --          112        112     --
Selling, general and
 administrative.........       116         78       38          77         70       7
Interest................        88         71       17          82         75       7
Prism Communication
 Services...............        65         65      --           11         11     --
                             -----      -----     ----      ------     ------    ----
  Total costs and
   expenses.............       927        831       96       1,246      1,208      38
                             -----      -----     ----      ------     ------    ----
Earnings (loss) before
 income taxes...........        26        (28)      54          56         34      22
Income taxes (benefit)..         9        (13)      22          20         11       9
                             -----      -----     ----      ------     ------    ----
Net earnings (loss).....     $  17      $ (15)    $ 32      $   36     $   23    $ 13
                             =====      =====     ====      ======     ======    ====
Net earnings per common
 share:
 Basic..................     $0.11                          $ 0.23
                             =====                          ======
 Diluted................     $0.10                          $ 0.22
                             =====                          ======

                              COMDISCO, INC.

             CONSOLIDATING STATEMENTS OF EARNINGS (UNAUDITED)

                   (in millions, except per share data)

                            Nine months ended June 30,     Nine months ended June 30,
                                       2000                           1999
                          ------------------------------ ------------------------------
                          Consolidated          Comdisco Consolidated          Comdisco
                           Comdisco,   Comdisco Ventures  Comdisco,   Comdisco Ventures
                              Inc.      group    group       Inc.      group    group
                          ------------ -------- -------- ------------ -------- --------
REVENUE
Leasing:
 Operating..............     $1,288     $1,154    $134      $1,481     $1,397    $84
 Direct financing.......        130        130     --          120        120    --
 Sales-type.............        281        279       2         442        442    --
                             ------     ------    ----      ------     ------    ---
  Total leasing.........      1,699      1,563     136       2,043      1,959     84
                             ------     ------    ----      ------     ------    ---
Sales...................        308        300       8         690        686      4
Technology services.....        476        476     --          376        376    --
Other...................        360         53     307          66         16     50
                             ------     ------    ----      ------     ------    ---
  Total revenue.........      2,843      2,392     451       3,175      3,037    138
                             ------     ------    ----      ------     ------    ---
COSTS AND EXPENSES
Leasing:
 Operating..............      1,039        937     102       1,195      1,133     62
 Sales-type.............        211        210       1         337        337    --
                             ------     ------    ----      ------     ------    ---
  Total leasing.........      1,250      1,147     103       1,532      1,470     62
Sales...................        243        239       4         662        660      2
Technology services.....        424        424     --          317        317    --
Selling, general and
 administrative.........        375        250     125         219        206     13
Interest................        259        218      41         253        238     15
Prism Communication
 Services...............        135        135     --           14         14    --
Other...................        --         --      --          150        150    --
                             ------     ------    ----      ------     ------    ---
  Total costs and
   expenses.............      2,686      2,413     273       3,147      3,055     92
                             ------     ------    ----      ------     ------    ---
Earnings (loss) before
 income taxes...........        157        (21)    178          28        (18)    46
Income taxes (benefit)..         56        (15)     71          10         (8)    18
                             ------     ------    ----      ------     ------    ---
Net earnings (loss).....     $  101     $   (6)   $107      $   18     $  (10)   $28
                             ======     ======    ====      ======     ======    ===
Net earnings per common
 share:
 Basic..................     $ 0.66                         $ 0.12
                             ------                         ------
 Diluted................     $ 0.62                         $ 0.11
                             ======                         ======

                              COMDISCO, INC.

                   CONSOLIDATING STATEMENTS OF EARNINGS

                   (in millions, except per share data)

                                         Year ended September 30, 1999
                                -----------------------------------------------
                                Consolidated                           Comdisco
                                 Comdisco,   Reclassification Comdisco Ventures
                                    Inc.      & Eliminations   group    group
                                ------------ ---------------- -------- --------
REVENUE
Leasing:
 Operating....................     $1,938          $--         $1,821    $117
 Direct financing.............        174            12           161       1
 Sales-type...................        543           --            543     --
                                   ------          ----        ------    ----
  Total leasing...............      2,655            12         2,525     118
                                   ------          ----        ------    ----
Sales.........................        891           --            885       6
Technology services...........        522           --            522     --
Other.........................         91           (32)           18     105
                                   ------          ----        ------    ----
  Total revenue...............      4,159           (20)        3,950     229
                                   ------          ----        ------    ----
COSTS AND EXPENSES
Leasing:
 Operating....................      1,563           --          1,475      88
 Sales-type...................        406           --            406     --
                                   ------          ----        ------    ----
  Total leasing...............      1,969           --          1,881      88
Sales.........................        846           --            841       5
Technology services...........        440           --            440     --
Selling, general and
 administrative...............        306           (20)          285      41
Interest......................        337           --            313      24
Prism Communication Services..         36           --             36     --
Other.........................        150           --            150     --
                                   ------          ----        ------    ----
  Total costs and expenses....      4,084           (20)        3,946     158
                                   ------          ----        ------    ----
Earnings before income taxes..         75           --              4      71
Income taxes (benefit)........         27           --             (1)     28
                                   ------          ----        ------    ----
Net earnings .................     $   48          $--         $    5    $ 43
                                   ======          ====        ======    ====
Net earnings per common share:
 Basic........................     $ 0.32
                                   ======
 Diluted......................     $ 0.30
                                   ======

                              COMDISCO, INC.

                   CONSOLIDATING STATEMENTS OF EARNINGS

                   (in millions, except per share data)

                                         Year ended September 30, 1998
                                -----------------------------------------------
                                Consolidated                           Comdisco
                                 Comdisco,   Reclassification Comdisco Ventures
                                    Inc.      & Eliminations   group    group
                                ------------ ---------------- -------- --------
REVENUE
Leasing:
 Operating....................     $1,897          $--         $1,814    $ 83
 Direct financing.............        162             7           154       1
 Sales-type...................        376           --            375       1
                                   ------          ----        ------    ----
  Total leasing...............      2,435             7         2,343      85
                                   ------          ----        ------    ----
Sales.........................        329           --            322       7
Technology services...........        433           --            433     --
Other.........................         46            (7)           31      22
                                   ------          ----        ------    ----
  Total revenue...............      3,243           --          3,129     114
                                   ------          ----        ------    ----
COSTS AND EXPENSES
Leasing:
 Operating....................      1,528           --          1,468      60
 Sales-type...................        263           --            263     --
                                   ------          ----        ------    ----
  Total leasing...............      1,791           --          1,731      60
Sales.........................        275           --            271       4
Technology services...........        362           --            362     --
Selling, general and
 administrative...............        249           --            239      10
Interest......................        326           --            315      11
                                   ------          ----        ------    ----
  Total costs and expenses....      3,003           --          2,918      85
                                   ------          ----        ------    ----
Earnings before income taxes..        240           --            211      29
Income taxes .................         87           --             75      12
                                   ------          ----        ------    ----
Net earnings before preferred
 dividends....................        153           --            136      17
Preferred dividends...........         (2)          --             (2)    --
                                   ------          ----        ------    ----
Net earnings .................     $  151          $--         $  134    $ 17
                                   ======          ====        ======    ====
Net earnings per common share:
 Basic........................     $ 0.99
                                   ======
 Diluted......................     $ 0.93
                                   ======

                              COMDISCO, INC.

                   CONSOLIDATING STATEMENTS OF EARNINGS

                   (in millions, except per share data)

                                         Year ended September 30, 1997
                                -----------------------------------------------
                                Consolidated                           Comdisco
                                 Comdisco,   Reclassification Comdisco Ventures
                                    Inc.      & Eliminations   group    group
                                ------------ ---------------- -------- --------
REVENUE
Leasing:
 Operating....................     $1,635          $--         $1,574    $ 61
 Direct financing.............        145             3           139       3
 Sales-type...................        336           --            332       4
                                   ------          ----        ------    ----
  Total leasing...............      2,116             3         2,045      68
                                   ------          ----        ------    ----
Sales.........................        269           --            262       7
Technology services...........        354           --            354     --
Other.........................         80            (3)           63      20
                                   ------          ----        ------    ----
  Total revenue...............      2,819           --          2,724      95
                                   ------          ----        ------    ----
COSTS AND EXPENSES
Leasing:
 Operating....................      1,297           --          1,254      43
 Sales-type...................        237           --            234       3
                                   ------          ----        ------    ----
  Total leasing...............      1,534           --          1,488      46
Sales.........................        210           --            206       4
Technology services...........        296           --            296     --
Selling, general and
 administrative...............        244           --            232      12
Interest......................        299           --            291       8
Other.........................         25           --             25     --
                                   ------          ----        ------    ----
  Total costs and expenses....      2,608           --          2,538      70
                                   ------          ----        ------    ----
Earnings before income taxes..        211           --            186      25
Income taxes .................         80           --             70      10
                                   ------          ----        ------    ----
Net earnings before preferred
 dividends....................        131           --            116      15
Preferred dividends...........         (8)          --             (8)    --
                                   ------          ----        ------    ----
Net earnings .................     $  123          $--         $  108    $ 15
                                   ======          ====        ======    ====
Net earnings per common share:
 Basic........................     $ 0.83
                                   ======
 Diluted......................     $ 0.78
                                   ======

                              COMDISCO, INC.

                       CONSOLIDATING BALANCE SHEETS

         (in millions, except number of shares and per share data)

                                  June 30, 2000                September 30, 1999
                          ------------------------------ ------------------------------
                                   (unaudited)                     (audited)
                          Consolidated          Comdisco Consolidated          Comdisco
                           Comdisco,   Comdisco Ventures  Comdisco,   Comdisco Ventures
                              Inc.      group    group       Inc.      group    group
                          ------------ -------- -------- ------------ -------- --------
ASSETS
Cash and cash
 equivalents............    $   259     $  225   $   34     $  361     $  361    $--
Cash--legally
 restricted.............         40         40      --          46         46     --
Receivables, net........      1,052        410      642        722        355     367
Inter-group receivable..        --       1,033      --         --         559     --
Inventory of equipment..        130        127        3        115        113       2
Leased assets:
  Direct financing and
   sales-type...........      2,174      2,169        5      2,107      2,102       5
  Operating (net of
   accumulated
   depreciation)........      3,329      2,871      458      3,516      3,233     283
                            -------     ------   ------     ------     ------    ----
  Net leased assets.....      5,503      5,040      463      5,623      5,335     288
Property, plant and
 equipment, net.........        463        462        1        229        228       1
Equity securities.......        606         83      523        252         55     197
Other assets............        498        473       25        459        442      17
                            -------     ------   ------     ------     ------    ----
                            $ 8,551     $7,893   $1,691     $7,807     $7,494    $872
                            =======     ======   ======     ======     ======    ====
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Notes payable...........    $ 1,502     $1,502   $  --      $  820     $  820    $--
Term notes payable......        641        641      --         550        550     --
Senior debt.............      3,384      3,384      --       3,686      3,686     --
Inter-group payable.....        --         --     1,033        --         --      559
Accounts payable........        155        153        2        263        262       1
Income taxes............        448        288      160        382        310      72
Other liabilities.......        651        594       57        531        491      40
Discounted lease
 rentals................        526        526      --         515        515      --
                            -------     ------   ------     ------     ------    ----
                              7,307      7,088    1,252      6,747      6,634     672
                            -------     ------   ------     ------     ------    ----
Stockholders' equity:
 Preferred stock $.10
  par value
  Authorized 100,000,000
   shares...............        --         --       --         --         --      --
 Comdisco group stock,
  $.10 par value
 Authorized 750,000,000
  shares; issued
  224,906,304 shares
  (223,464,344 of
  common stock, $.10
  par value, at
  September 30, 1999)...         22         22      --          22         22     --
 Additional paid-in
  capital...............        375        375      --         302        302     --
 Accumulated other
  comprehensive income
  (loss)................        162        (56)     218         58        (28)     86
 Retained earnings......      1,223      1,002      221      1,134      1,020     114
                            -------     ------   ------     ------     ------    ----
                              1,782      1,343      439      1,516      1,316     200
 Common stock held in
  treasury, at cost.....       (538)      (538)     --        (456)      (456)    --
                            -------     ------   ------     ------     ------    ----
 Total stockholders'
  equity................      1,244        805      439      1,060        860     200
                            -------     ------   ------     ------     ------    ----
                            $ 8,551     $7,893   $1,691     $7,807     $7,494    $872
                            =======     ======   ======     ======     ======    ====

                              COMDISCO, INC.

            CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

                               (in millions)

                           Nine months ended June 30,      Nine months ended June 30,
                                      2000                            1999
                         ------------------------------- ------------------------------
                         Consolidated           Comdisco Consolidated          Comdisco
                          Comdisco,   Comdisco  Ventures  Comdisco,   Comdisco Ventures
                             Inc.      group     group       Inc.      group    group
                         ------------ --------  -------- ------------ -------- --------
INCREASE (DECREASE) IN
 CASH AND CASH
 EQUIVALENTS:
Cash flows from
 operating activities:
 Operating lease and
  other leasing
  receipts.............    $ 1,436    $ 1,296    $ 140     $ 1,527     $1,450   $  77
 Direct financing and
  sales-type receipts..        820        818        2         722        722     --
 Leasing costs,
  primarily rentals
  paid.................         (9)        (9)     --          (14)       (14)    --
 Sales.................        408        401        7         447        442       5
 Sales costs...........       (106)      (106)     --         (110)      (110)    --
 Technology services
  receipts.............        445        445      --          357        357     --
 Technology services
  costs................       (353)      (353)     --         (271)      (271)    --
 Note receivable
  receipts.............        194          3      191          35        --       35
 Other expense.........         --         --      --          (16)       (16)    --
 Warrant proceeds......        304         41      263          36        --       36
 Selling, general and
  administrative
  expenses.............       (299)      (257)     (42)       (220)      (214)     (6)
 Loss on Prism
  Communication
  Services.............       (100)      (100)     --          (27)       (27)    --
 Interest..............       (231)      (231)     --         (254)      (254)    --
 Income taxes..........        (33)       (33)     --           (1)        (1)    --
                           -------    -------    -----     -------     ------   -----
  Net cash provided by
   operating
   activities..........      2,476      1,915      561       2,211      2,064     147
                           -------    -------    -----     -------     ------   -----
Cash flows from
 investing activities:
 Equipment purchased
  for leasing..........     (1,949)    (1,667)    (282)     (2,127)    (1,980)   (147)
 Investment in
  continuity and
  network service
  facilities...........       (197)      (197)     --         (103)      (103)    --
 Notes receivable......       (459)        (5)    (454)       (225)       --     (225)
 Equity investments....       (145)       (32)    (113)        (20)       --      (20)
 Acquisition of and
  investment in Prism
  Communication
  Services.............       (221)      (221)     --          (65)       (65)    --
 Other investing
  activities...........        (21)       (21)     --          --         --      --
                           -------    -------    -----     -------     ------   -----
  Net cash used in
   investing
   activities..........     (2,992)    (2,143)    (849)     (2,540)    (2,148)   (392)
                           -------    -------    -----     -------     ------   -----
Cash flows from
 financing activities:
 Discounted lease
  proceeds.............        257        257      --          274        274     --
 Net increase
  (decrease) in notes
  payable..............        682        682      --         (114)      (114)    --
 Issuance of term notes
  and senior notes.....        344        344      --        1,145      1,145     --
 Maturities of term
  notes and senior
  notes................       (555)      (555)                (644)      (644)
 Principal payments on
  secured debt.........       (246)      (246)     --         (258)      (258)    --
 Common stock purchased
  and placed in
  treasury.............        (91)       (91)     --          (58)       (58)    --
 Dividends paid on
  common stock.........        (11)       (11)     --          (11)       (11)    --
 Issuance of Prism
  Communication
  Services common
  stock................         11         11      --          --         --      --
 Decrease (increase) in
  legally restricted
  cash.................          6          6      --          (57)       (57)    --
 Net increase
  (decrease) in inter-
  group transactions...        --        (322)     322         --        (245)    245
 Other.................         17         17      --           28         28     --
                           -------    -------    -----     -------     ------   -----
  Net cash provided by
   financing
   activities..........        414         92      322         305         60     245
                           -------    -------    -----     -------     ------   -----
Net increase (decrease)
 in cash and cash
 equivalents...........       (102)      (136)      34         (24)       (24)    --
Cash and cash
 equivalents at
 beginning of period...        361        361      --           63         63     --
                           -------    -------    -----     -------     ------   -----
Cash and cash
 equivalents at end of
 period................    $   259    $   225    $  34     $    39     $   39   $ --
                           =======    =======    =====     =======     ======   =====

                               (in millions)

                            Nine months ended June 30,     Nine months ended June 30,
                                       2000                           1999
                          ------------------------------ ------------------------------
                          Consolidated          Comdisco Consolidated          Comdisco
                           Comdisco,   Comdisco Ventures  Comdisco,   Comdisco Ventures
                              Inc.      group    group       Inc.      group    group
                          ------------ -------- -------- ------------ -------- --------
RECONCILIATION OF NET
 EARNINGS (LOSS) TO NET
 CASH PROVIDED BY
 OPERATING ACTIVITIES:
Net earnings (loss).....     $  101     $   (6)   $107      $   18     $  (10)   $ 28
Adjustments to reconcile
 net earnings (loss) to
 net cash provided by
 operating activities:
  Leasing costs,
   primarily
   depreciation and
   amortization.........      1,241      1,139     102       1,517      1,455      62
  Leasing revenue,
   primarily principal
   portion of direct
   financing and sales-
   type lease rentals...        690        688       2         195        195     --
  Cost of sales.........        137        133       4         584        581       3
  Sales revenue.........        --         --      --         (306)      (306)    --
  Principal portion of
   notes receivable.....        153        --      153          22        --       22
  Technology service
   costs, primarily
   depreciation and
   amortization.........         90         90     --           46         46     --
  Prism depreciation....         22         22     --            2          2     --
  Selling, general and
   administrative
   expenses.............         76         (7)     83          (1)        (7)      6
  Interest..............         27        (14)     41         --         (15)     15
  Income taxes..........         23        (48)     71           9        (10)     19
  Other expense.........        --         --                  150        150     --
  Other--net............        (84)       (82)     (2)        (25)       (17)     (8)
                             ------     ------    ----      ------     ------    ----
  Net cash provided by
   operating
   activities...........     $2,476     $1,915    $561      $2,211     $2,064    $147
                             ======     ======    ====      ======     ======    ====

                  CONSOLIDATING STATEMENTS OF CASH FLOWS

                                 (in millions)

                                                 Year ended September 30, 1999
                                                 -------------------------------
                                                 Consolidated           Comdisco
                                                  Comdisco,   Comdisco  Ventures
                                                     Inc.      group     group
                                                 ------------ --------  --------
INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS:
Cash flows from operating activities:
  Operating lease and other leasing receipts....   $ 2,002    $ 1,884    $ 118
  Direct financing and sales-type receipts......       958        958      --
  Leasing costs, primarily rentals paid.........       (14)       (14)     --
  Sales.........................................       818        811        7
  Sales costs...................................      (105)      (105)     --
  Technology services receipts..................       485        485      --
  Technology services costs.....................      (390)      (390)     --
  Note receivable receipts......................        66        --        66
  Other revenue.................................        22          7       15
  Warrant proceeds..............................        55        --        55
  Selling, general and administrative expenses..      (309)      (301)      (8)
  Interest......................................      (338)      (338)     --
  Income taxes..................................       (12)       (12)     --
                                                   -------    -------    -----
    Net cash provided by operating activities...     3,238      2,985      253
                                                   -------    -------    -----
Cash flows from investing activities:
  Equipment purchased for leasing...............    (2,838)    (2,632)    (206)
  Investment in continuity and network service
   facilities...................................      (151)      (151)     --
  Notes receivable..............................      (324)       --      (324)
  Equity investments............................       (43)        (3)     (40)
  Acquisition of and investment in Prism
   Communication Services.......................      (136)      (136)     --
  Other investing activities....................        12         17       (5)
                                                   -------    -------    -----
    Net cash used in investing activities.......    (3,480)    (2,905)    (575)
                                                   -------    -------    -----
Cash flows from financing activities:
  Discounted lease proceeds.....................       341        341      --
  Net decrease in notes payable.................      (301)      (301)     --
  Issuance of term notes and senior notes.......     1,842      1,842      --
  Maturities of term notes and senior notes.....      (924)      (924)     --
  Principal payments on secured debt............      (322)      (322)     --
  Common stock purchased and placed in
   treasury.....................................       (82)       (82)     --
  Dividends paid on common stock................       (15)       (15)     --
  Increase in legally restricted cash...........       (16)       (16)     --
  Net increase (decrease) in inter-group
   transactions.................................       --        (322)     322
  Other.........................................        17         17      --
                                                   -------    -------    -----
    Net cash provided by financing activities...       540        218      322
                                                   -------    -------    -----
Net increase in cash and cash equivalents.......       298        298      --
Cash and cash equivalents at beginning of
 period.........................................        63         63      --
                                                   -------    -------    -----
Cash and cash equivalents at end of period......   $   361    $   361    $ --
                                                   =======    =======    =====

                                 (in millions)

                                                 Year ended September 30, 1999
                                                 -------------------------------
                                                 Consolidated           Comdisco
                                                  Comdisco,   Comdisco  Ventures
                                                     Inc.      group     group
                                                 ------------ --------  --------
RECONCILIATION OF NET EARNINGS TO NET CASH
 PROVIDED BY OPERATING ACTIVITIES:
Net earnings....................................   $    48    $     5    $  43
Adjustments to reconcile net earnings to net
 cash provided by operating activities:
  Leasing costs, primarily depreciation and
   amortization.................................     1,954      1,867       87
  Leasing revenue, primarily principal portion
   of direct financing and sales-type lease
   rentals......................................       327        325        2
  Cost of sales.................................       641        637        4
  Principal portion of notes receivable.........        44        --        44
  Technology service costs, primarily
   depreciation and amortization................        50         50      --
  Prism depreciation............................         6          6      --
  Selling, general, and administrative
   expenses.....................................        16        (18)      34
  Interest......................................       --         (23)      23
  Income taxes (benefit)........................        15        (13)      28
  Other expense.................................       150        150      --
  Other--net....................................       (13)        (1)     (12)
                                                   -------    -------    -----
Net cash provided by operating activities.......   $ 3,238    $ 2,985    $ 253
                                                   =======    =======    =====
SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING
 ACTIVITIES:
  Reduction of discounted lease rentals in lease
   portfolio sale...............................    $  100     $  100    $ --
                                                   =======    =======    =====

                  CONSOLIDATING STATEMENTS OF CASH FLOWS

                                 (in millions)

                                                 Year ended September 30, 1998
                                                 -------------------------------
                                                 Consolidated           Comdisco
                                                  Comdisco,   Comdisco  Ventures
                                                     Inc.      group     group
                                                 ------------ --------  --------
INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS:
Cash flows from operating activities:
 Operating lease and other leasing receipts.....   $ 2,013    $ 1,921    $  92
 Direct financing and sales-type receipts.......       905        905      --
 Sale of direct financing and sales-type
  receivables...................................       125        125      --
 Leasing costs, primarily rentals paid..........       (20)       (19)      (1)
 Sales..........................................       335        329        6
 Sales costs....................................       (69)       (68)      (1)
 Technology services receipts...................       408        408      --
 Technology services costs......................      (278)      (278)     --
 Note receivable receipts.......................        33        --        33
 Other revenue .................................        29         22        7
 Warrant proceeds...............................        15        --        15
 Selling, general and administrative expenses...      (249)      (242)      (7)
 Interest.......................................      (326)      (326)     --
 Income taxes...................................       (34)       (34)     --
                                                   -------    -------    -----
  Net cash provided by operating activities.....     2,887      2,743      144
                                                   -------    -------    -----
Cash flows from investing activities:
 Equipment purchased for leasing................    (3,026)    (2,912)    (114)
 Investment in continuity and network service
  facilities....................................       (87)       (87)     --
 Notes receivable...............................       (57)       --       (57)
 Equity investments.............................        (8)       --        (8)
 Acquisition of and investment in Prism
  Communication Services........................        (8)        (8)     --
 Other investing activities.....................         6          4        2
                                                   -------    -------    -----
  Net cash used in investing activities.........    (3,180)    (3,003)    (177)
                                                   -------    -------    -----
Cash flows from financing activities:
 Discounted lease proceeds......................       279        279      --
 Net increase in notes payable..................        97         97      --
 Issuance of term notes and senior notes........     1,017      1,017      --
 Maturities of term notes and senior notes......      (617)      (617)     --
 Principal payments on secured debt.............      (425)      (425)     --
 Common stock purchased and placed in treasury..       (88)       (88)     --
 Preferred stock purchased......................       (89)       (89)     --
 Dividends paid on common stock.................       (15)       (15)     --
 Dividends paid on preferred stock..............        (2)        (2)     --
 Shared Investment Program......................       109        109      --
 Decrease in legally restricted cash............        15         15      --
 Net increase (decrease) in inter-group
  transactions..................................       --         (33)      33
  Other.........................................        38         38      --
                                                   -------    -------    -----
  Net cash provided by financing activities.....       319        286       33
                                                   -------    -------    -----
Net increase in cash and cash equivalents.......        26         26      --
Cash and cash equivalents at beginning of
 period.........................................        37         37      --
                                                   -------    -------    -----
Cash and cash equivalents at end of period......   $    63    $    63    $ --
                                                   =======    =======    =====

                                 (in millions)

                                                 Year ended September 30, 1998
                                                 ------------------------------
                                                 Consolidated          Comdisco
                                                  Comdisco,   Comdisco Ventures
                                                     Inc.      group    group
                                                 ------------ -------- --------
RECONCILIATION OF NET EARNINGS TO NET CASH
 PROVIDED BY OPERATING ACTIVITIES:
Net earnings....................................    $  153     $  136    $ 17
Adjustments to reconcile net earnings to net
 cash provided by operating activities:
  Leasing costs, primarily depreciation and
   amortization.................................     1,771      1,712      59
  Leasing revenue, primarily principal portion
   of direct financing and sales-type lease
   rentals......................................       452        446       6
  Sale of direct financing and sales-type
   receivables..................................       125        125     --
  Cost of sales.................................       193        190       3
  Principal portion of notes receivable.........        26        --       26
  Technology service costs, primarily
   depreciation and amortization................        84         84     --
  Selling, general, and administrative
   expenses.....................................       --          (4)      4
  Interest......................................       --         (11)     11
  Income taxes..................................        45         34      11
  Other--net....................................        38         31       7
                                                    ------     ------    ----
Net cash provided by operating activities.......    $2,887     $2,743    $144
                                                    ======     ======    ====

                  CONSOLIDATING STATEMENTS OF CASH FLOWS
                               (in millions)

                                                  Year ended September 30, 1997
                                                  -------------------------------
                                                  Consolidated           Comdisco
                                                   Comdisco,   Comdisco  Ventures
                                                      Inc,      group     group
                                                  ------------ --------  --------
INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS:
Cash flows from operating activities:
  Operating lease and other leasing receipts....    $ 1,739    $ 1,659    $  80
  Direct financing and sales-type receipts......        861        861      --
  Sale of direct financing and sales-type
   receivables..................................         81         81      --
  Leasing costs, primarily rentals paid.........        (32)       (32)     --
  Sales.........................................        264        258        6
  Sales costs...................................        (84)       (84)     --
  Technology services receipts..................        343        343      --
  Technology services costs.....................       (204)      (204)     --
  Note receivable receipts......................         16        --        16
  Other revenue ................................         39         36        3
  Warrant proceeds..............................         16        --        16
  Selling, general and administrative expenses..       (225)      (220)      (5)
  Litigation settlement.........................         25         25      --
  Interest......................................       (291)      (291)     --
  Income taxes..................................        (44)       (44)     --
                                                    -------    -------    -----
   Net cash provided by operating activities....      2,504      2,388      116
                                                    -------    -------    -----

Cash flows from investing activities:
  Equipment purchased for leasing...............     (2,940)    (2,848)     (92)
  Investment in continuity and network service
   facilities...................................        (61)       (61)     --
  Notes receivable..............................        (28)         6      (34)
  Equity investments............................         (6)        (2)      (4)
  Other investing activities....................        (13)       (29)      16
                                                    -------    -------    -----
   Net cash used in investing activities........     (3,048)    (2,934)    (114)
                                                    -------    -------    -----

Cash flows from financing activities:
  Discounted lease proceeds.....................        430        430      --
  Net decrease in notes payable.................       (103)      (103)     --
  Issuance of term notes and senior notes.......      1,151      1,151      --
  Maturities of term notes and senior notes.....       (378)      (378)     --
  Principal payments on secured debt............       (469)      (469)     --
  Common stock purchased and placed in
   treasury.....................................        (45)       (45)     --
  Dividends paid on common stock................        (14)       (14)     --
  Dividends paid on preferred stock.............         (8)        (8)     --
  Increase in legally restricted cash...........        (18)       (18)     --
  Net increase (decrease) in inter-group
   transactions.................................        --           2       (2)
  Other.........................................          6          6      --
                                                    -------    -------    -----
   Net cash provided (used) by financing
    activities..................................        552        554       (2)
                                                    -------    -------    -----

Net increase in cash and cash equivalents.......          8          8      --
Cash and cash equivalents at beginning of
 period.........................................         29         29      --
                                                    -------    -------    -----
Cash and cash equivalents at end of period......    $    37    $    37    $ --
                                                    =======    =======    =====

                               (in millions)

                                                 Year ended September 30, 1997
                                                 ------------------------------
                                                 Consolidated          Comdisco
                                                  Comdisco,   Comdisco Ventures
                                                     Inc.      group    group
                                                 ------------ -------- --------
RECONCILIATION OF NET EARNINGS TO NET CASH
 PROVIDED BY OPERATING ACTIVITIES:
Net earnings....................................    $  131     $  116    $ 15
Adjustments to reconcile net earnings to net
 cash provided by operating activities:
  Leasing costs, primarily depreciation and
   amortization.................................     1,502      1,456      46
  Leasing revenue, primarily principal portion
   of direct financing and sales-type lease
   rentals......................................       471        460      11
  Sale of direct financing and sales-type
   receviables..................................        81         81     --
  Cost of sales.................................       126        122       4
  Principal portion of notes receivable.........        13         --      13
  Technology service costs, primarily
   depreciation and amortization................        92         92     --
  Selling, general, and administrative
   expenses.....................................        19         13       6
  Interest......................................         8        --        8
  Income taxes .................................        36         26      10
  Other--net....................................        25         22       3
                                                    ------     ------    ----
Net cash provided by operating activities.......    $2,504     $2,388    $116
                                                    ======     ======    ====

                                  RISK FACTORS

      You should carefully consider the risks described below, as well as the other information included in this prospectus, before making a decision to buy Comdisco Ventures group stock. Comdisco Ventures group's business, financial condition or results of operations could be materially adversely affected by any of these risks.

      Because Comdisco Ventures group stock is intended to track the performance of the Comdisco Ventures group, the risks described under "--Risks Related to the Business of Comdisco Ventures Group" could affect the trading price of the Comdisco Ventures group stock. However, because the Comdisco Ventures group stock is a series of common stock of Comdisco, Inc. and not of a separate company, you should also consider the risk factors relating to a capital structure with two or more series of common stock below and to the business of Comdisco, Inc. For a discussion of these risks, see:

     . "--Risks Relating to a Capital Structure with Two or More Separate Series of Common Stock", beginning on page 36;

     . "Business--Forward Looking Information" in Comdisco, Inc.'s Annual Report on Form 10-K for the year ended September 30, 1999, as amended by Form 10-K/A, which is incorporated in this prospectus by reference; and

     . "Risk Factors" in Comdisco, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, which is incorporated in this prospectus by reference.

Risks Relating to the Business of Comdisco Ventures Group

Comdisco Ventures group's customers typically consist of venture capital-backed companies. Providing financings to these companies involves a high degree of business and financial risk, which can result in substantial losses, and accordingly, an investment in Comdisco Ventures group should be considered speculative

      Comdisco Ventures group's customers typically are venture capital-backed companies in a start-up development stage, often have yet to generate revenues and most likely need substantial additional capital to expand, compete or even meet current obligations. Because they have no credit history, these companies generally are unable to obtain financing from traditional banks and leasing companies without agreeing to high interest rates and restrictive covenants. Moreover, these entities may be more vulnerable to changes in economic conditions, particularly changes that would further adversely affect their ability to raise necessary capital from traditional sources. If changes in economic conditions--a rise in interest rates, for example--make it more difficult and costly for these companies to raise the capital they require, their businesses would be adversely affected. Additionally, these customers may have substantial variations in operating results from period to period, face intense competition, and experience failures or substantial declines in value at any stage. All of these factors will affect Comdisco Ventures group's customers' ability to meet their obligations to Comdisco Ventures group, and will affect the fair market value of any of their equity securities or obligations held by Comdisco Ventures group. At the time that Comdisco Ventures group provides financing, a customer may lack one or more key attributes (e.g., proven technology, marketable product, complete management team, or strategic alliances) necessary for success, and may never achieve these attributes. In some cases, returns on financings will be long term in nature and may require many years from the date of initial financing before they can be achieved, if at all.

Market conditions, along with contractual and regulatory restrictions, may affect Comdisco Ventures group's ability to dispose of its equity positions in the most economically advantageous manner

      Comdisco Ventures group generates a significant part of its revenues and profits when its customers achieve a liquidity event, like an initial public offering or a merger with, or an acquisition by, a public company, which gives Comdisco Ventures group the opportunity to sell the equity securities it holds in those customers. The recent economic environment accelerated the ability of Internet-based and other high-technology companies to position themselves for a public offering, merger, acquisition or other liquidity event. These favorable economic conditions have changed and will change and are beyond our control. Historically, Comdisco Ventures group's general policy has been to sell its equity positions in an orderly manner as soon as reasonably possible after a liquidity event. This general policy allows Comdisco Ventures group to generate cash for reinvestment in new transactions; Comdisco Ventures group believes it is preferable to make new advances to start-ups rather than hold the securities of public companies. In most cases, securities law restrictions on transfer and contractual lock-up provisions restrict Comdisco Ventures group's ability to sell its equity positions for several months after a liquidity event. Consequently, Comdisco Ventures group's general policy and these restrictions mean that Comdisco Ventures group may be unable to realize the highest possible price for its equity positions. Comdisco Ventures group's management consults with its outside asset manager on at least a quarterly basis and has adjusted its general policy on occasion to respond to market conditions. However, Comdisco Ventures group's policy, with respect to disposition of its equity holdings is not intended to, and does not, assure that Comdisco Ventures group will maximize its return on any particular holding.

Comdisco Ventures group's financings in Internet-related and other high technology industries could expose Comdisco Ventures group to financial risk if those industries suffer an economic downturn

      Comdisco Ventures group has provided a majority of its outstanding financing commitments to Internet-related and other high technology companies. The public market for high-technology and other emerging growth companies is extremely volatile. This volatility may adversely affect both the ability of Comdisco Ventures group to dispose of those equity securities and the value of those equity securities prior to the dates on which they are disposed.

The market price of Comdisco Ventures group stock may fluctuate or decline because the value of some of Comdisco Ventures group's assets fluctuates

      A significant portion of Comdisco Ventures group assets may include the equity securities of both publicly traded and non-publicly traded companies. The market price and valuations of the securities that Comdisco Ventures group holds in these companies may fluctuate significantly due to market conditions and other conditions over which Comdisco Ventures group has no control. Fluctuations in the market price and valuations of the securities that Comdisco Ventures group holds may result in fluctuations in the market price of Comdisco Ventures group stock.

      Fluctuations in future periods may be greater than those experienced in past periods as a result of Comdisco Ventures group's focus on Internet-related, communications and other high-technology companies. The market prices of equity securities of companies in these industries can fluctuate significantly. We expect the market price of Comdisco Ventures group stock to be particularly susceptible to such volatility, because Comdisco Ventures group may be valued in the future in part on the basis of the interests it holds in public and private Internet-related, communications and other high-technology companies. Therefore, fluctuations in the valuations of any of Comdisco Ventures group's customers may cause the market price of Comdisco Ventures group stock to fluctuate. During the first half of 2000, the prices of many high technology stocks recorded historical lows and have been highly volatile. Also, the rate of initial public offerings has slowed considerably during the spring of 2000. In addition, for those customers whose securities are not publicly traded, the realizable value of Comdisco Ventures group's interests may prove to be lower than the carrying value reflected in Comdisco Ventures group's financial statements.

      The value of the warrants that Comdisco Ventures group generally receives in connection with its venture leases and venture debt is dependent on the value of the equity securities for which the warrants can be exercised. The value of those securities is dependent primarily on the success of the underlying company's business strategy, as well as general economic and equity market conditions. The prospects for achieving consistent profitability in the case of many companies to which Comdisco Ventures group provides financing are speculative. The warrants and equity securities for which the warrants can be exercised generally will be restricted securities that cannot readily be sold for some period of time. If the value of the equity securities underlying a warrant does not increase above the exercise price during the life of the warrant, Comdisco Ventures group would permit the warrant to expire unexercised and the warrant would then have no value.

The market price of Comdisco Ventures group stock may fluctuate or decline due to an inability to predict future earnings and substantial variation in earnings from quarter-to-quarter and year-to-year

      A substantial portion of Comdisco Ventures group's income comes from the sale of the equity interests that it holds in its customers. Profits are recognized upon those sales.

      The sales of these equity interests are dependent on the sale, merger, or initial public offering of the customer as well as the sales price of the equity interest. Comdisco Ventures group has no control over the sale, merger, initial public offering or market price of its customers. Moreover, whether or not a sale, merger or initial public offering takes place depends on both general market conditions as well as the success of Comdisco Ventures group's customers. Adverse market conditions may prevent or deter sales, mergers and initial public offerings from taking place. These factors, when combined with Comdisco Ventures group's practice of disposing of equity interests in an orderly way as soon as reasonably and legally possible, mean that income and profits from the sale of equity interests can and will vary substantially from quarter-to-quarter and year-to-year. This will make it difficult or impossible to project future performance based on past results.

      Fluctuations in earnings and uncertainty about future earnings may result in a lower and more volatile price for Comdisco Ventures group stock than would be achieved with predictable, steadily growing earnings.

If Comdisco Ventures group is unable to maintain its relationships with the venture capital community its ability to identify and evaluate financing opportunities would be impaired

      Comdisco Ventures group has established working relationships with twenty to thirty venture capital firms. These venture capital firms serve as referral sources utilized by Comdisco Ventures group to broaden its customer base. There can be no assurance that these relationships can be maintained or sustained. To the extent that Comdisco Ventures group is unable to maintain these relationships, its ability to identify potential customers may be substantially impaired.

Comdisco Ventures group has no reliable performance history with its venture debt and direct equity financing products. We cannot assure you that those products will continue to be accepted by venture capital-backed companies as an attractive source of capital or that they will continue to provide acceptable returns on capital to Comdisco Ventures group

      While Comdisco Ventures group has provided venture debt and direct equity financing products since 1995, Comdisco Ventures group has extended over $965 million in venture debt and direct equity financing since January, 1999, which constitutes 34% of its total financing commitments since inception. We cannot assure you that this growth will continue. Furthermore, there has not been a long enough period of time in which to assess the potential loss history of these products. Finally, Comdisco Ventures group cannot predict how a change in recent favorable economic conditions would affect the market for, or performance of, these financing products.

The growth of early-stage companies and investment in these companies could be slowed significantly, which could materially affect Comdisco Ventures group's business

      The current economic environment has been sustained over a number of years and is currently the longest continuous period of economic growth in the last thirty years. This environment has encouraged entrepreneurs to conceive, develop and bring to market new products and services, especially in high-technology industries. Comdisco Ventures group targets those early-stage companies that have been able to attract venture capital financing to their businesses. Any adverse change in the current economic environment could materially reduce the rate at which new companies are developed and financed by venture capitalists, and this reduction could have a material adverse effect on Comdisco Ventures group.

      Many of the companies to which Comdisco Ventures group provides financing are dependent on third parties for liquidity. Venture capitalists have been able to raise significant funds for investment in Internet-related, communications and other high-technology companies. Additionally, a number of public companies have funds available for investments in these industries as part of their strategic plans. Any significant change in the availability of these funds would have a material impact on Comdisco Ventures group's customer base, and, potentially, Comdisco Ventures group's ability to collect on its venture leases and venture debt, as well as the fair market value of its equity holdings.

If Comdisco Ventures group cannot raise additional capital on acceptable terms from alternative funding sources, it may not be able to grow its business

      Historically, Comdisco Ventures group has funded its financings out of cash flow from operations and by borrowing funds from Comdisco. To take advantage of the current increased market and demand for its venture financing products, Comdisco Ventures group must substantially increase its funding levels. To do so, it intends to identify and raise alternative sources of funds with acceptable economic terms, such as the formation of limited partnership funds. If Comdisco Ventures group cannot do so, its business would be limited to whatever growth could be funded by cash flow, additional sales of Comdisco Ventures group stock to the public or borrowings from Comdisco, which is not under any current obligation to provide those borrowings. If Comdisco Ventures group is unable to expand its funding sources, its growth may be limited. See "Business of Comdisco Ventures Group--Comdisco Ventures Group Strategy-- Expanding Comdisco Ventures group's funding sources," beginning on page 78.

      Any adverse changes in the current favorable economic environment may impact potential investors in any alternative funding source Comdisco Ventures group may use, and this in turn, may have a material impact on Comdisco Ventures group's liquidity and access to funds.

Conflicts between Comdisco Ventures group and any alternative funding source it establishes over the allocation of shared resources and financing decisions with respect to customers could adversely affect Comdisco Ventures group's ability to provide its products and maintain its relationships with its customers

      Comdisco Ventures group intends, depending on market conditions, to expand its funding sources by establishing limited partnership funds and raising capital from sources in addition to Comdisco. As Comdisco Ventures group establishes these funds, we anticipate that

     . senior management of Comdisco Ventures group would be involved in the management of these funds; and

     . Comdisco Ventures group would provide these funds with support and other administrative services using Comdisco Ventures group's employees and resources.

      Conflicts may occur between Comdisco Ventures group and these funds over the allocation of management time, support and administrative resources. Additionally, Comdisco Ventures group and any fund it establishes may be both asked to provide financing products to the same customer. Financing decisions for Comdisco Ventures group and its funds likely will be made by the same persons. However, decisions with respect to different financing products are made on different criteria. For example, a decision to provide a customer venture lease financing by Comdisco Ventures group will involve a different financial and credit analysis than a decision to provide the same customer direct equity financing by a fund. A decision by Comdisco Ventures group or a fund not to provide financing to a customer could adversely affect the other's relationship with that customer. In some circumstances, financing could also be provided to a "joint" customer of Comdisco Ventures group or a fund where it would not have been provided if that joint relationship did not exist. If Comdisco Ventures group and a fund both provide financing products to the same customer, actions taken by one of them with respect to the customer could adversely affect the other's ability to collect amounts due from the customer or otherwise adversely affect the other's relationship with the customer.

The availability of capital to start-up companies from numerous and diverse sources could adversely impact Comdisco Ventures group's financial performance

      In the current financing marketplace, venture capital firms, venture-oriented banks and other asset-based lenders, leasing companies and other capital providers are all available to provide capital to start-up companies. Many of these financing sources have greater financial and management resources, brand name recognition or industry contacts than Comdisco Ventures group. Also, the barriers to entry for companies wishing to provide capital and other resources to entrepreneurs and their emerging technology companies are minimal. More recently, both private and public companies with business models based on providing capital to Internet-based, communications and other high-technology companies have emerged as another source of capital for start-up companies. In order to continue to compete effectively, Comdisco Ventures group may be required to provide financing under terms which would result in lower returns than it has historically obtained.

Comdisco Ventures group depends on the relationships established with venture capitalists by certain important employees, and the loss of any of these employees may harm Comdisco Ventures group's business

      The familiarity of senior management with the venture capital industry and the relationships they have established with venture capital firms makes them important to Comdisco Ventures group's future business prospects. The loss of the services of Comdisco Ventures group's senior management could affect these relationships and may harm its business.

Comdisco Ventures group's growth places strains on its managerial, operational and financial resources

      Of the over $2.8 billion of financing commitments provided by Comdisco Ventures group since 1987, over $1.7 billion of the venture lease, venture debt and equity financing commitments have been made since January 1, 1999. Comdisco Ventures group's rapid growth has placed, and is expected to continue to place, a significant strain on its managerial, operational and financial resources. Furthermore, if we are successful in expanding Comdisco Ventures group's funding sources through the organization and participation in limited partnership funds and other entities, it is anticipated that those entities would utilize Comdisco Ventures group's managerial and operational resources. Further growth of Comdisco Ventures group will increase this strain on Comdisco Ventures group's managerial, operational and financial resources, which could inhibit Comdisco Ventures group's ability to implement its business plan. Comdisco Ventures group's continued success will depend on its ability to attract, train, retain and motivate high-quality personnel, especially for its management team. The demand for these kinds of persons in a growing venture capital market is high, and Comdisco Ventures group cannot assure you that it will be able to obtain and retain the necessary personnel to meet its needs.

If Comdisco Ventures group's management fails to identify properly and to select financing opportunities appropriately, it will adversely affect the business of Comdisco Ventures group

      Identifying and participating in attractive financing opportunities is difficult. Comdisco Ventures group's success depends on the ability of its management to identify desirable businesses, to propose financings and to successfully negotiate the terms of those financings. Management will have sole and absolute discretion in identifying and selecting these companies. There is generally no publicly available information about potential financing customers, and Comdisco Ventures group must rely on the diligence of its employees and business contacts to obtain information in connection with Comdisco Ventures group's financing decisions. You will not be able to evaluate the merits of providing financing to any particular company before Comdisco Ventures group provides financing.

If collateral for Comdisco Ventures group's venture leases and venture debt is inadequate or unavailable to Comdisco Ventures group if a customer defaults, Comdisco Ventures group may lose the economic benefits of its financing to that customer

      Comdisco Ventures group's venture leases and venture debt are typically secured by a lien on the underlying equipment or the customer's assets. This collateral may not be of adequate value to protect Comdisco Ventures group in the event of a customer's default, either as a result of the depreciating value of that collateral over the life of the venture lease or venture debt or, in the case of some venture leases, because the value of the venture lease includes items in addition to the equipment collateral (e.g., software) for which no security is provided. Additionally, more of Comdisco Ventures group's venture debt financings are being made on a basis subordinated to the customer's senior creditors or on an unsecured basis. In those cases, Comdisco Ventures group's right to liquidate the collateral in the event of a default by a customer will be subject to the superior rights of the customer's senior creditors. There can be no assurance that the collateral for a venture lease or for venture debt will be available to satisfy a customer's obligations to Comdisco Ventures group or, if available, will be sufficient to satisfy those obligations. See "Business of Comdisco Ventures Group--Comdisco Ventures Group's Products," beginning on page 79 for a description of these products.

Comdisco may incur significant costs to avoid investment company status and Comdisco Ventures group may suffer adverse consequences if Comdisco is deemed an investment company

      Investment positions we hold through Comdisco Ventures group may be considered "investment securities" under the Investment Company Act of 1940. Generally, any company that owns investment securities with a value exceeding 40% of its total assets (excluding cash items and government securities) is an "investment company" subject to registration under, and compliance with, the 1940 Act unless a particular exemption or safe harbor applies. While the current value of investment securities held by Comdisco is less than 16% of Comdisco's total assets at June 30, 2000, if a dramatic and broad-based appreciation in the market values of our customers' businesses ensues, it is possible that at some point in the future, the value of the investment securities Comdisco holds through Comdisco Ventures group and otherwise may exceed the 40% threshold. The 1940 Act, however, provides a company that has a bona fide intent to be primarily engaged in a business other than that of investing or trading in securities with one year to reduce the value of its investment securities assets to a level below 40%. If we are ever required to reduce the value of investment securities we hold we may accomplish this by selling investment securities or increasing our other assets. As a result, we may be obligated to dispose of assets sooner than we otherwise would at prices which could be lower than they otherwise might be. We will also incur tax liabilities in connection with any asset dispositions. In addition, we may be forced to forego an opportunity to purchase an investment security that would be important to our core operating strategy. Accordingly, the investment security dispositions and asset purchases may harm our business and results of operations.

      Regardless of the 40% test, we could also be deemed an investment company if we were judged to be, or hold ourselves out as, being primarily engaged in the business of investing in, reinvestment in, or trading in securities.

      If Comdisco were deemed to be in violation of the 1940 Act, we would be prohibited from engaging in business or selling our securities and could be subject to civil and criminal actions for doing so. Therefore, classification as an investment company would harm our business and results of operations.

Risks Relating to a Capital Structure with Two or More Separate Series of Common Stock

You and the holders of Comdisco group stock will remain stockholders of one company and, therefore, financial effects from one group could adversely affect the other

      The holders of Comdisco group stock and the holders of Comdisco Ventures group stock will be stockholders of a single company, Comdisco, Inc. Comdisco group and Comdisco Ventures group will not be separate legal entities. Accordingly, as a holder of Comdisco Ventures group stock, you will be subject to all of the risks of an investment in Comdisco, Inc. and all of its businesses, assets and liabilities. The market value of Comdisco Ventures group stock may not reflect the performance of the Comdisco Ventures group as intended. The issuance of Comdisco Ventures group stock and the allocation of assets and liabilities and stockholders' equity between the Comdisco group and the Comdisco Ventures group will not result in a distribution or spin-off to stockholders of any Comdisco, Inc.'s assets or liabilities and will not affect ownership of its assets or responsibility for its liabilities or those of its subsidiaries. The assets attributed to one group could be subject to the liabilities of the other group, even if those liabilities arise from lawsuits, contracts or indebtedness that are attributed to the other group. If the Comdisco group is unable to satisfy its liabilities out of the assets attributed to it, Comdisco, Inc. will be required to satisfy those liabilities with assets which have been attributed to the Comdisco Ventures group.

      Financial effects arising from Comdisco group that affect Comdisco, Inc.'s consolidated results of operations or financial condition could, if significant, affect the results of operations or financial condition of Comdisco Ventures group or the market price of Comdisco Ventures group stock. In addition, if Comdisco, Inc. or any of its subsidiaries were to incur significant indebtedness on behalf of Comdisco group, including indebtedness incurred or assumed in connection with an acquisition or investment, it could affect Comdisco, Inc.'s ability to incur debt on behalf of the Comdisco Ventures group or increase its costs of borrowing. Net losses of either Comdisco group or Comdisco Ventures group and dividends and distributions on shares of Comdisco group stock or Comdisco Ventures group stock will reduce the funds available to pay dividends or other distributions on Comdisco Ventures group stock under Delaware law. For all these reasons, you should read Comdisco, Inc.'s consolidated financial information in addition to the financial information provided for Comdisco Ventures group.

We cannot assure you that the market price of Comdisco Ventures group stock will reflect the performance of the Comdisco Ventures group as we intend

      Tracking stocks, like Comdisco Ventures group stock, are more complex than traditional common stocks and are not directly comparable to common stock of companies that have been spun off by their parent companies. For the following reasons and the other risks and uncertainties relating to this capital structure, we cannot assure you that the market price of Comdisco Ventures group stock will reflect the performance of the Comdisco Ventures group as we intend.

    Comdisco, Inc.'s board of directors may change or make exceptions to Comdisco, Inc.'s board policy statement without stockholder approval to the detriment of the Comdisco Ventures group

      In connection with the issuance of Comdisco Ventures group stock, Comdisco, Inc.'s board of directors intends to adopt the board policy statement that we describe in this prospectus under "Relationship Between the Comdisco Ventures Group and the Comdisco Group' to govern the relationship between the Comdisco group and the Comdisco Ventures group. Comdisco, Inc.'s board of directors may modify or rescind the policies set forth in the board policy statement with respect to the allocation of corporate opportunities, financing arrangements, corporate overhead, taxes, debt, interest and other matters, or may adopt additional policies, in its sole discretion without stockholder approval. It could also make exceptions with respect to their application depending on particular facts and circumstances. It is likely that Comdisco, Inc.'s board of directors would amend these policies or adopt new policies if it decides to issue additional classes of common stock. A decision to modify or rescind these policies, or adopt additional policies, could have different effects on the holders of Comdisco group stock and the holders of Comdisco Ventures group stock and could adversely affect the holders of Comdisco Ventures group stock relative to the holders of Comdisco group stock.

    The complex nature of the terms of Comdisco Ventures group stock may adversely affect its market price

      The complex nature of the terms of Comdisco Ventures group stock and the potential difficulties investors may have in understanding these terms may adversely affect its market price. Examples include:

     . the rights of the Comdisco, Inc. board of directors to convert Comdisco Ventures group stock into Comdisco group stock; and

     . the discretion of the Comdisco, Inc. board of directors to make determinations relating to a variety of matters affecting the rights of the holders of Comdisco Ventures group stock, such as dividends and cash management and allocation matters.

      In addition, investors may discount the value of Comdisco Ventures group stock because the Comdisco Ventures group is part of a common enterprise with the rest of the operations of Comdisco, Inc. rather than a stand-alone entity.

    The terms of the Comdisco Ventures group stock as a whole may not effectively link the market value of Comdisco Ventures group stock with the separate performance of the Comdisco Ventures group

      Some of the terms of the Comdisco Ventures group stock are not intended to link its market value with the separate performance of the Comdisco Ventures group. For example, the liquidation rights of the Comdisco Ventures group stock are fixed soon after the time of issuance and may not bear any relationship to its market value at the time of any liquidation of Comdisco, Inc. The absence of other terms, such as the lack of a formula requiring the payment of dividends based on performance, could make it less likely that Comdisco Ventures group stock will have a market value effectively linked to the separate performance of the Comdisco Ventures group.

You will have only limited rights specific to the Comdisco Ventures group stock

      The holders of Comdisco Ventures group stock generally will not have stockholder rights specific to the Comdisco Ventures group. Instead, holders will have customary stockholder rights relating to Comdisco, Inc. as a whole. For example, the holders of Comdisco group stock and the holders of Comdisco Ventures group stock will vote together as a single class to elect the board of directors of Comdisco, Inc. and approve any sale of all or substantially all of the assets of Comdisco, Inc. The holders of Comdisco Ventures group stock will only have the following rights with respect to the Comdisco Ventures group:

     . a right to a dividend, repurchase or conversion if the sale of all or substantially all of the assets of the Comdisco Ventures group occurs; and

     . a right to vote as a separate voting group (1) to increase or decrease the authorized shares of Comdisco Ventures group stock, other than to effectuate a permitted conversion or distribution,
        (2) to amend the terms of Comdisco Ventures group stock and (3) as otherwise required under Delaware law, Nasdaq listing rules or stock exchange rules.

You will not have a board of directors with a separate fiduciary duty to you

      Comdisco Ventures group is not a separate legal entity, and has no board of directors. The board of directors of Comdisco, Inc. owes a fiduciary duty to Comdisco, Inc. and its stockholders as a whole. Consequently, there will be no board of directors that will owe any separate duties to the holders of Comdisco Ventures group stock.

Greater stock ownership held in the form of Comdisco group stock could cause directors and officers to favor the Comdisco group over the Comdisco Ventures group

      Because the actual value of Comdisco, Inc.'s directors' and officers' interests in the Comdisco group stock and the Comdisco Ventures group stock is anticipated to vary significantly, it is possible that they could favor the Comdisco group over the Comdisco Ventures group due to their stock and other benefits. However, notwithstanding any disparity in their economic interests, our directors and officers have a fiduciary duty to all stockholders of Comdisco, Inc.

Decisions by Comdisco, Inc. directors and officers that affect the market value of Comdisco Ventures group stock could adversely affect liquidation, voting and conversion rights of holders of Comdisco Ventures group stock

      The number of shares of Comdisco group stock issuable upon the conversion of Comdisco Ventures group stock, amounts distributable upon a liquidation of Comdisco, Inc. and the relative voting power per share of each class of stock will vary depending upon the relative market values of Comdisco group stock and Comdisco Ventures group stock, subject to the 35% voting power limit on Comdisco Ventures group stock. The market value of Comdisco Ventures group stock could be adversely affected by market reaction to decisions by Comdisco, Inc.'s board of directors or Comdisco, Inc.'s management. These decisions could involve changes to Comdisco, Inc.'s board policy statement, transfers of assets between groups, allocations of corporate opportunities between groups or changes in dividend policies.

Limits exist on the voting rights and power of Comdisco Ventures group stock and, as a result, the holders of Comdisco group stock will be able to control majority votes

      Holders of Comdisco Ventures group stock will vote together with holders of Comdisco group stock as a single class, except in limited circumstances required by Delaware General Corporation Law or New York Stock Exchange or Nasdaq Stock Market rules. In addition to the approval of the holders of a majority of the voting power of all shares of all classes of Comdisco common stocks voting together as a single class, the approval of a majority of the outstanding shares of Comdisco group stock and Comdisco Ventures group stock, each voting as a separate class, would be required under Delaware law only to approve any amendment to our restated charter that

     .  would change the par value of the shares of the series, or

     . alter or change the powers, preferences or special rights of the shares in a manner adverse to the holders of those shares of common stock.

      In addition, the aggregate voting power of all of the outstanding shares of Comdisco Ventures group stock is limited to 35% of the total voting power of all of the outstanding shares of all series of Comdisco common stock. Consequently, the aggregate voting power of all of the outstanding shares of Comdisco Ventures group stock will never represent a majority of the outstanding voting power of all of the outstanding shares of all series of Comdisco common stock. Thus, if matters come before the stockholders of Comdisco which require a majority vote, the holders of Comdisco group stock, if they vote in a similar manner, will be able to control the vote. These matters may include mergers or other extraordinary transactions. In addition, the issuance or repurchase of shares of either series of common stock could cause changes in the relative voting power of the groups, subject to the 35% limitation on the voting power of the Comdisco Ventures group stock described above. The effect of this 35% limitation is likely to be more significant if additional shares of Comdisco Ventures group stock are issued as part of the disposition of Comdisco group's interest in Comdisco Ventures group.

Our right to convert Comdisco Ventures group stock into Comdisco group stock at any time without stockholder approval may prevent the holders of Comdisco Ventures group stock from retaining an investment in a tracking stock under circumstances in which they would wish to retain their investment

      At any time, the board of directors, without stockholder approval but subject to the fiduciary duties owed by the board to all Comdisco stockholders, could choose to convert shares of Comdisco Ventures group stock into shares of Comdisco group stock, including a conversion at a time when either or both series of our common stock may be considered to be overvalued or undervalued. Any conversion would preclude holders of Comdisco Ventures group stock from retaining their investment in a security that is intended to reflect the separate performance of Comdisco Ventures group. It could also give holders of shares of Comdisco Ventures group stock a lesser premium than any premium that might be paid by a third-party buyer of all or substantially all of the assets of Comdisco Ventures group.

Potential conflicts of interest exist between Comdisco group stock and Comdisco Ventures group stock that may be difficult to resolve by Comdisco, Inc.'s board of directors or that may be resolved adversely to holders of Comdisco Ventures group stock

      The existence of separate series of Comdisco, Inc. common stock could give rise to occasions when the interests of the holders of Comdisco group stock and the holders of Comdisco Ventures group stock diverge, conflict or appear to diverge or conflict.

      From time to time, Comdisco, Inc.'s board of directors could, in its sole discretion and without stockholder approval, make operational and financial decisions or implement policies that could favor the Comdisco group over the Comdisco Ventures group, adversely affecting the market value of the Comdisco Ventures group stock. These decisions could include:

     .  allocation of financing opportunities in the public markets;

     . allocation of business opportunities, resources and personnel and whether and to what extent the groups compete with each other; and

     . transfers of funds or assets between groups and other inter-group transactions.

      In each case, the opportunities or resources allocated, or services, funds or assets transferred, to the Comdisco group may be equally suitable for the Comdisco Ventures group. Furthermore, any such decision may benefit the Comdisco group more than the Comdisco Ventures group. For example, the decision to obtain funds for the Comdisco group may adversely affect the ability of the Comdisco Ventures group to obtain funds sufficient to implement its growth strategy or may increase the cost of those funds. In addition, even in situations when Comdisco Ventures group is able to service its own debt financing, it will be partly restricted due to limitations imposed by Comdisco, Inc.'s contractual obligations, including limitations on its ability to secure any of its assets.

      The policy statement adopted by Comdisco, Inc.'s board of directors to govern the relationship between the Comdisco Ventures group and the Comdisco group is intended to address many of the operational and financial conflicts that may arise between the groups. Comdisco, Inc.'s board of directors may modify or rescind the policies set fourth in the policy statement, however, in its sole discretion without stockholder approval, consistent with its fiduciary duties to Comdisco, Inc. and all of its stockholders.

Principles of Delaware law may protect decisions of our board of directors that have a disparate impact upon holders of Comdisco Ventures group stock

      Delaware law provides that a board of directors owes an equal duty to all stockholders regardless of class or series and does not have separate or additional duties to the holders of any particular class or series of stock. Recent cases in Delaware involving tracking stocks have established that decisions by directors or officers involving differing treatment of tracking stocks may be judged under the "business judgment rule." Under these principles of Delaware law and the "business judgment rule," you may not be able to challenge board of directors' decisions that have a disparate impact upon holders of Comdisco Ventures group stock, if the board of directors is adequately informed with respect to those decisions and acts in good faith and in the honest belief that it is acting in the best interest of our stockholders and does not have a conflict of interest.

Holders of Comdisco Ventures group stock have no right to vote on how to allocate consideration received in connection with a merger of Comdisco

      Our restated charter does not contain any provisions governing how consideration received in connection with a merger or consolidation involving Comdisco is to be allocated among the holders of Comdisco Ventures group stock and Comdisco group stock. None of the holders of Comdisco Ventures group stock or Comdisco group stock will have a separate class vote in any merger or consolidation so long as we divide the type and amount of consideration among these holders in a manner we determine, in our sole discretion, to be fair. As a result, depending on our allocation decision, the consideration to be received by holders of Comdisco Ventures group stock in these mergers or consolidations may be materially less valuable than the consideration they would have received if Comdisco Ventures group had been sold separately or if a separate class vote on the merger or consolidation occurred.

We may dispose of assets of Comdisco Ventures group without your approval

      Delaware law requires stockholder approval only for a sale or other disposition of all or substantially all of the assets of Comdisco. Any disposition requiring stockholder approval would require a vote of all Comdisco stockholders voting as a single class. As long as the assets attributed to Comdisco Ventures group represent less than substantially all of our assets, we may approve sales and other dispositions of any amount of the assets of Comdisco Ventures group without stockholder approval. Under these circumstances, our board of directors would determine the fair value of all assets, except for cash and unrestricted publicly traded securities. Any fair value determination by the board of directors would be subject to the fiduciary duties owed by the board to all Comdisco stockholders. If we dispose of all or substantially all of the assets attributed to Comdisco Ventures group, we would be required, if the disposition is not an exempt disposition under the terms of our restated charter, to choose one of the following three alternatives:

     . declare and pay a dividend to holders of Comdisco Ventures group stock;

     .  redeem the outstanding shares of Comdisco Ventures group stock; or

     . convert shares of Comdisco Ventures group stock into outstanding shares of Comdisco group stock.

      Holders of Comdisco Ventures group stock may receive less value for their shares than the value that a third-party buyer might pay for all or substantially all of the assets attributed to Comdisco Ventures group. The board of directors will decide, in its sole discretion, how to proceed and is not required to select the option that would result in the highest value to holders of Comdisco Ventures group stock.

      If we dispose of less than substantially all of the assets of Comdisco Ventures group, we currently intend to allocate the proceeds we receive to Comdisco Ventures group. However, consistent with the policies described beginning on page 115, our board of directors, in its discretion, would have the right to allocate those proceeds in a different manner, including an allocation that would result in no proceeds to holders of Comdisco Ventures group stock, subject to the fiduciary duties owed by the board to all Comdisco stockholders.

Corporate-level income taxes may be incurred on a sale of Comdisco Ventures group's assets that would not be incurred if Comdisco Ventures group were a separate corporation

      Comdisco may incur a tax liability upon a sale of the assets of Comdisco Ventures group, which would be allocated to Comdisco Ventures group and reduce the amount available for distribution to the holders of Comdisco Ventures group stock. By contrast, if Comdisco Ventures group were a separate corporation whose stock was held directly by those holders, they could sell their stock directly to the buyer, in which case no corporate-level tax would be incurred. Consequently, the holders of Comdisco Ventures group stock could receive less upon a disposition of Comdisco Ventures group than they would if they held stock of a separate corporation.

We do not intend to pay dividends on Comdisco Ventures group stock, and even if we decide to do so, are not required to pay dividends equally on Comdisco Ventures group stock and Comdisco group stock

      We do not intend to pay cash dividends in the foreseeable future on Comdisco Ventures group stock. Under our restated charter, however, if our board of directors decides to pay dividends on Comdisco Ventures group stock, we are not required to pay dividends on that stock in amounts equal to any dividends we pay on Comdisco group stock or any other authorized series of common stock. This decision would not necessarily have to reflect:

     .  the financial performance of any group;

     . the amount of assets available for dividends on any series of common stock; or

     . the amount of prior dividends declared on any series of common stock.

It will not be possible for a third party to acquire the Comdisco Ventures group without Comdisco, Inc.'s consent, reducing the potential for a takeover premium and adversely impacting the market value of Comdisco Ventures group stock

      If the Comdisco Ventures group were a stand-alone entity, any person interested in acquiring it without negotiation with Comdisco, Inc.'s management could seek control of the outstanding stock of that entity by means of a tender offer or proxy contest. However, because the Comdisco Ventures group is part of Comdisco, Inc., a person interested in acquiring only the Comdisco Ventures group without negotiation with Comdisco, Inc.'s management would be required to seek control of the voting power represented by all of the outstanding capital stock of Comdisco, Inc. entitled to vote on that acquisition, including the Comdisco group stock. This may discourage potential interested bidders from seeking to acquire either group, reducing the potential for a takeover premium and adversely impacting the market value of Comdisco Ventures group stock.

      Comdisco's tracking stock structure could make it more costly for a potential acquiror to obtain control of Comdisco, and in turn Comdisco Ventures group. As a result, the tracking stock structure could prevent stockholders from profiting from an increase in the market value of their shares as a result of a change in control of Comdisco by delaying or preventing that change in control.

      In addition, some of the provisions of our restated charter, bylaws, and Delaware law may inhibit changes of control not approved by the board of directors. For additional anti-takeover constraints, see "Description of Comdisco Capital Stock--Anti-Takeover Considerations," on page 113.

The market price of Comdisco Ventures group stock could decline if we issue more Comdisco Ventures group stock

      In addition to any distribution of Comdisco Ventures group stock representing shares of Comdisco Ventures group stock reserved for issuance for the benefit of Comdisco group or to the holders of Comdisco group stock, our board of directors may issue additional Comdisco Ventures group stock to, among other things:

     .  raise capital for Comdisco Ventures group;

     .  pay stock dividends or provide for stock splits;

     .  acquire companies or businesses; or

     .  provide compensation or benefits to employees.

      Under Delaware law, the board of directors would not need your approval for these issuances. We do not intend to seek your approval for any of these issuances unless NYSE or Nasdaq Stock Market regulations or other applicable law require approval, or the board of directors deems it advisable. These issuances could cause the market price of Comdisco Ventures group stock to decline as more stock becomes available.

The IRS could assert that an exchange of Comdisco Ventures group stock is taxable to you or us

      There are no court decisions or other authorities that control the tax treatment of tracking stock such as Comdisco Ventures group stock. In addition, the IRS has announced that it will not issue rulings on the characterization of stock with characteristics similar to Comdisco Ventures group stock. It is possible, therefore, that the IRS could successfully assert that the sale of Comdisco Ventures group stock by Comdisco is taxable to Comdisco, or that any subsequent conversion of Comdisco Ventures group stock into Comdisco group stock could be taxable to you or Comdisco. See "Material U.S. Federal Income Tax Considerations," beginning on page 121.

A Clinton Administration proposal, if enacted, could result in taxation on issuances of tracking stock

      In February 2000, the Clinton Administration proposed legislation that would tax stockholders on the receipt of tracking stock as a distribution on or in exchange for their existing stock, and grant the IRS authority to treat tracking stock as nonstock or stock of another entity. While this proposal, if enacted, would not directly apply to Comdisco Ventures group stock sold pursuant to this offering prior to the date of enactment, it could impede Comdisco's ability to distribute or sell Comdisco Ventures group stock after it is enacted. The enactment of the Clinton Administration proposal could be a "Tax Event" that would entitle Comdisco to convert each outstanding share of Comdisco Ventures group stock into a number of shares of Comdisco group stock equal to 110% of the ratio of the average market values of Comdisco Ventures group stock and the Comdisco group stock over a specified trading period prior to such conversion. See "Material U.S. Federal Income Tax Considerations," beginning on page 121, and "Description of Comdisco Capital Stock--Description of Comdisco Ventures Group Stock," beginning on page 95.

The market price of Comdisco Ventures group stock may fluctuate widely, and this volatility could cause Comdisco Ventures group stock to trade at a price below the initial public offering price

      We will determine the initial public offering price for Comdisco Ventures group stock through negotiations with the underwriters and that price may not be indicative of the market price that will prevail after this offering. For a description of the factors that will be taken into account to determine the offering price, please see "Underwriting," on page 124. We believe the following factors could cause the market price of Comdisco Ventures group stock to fluctuate widely and could possibly cause Comdisco Ventures group stock to trade at a price below the initial public offering price:

     .  announcements of financing transactions by us or our competitors;

     . announcements of new services, products, technological innovations, acquisitions or strategic relationships by our customers;

     . trends or conditions in the Internet-related, communications and other high-technology industries;

     . changes in valuation estimates by securities analysts and in analysts' recommendations;

     .  failure to meet or exceed expectations of analysts or investors;

     . changes in the stock prices of our customers that are publicly traded;

     . changes in market valuations of other capital and service providers for Internet-related, communications and other high-technology companies;

     .  changes in interest rates;

     .  changes in the public equity markets for initial public offerings;
        and

     .  general political, economic and market conditions.

      Many of these factors are beyond our control. These factors may decrease the market price of Comdisco Ventures group stock regardless of the operating performance of Comdisco Ventures group.

             SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Statements in this prospectus that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. The words "estimate," "project," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this prospectus, including the Management's Discussion and Analysis of Financial Condition and Results of Operations for each of Comdisco, Inc. and Comdisco Ventures group and throughout other documents incorporated in this prospectus by reference, including Comdisco's 1999 Annual Report on Form 10-K, as amended by Form 10-K/A, and Comdisco's Form 10-Q for the quarter ended June 30, 2000. These forward-looking statements, including, without limitation, those relating to the future business prospects, revenues, working capital, liquidity, capital needs, interest or other costs and income, in each case, relating to Comdisco, Comdisco group and Comdisco Ventures group, wherever they occur in this prospectus, are necessarily estimates reflecting the best judgment of our senior management and involve a number of uncertainties and factors that could cause actual results to differ materially from those suggested by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include the following:

Comdisco, Inc's operating results are subject to quarterly fluctuations

      Comdisco, Inc.'s operating results are subject to quarterly fluctuations resulting from a variety of factors, including earnings contributions from Comdisco Ventures group, remarketing activities and services, product announcements by manufacturers, economic conditions and variations in the financial mix of leases written, and continued losses from Prism. The financial mix of leases written is a result of a combination of factors, including, but not limited to, changes in customer demands and/or requirements, new product announcements, price changes, changes in delivery dates, changes in maintenance policies and the pricing policies of equipment manufacturers, and price competition from other lessors and finance companies. Comdisco Ventures group's earnings contributions are impacted by volatility in the public markets.

Comdisco, Inc.'s growth strategy depends on product and market development

      The markets for Comdisco, Inc.'s principal products are characterized by rapidly changing technology, evolving industry standards, and declining prices. Comdisco, Inc.'s operating results will depend to a significant extent on its ability to continue to introduce new services and to control and/or reduce costs on existing services. The success of these and other new offerings is dependent on several factors, including proper identification of customer needs, cost, timely completion and introduction, differentiation from offerings of Comdisco, Inc.'s competitors and market acceptance.

Comdisco, Inc.'s success depends in part on anticipating and adapting to new technological developments and changing market conditions

      Although Comdisco, Inc. has sold its mainframe residual leasing business, which may have a positive impact on leasing margins in future quarters, the market for leasing and services is characterized by rapid technological developments, evolving customer demands and frequent new product announcements and enhancements. Failure to anticipate or adapt to new technological developments or to recognize changing market conditions could adversely affect Comdisco, Inc.'s business, including its lease volume, leasing revenue and earnings contributions from leasing.

Remarketing is an important contributor to annual and quarterly earnings

      Notwithstanding the sale of the mainframe lease portfolio, remarketing has been and will continue to be an important factor in determining quarterly earnings. To meet earnings goals for fiscal 2000, remarketing contributions, primarily for Comdisco, Inc.'s global equipment leasing businesses, must be at the level achieved in fiscal 1999. Quarterly operating results depend substantially upon the remarketing transactions within the quarter, which are difficult to forecast accurately. While Comdisco, Inc. is devoting resources to its remarketing activities, there can be no assurance that Comdisco, Inc. will achieve the appropriate level of activity necessary to meet or match Comdisco, Inc.'s prior and desired operating results.

Comdisco, Inc.'s growth strategy depends in part on the communications industry. If that industry does poorly, Comdisco, Inc.'s business and financial results may suffer

      The emergence of the communications market--facilities-based broadband communications companies, Internet Service Providers and other telecommunications carriers--and the growth of broadband networks, provides Comdisco, Inc. with an industry in which leasing is an attractive alternative to ownership. Comdisco, Inc.'s communications equipment customers are generally companies with accumulated net deficits and extensive liquidity requirements. To the extent that these companies are unable to meet their business plans, or unable to obtain funding or funding at reasonable rates to complete their business plans, there could be an increase in Comdisco, Inc.'s credit losses above historical levels.

Comdisco, Inc.'s success is highly dependent on developing and expanding our services business. The services business may be less predictable and the revenue less recurring than contractual lease and continuity services revenue. Competition in services may negatively impact Comdisco, Inc.'s business strategy. Revenue recognition can be negatively affected by longer sales cycles

      As a result of the evolving nature of its services business, particularly the emerging desktop management and managed network services, Comdisco, Inc. has limited meaningful historical data in which to base its planned operating expenses. Accordingly, a significant portion of Comdisco, Inc.'s expense levels, including investment in continuity facilities and hardware, consultants, experts and back office personnel, are based in part on its expectations as to future services revenues, and are, to a large extent, fixed. Conversely, Comdisco, Inc.'s revenue base has become more diverse with the growth of other technology services revenue. To attain our services earnings contribution goals for fiscal 2000, Comdisco, Inc. must: meet our obligations under the agreements underlying transactions in process at September 30, 1999, which we refer to as our "sales backlog"; expand its contract subscription base, both through new contract signings and contract renewals; increase our revenues from other technology services, develop, promote and sell additional service products, such as IT CAP Solutions, advanced recovery services, availability options, remote computing services and web hosting; and contain costs. Comdisco, Inc. must also successfully compete with organizations offering similar services. Comdisco, Inc.'s ability to obtain new business and realize revenue on our sales backlog depends on its ability to anticipate technological changes, develop services to meet customer requirements and achieve delivery of services that meet customer requirements. In addition, there can be no assurance that Comdisco, Inc. will be able to maintain and/or increase our margins on technology services in fiscal 2000.

      Comdisco, Inc.'s business is becoming more service oriented, with the business driven by our service offerings. These transactions, which generally include a combination of services and leasing, are more complex than Comdisco, Inc.'s traditional leasing business. In addition, because these service offerings represent new services, Comdisco, Inc. has to spend more time explaining the value of these services to the customer. Accordingly, one impact of Comdisco, Inc.'s changing business model is the lengthening of the sales cycle--the length of time between initial sales contact and final delivery of contracts--as compared to our traditional leasing business. This increase in sales cycle results in an increase in negotiations in progress which ultimately impacts the timing of revenue, earnings and volume recognition.

Comdisco, Inc.'s Prism subsidiary has an aggressive business plan in a new and unproven industry

      Prism incurred operating losses since inception and Comdisco, Inc. expects that Prism's operating losses will continue to increase as it builds its network and adds service to other areas. In addition, Prism will require substantial additional capital to support its data network, to expand its services, to increase its sales and marketing efforts and to support its growth. To the extent that revenues do not grow at anticipated rates or that increases in such operating expenses precede or are not subsequently followed by commensurate increases in revenues, or that Comdisco, Inc. is unable to adjust operating expense levels and/or capital expenditures of Prism accordingly, Comdisco, Inc.'s business, results of operations and financial condition could be significantly affected. There can be no assurance that in the future Prism will be profitable on a quarterly or annual basis.

      Prism operates in a highly regulated environment. Changes in regulatory policies may adversely impact its ability to provide services and increase the costs of providing those services.

      Prism's business strategy is largely unproven. A number of factors may affect Prism's ability to attain its business plan, including the following:

     . its ability to successfully market its existing and planned services to current and new customers;

     . its ability to generate customer demand for its services in target markets;

     .  the development of its target market and market opportunities;

     .  market pricing for its services and for competing services;

     .  the extent of increasing competition;

     .  ability to acquire funds to expand its network;

     . the ability of its equipment and service suppliers to meet its needs;

     .  trends in regulatory, legislative and judicial developments;

     .  its ability to manage growth of its operations;

     . its ability to access regions and enter into suitable interconnection agreements with traditional telephone companies;

     . its ability to improve its existing services and to introduce new service offerings without interruption or interference with its operations, in a timely and cost effective manner;

     . its ability to improve its technology infrastructure to respond to technological change and new industry standards;

     . its reliance on third parties, including some of its competitors and potential competitors to develop and provide Prism with access to communications and networking technology;

     . its ability to rapidly expand the geographic coverage of its services;

     .  its ability to attract, retain and motivate qualified persons;

     .  its ability to rapidly install high-speed access lines;

     .  its ability to effectively manage growth of operations; and

     . its ability to deliver additional value-added services to its customers.

      Furthermore, Prism's operating results are likely to fluctuate significantly in the future as a result of numerous factors, many of which are outside of its control. These factors include, but are not limited to:

     . the timing and willingness of traditional telephone companies to provide it with central office space and the prices, terms and conditions on which they make available the space to Prism;

     . the amount and timing of capital expenditures and other costs relating to the expansion of its networks and the marketing of its services;

     . delays in the commencement of operations in new regions and the generation of revenue because certain network elements have lead times that are controlled by traditional telephone companies and other third parties;

     . the ability to develop and commercialize new services by Prism or its competitors;

     . the ability to deploy on a timely basis its services to adequately satisfy end-user demand;

     .  the ability to successfully operate its networks;

     .  the rate at which customers subscribe to its services;

     . decreases in the prices for its services due to competition, volume-based pricing and other factors;

     . the mix of line orders between consumer end-users, and business end-users, which typically have higher margins;

     . the success of its relationship with Williams, Nortel and other potential strategic partners;

     . the development and operation of Prism's billing and collection systems and other operational systems and processes;

     . the rendering of accurate and verifiable bills by Prism's traditional telephone suppliers and resolution of billing disputes;

     . the incorporation of enhancements, upgrades and new software and hardware products into its network and operation processes that may cause unanticipated disruptions; and

     . the interpretation and enforcement of regulatory developments and court rulings concerning the 1996 Telecommunications Act, interconnection agreements and the anti-trust laws.

      Recently, Prism determined to focus its network expansion efforts in ten markets for the present. Also, Comdisco, Inc. announced its intention to review strategic alternatives for its investment in Prism. The implementation of these decisions could significantly effect Prism's business, results of operations and financial condition.

Economic conditions and other factors may negatively impact Comdisco, Inc.'s operations

      With respect to economic conditions, a recession can cause customers to put off new investments and increase Comdisco, Inc.'s bad debt experience.

      Other uncertainties include continued business conditions, trend of movement to client/server environment, competition, including competition from other technology service providers, reductions in technology budgets and related spending plans and price competition from other technology service providers.

      In evaluating these forward-looking statements, you should also review the risk factors included in this prospectus beginning on page 31. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of the filing in which the statement appears, unless otherwise specified. Comdisco undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect the occurrence of unanticipated events. Moreover, in the future, Comdisco and its officers may make forward-looking statements about the matters described in the prospectus or other matters concerning Comdisco, Comdisco Ventures group or Comdisco group.

                                USE OF PROCEEDS

      Assuming an initial public offering price of $15.00 per share, which is the midpoint of the initial public offering price range set forth on the cover of this prospectus, and no exercise by the underwriters of their over-allotment options, the net proceeds from this offering are estimated to be $137,500,000, after deducting underwriting discounts and commissions of $10,500,000 and estimated offering expenses of $2,000,000. The net proceeds from the offering will be allocated to Comdisco Ventures group and will be used by Comdisco Ventures group to repay inter-group loans to Comdisco group. Comdisco Ventures group has been using these inter-group loans, together with cash flow from operations, to fund its venture financing activities. As of June 30, 2000, this indebtedness was approximately $1.03 billion, bearing an interest rate of approximately 7.78% per annum. Comdisco group in turn will use the funds it receives from the repayment of those inter-group loans by Comdisco Ventures group for general corporate purposes including paying down domestic short-term debt. On June 30, 2000, Comdisco group had outstanding approximately $887 million of domestic short-term indebtedness, with a weighted average maturity of approximately 44 days and bearing a weighted average interest rate of approximately 7.34% per annum. If Comdisco group does not use the net proceeds immediately, Comdisco group may temporarily invest them in short-term interest bearing investments.

                                DIVIDEND POLICY

      We do not expect to pay any dividends for the foreseeable future on Comdisco Ventures group stock. However, should we decide to pay dividends on Comdisco Ventures group stock, we may do so out of the assets of Comdisco legally available for the payment of dividends under Delaware law. In this event, we will transfer corresponding amounts to Comdisco group in respect of the shares of Comdisco Ventures group stock reserved for issuance for the benefit of Comdisco group or to the holders of Comdisco group stock. The limit on any dividends we desire to pay will generally be that amount that would be legally available for the payment of dividends under Delaware law if Comdisco Ventures group was a single, separate Delaware corporation. We call this the "available dividend amount" for Comdisco Ventures group in this prospectus.

      We expect that a decision to pay dividends on Comdisco Ventures group would be based primarily upon Comdisco Ventures group's financial condition, results of operations, regulatory and business capital requirements, any restrictions contained in financing or other agreements binding upon Comdisco Ventures group or us and other factors that our board of directors deems relevant.

                                 CAPITALIZATION

Comdisco, Inc.

      The following table sets forth the total capitalization of Comdisco, Inc. at June 30, 2000 and as adjusted to reflect (1) the sale of 10,000,000 newly-issued shares of Comdisco Ventures group stock pursuant to this offering and
(2) the re-classification of the existing common stock of Comdisco into Comdisco group stock. This table should be read in conjunction with the consolidated financial statements of Comdisco and related notes appearing elsewhere in this prospectus, and in Comdisco's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 that are incorporated by reference into this prospectus.

                                                            June 30, 2000
                                                        -----------------------
                                                          Actual    As Adjusted
                                                        ----------  -----------
                                                         (in millions, except
                                                         for per share data)
   Interest bearing liabilities
     Notes payable and term notes...................... $    2,143  $    2,005
     Senior notes......................................      3,384       3,384
     Other.............................................        526         526
   Preferred stock, $.10 par value; authorized
    100,000,000 shares; issued 0 shares................        --          --
   Comdisco group stock, $.10 par value; authorized
    750,000,000 shares; issued 224,906,304.............         22          22
   Comdisco Ventures group stock, $.10 per value per
    share; authorized 750,000,000 shares; issued
    10,000,000 shares; and 75,000,000 shares in respect
    of Comdisco, Inc. interest in Comdisco Ventures
    group allocated to Comdisco group (1)..............        --            1
   Additional paid-in capital..........................        375         512
   Accumulated other comprehensive income..............        162         162
   Retained earnings...................................      1,223       1,223
                                                        ----------  ----------
                                                             1,782       1,920
   Common stock held in treasury, at cost..............       (538)       (538)
                                                        ----------  ----------
     Total stockholders' equity........................      1,244       1,382
                                                        ----------  ----------
       Total capitalization............................ $    7,297  $    7,297
                                                        ==========  ==========
--------
      (1) The number of shares of Comdisco Ventures group stock outstanding excludes 12,750,000 shares of Comdisco Ventures group stock that have been reserved for issuance under a management incentive plan in which those employees responsible for the operation of Comdisco Ventures group participate.
As of May 26, 2000, options for 11,666,250 shares had been granted under that plan. The number of shares also excludes 8,250,000 shares of Comdisco Ventures group stock reserved for issuance under our other stock-based compensation plans.

Comdisco Ventures Group

      The following table sets forth as of June 30, 2000 the total capitalization of Comdisco Ventures group as adjusted to give effect to the issuance of 10,000,000 newly-issued shares of Comdisco Ventures group stock and the use of proceeds from this offering as described above in "Use of Proceeds."
This table should be read in conjunction with the historical financial information we include elsewhere in this prospectus, and assumes no exercise of the underwriters' options to purchase additional shares that are described under "Underwriting," beginning on page 121.

                                                            June 30, 2000
                                                        -----------------------
                                                          Actual    As Adjusted
                                                        ----------  -----------
                                                            (in thousands)
   Inter-group payable................................. $1,033,040  $  895,430
   Division net worth..................................    439,090     576,700
                                                        ----------  ----------
     Total capitalization.............................. $1,472,130  $1,472,130
                                                        ==========  ==========

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                       OPERATIONS OF COMDISCO, INC.

      The discussion below contains certain forward-looking statements that are based on the beliefs of Comdisco's management, as well as assumptions made by, and information currently available to, Comdisco's management. See "Special Note Regarding Forward-Looking Statements" on page 44 for reference to the risks, uncertainties and events that could cause those underlying beliefs and assumptions to change and cause Comdisco's results, performance and achievements in the current fiscal periods and beyond to differ materially from those expressed in, or implied by, any forward-looking statements.

      This discussion should be read along with Comdisco, Inc.'s consolidated financial statements included in this prospectus. Historical results and percentage relationships may not necessarily be indicative of operating results for any future periods.

Recent Developments

      On July 26, 2000, Prism announced its intention to focus its network expansion efforts in ten markets for the present. Also, Comdisco, Inc. announced its intention to review strategic alternatives for its investment in Prism. The implementation of these decisions could significantly effect Prism's business, results of operations and financial condition.

      On May 4, 2000, Comdisco filed our amended and restated charter to implement a tracking stock structure that was approved by our stockholders on April 20, 2000. As a result, two new series of stock were created: "Comdisco group stock" and "Comdisco Ventures group stock." Comdisco Ventures group stock is intended to separately track the performance of Comdisco Ventures group and Comdisco group stock is intended to separately track the performance of Comdisco group, and the shares of Comdisco Ventures group stock reserved for issuance for the benefit of Comdisco group or to the holders of Comdisco group stock.

Business

      Comdisco's businesses are designed to bring solutions that reduce technology cost and risk to the customer and in supporting the customer's technology infrastructure.

      The industry in which Comdisco, Inc. operates has become service oriented, with the business driven by service capabilities. Accordingly, we have aligned into four primary business lines: (1) technology services, which includes business continuity services, desktop management services, marketed under the company's IT CAP Solutions brand name, managed network services and software tools to support these areas; (2) global leasing, which we refer to as "Leasing", in sectors such as electronics, communications, medical, pharmaceutical, laboratory and scientific and other high technology businesses,which includes the leasing and remarketing of distributed systems, such as PCs, servers, workstations and routers, communications equipment, equipment leasing and technology lifecycle management services; (3) Prism Communication Services, Inc., our subsidiary which provides high-speed data connectivity, local and long-distance voice, video, Internet and secure business applications such as automatic data storage and recovery along with other teleworking and business-critical solutions, and which, together with our services and Leasing, we refer to as the Comdisco group; and (4) our venture financing business, which we refer to as the Comdisco Ventures group, which provides venture debt and venture leasing to emerging technology companies.


      In addition to originating new equipment lease financing, Comdisco remarkets used equipment from our lease portfolio. Remarketing is the sale or re-lease of equipment either at original lease termination or during the original lease. These transactions may be with existing lessees or, when equipment is returned, with new customers. Remarketing activities generate earnings from follow-on leases and gross profit on equipment sales. Remarketing activity, an important factor in quarterly earnings, increased in the current quarter as compared to both the first quarter of fiscal 2000 and fourth quarter of fiscal 1999. Remarketing activity will continue to be an important contributor to quarterly earnings in the near and long term because of the size of Comdisco's lease portfolio. In addition, remarketing activity will be critical in the residual leasing business.

      Comdisco finalized the acquisition of Prism during the quarter ended March 31, 1999.

      On March 24, 1999, Comdisco announced a major shift in corporate strategy, including focusing on high-margin service businesses and shedding low-margin businesses, including its mainframe leasing portfolio and medical refurbishing business. The sale of the mainframe portfolio, which we refer to as the "Sale", and the sale of the medical refurbishing business were both concluded in the fiscal quarter ended June 30, 1999. In addition to these sales, we completed the sale of substantially our entire vendor lease portfolio in September 1999.


Fiscal 1999 compared to Fiscal 1998 and Fiscal 1998 compared to Fiscal 1997

Net Earnings

      Fiscal 1999 net earnings to common stockholders, referred to below as "net earnings," were $48 million, or $.30 per common share-diluted, compared to $151 million, or $.93 per common share-diluted, and $123 million, or $.78 per common share-diluted, in fiscal 1998 and 1997, respectively. The decrease in net earnings in fiscal 1999 compared to fiscal 1998 was due to $150 million of pre-tax charges, collectively referred to as the "Charge," related to the divestiture of low-margin businesses and the realignment of Comdisco's service businesses and due to losses attributable to Prism, which reduced net earnings by $36 million, or $.14 per diluted common share. Excluding the Charge and Prism, net earnings for the year ended September 30, 1999 were $167 million, or $1.03 per diluted common share. Excluding the Charge and Prism, the increase in net earnings in the year ended September 30, 1999 compared to fiscal 1998 is primarily due to remarketing activities and earnings contributions from Comdisco Ventures group. The increase in net earnings in fiscal 1998 and 1997 compared to the prior year is due to increases in earnings contributions from remarketing and technology services. See "Business" on page 50 for a discussion of the Charge.

      Earnings per common share, basic and diluted, in fiscal 1999 and 1998 benefited from Comdisco's stock repurchase program, which has reduced the average common shares outstanding. However, average common shares outstanding increased during fiscal 1998 as compared to fiscal 1997 primarily as a result of our shared investment program, which we refer to as the "SIP." See Note 12 of Notes to Consolidated Financial Statements on page F-22. Shares issued under the SIP in fiscal 1998 exceeded the number of shares repurchased in fiscal 1998.

      In conjunction with our shift in corporate strategy, we recorded a one-time pre-tax charge of $150 million, $96 million after tax, or approximately $0.59 diluted per share, in the quarter ended March 31, 1999. The components of the Charge include $100 million associated with Comdisco's plans to exit the mainframe residual leasing business, $20 million to exit the medical refurbishing business and $30 million associated with a realignment of the service businesses.

      Leasing volume decreased in fiscal 1999 as compared to fiscal 1998, primarily as a result of our decision to exit the mainframe leasing business and focus on technology services. Cost of equipment placed on lease was $2.9 billion in fiscal 1999, compared to cost of equipment placed on lease of $3.3 billion and $3.1 billion in fiscal 1998 and 1997, respectively.

      Comdisco's technology services attained record revenues in fiscal 1999. However, higher costs, primarily associated with higher personnel costs and continued investment in new service development, negatively impacted margins on our technology services business. Costs associated with the development and implementation of Comdisco's network services infrastructure had a negative impact on the network services earnings contribution. Technology services had pre-tax earnings of $82 million, excluding the pre-tax charge, compared to pre-tax earnings of $71 million and $58 million in fiscal 1998 and 1997, respectively. Included in the Charge is $30 million associated with the realignment of our service businesses, including costs associated with the relocation of its network management center and consolidation and reconfiguration of some of our continuity services facilities worldwide.

Financial Condition

      Comdisco's operating activities during the year ended September 30, 1999, including capital expenditures for equipment, facilities expansion and other capital expenditures, were funded primarily by cash flow from operations, primarily in the form of lease receipts, including the realization of residual values through remarketing activities, and external financing. See Note 7 of Notes to Consolidated Financial Statements on page F-14 for information on our interest-bearing liabilities, including average daily borrowings, effective interest rates and maturities.

      During the last five years, equipment purchased for leasing totaled $13 billion. Expenditures for equipment in fiscal 1999 totaled approximately $2.8 billion. Comdisco continues to invest additional capital to upgrade our service capabilities and enhance future continuity services revenues. In fiscal 1999, capital expenditures for these purposes were $151 million, compared to $87 million and $61 million in fiscal 1998 and 1997, respectively. This includes additions in large systems, mid-range systems, network products and expansion of its work areas, as well as continued investment in Advance Recovery Services, which we refer to as "ARS." ARS is designed to reduce the risk of data loss as well as recovery time across all market-leading platforms. Comdisco is also investing in additional personnel to expand our other technology services offerings and to ensure the quality of our services offerings.

      During fiscal 1999, Comdisco invested approximately $136 million in Prism, including $91 million in the development and expansion of this business. Comdisco currently estimates that Prism capital expenditures will be approximately $400 million in fiscal 2000 and $250 million in fiscal 2001 including capital expenditures for the expansion of Prism's network, costs associated with the buildup phase in each metropolitan area, such as the procurement, design and construction of central office cages, end-user DSL line cards, and expenditures for other elements of network design and the improvement of Prism's network management, billing and other back office systems.

      Comdisco believes that our estimated cash flow from operations and current financial resources will be sufficient to fund anticipated future growth and operating requirements. In addition, Comdisco expects to continue to utilize a variety of financial instruments to fund our short- and long-term needs.

      Cash Provided by Operating Activities: Net cash provided by operating activities was $3.2 billion, $2.9 billion and $2.5 billion in fiscal 1999, 1998 and 1997, respectively. During the last five years, net cash provided by operating activities totaled $12.8 billion.

      As of September 30, 1999, Comdisco estimates that future contractual cash flows from leasing, services and ventures could generate gross cash receipts of approximately $6.7 billion, including $3.1 billion in fiscal 2000. Comdisco's liquidity has typically been augmented by the realization of cash from the future remarketing of leased equipment. Assuming realization of independent forecasts of equipment values at lease termination and management estimates, the estimated gross cash receipts to be provided from remarketing in future years totals $1.6 billion.

      Credit Lines: At September 30, 1999, Comdisco had $1.6 billion of available domestic and international borrowing capacity under various lines of credit from commercial banks and commercial paper facilities, of which approximately $801 million was unused. Comdisco had committed credit lines of $1.3 billion established with twenty-nine banks at September 30, 1999. Interest rates on debt outstanding under the committed lines are negotiated at the time of the borrowings based either on "bid rates" from participating banks, LIBOR plus twenty-to-twenty-two basis points or at the banks' then current base rates. Average daily borrowings under committed and uncommitted lines and loan participation contracts was $1.2 billion in fiscal 1999, 1998 and 1997. Average interest rates were 5.07%, 5.95% and 6.10% in fiscal 1999, 1998 and 1997, respectively.

      Senior Notes: Comdisco issued $370 million of medium-term notes in fiscal 1999 pursuant to a registration statement filed in June 1997. In October, 1998, Comdisco filed a registration statement on Form S-3 with the Securities and Exchange Commission for a shelf offering of up to $1.5 billion of senior debt securities with terms to be set at the time of each sale, which we refer to as the "1998 Shelf." Pursuant to the 1998 Shelf, in fiscal 1999 we issued the following senior notes:

     .  $350 million of 6.000% Notes Due January 30, 2002

     .  $350 million of 5.950% Notes Due April 30, 2002

     .  $300 million of 7.250% Notes Due September 1, 2002

     .  $318 million of medium-term notes

      At September 30, 1999, an aggregate of $182 million of medium-term notes remained available for issuance under the 1998 Shelf.

      Subject to market conditions, Comdisco plans to continue to be active in issuing senior debt during fiscal 2000, primarily to support the anticipated growth of Leasing, services, Comdisco Ventures group, Prism, and, where appropriate, to refinance maturities of interest-bearing liabilities. On September 24, 1999 we filed a registration statement on Form S-3 with the SEC for a shelf offering of up to $1.5 billion of senior debt securities on terms to be set at the time of each sale, which we refer to as the "1999 Shelf". As of the end of fiscal 1999, no senior debt had been sold pursuant to the 1999 Shelf. In September 1999, Comdisco established a 500 million Euro Medium Term Note Program under which we would issue Euro medium term notes. An application has been made to list notes issued under the program on the Luxembourg Stock Exchange and we may apply for listing on other stock exchanges.

      Secured Debt: Proceeds from the discounting of lease rentals were $341 million, $279 million and $430 million in fiscal 1999, 1998 and 1997, respectively. Secured debt is currently utilized as a tool to manage credit risk and concentration risk. However, Comdisco believes that in a changing rate environment, secured debt may offer attractive financing rates during fiscal 2000. Comdisco's credit committee establishes concentration levels by credit rating and customer.

      Maturities: At September 30, 1999, Comdisco had debt of $2.5 billion scheduled to mature in fiscal 2000, including $820 million of commercial paper and short-term bank borrowings. At September 30, 1999, Comdisco had expected future contractual cash flows from existing lease, services and venture contracts of $3.1 billion in fiscal 2000. See Notes 6 and 7 of Notes to Consolidated Financial Statements on page F-14 for information on contractual cash flows and interest-bearing liabilities, respectively.

      Ratios: The ratio of debt to total stockholders' equity, which we refer to as the "Ratio," was 5.3:1, 5.1:1 and 5.4:1 at September 30, 1999, 1998 and 1997, respectively. During fiscal 1998, Comdisco redeemed our outstanding preferred stock, which reduced stockholders' equity by $89 million. The 1998 Ratio was positively impacted by the SIP, under which 106 of Comdisco's senior managers purchased over six million shares of our common stock for approximately $109 million.

Results of Operations

      Total revenue of approximately $4.2 billion and $3.2 billion in fiscal 1999 and 1998 represented increases of 28% and 15% respectively, over the prior year periods. The increase in fiscal 1999 compared to fiscal 1998 was primarily due to the Sale, which increased sales revenue by $485 million, and higher revenue from technology services. Total leasing revenue of $2.7 billion for the year ended September 30, 1999 represented an increase of 9% compared to the prior year. Sales-type revenue increased 44% in fiscal 1999 compared to fiscal 1998, reflecting our emphasis on, and the importance of, remarketing activities. Technology services revenue increased 21% in fiscal 1999 compared to fiscal 1998. See "--Technology Services" for a discussion of technology services revenue and margins and "--Sales" for a discussion of sales revenue and margins.

      Leasing: Operating Lease Margins were $375 million, or 19.3%, and $369 million, or 19.5% in fiscal 1999 and 1998, respectively. Comdisco expects the Operating Lease Margin to be at approximately current levels throughout fiscal 2000, depending on the mix of equipment leased and product announcements by manufacturers. The relatively modest increase in operating lease revenue minus operating lease cost in fiscal 1999 compared to fiscal 1998 was due to the Sale. The sales-type lease margin decreased in fiscal 1999 compared to the prior year primarily because of lower margins on electronics equipment remarketing.

      The following table presents the Lease Margin for total leasing, operating and sales-type leases for the five years ended September 30, 1999:

                                                             99  98  97  96  95
                                                             --- --- --- --- ---
      Total leasing......................................... 26% 26% 27% 31% 35%
      Operating lease....................................... 19% 20% 21% 24% 26%
      Sales-type lease...................................... 25% 30% 30% 26% 28%

      Sales: Revenue from sales, which includes remarketing and buy/sell activities, in fiscal 1999, 1998 and 1997 is shown in the table below (in millions, except percentages):

                                   99                     98                     97
                         ---------------------- ---------------------- ----------------------
                         Revenue Expense Margin Revenue Expense Margin Revenue Expense Margin
                         ------- ------- ------ ------- ------- ------ ------- ------- ------
Sales...................  $293    $250    15%    $329    $275    16%    $269    $210    22%
Sale of mainframe
 portfolio..............   485     485    --      --      --     --      --      --     --
Sale of vendor
 portfolio..............    95      93     2%     --      --     --      --      --     --
Sale of medical
 refurbishment
 business...............    18      18    --      --      --     --      --      --     --
                          ----    ----    ---    ----    ----    ---    ----    ----    ---
                          $891    $846     5%    $329    $275    16%    $269    $210    22%
                          ====    ====    ===    ====    ====    ===    ====    ====    ===

      Margins in fiscal 1997 were unusually high, primarily as a result of significant sales of distributed systems equipment.

      Technology services: Revenue from technology services was $522 million, $433 million and $354 million in fiscal 1999, 1998 and 1997, respectively. The increases are primarily the result of the growth in products and services. Revenue from continuity contracts, which is recognized monthly during the noncancelable continuity contract and is therefore recurring and predictable, was approximately $325 million, $298 million and $280 million during fiscal 1999, 1998 and 1997, respectively, representing approximately 62%, 69% and 79% of technology services revenue.

      Comdisco Ventures group: Comdisco Ventures group revenue of approximately $229 million in fiscal 1999 and $114 million in fiscal 1998 represents an increase of 100% and 20%, respectively, over the respective prior year periods. The increases were due to higher total leasing revenue and, in fiscal 1999, higher revenue from the sale of equity interests in early-high stage technology companies and higher interest income on venture debt. Total leasing revenue of $118 million for the year ended September 30, 1999 represented an increase of 39% compared to the prior year. Revenue from the sale of equity interests obtained in conjunction with Comdisco Ventures group's financing transactions with early-stage high technology companies, which is included in "Other revenue" on the Statement of Earnings, was $81 million in fiscal 1999 compared to $15 million and $16 million in fiscal 1998 and 1997, respectively.

      Prism: Prism is a start up company, and, as such, has only recently began developing a revenue base. Revenues were approximately $1 million in fiscal 1999.

      Other revenue: Other revenue was $91 million, $46 million and $80 million in fiscal 1999, 1998 and 1997, respectively. In addition to the Comdisco Ventures group revenue previously discussed, fiscal 1999 includes a reduction in Comdisco Ventures group revenue of $20 million as an increase to the allowance for credit losses, and fiscal 1998 and 1997 includes $5 million and $4 million, respectively, of gains from the sale of direct financing and sales-type receivables. Other revenue for fiscal 1997 includes a gain of $25 million, $16 million after-tax or $.10 per common share-diluted, resulting from the receipt of amounts in settlement of litigation. In addition, fiscal 1997 other revenue includes approximately $11 million of gains from the sale of other investments owned by Comdisco.

      Total costs and expenses were $4.1 billion and $3.0 billion in fiscal 1999 and 1998, respectively. The increase in fiscal 1999 compared to the prior year is primarily due to the Sale and the Charge. Other factors contributing to the higher costs and expenses in fiscal 1999 and 1998 compared to the prior years were increased leasing costs related to increased operating lease revenue and, in fiscal 1999, increased sales-type revenue, and increased costs associated with Comdisco's technology services.

      Leasing costs: Leasing costs totaled $230 billion in fiscal 1999, $1.8 billion in fiscal 1998, and $1.5 billion in fiscal 1997. The increases were related to increased operating lease revenue and, in fiscal 1999, increased sales-type revenue. See "Leasing" on page 51 for a discussion of Operating Lease Margins.

      Sales costs: Sales costs were $846 million, $275 million and $210 million in fiscal 1999, 1998 and 1997, respectively. The increase in fiscal 1999 compared to fiscal 1998 is due to the Sale. The increase in fiscal 1998 compared to fiscal 1997 is related to the increase in sales revenue. See "Sales" on page 51 for information on sales margins.

      Technology services costs: Technology services costs were $440 million in fiscal 1999, $362 million in fiscal 1998 and $296 million in fiscal 1997. The increases were due to higher personnel costs and continued investment in new service development.

      Selling, general and administrative: Selling, general and administrative expenses totaled $306 million in fiscal 1999, $249 million in fiscal 1998, and $244 million in fiscal 1997. The increase in fiscal 1999 compared to fiscal 1998 is primarily due to higher compensation and personnel costs. Despite the level of growth in fiscal 1998, cost containment efforts begun in fiscal 1997 resulted in a modest increase in selling, general and administrative costs in fiscal 1998 compared to fiscal 1997.

      Interest: Interest expense for fiscal 1999 totaled $337 million in comparison to $326 million in fiscal 1998 and $299 million in fiscal 1997, respectively. The increase in interest expense in fiscal 1999 compared to fiscal 1998 is due to higher average daily borrowings resulting from Comdisco's increased investment in leasing, Comdisco Ventures group and Prism compared to the prior period, offset by lower average rates.

      Prism: Prism initially introduced its services, marketed under the REDSM brand name, in Manhattan in January 1999 and has subsequently expanded its service to the greater New York area, Newark, Jersey City and Rutherford. Since January 1999, Prism's principal activities have included:

     . developing criteria for market selection and analyzing potential markets against these criteria;

     .  obtaining required governmental authorizations;

     . negotiating and entering into interconnection agreements with traditional telephone companies;

     . acquiring space in traditional telephone companies' central offices and installing Prism's network equipment in those offices;

     .  launching service in target markets;

     . selling and marketing to, and installing service for, customers in markets where Prism has established service;

     .  hiring management and other personnel;

     . developing and implementing operations support systems and other information systems.

      Prism has incurred losses in every month since its inception and Comdisco expects to substantially increase our operating expenditures in an effort to rapidly expand Prism's network infrastructure and service areas. Prism expects to incur substantial operating losses, net losses and net operating cash outflows during its network build-out and during the initial penetration of each new market. Its losses and net operating cash outflows are expected to continue and to increase as it expands its operations.

      Other: See "Business" and "Net Earnings" for a discussion of the Charge recorded in the second quarter of fiscal 1999.

      In the second quarter of fiscal 1997, Comdisco recorded a noncash, non-operating charge of $25 million, $16 million after-tax or $.10 per common share, as an addition to its equipment valuation allowance.

      Income taxes: Note 9 of Notes to Consolidated Financial Statements on page F-19 provides details about Comdisco's income tax provision.

International Operations

      Comdisco operates principally in four geographic areas: the United States, Europe, Canada and the Pacific Rim. In its operations, Comdisco works with multinational corporations, and we provide global solutions in our services.

      Revenue from international operations, excluding export sales, was $905 million in fiscal 1999 compared to $659 million and $570 million in fiscal 1998 and 1997, respectively. International revenues represented 22% of Comdisco's total revenue in fiscal 1999 and 20% in both fiscal 1998 and fiscal 1997.

      Geographic area data is included in Note 16 of Notes to Consolidated Financial Statements on page F-26.

Three and nine months ended June 30, 2000 compared to three and nine months ended June 30, 1999

Net Earnings

      Net earnings for the three months ended June 30, 2000 were $17 million, or $.10 per diluted common share, as compared to net earnings of $36 million, or $.22 per share, for the three months ended June 30, 1999. Net earnings for the nine months ended June 30, 2000 were $101 million, or $.62 per diluted share, as compared to net earnings of $18 million, or $.11 per share, in the year earlier period. Net earnings for the nine months ended June 30, 1999 were reduced by $150 million of pre-tax charges recorded in March, 1999, related to the divestiture of low-margin businesses and in the realignment of Comdisco, Inc.'s service businesses. See "Business" below for a discussion of this pre-tax charge.

      Excluding the Prism losses, Comdisco had net earnings of $58 million, or $.36 per share, compared to $43 million, or $.26 per share, for the three months ended June 30, 2000 and 1999, respectively. The increase for three and nine months ended June 30, 2000 compared to the year earlier period is primarily due to increased earnings by Comdisco Ventures group, offset by lower earnings contributions from Comdisco group, primarily from leasing activities. Excluding the charges in fiscal 1999 and the Prism losses in both fiscal 2000 and 1999, Comdisco had net earnings of $186 million, or $1.14 per share, compared to $123 million, or $.76 per share, for the nine months ended June 30, 2000 and 1999, respectively.

Business

      Comdisco group:

     . Services: Comdisco's technology services business attained record revenues for the three and nine months ended June 30, 2000; however, higher costs, primarily associated with higher personnel costs and continued investment in new service development, negatively impacted margins on Comdisco's technology services business. Technology services had pretax earnings of $12 million in the quarter ended June 30, 2000, compared to $21 million in the quarter ended June 30, 1999 and $18 million in the quarter ended March 31, 2000. The third quarter of fiscal 2000 was the third consecutive quarter of declining earnings contributions from services. Network services had pretax losses for the three and nine months ended June 30, 2000 of $9 million and $14 million, respectively. Comdisco expects network services to incur losses in the fourth quarter of fiscal 2000. Web services, a new service offered by Comdisco, incurred losses of $3 million in the quarter ended June 30, 2000. Revenue from continuity contracts, which is recognized monthly during the noncancelable continuity contract and is therefore typically recurring and predictable, was approximately $89 million, $82 million and $92 million during the three months ended June 30, 2000 and 1999, and March 31, 2000, respectively, representing approximately 52%, 62% and 59% of technology services revenue. Included in the $150 million pre-tax charge, as discussed below, is $30 million associated with the relocation of some of its continuity services facilities worldwide.

     . Leasing: Leasing had pretax earnings of $24 million and $60 million in the three and nine months ended June 30, 2000, compared to $24 million and $87 million in the three and nine months ended June 30, 1999, respectively. The pretax earnings recorded in the nine months ended June 30, 1999, $87 million, excludes $120 million in pre-tax charges recorded in the second quarter of fiscal 1999 related to Comdisco's divestiture of low-margin businesses. The decrease in pretax earnings contribution from leasing is due to a number of factors, including, but not limited to, the Sale, a change in the mix of leases written, with a higher percentage of new leases written as direct financing leases and higher costs, primarily personnel costs, associated with our operations. Cost of equipment placed on lease was $556 million during the quarter ended June 30, 2000. This compares to cost of equipment placed on lease of $657 million and $528 million during the quarters ended June 30, 1999 and March 31, 2000, respectively. During the nine months ended June 30, 2000 and 1999, cost of equipment placed on lease totaled $1.9 billion and $2.1 billion, respectively. Comdisco's residual leasing business in the areas of electronics, communications, medical, laboratory and scientific had worldwide cost of equipment placed on lease of $218 million and $655 million in the three and nine months ended June 30, 2000, respectively, compared to $89 million and $398 million in the prior year periods. See below for a discussion of remarketing.

        In addition to originating new equipment lease financing, Comdisco's remarkets used equipment from its lease portfolio. Remarketing is the sale or re-lease of equipment either at original lease termination or during the original lease. These transactions may be with existing lessees or, when equipment is returned, with new customers. Remarketing activities generate earnings from follow-on leases and gross profit on equipment sales. Remarketing activity, an important factor in quarterly earnings, increased in the current quarter as compared to both the second quarter of fiscal 2000 and the third quarter of fiscal 1999. Remarketing activity should continue to be an important contributor to quarterly earnings in the near and long term because of the size of Comdisco's lease portfolio. In addition, remarketing activity will be critical in the residual leasing business.

     . Prism: Prism revenues from subscribers were approximately $1 million and $3 million in the three months and nine months ended June 30, 2000, respectively. Prism had pretax losses of $64 million and $133 million in the three and nine months ended

        June 30, 2000, respectively. During the three months ended June 30, 1999, Prism had a pretax loss of $11 million. From February 28, 1999 (date of acquisition) to June 30, 1999, Prism had a pretax loss of $14 million.

      Prism has incurred losses in every month since its inception. Prism expects to continue to incur substantial operating losses, net losses and net operating cash outflows for the next several years as it attempts to grow its customer base in its markets.

      Prism recently signed a $120 million agreement with the network unit of Williams Communications Group, Inc. to provide Prism long-term capacity and fiber on Williams' fiber-optic network. Comdisco believes that the majority of the value in the transaction is in long-term network capacity on the Williams Multi-Service Broadband Network(TM). Williams Communications will also provide collocation and fiber maintenance services over the twenty-year agreement. Funding of the $120 million transaction consists of $110 million in cash paid over the life of the contract as well as Prism's issuance of $10 million of common stock to Williams Communications for these services representing a 1% fully diluted ownership of Prism.

      Nortel Networks(TM) also recently acquired a 1% fully diluted common stock ownership position in Prism for US $10 million. The relationship between the two companies began in early 1998 when Prism awarded Nortel Networks an initial contract for constructing its data network enhanced by Nortel Networks' digital modem high-speed Internet access. Since that time, Prism has continued to expand upon this original agreement and has agreed to purchase up to $460 million of switches, integrated line cards, customer premises equipment and ancillary technology.

      Comdisco Ventures group:

     . The third quarter of fiscal 2000 was a record third quarter for Comdisco Ventures group, with record revenues from leasing and interest income on venture debt. For the three months ended June 30, 2000 and 1999, Comdisco Ventures group recorded revenue of $ 150 million and $60 million, which represented increases of 151% and 83%, respectively, over the prior year periods. For the nine months ended June 30, 2000 and 1999, Comdisco Ventures group recorded revenue of $451 million and $138 million, which represented increases of 228% and 54%, respectively, over the prior year periods. Revenue from the sale of equity investments, consisting of warrant sale proceeds and capital gains, for the three and nine months ended June 30, 2000 and 1999 were as follows (in millions):

                                                                       Nine
                                                   Three months       months
                                                       ended           ended
                                                     June 30,        June 30,
                                                   ---------------   ----------
                                                    2000     1999    2000  1999
                                                   ------   ------   ----  ----
Proceeds from the sale of equity securities....... $   26   $    8   $139  $ 8
Less: cost of equity securities...................     (5)      (3)   (14)  (3)
                                                   ------   ------   ----  ---
Capital gains.....................................     21        5    125    5
Warrant sale proceeds.............................     60       15    143   32
                                                   ------   ------   ----  ---
Total............................................. $   81   $   20   $268  $37
                                                   ======   ======   ====  ===

Comdisco Venture group's policy has been to sell its equity positions in an orderly manner as soon as reasonably possible after a liquidity event. This general policy allows Comdisco Ventures group to generate cash for reinvestment in new transactions; Comdisco Ventures group believes it is preferable to make new advances to start-ups rather than hold the securities of public companies. In addition, Comdisco Ventures group has benefited from a strong IPO market for venture capital-backed companies. There can be no assurance that the strong IPO market for venture capital-backed companies will continue in the near or long term.

      Comdisco formed Hybrid Venture Partners, LP ("Hybrid Fund"), in October 1999 to originate venture debt and direct equity financing products for the benefit of Comdisco Ventures group. Comdisco committed $250 million as the sole limited partner to Hybrid Fund, all of which has been invested in, or committed to, Comdisco Ventures group customers. The Hybrid Fund has been closed and it will not seek additional capital commitments.

Results of Operations

Three Months Ended June 30, 2000

      Total revenue for the three months ended June 30, 2000 was $953 million compared to $1.3 billion in the prior year quarter and $1.01 billion in the quarter ended March 31, 2000. The decrease in total revenue is primarily due to the Sale, which increased sales revenue by $485 million in the three months ended June 30, 1999. Total leasing revenue of $533 million for the quarter ended June 30, 2000 represented a decrease of 7% compared to the year earlier period. Total leasing revenue was $611 million in the second quarter of fiscal 2000. The decrease in operating lease revenue is due to a change in the mix of leases written, with a higher percentage of new leases classified as direct financing leases rather than operating leases. Sales-type lease revenue decreased 18% in the current year quarter compared to the year earlier quarter, primarily as a result of a higher percentage of remarketing transactions done as sales rather than as leases.

      Operating Lease Margin was $82 million, or 19.8% of operating lease revenue, and $85 million, or 19.2% of operating lease revenue, in the three months ended June 30, 2000 and 1999, respectively. The Operating Lease Margin was $84 million, or 19.1% in the quarter ended March 31, 2000. Comdisco expects the Operating Lease Margin to be at or below current levels throughout the remainder of fiscal 2000, depending on the equipment leased and the volume of operating leases. The decrease in operating lease revenue minus operating lease cost in the current year quarter compared to the year earlier quarter is due the change in the mix of leases written. Comdisco expects the growth of the operating lease portfolio to slow as the mix of leases results in more direct financing leases rather than operating leases.

      Revenue from sales, which includes remarketing by selling and buy/sell activities, for the three months ended June 30, 2000 and 1999 were as follows (in millions, except percentages):

                                          2000                   1999
                                 ---------------------- ----------------------
                                 Revenue Expense Margin Revenue Expense Margin
                                 ------- ------- ------ ------- ------- ------
Sales...........................  $142    $115     19%   $ 62    $ 50     19%
Sale of mainframe Portfolio.....    --      --     --     485     485     --
Sale of medical Refurbishment
 business.......................    --      --     --      18      18     --
                                  ----    ----    ---    ----    ----    ---
Total...........................  $142    $115     19%   $565    $553      2%
                                  ====    ====    ===    ====    ====    ===

      Revenue from technology services for the three months ended June 30, 2000 and 1999 was $173 million and $133 million, respectively, a 30% increase. Cost of technology services for the three months ended June 30, 2000 and 1999 was $161 million and $112 million, respectively, a 44% increase. The increase in cost of technology services is attributed to the development and implementation of Comdisco's network services infrastructure.

      Other revenue for the three months ended June 30, 2000 and 1999 was $105 million and $30 million, respectively. Revenue from the sale of equity positions by Comdisco Ventures group was $80 million and $20 million in the three months ended June 30, 2000 and 1999, respectively. Prism revenue from subscribers was approximately $1 million in the quarter ended June 30, 2000.

      Total costs and expenses for the quarter ended June 30, 2000 were $927 million compared to $1.25 billion in the prior year period. The decrease in total costs and expenses is primarily due to the $150 million pre-tax charge included in the prior year and the Sale, offset by higher expenses incurred by Prism in the current year quarter.

      Leasing costs totaled $382 million for the three months ended June 30, 2000, compared to $411 million and $458 million in the three months ended June 30, 1999 and March 31, 2000, respectively. The decreases in the current quarter is due to reduced operating lease revenue resulting from the change in the mix of leases written and, with respect to the second quarter of fiscal 2000, a reduction in sales-type lease transactions. The decrease in sales-type transactions is primarily a result of a higher percentage of remarketing transaction done as sales rather than leases. See above for a discussion of Operating Lease Margins.

      Sales costs were $115 million, $553 million and $78 million in the three months ended June 30, 2000 and 1999 and March 31, 2000, respectively. The three months ended June 30, 1999 includes the Sale. The increase in current quarter compared to the second quarter of fiscal 2000 is due to a higher volume of remarketing transactions done as sales. See above for information on sales margins.

      Technology services costs were $161 million in the three months ended June 30, 2000, $112 million in the three months ended June 30, 1999 and $138 million in the three months March 31, 2000. The increases were due to higher personnel costs and continued investment in new service development.

      Selling, general and administrative expenses totaled $116 million in the quarter ended June 30, 2000 compared to $77 million in the quarter ended June 30, 1999 and $143 million in the quarter ended March 31, 2000. The increase in the current year quarter compared to the year earlier period is primarily due to an increase in bad debt expense and an increase in Comdisco Ventures group incentive compensation costs as a result of gains realized on the sale of equity positions. The following table summarizes selling, general and administrative expenses (in millions):

                                                                       2000 1999
                                                                       ---- ----
Incentive compensation................................................ $ 34 $18
Other compensation and benefits.......................................   34  31
Outside services......................................................   15   9
Bad debt expense Comdisco Ventures group..............................   16   1
Bad debt expense Comdisco group.......................................    4   2
Other expenses........................................................   13  16
                                                                       ---- ---
                                                                       $116 $77
                                                                       ==== ===

      Comdisco expects selling, general and administrative expenses to increase throughout fiscal 2000 primarily because of higher revenue from Comdisco Ventures group, which will increase incentive compensation costs, and higher personnel costs.

      Interest expense for the three months ended June 30, 2000 and 1999 totaled $88 and $82 million, respectively. Increases in interest costs resulted from higher interest rates in the current period compared to the prior year period.

      Prism expenses for the three months ended June 30, 2000 totaled $65 million, compared to $11 million in the year earlier quarter and $42 million in the second quarter of fiscal 2000. Network and product costs were $25 million for the three months ended June 30, 2000 compared to $17 million in the second quarter of fiscal 2000. These costs are attributable to the expansion of Prism's networks and increased orders resulting from their sales and marketing efforts. Sales, marketing, general and administrative expenses were $19 million and $14 million for the three months ended June 30, 2000 and March 31, 2000, respectively. These costs are attributable to growth in headcount in all areas of Prism, continued expansion of Prism's sales and marketing efforts, deployment of Prism's networks and building of Prism's operating infrastructure. Depreciation and amortization was approximately $13 million for the current quarter compared to $6 million for the second quarter of fiscal 2000.

Nine months ended June 30, 2000

      Total revenue was $2.8 billion and $3.2 billion for the nine months ended June 30, 2000 and 1999, respectively. The decrease in total revenue in the current year period is due to the Sale in the prior year period. Total leasing revenue was $1.7 billion and $2.0 billion for the nine months ended June 30, 2000 and 1999, respectively. The decrease in total leasing revenue compared to the prior year period was primarily due to the reduced revenue from sales-type transactions, and a reduction in operating lease revenue. Remarketing activity was strong in the third quarter of fiscal 2000 and, although sales-type revenue decreased, sales, which also represents remarketing activity, increased in the current year period.

      Operating Lease Margin was $249 million, or 19.3% of operating lease revenue, and $286 million, or 19.3% of operating lease revenue, in the nine months ended June 30, 2000 and 1999, respectively. The decrease in Operating Lease Margin in the current year period compared to the year earlier period was due to a change in the mix of leases written, with a higher percentage of leases written as direct financing leases rather than operating leases. We expect the growth of the operating lease portfolio to slow as the mix of leases written results in more direct financing leases rather than operating leases.

      Revenue from sales, which includes remarketing by selling and buy/sell activities, for the nine months ended June 30, 2000 and 1999 were as follows (in millions, except percentages):

                                          2000                   1999
                                 ---------------------- ----------------------
                                 Revenue Expense Margin Revenue Expense Margin
                                 ------- ------- ------ ------- ------- ------
Sales...........................  $308    $243     21%   $187    $159     15%
Sale of mainframe portfolio.....    --      --     --     485     485     --
Sale of medical refurbishment
 business.......................    --      --     --      18      18     --
                                  ----    ----    ---    ----    ----    ---
Total...........................  $308    $243     21%   $690    $662      4%
                                  ====    ====    ===    ====    ====    ===

      The increase in sale margins during the nine months ended June 30, 2000 is primarily due to remarketing of communications equipment, which had above average margins on their remarketing transactions.

      Revenue from technology services for the nine months ended June 30, 2000 and 1999 was $476 million and $376 million, respectively, a 27% increase. Cost of technology services for the nine months ended June 30, 2000 and 1999 was $424 million and $317 million, excluding the pre-tax charge, respectively, a 34% increase. The increase in revenue is due to higher revenue from network and desktop management services. The decrease in technology services margins is due to increasing infrastructure costs associated with the development of the network services business and costs associated with the development of Comdisco's web hosting and availability services.

      Other revenue for the nine months ended June 30, 2000 and 1999 was $360 million and $66 million, respectively. Revenue from the sale of available-for-sale securities by Comdisco Ventures group was $268 million and $37 million in the nine months ended June 30, 2000 and 1999, respectively. During the nine months ended June 30, 2000, approximately eighty-four companies in the equity securities portfolio were acquired/merged or completed an IPO, compared to forty-three companies in the prior year period. During the current period Comdisco realized an additional $32 million of revenues from the sale other available-for-sale securities. Prism revenue from subscribers was approximately $3 million in the nine months ended June 30, 2000.

      Total costs and expenses for the nine months ended June 30, 2000 were $2.7 billion compared to $3.2 billion in the prior year period. The decrease is due to the Sale and the Charge in the prior year period.

      Selling, general and administrative expenses totaled $375 million in nine months ended June 30, 2000 compared to $219 million in the prior year period. The principal reasons for the increase in the current year period compared to the year earlier period are an increase in bad debt expense for Comdisco Ventures group and an increase in incentive compensation costs as a result of gains realized on the sale of equity positions held in the Comdisco Ventures group portfolio. The following table summarizes selling, general and administrative expenses (in millions):

                                                                      2000 1999
                                                                      ---- ----
Incentive compensation............................................... $101 $ 41
Other compensation and benefits......................................  102   91
Outside services.....................................................   46   29
Bad debt expense Comdisco Ventures group.............................   62    2
Bad debt expense Comdisco group......................................   25    9
Other expenses.......................................................   39   47
                                                                      ---- ----
                                                                      $375 $219
                                                                      ==== ====

      On May 26, 2000, Comdisco granted non-qualified stock options for Comdisco Ventures group stock under a management incentive plan to employees responsible for the operations of Comdisco Ventures group and to a former employee of Comdisco Ventures group. Of the options granted, 10,391,250 were granted at $2.5647 per share and 1,275,000 were granted at $7.20 per share. Comdisco measures compensation costs for these options, excluding the terminated employee, using the intrinsic value based method of accounting. For the terminated employee, Comdisco utilizes the fair market value for measuring compensation costs. For options granted where the exercise price is less than the market value as determined by an independent appraisal, and for the terminated employee, is less than the fair market value as determined using an option-pricing model, compensation expense will be recorded over the three-year vesting period. Stock-based compensation expense, which is included in incentive compensation for the three and nine months ended June 30, 2000, totaled $2 million. Stock-based incentive compensation to be recorded in the fourth quarter of fiscal 2000 will be approximately $5 million. Stock-based compensation expense for fiscal 2001, 2002 and 2003 will be approximately $16 million, $7 million and $2 million, respectively.

      Interest expense for the nine months ended June 30, 2000 and 1999 totaled $259 and $253 million, respectively. Increases in interest costs resulted from higher interest rates in the current period compared to the prior year period.

      Prism expenses for the nine months ended June 30, 2000 totaled $135 million, compared to $14 million in the year earlier period. Network and product costs were $51 million for the nine months ended June 30, 2000. Sales, marketing, general and administrative expenses were $46 million for the nine months ended June 30, 2000. Depreciation and amortization was approximately $22 million for the current period.

Financial Condition

      Comdisco's current financial resources and estimated cash flows from operations are considered adequate to fund anticipated future growth and operating requirements. Comdisco utilizes a variety of financial instruments to fund its short and long-term needs.

      Comdisco plans to continue to be active in issuing senior debt during the remainder of fiscal 2000, primarily to support the anticipated growth of Comdisco's four primary business lines: technology services, Leasing, Prism and Comdisco Ventures group, and, where appropriate, to refinance maturities of interest-bearing liabilities.

      Capital expenditures for equipment are generally financed by cash provided by operating activities, recourse debt, or by assigning the noncancelable lease rentals to various financial institutions at fixed interest rates on a nonrecourse basis. Cash provided by operating activities for the nine months ended June 30, 2000 and 1999 was $2.5 billion and $2.2 billion, respectively. Cash provided by operations has been used to finance equipment purchases and, accordingly, had a positive impact on the level of borrowing required to support the company's investment in its lease portfolio. Comdisco expects this trend to continue, with cash flow from leasing and remarketing reinvested in the equipment portfolio.

Other Matters at September 30, 1999

      Qualitative Information About Market Risk: One of Comdisco's primary market risk exposures is interest rate risk, primarily related to Comdisco's interest-bearing obligations. Generally, a changing interest rate environment does not impact Comdisco's margins since the effects of higher or lower borrowing costs would be reflected in the rates on newly leased assets. In addition, Comdisco attempts to match the maturities of its borrowings with the cash flows from our leased assets and notes receivables, thereby reducing our interest rate exposure.

      Comdisco has an on-going program to manage its assets and liabilities. This program includes establishing levels of fixed and floating rate debt, liquidity and duration analysis, monitoring credit quality of the lease portfolio and related account review procedures and oversight of interest rate and foreign exchange hedging policies. This program includes the use of derivatives in certain identifiable situations to manage risk. Comdisco does not speculate on interest rates, but rather manages our portfolio of assets and liabilities to mitigate the impact of interest rate fluctuations. Comdisco does not use derivatives for trading purposes. See Note 7 of Notes to Consolidated Financial Statements on page F-14 for information on Comdisco's average daily borrowings, Comdisco's derivative financial instruments, comprising interest rate swaps and foreign currency forward exchange contracts and effective interest rates.

      The table below presents principal, or notional, amounts and related weighted-average interest rates by year of maturity for Comdisco's notes payable, term notes and senior notes (in millions, except percentages):

                                                   00    01    02     03   04+
                                                  ----  ----  -----  ----  ----
Notes payable
  Fixed rate..................................... $820  $--   $ --   $--   $--
  Average interest rate.......................... 4.87%
Term notes
  Floating rate..................................  550   --     --    --    --
  Average interest rate.......................... 5.25%
Senior notes
  Fixed rate.....................................  851   857  1,435   268   275
  Average interest rate.......................... 6.69% 6.51%  6.42% 6.14% 6.13%

      As the above table incorporates only Comdisco's interest-bearing obligations and not our lease portfolio, the information presented therein has limited predictive value.

      Comdisco's investment in equity securities is also subject to market price risk. A 10% decrease in market values would reduce the carrying value of Comdisco's publicly traded equity securities by $20 million. Many of these equity securities are highly volatile stocks.

      Recently Issued Professional Accounting Standards: Comdisco does not believe that SFAS 133, Accounting for Derivative Instruments and Hedging Activity, which will become effective in fiscal 2001, will have a material impact on Comdisco's financial statements.

      Year 2000: Comdisco has substantially completed a program to assess, remediate, mitigate and contingency plan for the potential impact of "Year 2000" issues throughout the company. "Year 2000" issues arise where date-sensitive software uses two digit year date fields, sorting the year 2000 ("00") before the year 1999 ("99"). As a result, these systems may not process dates beyond 1999, resulting in data corruption and processing errors and possible system failures.

      Comdisco's program has addressed its internal computer systems and applications, facilities, equipment portfolio, and continuity and network services operations. This program includes assessment and mitigation of Year 2000 issues with respect to information technology and other equipment that uses software embedded on computer chips. In addition, Comdisco is attempting to monitor the Year 2000-compliance status of its vendors, suppliers and service providers. Comdisco believes that it is taking the necessary steps regarding Year 2000 compliance with respect to matters within its control to provide that Year 2000 issues will not materially impact Comdisco. However, there can be no assurance that Year 2000 issues will not adversely affect Comdisco.

      The SEC issued an interpretive guidance regarding disclosure of Year 2000 issues and consequences, effective August 4, 1999. On September 23, 1999, Comdisco provided this disclosure in a Form 8-K filing, a copy of which is available for download at the SEC Internet home page at www.sec.gov. This Year 2000 Readiness is incorporated by reference in Comdisco's Annual Report on Form 10-K for the year ended September 30, 1999, as amended by Form 10-K/A.

      Euro Compliance: While Comdisco will continue to evaluate the impact of the Euro introduction over time, based on currently available information, management does not believe that the introduction of the Euro currency will have a material adverse impact on Comdisco's financial condition or overall trends in results of operations.

      Inflation: Comdisco does not consider the present rate of inflation to have a significant impact on the businesses in which we operate.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

             RESULTS OF OPERATIONS OF COMDISCO VENTURES GROUP

      The discussion below contains certain forward-looking statements that are based on the beliefs of Comdisco's management, as well as assumptions made by, and information currently available to, Comdisco's management. See "Special Note Regarding Forward-Looking Statements" on page 44 for reference to the risks, uncertainties and events that could cause those underlying beliefs and assumptions to change and cause Comdisco's results, performance and achievements in the current fiscal periods and beyond to differ materially from those expressed in, or implied by, any forward-looking statements.

      This discussion should be read along with Comdisco Ventures group financial statements included in this prospectus. Historical results may not necessarily be indicative of operating results for any future period.

Overview

      This discussion should be read along with the Comdisco Ventures group's separate financial statements included in this prospectus. Historical results and percentage relationships may not necessarily be indicative of operating results for any future periods.

      The financial statements of Comdisco Ventures group include the balance sheets, statements of earnings and division net worth, and cash flows of our venture financing business. These financial statements give effect to all allocation and related party transaction policies as adopted by the board of directors of Comdisco. These policies are described in the Notes to Financial Statements of Comdisco Ventures group beginning on page F-34 in this prospectus. Comdisco Ventures group's financial statements have been prepared in a manner which management believes is reasonable and appropriate. These financial statements include the financial position, results of operations and cash flows of Comdisco Ventures group, presented to give effect to the accounting principles applicable to Comdisco's tracking stock capital structure.

      So long as Comdisco Ventures group stock is outstanding, management intends to provide to Comdisco stockholders separate financial statements, financial reviews, descriptions of the business, and other relevant financial information for Comdisco Ventures group as well as consolidated and consolidating financial information for Comdisco prepared in accordance with generally accepted accounting principles. Notwithstanding its current intention to provide these financial statements, Comdisco, Inc. has no legal obligation to continue to do so, and may discontinue providing these statements at any time.

      Notwithstanding the allocation of assets and liabilities, including contingent liabilities, between Comdisco Ventures group and Comdisco group for the purposes of preparing these financial statements, this allocation and the change to a tracking stock capital structure by Comdisco will not result in the distribution or spin-off to stockholders of any of Comdisco's assets and liabilities and will not affect ownership of its assets or responsibility for its liabilities or those of its subsidiaries. Holders of Comdisco Ventures group stock are common stockholders of Comdisco. The assets attributed to one business will be subject to the liabilities of the other business, even if these liabilities arise from lawsuits, contracts or indebtedness that are attributed to the other business. If Comdisco is unable to satisfy one business's liabilities out of the assets attributed to it, Comdisco would be required to satisfy those liabilities with assets Comdisco has attributed to the other business. Furthermore, holders of Comdisco Ventures group stock and Comdisco group stock will have no legal rights related to specific assets of either business and in any liquidation will receive a fixed share of the net assets of Comdisco, which may not reflect the actual trading prices, if any, of the respective businesses at such time.

      Comdisco's board of directors can make operational and financial decisions that could favor Comdisco group over Comdisco Ventures group. Comdisco's board of directors and management has the discretion to re-allocate assets, liabilities, revenues, expenses and cash flows allocated to Comdisco Ventures group, without the approval of the holders of Comdisco Ventures group stock. Any re-allocations are intended to be made in accordance with the allocation and management policies governing the relationship between the Comdisco groups adopted by our board. These allocation and management policies can be modified or abandoned by the board of directors in its discretion, without the approval of the holders of Comdisco Ventures group stock. The flexibility afforded Comdisco to interpret and change these allocation and management policies may make it difficult to access the future prospects of Comdisco Ventures group based on its past performance. Any decision relating to the operations or finances of Comdisco Ventures group, including any decision made under these policies, and any decision to alter or abandon these policies, will be made subject to the fiduciary duties owed by Comdisco's board of directors and management to all Comdisco stockholders.

      Financial effects from one business that affect Comdisco's consolidated results of operations or financial condition could affect the results of operations or financial condition of the other business and the market price of the stock relating to the other business. In addition, net losses of either business and dividends and distributions on, or repurchases of, either series of common stock or repurchases of preferred stock at a price per share greater than par value will reduce the funds we can pay on each class of common stock under Delaware law. Accordingly, Comdisco Ventures group's financial statements should be read in conjunction with Comdisco's audited consolidated financial information contained elsewhere in this prospectus and the unaudited financial information of Comdisco, Inc., Comdisco group and Comdisco Ventures group provided in Comdisco's Form 10-Q for the quarter ended June 30, 2000, included elsewhere in or incorporated by reference into this prospectus.

      On April 20, 2000, the stockholders of Comdisco, at a special meeting, approved the authorization of a new series of Comdisco common stock, "Comdisco Ventures group stock," that is intended to track the performance of Comdisco Ventures group. On May 4, 2000, Comdisco filed its restated charter which established Comdisco Ventures group stock as a series of common stock.

Revenue

      Currently, Comdisco Ventures group's revenues are derived primarily from leasing, interest income on venture debt and the sale of public equity holdings.

     . Lease revenue: Comdisco Ventures group leases almost all types of equipment from all manufacturers. These leases are "full payout" leases, or leases in which Comdisco Ventures group recovers, through lease payments, all acquisition and other costs incurred with respect to the lease plus an acceptable rate of return. Generally, "full payout" leases would be accounted for as financings, similar to an installment purchase. However, Comdisco Ventures group records these transactions as operating leases in accordance with FAS 13, "Accounting for Leases," which requires operating lease accounting where the collectability of the lease payments is not assured. Under FAS 13, operating leased assets consist of the equipment cost, less the amount depreciated to date, revenue consists of the contractual lease payments recognized on a straight-line basis, and depreciation expense is recognized on a straight-line basis over the lease term to Comdisco Ventures group's estimate of the equipment's fair market value at lease termination. As part of the lease transaction, Comdisco Ventures group receives warrants to purchase an equity interest in the borrower at a stated exercise price based on the price paid by venture capitalists.

     . Interest income: Venture debt is generally structured as an equipment loan or a subordinated loan. The debt bears fixed interest rates with coupons currently ranging from 8.0% to 13.0% per annum, although the effective rate may be greater. In addition, fees typically ranging from 0.75% to 1.5% of the principal amount of the loan commitment may be paid at closing. As part of the transaction, Comdisco Ventures group receives warrants to purchase an equity interest in its customer, or a conversion option, in each case at a stated exercise price based on the price paid by venture capitalists.

     . Sale of equity holdings: Comdisco Ventures group also provides financing to its customers by purchasing convertible preferred stock or common stock. Comdisco

        Ventures group generates capital gains when the equity is sold. In addition, Comdisco Ventures group records the proceeds from the sale of warrants received in conjunction with its lease and loan transactions as income when received. Historically, Comdisco Ventures group's general policy has been to sell its equity positions in an orderly manner as soon as reasonably possible after a liquidity event. In most cases, securities law restrictions on transfer and contractual lock-up provisions restrict Comdisco Ventures group's ability to sell its equity position for several months after a liquidity event. Comdisco Ventures group's management consults with its outside asset manager on at least a quarterly basis and has adjusted its general policy on occasion to respond to market conditions. However, Comdisco Ventures group's policy with respect to disposition of its equity holdings is not intended to, and does not, assure that Comdisco Ventures group will maximize its return on any particular holding. Furthermore, because the creation of a public market or an acquisition/merger (collectively referred to as a "liquidity event") is beyond Comdisco Ventures group's control and is difficult, if not impossible, to predict, Comdisco Ventures group's operating results are subject to significant and material quarterly fluctuations. Fluctuations in future quarters may be greater than those experienced in past quarters as a result of the growth in the number of direct equity financings made by Comdisco Ventures group, market volatility for emerging growth companies and as a result of Comdisco Ventures group's focus on Internet-related, communications and other high-technology companies. For those securities without a public trading market, the realizable value of Comdisco Ventures group's interests may prove to be lower than the carrying value currently reflected in the financial statements.

      Comdisco Ventures group also generates revenue from buy/sell activities and from selling equipment at lease termination, generally to the original lessee.

      Comdisco Ventures group expects continued growth in all revenue sources in fiscal 2000. In addition, the valuation of Comdisco Ventures group's warrant and equity holdings has increased significantly during the eighteen months ending June 30, 2000, primarily as a result of strong equity markets for these securities. Accordingly, Comdisco Ventures group expects, based upon current stock market valuations, an increase in revenue and earnings contributions from its equity holdings in fiscal 2000. See "Risk Factors-- Risks Relating to the Business of Comdisco Ventures Group," beginning on page 31.

Costs and Expenses

      Leasing: Costs and expenses are principally depreciation of equipment. Depreciation is recognized on a straight-line basis over the lease term to Comdisco Ventures group's estimate of the equipment's fair market value at lease termination. In addition to depreciation, initial direct costs related to operating leases, primarily salespersons' commissions, are capitalized and amortized over the lease term.

      Selling, general and administrative: Comdisco Ventures group's selling, general and administrative expenses consist primarily of costs relating to management compensation, personnel, customer service, finance, billing, administrative services, recruiting, insurance, legal services and depreciation expense. Comdisco has provided to Comdisco Ventures group finance, billing, administrative services, insurance, budgeting, legal services and other functions through a shared services program and going forward will provide these services under a master inter-group agreement. As part of its business plan, Comdisco Ventures group has hired and expects to continue to hire additional employees. As a result, Comdisco Ventures group expects these expenses to increase as the number of employees increases. In addition, since management compensation is based upon pretax earnings of Comdisco Ventures group, compensation expenses are expected to increase in fiscal 2000, primarily as a result of higher earnings contributions from the sale of equity holdings.

      Interest: Comdisco Ventures group funds its business with cash flow from operations and with inter-group loans from Comdisco. See "--Liquidity and Capital Resources," on page 73. Interest on inter-group loans is computed monthly based on the average inter-group balance.

      Bad debt expense: Comdisco Ventures group records an expense for credit losses based on management's estimate of the amounts expected to be lost on specific accounts and for losses on other as-of-yet unidentified accounts included in the venture lease and venture debt portfolio.

Results of Operations

Fiscal 1999 compared to fiscal 1998 and fiscal 1998 compared to fiscal 1997

      Net earnings of approximately $42.8 million and $17.2 million in fiscal 1999 and 1998, respectively, represent increases of 150% and 13%, respectively over the prior year periods. The principal reasons for the increase in earnings during fiscal year 1999 and 1998 are the significant increase in warrant sale proceeds and capital gains, increased interest income on notes, and increased revenues from leasing.

      Total revenue of approximately $228.5 million and $114.3 million in fiscal 1999 and 1998, respectively represent increases of 100% and 20%, respectively over the prior year periods. The increases were due to higher total leasing revenue and interest income on venture debt and, in fiscal 1999, an increase in the sale of equity holdings.

      Lease revenue: Total leasing revenue of $118.4 million for fiscal 1999 represented an increase of 39% compared to the prior year. Total leasing revenue of $85.1 million in fiscal 1998 represented an increase of 24% over fiscal 1997 total leasing revenue of $68.6 million.

      Leasing volume increased in both fiscal 1999 and 1998 as compared to the prior years. Lease volume in the last fiscal year was the highest annual volume in Comdisco Ventures group's history. Cost of equipment placed on lease was $204.2 million in fiscal 1999 compared to cost of equipment placed on lease of $113.9 million and $77.9 million in fiscal 1998 and 1997, respectively.

      The Operating Lease Margin was $28.8 million, or 24.7% of operating lease revenue and $23.3 million, or 28.0% of operating lease revenue in fiscal 1999 and 1998, respectively. This decrease in the Operating Lease Margin in fiscal 1999 versus fiscal 1998 is due to an increase in the lease volume. Comdisco Ventures group expects the Operating Lease Margin to remain at approximately 25% of operating lease revenue in fiscal 2000.

      Interest income: Interest income on venture debt was $22.6 million in fiscal 1999 compared to $6.7 million and $3.1 million in fiscal 1998 and 1997, respectively. During fiscal 1999, Comdisco Ventures group funded loans totaling $323.9 million, compared to $57.2 million in fiscal 1998 and $34.3 million in fiscal 1997. See Note 3 of Notes to Financial Statements beginning on page F-36 for information concerning Comdisco Ventures group's notes receivable and "Risk Factors," beginning on page 31, for a discussion of factors that may affect earnings contributions from notes receivable and Comdisco Ventures group's financial condition.

      Sale of equity holdings: Warrant sale proceeds and capital gains for fiscal 1999, 1998 and 1997 were as follows (in millions):

                                                               Year ended
                                                              September 30,
                                                            -------------------
                                                            1999   1998   1997
                                                            -----  -----  -----
   Proceeds from sale of equity securities................. $10.9  $ 2.0  $ 3.9
   Less: Cost of equity securities.........................  (5.7)   (.6)   (.5)
                                                            -----  -----  -----
   Capital gains...........................................   5.2    1.4    3.4
   Warrant sale proceeds...................................  75.5   13.5   13.0
                                                            -----  -----  -----
   Total................................................... $80.7  $14.9  $16.4
                                                            =====  =====  =====

      During fiscal 1999, approximately sixty companies were acquired or merged or completed an initial public offering, compared to approximately thirty companies in fiscal 1998.

      Total costs and expenses were $157.3 million, $85.8 million and $70.1 million in fiscal 1999, 1998 and 1997, respectively. The increase in fiscal 1999 and 1998 compared to the prior years is primarily due to the growth in leasing volume and loan originations including higher interest and bad debt expense and increased leasing costs related to increased operating lease revenue.

      Selling, general and administrative expenses: Selling, general and administrative expenses totaled $18.2 million in fiscal 1999, $5.8 million in fiscal 1998, and $5.4 million in fiscal 1997. Charges for shared services from Comdisco were $3.0 million, $1.0 million and $1.0 million in fiscal 1999, 1998 and 1997. The primary reason for the increase in selling, general and administrative expenses in fiscal 1999 compared to 1998 was higher incentive compensation expenses. Management incentive compensation is based upon pretax earnings of Comdisco Ventures group, which increased 150% in fiscal 1999 compared to fiscal 1998. The increase in fiscal 1998 compared to fiscal 1997 is primarily due to increased personnel costs.

      Interest: Interest expense for fiscal 1999 totaled $23.4 million in comparison to $10.8 million in fiscal 1998 and $7.7 million in fiscal 1997. The increases in fiscal 1999 and 1998 compared to the prior year is due to higher average daily borrowings resulting from the Comdisco Ventures group's larger lease and venture debt portfolios. The interest rate on inter-group loans from Comdisco was 7.5% in fiscal 1999, 1998 and 1997.

      Bad debt expense: Bad debt expense for fiscal 1999 totaled $23.2 million compared to $4.8 million in fiscal 1998 and $6.3 million in fiscal 1997. The increase in fiscal 1999 compared to the prior year reflects the increase in the reserve related to increased venture lease, venture debt and direct equity financing volume.

      Income taxes: The effective income tax rate was 40% in each of fiscal 1999, 1998 and 1997. The effective income tax rate approximates the statutory rate.

Three months Ended June 30, 2000

      Total revenue for the three months ended June 30, 2000 was $149.6 million compared to $59.6 million in the quarter ended June 30, 1999 and $160.4 in the quarter ended March 31, 2000; this represented increases of 151% and 83%, respectively, over those prior quarterly periods.

      Net earnings for the three months ended June 30, 2000 were $32.4 million, as compared to $13.2 million for the three months ended June 30, 1999. The principal reasons for the increase in net earnings during the three months ended June 30, 2000 compared to the year earlier period are the significant increases in warrant sale proceeds and capital gains, increased interest income on notes, and increased earnings contributions from leasing.

      Lease revenue: Total leasing revenue of $50.8 million for the quarter ended June 30, 2000 represented an increase of 63% over $31.1 million recorded for the quarter ended June 30, 1999. Total leasing revenue was $46.9 million in the second quarter of fiscal 2000. Cost of equipment placed on lease was $115.2 million during the quarter ended June 30, 2000, compared to $59.1 million and $96.5 million during the quarters ended June 30, 1999 and March 31, 2000, respectively. These increases are the result of increases in both number of customers and average lease size.

      Operating Lease Margin was $11.4 million, or 22.5%, and $7.8 million, or 25.1% of operating lease revenue, in the three months ended June 30, 2000 and 1999, respectively. The Operating Lease Margin was $10.9 million, or 24.2% in the quarter ended March 31, 2000. The decrease in the Operating Lease Margin in the current year period compared to the second quarter of fiscal 2000 is due to an increase in the quarterly lease volume. Generally, new leases written have lower margins in their initial quarter compared to future quarters.

      Interest income: Interest income on venture debt was $14.7 million in the quarter ended June 30, 2000 compared to $6.3 million and $12.0 million during the quarters ended June 30, 1999 and March 31, 2000, respectively. During the quarter ended June 30, 2000, Comdisco Ventures group funded loans totaling $167.7 million, compared to $85.0 million and $157.8 million in the quarters ended June 30, 1999 and March 31, 2000, respectively.

      Sale of equity holdings: Revenue from the sale of equity holdings, that is warrant sale proceeds and capital gains, for the quarters ended June 30, 2000 and 1999 and March 31, 2000 were as follows (in millions):

                                                         Three
                                                        months      Three months
                                                         ended         ended
                                                       June 30,      March 31,
                                                      ------------  ------------
                                                      2000   1999       2000
                                                      -----  -----  ------------
Proceeds from the sale of equity securities.......... $25.7  $ 7.5     $57.7
Less: cost of equity securities......................  (5.1)  (2.9)     (5.6)
                                                      -----  -----     -----
Capital gains........................................  20.6    4.6      52.1
Warrant sale proceeds................................  59.7   15.4      46.4
                                                      -----  -----     -----
Total................................................ $80.3  $20.0     $98.5
                                                      =====  =====     =====

      During the quarter ended June 30, 2000, Comdisco Ventures group funded equity financings totaling $40.1 million, compared to $12.0 million and $81.6 million in the quarters ended June 30, 1999 and March 31, 2000, respectively.

      The increase in revenue from the sale of equity holdings in the current quarter compared to the prior year period is due to an increase in the number of companies in which Comdisco Ventures group has equity holdings that have experienced liquidity events, which impacts the number of securities available-for-sale. Market valuations from an initial public offering can also significantly affect the revenue from the sale of equity investments. Comdisco Venture group's general policy has been to sell its equity positions in an orderly manner as soon as reasonably possible after a liquidity event. This general policy allows Comdisco Ventures group to generate cash for reinvestment in new transactions; Comdisco Ventures group believes it is preferable to make new advances to start-ups rather than hold the securities of public companies.

      The valuation of Comdisco Ventures group's warrant and other public equity holdings has increased significantly during the twelve months ended June 30, 2000, primarily as a result of strong equity markets for those securities. Accordingly, Comdisco Ventures group expects, based on current stock market valuations, an increase in revenue and earnings contributions from its equity holdings in the remainder of fiscal 2000. See "Risk Factors," beginning on page 31 for a discussion of the factors that may affect proceeds from the sale of warrants and capital gains.

      Total costs and expenses for the quarter ended June 30, 2000 were $95.7 million compared to $37.6 million in the prior year period. Total costs and expenses were $97.6 million in the quarter ended March 31, 2000. The increase in total costs and expenses in the current quarter compared to the prior year's quarter and the second quarter of fiscal 2000 is due to the increase in venture lease and venture debt activities, and higher selling, general and administrative expenses related to increased personnel costs and higher incentive compensation.

      Selling, general and administrative: Selling, general and administrative expenses totaled $21.5 million in the quarter ended June 30, 2000 compared to $5.7 million in the quarter ended June 30, 1999 and $23.5 million in the quarter ended March 31, 2000. The principal reason for the increase in the current year quarter compared to the year earlier period is an increase in incentive compensation expenses as a result of higher revenue from the sale of equity holdings.

      On May 26, 2000, the company granted non-qualified stock options for Comdisco Ventures group stock under a management incentive plan to employees responsible for the operations of the Comdisco Ventures group and to a former employee of Comdisco Ventures group. Of the options granted, 10,391,250 were granted at $2.5647 per share and 1,275,000 were granted at $7.20 per share. We measure compensation costs for these options, excluding the terminated employee, using the intrinsic value based method of accounting. For the terminated employee, we utilize the fair market value for measuring compensation costs. For options granted where the exercise price is less than the market value as determined by an independent appraisal, and for the terminated employee, is less than the fair market value as determined using an option-pricing model, compensation expense will be recorded over the three-year vesting period. Stock-based compensation expense, which is included in incentive compensation, for the three and nine months ended June 30, 2000, totaled $2 million. Stock-based compensation expense to be recorded in the fourth quarter of fiscal 2000 will be approximately $5 million. Stock-based compensation expense for fiscal 2001, 2002 and 2003 will be approximately $16 million, $7 million and $2 million, respectively.

      Interest: Interest expense for the three months ended June 30, 2000 was $17.4 million compared to $6.6 million in the prior year period and $13.1 million in the quarter ended March 31, 2000. The increase in the current quarter compared to the prior year period and prior quarter is due to higher average daily inter-group borrowings resulting from the growth in Comdisco Ventures group's business.

      Bad debt expense: Bad debt expense for the three months ended June 30, 2000 totaled $16.0 million compared to $0.8 million in the quarter ended June 30, 1999 and $24.0 million in the quarter ended March 31, 2000. The increase in the current quarter compared to the prior year period reflects the increase in the reserve related to increased growth in venture lease, venture debt and direct equity financing volumes.

      Income taxes: The effective income tax rate was 40% in the quarter ended June 30, 2000 compared to 40% and 41% in the quarters ended June 30, 1999 and March 31, 2000, respectively. The effective income tax rate approximates the statutory rate.

Nine Months Ended June 30, 2000

      Total revenue was $451.3 million and $137.8 million for the nine months ended June 30, 2000 and 1999, respectively.

      Net earnings for the nine months ended June 30, 2000 were $106.8 million, as compared to $27.9 million in the year earlier period.

      Lease revenue: Total leasing revenue of $135.7 million for the nine months ended June 30, 2000 represented an increase of 62% over $83.7 million recorded in the year earlier period. Cost of equipment placed on lease for the nine months ended June 30, 2000 and 1999 was $291 million and $147 million, respectively.

      Operating lease revenue minus operating lease cost was $31.9 million, or 23.9% and $20.6 million, or 24.9% of operating lease revenue, in the nine months ended June 30, 2000 and 1999, respectively.

      Interest income: Interest income on venture debt was $38.5 million for the nine months ended June 30, 2000 as compared to $12.8 million for the year earlier period. During the nine months ended June 30, 2000 and 1999, Comdisco Ventures group funded loans totaling $454.1 million and $225.0 million, respectively.

      Sale of equity holdings: Revenue from the sale of equity holdings, that is warrant sale proceeds and capital gains, for the nine ended June 30, 2000 and 1999 were as follows (in millions):

                                                                  Nine months
                                                                     ended
                                                                    June 30,
                                                                  -------------
                                                                   2000   1999
                                                                  ------  -----
Proceeds from the sale of equity securities...................... $139.3  $ 7.5
Less: cost of equity securities..................................  (14.1)  (2.9)
                                                                  ------  -----
Capital gains....................................................  125.2    4.6
Warrant sale proceeds............................................  142.4   32.4
                                                                  ------  -----
Total............................................................ $267.6  $37.0
                                                                  ======  =====

      During the nine months ended June 30, 2000 and 1999, Comdisco Ventures group funded equity financings totaling $112.3 million and $20.3 million, respectively.

      The increase in revenue from the sale of equity holdings in the current period compared to the prior year period is due to an increase in the number of companies in which Comdisco Ventures group has equity holdings that have experienced liquidity events, which impacts the number of securities available-for-sale. Market valuations from an initial public offering can also significantly affect the revenue from the sale of equity investments. During the nine months ended June 30, 2000, approximately eighty-four companies were acquired/merged or completed an initial public offering, compared to forty-three companies in the year earlier period.

      The valuation of Comdisco Ventures group's warrant and other public equity holdings has increased significantly during the twelve months ended June 30, 2000, primarily as a result of strong equity markets for those securities. Accordingly, Comdisco Ventures group expects, based on current stock market valuations, an increase in revenue and earnings contributions from its equity holdings in the remainder of fiscal 2000. See "Risk Factors," beginning on page 31 for a discussion of the factors that may affect proceeds from the sale of warrants and capital gains.

      Total costs and expenses for the nine months ended June 30, 2000 were $273.7 million compared to $91.3 million in the prior year period. The increase in total costs and expenses reflects the growth in business activities.

      Selling, general and administrative: Selling, general and administrative expenses totaled $63.4 million during the first nine months of fiscal 2000 compared to $8.8 million in the prior year period. The increase is due to higher incentive compensation costs, which totaled $52.1 million in the nine months ended June 30, 2000 compared to $4.8 million in the year earlier period.

      Interest expense: Interest expense for the nine months ended June 30, 2000 was $41.3 million compared to $15.2 million in the prior year period. The increase is primarily due to higher inter-group borrowings.

      Bad debt expense: Bad debt expense for the nine months ended June 30, 2000 totaled $61.8 million compared to $2.4 million for the prior year period. The increase reflects the growth in business volume.

      Income taxes: The effective income tax rate was 40% during the nine months ended June 30, 2000 and 1999. The effective income tax rate approximates the statutory rate.

Liquidity and Capital Resources

      The board of directors of Comdisco, Inc. and its capital stock committee each has a wide degree of discretion over the cash management policies of both the Comdisco Ventures group and the Comdisco group, consistent with their respective fiduciary duties to Comdisco, Inc. as a whole. Pursuant to this discretion, these entities may freely transfer cash generated by the Comdisco Ventures group to the Comdisco group and vice versa, as well as determine the allocation of proceeds from future issuances of Comdisco Ventures group stock. In addition, the timing and decision to finance capital expenditures of the Comdisco Ventures group remains at the discretion of the board of directors of Comdisco, Inc. Pursuant to the policy statement, the board of directors and senior management of Comdisco, Inc. have the authority to determine the uses of the net proceeds allocated to the Comdisco Ventures group. This policy statement is subject to change at the discretion of the board of directors of Comdisco, Inc. This flexibility could potentially make it difficult to assess the Comdisco Ventures group's liquidity and capital resource needs, and in turn, the future prospects of Comdisco Ventures group based on its past performance.

      While Comdisco has been the primary source of funds for Comdisco Ventures group, Comdisco has no obligation to provide funds to Comdisco Ventures group in the future and has made no formal commitments about its ability or willingness to continue to provide funds beyond fiscal year 2000. There can be no assurance that any limited partnerships formed by Comdisco Ventures group in the future will be funded at levels that will permit Comdisco Ventures group to effectively pursue its business strategy. If Comdisco Ventures group were otherwise unable to obtain funding, from Comdisco or otherwise, on acceptable terms, Comdisco Ventures group's ability to fund its expansion or respond to competitive pressures would be significantly impaired.

      Comdisco Ventures group's operating activities during fiscal 1999, including capital expenditures for equipment and venture debt originations, were funded primarily by cash flow from operations and inter-group loans from Comdisco. Total net cash provided (used) by Comdisco Ventures group was $322.0 million in fiscal 1999, compared to $32.9 million in fiscal 1998 and ($1.9) million in fiscal 1997 and $321.4 million in the first nine months of fiscal 2000, compared to $244.9 million in the prior year period. The increase in fiscal 1999 and in the first nine months of fiscal 2000 compared to the prior year periods, is primarily due to increased business opportunities in venture leases, venture debt and direct equity financings. In order to continue to be able to pursue these increased opportunities, Comdisco Ventures group is pursuing alternative means of funding its activities, including, but not limited to, the establishment of limited partnerships to raise funds from third parties, in addition to Comdisco Ventures group.

      As of September 30, 1999, Comdisco Ventures group estimates that future contractual cash flows from venture leases and venture debt could generate gross cash receipts of approximately $724 million, including approximately $262 million in fiscal 2000.

      Comdisco Ventures group's capital requirements may vary based upon the timing and the success of implementation of its business plan and as a result of competitive developments or if:

     . demand for Comdisco Ventures group's services or its cash flow from operations is less than or more than expected;

     .  development plans or projections change or prove to be inaccurate;

     . Comdisco Ventures group makes any acquisitions or commitments in excess of the current plan; or

     . Comdisco Ventures group accelerates or otherwise alters the schedule or targets of its business plan implementation.

      Comdisco could also attempt to raise funds for Comdisco Ventures group by selling more Comdisco Ventures group stock to the public and allocating those proceeds to Comdisco Ventures group. Comdisco has no plans at this time for another offering.

Qualitative Information About Market Risk

      Comdisco Ventures group's primary market risk exposures are interest rate risk and market price risk.

      Comdisco Ventures group's interest rate risk is primarily related to its interest-bearing obligations to Comdisco. Comdisco Ventures group's leased assets and notes receivable are at fixed rates, whereas its interest-bearing obligations to Comdisco are floating. For new venture lease or venture debt transactions, the effects of higher or lower borrowing costs would be reflected in the rates on these transactions. However, for the existing venture lease and venture debt portfolio at September 30, 1999, a hypothetical increase of 1% in prevailing interest rates would result in a decrease in net earnings of approximately $3 million.

      Comdisco Ventures group's holdings of equity securities are subject to market price risk. A 10% decrease in market values would reduce the September 30, 1999 market value of the Comdisco Ventures group's publicly traded equity securities by $20 million. Many of these equity securities are highly volatile stocks.

                    BUSINESS OF COMDISCO VENTURES GROUP

Overview

      Comdisco Ventures group provides venture leases, venture debt and direct equity financing to venture capital-backed companies. Comdisco Ventures group's relationships with established venture capital firms help it identify what it believes are the best positioned companies in the most attractive high growth industries. Comdisco Ventures group offers a broad range of equity-linked financing products, which complement equity from venture capital firms and debt from venture-oriented banks and asset-based lenders. Comdisco Ventures group also plans to offer a number of additional services to its network of customers. During the last two years, some of Comdisco Ventures group's notable customers include Ariba, Ask Jeeves, Avici Systems, Be Free, Copper Mountain Networks, Corvis, Critical Path, E-Loan, E.piphany, eToys, Extreme Networks, Gadzoox Networks, NextCard, Niku, Northpoint Communications, Optical Networks, Siara Systems and StratumOne Communications.

      Comdisco Ventures group provides its customers with financing "commitments"--agreements to provide up to a stated dollar amount of financing over a stated period of time. Comdisco Ventures group was formed in 1987 as a division of Comdisco, Inc. It has been operated as a division since that time and is not a separate legal entity. Since 1987, Comdisco Ventures group has committed approximately $2.8 billion in venture leases, venture debt and direct equity financings, including $738 million in fiscal 1999 and $1.2 billion in the first nine months of fiscal 2000. Of the over 870 companies Comdisco Ventures group has helped finance, over 185 have gone public and over 145 have been acquired, in each case providing Comdisco Ventures group with the opportunity to liquidate its equity position in those companies.

      Net earnings increased 150% to $42.8 million for fiscal 1999, as compared to $17.2 million for fiscal 1998, and were $74.4 million in the first six months of fiscal 2000.

The Market for Venture Financing

      The emergence of Internet-related, communications and other high-technology companies has been unprecedented in the last few years. The need for capital to support the growth of these companies has likewise been unprecedented. More specifically, a typical start-up company today has to raise more capital faster than a similarly situated company a few years ago.

      Several factors are behind this change. Technological advances have accelerated, making product and service life cycles shorter. Innovative companies must get their products to market as fast as possible before a competitor renders their product obsolete. Getting to market faster requires greater capital expenditures.

      There is also a perception that the public equity markets reward a price premium to companies that can establish the largest market share, build the most compelling brand or create a new market niche early on. To gain this so-called "first mover advantage," some companies today spend heavily on product development, brand awareness, sales force expansion and infrastructure. All these efforts accelerate the need for capital.

      According to the National Venture Capital Association and Venture Economics, venture capital firms invested a record $48.3 billion in portfolio companies in 1999, representing a 151.6% increase over the $19.2 billion they invested in 1998. Additionally, those same sources report the number of companies receiving financing increased 25.6% in 1999 to 3,649 while the average venture capital investment per company has also increased significantly, to $13.2 million in 1999 from $6.6 million in 1998.

      Historically, two primary sources of capital for start-up companies have been venture capitalists and venture-oriented banks and asset-based lenders. While the availability of venture capital has increased along with the volume of start-up activity, venture capital generally represents the most dilutive and intrusive type of financing. Venture capitalists generally require substantial ownership and exercise substantial control when they make an investment in a company. Typically these positions are reflected in significant equity holdings, contractual shareholder rights and representation on the company's board of directors.

      Start-up companies also turn to venture-oriented banks and asset-based lenders for financing. While these financings generally result in no or minimal dilution of ownership of existing equity holders, they typically involve high monthly cash disbursements, limitations on the use of funds and adherence to restrictive financial covenants.

      Comdisco Ventures group believes these two primary sources of capital do not fully meet the capital needs of start-up companies in the current economic environment. Additionally, their disadvantages highlight the need for less costly and less dilutive financing sources, creating opportunities for alternative capital providers, like Comdisco Ventures group.

Comdisco Ventures Group's Solution

      Comdisco Ventures group believes it provides significant value to entrepreneurs and their venture capital investors through flexible financing products and services which allow entrepreneurs to build their companies quickly, while minimizing the dilution of their equity ownership positions.

      Comdisco Ventures group has proven its ability to understand the capital needs of its customers and to develop and customize attractive financings to meet those needs. Currently, Comdisco Ventures group's primary financing products are venture leases, venture debt and direct equity financings. Venture leases are leases with warrants that compensate Comdisco Ventures group for providing the leases at more attractive financing terms than leases without warrants. Venture debt is a high-risk loan with warrants or a conversion-to-equity feature with more flexible terms and security conditions than more traditional debt financing. The warrants or conversion feature of venture leases and venture debt generally provide Comdisco Ventures group the ability to buy equity at a price based on the price paid by venture capitalists. The opportunity to realize higher returns from the exercise of the warrants or from the conversion feature enables Comdisco Ventures group to offer more flexible financing and security terms. Direct equity financings involve Comdisco Ventures group's purchase of convertible preferred stock and common stock from its customers. Comdisco Ventures group also provides other ancillary financings, including convertible debt, bridge loans, expansion loans, acquisition financings and landlord guarantees.

      Venture leases and venture debt can be utilized at various stages of a company's development and for various purposes including the following:

     . early stage capital to supplement the initial venture capital raised and support growth requirements;

     . expansion capital between venture capital rounds to enable an emerging company to reach milestones and increase the prospect of raising future capital at higher valuations; and

     . late stage capital to provide financial flexibility to deal with the uncertainty of a liquidity event such as an initial public offering or the sale of the company.

      As a result of the specialized nature of venture leases and venture debt, Comdisco Ventures group must have expertise in technology-related industry sectors, access to capital, the ability to assess risk, relationships with venture capital firms, access to deal flow, and the ability to structure transactions appropriately.

      Comdisco Ventures group currently offers equipment procurement, exchange, and upgrade services to its customers. Comdisco Ventures group plans to introduce existing Comdisco group services to its customers. We expect that Comdisco Ventures group customers will use web hosting and web availability services, business continuity services, and network management services. Comdisco has hired a full time sales person to coordinate with Comdisco Ventures group introduction of these services, Comdisco Ventures group currently intends to develop other services to its network of customers beginning in the second half of fiscal 2001. It is anticipated that, when introduced, these services will be designed to save Comdisco Ventures group's customers' time, effort and money as they race to build their businesses.

Comdisco Ventures Group's Strategy

      Comdisco Ventures group intends to expand its position as a provider of venture leases and venture debt and introduce complementary services to venture capital-backed companies. Its strategy is to continue to leverage its management experience and resources to capitalize on the growing demand for financing by venture capital-backed companies. Components of Comdisco Ventures group's strategy include:

     .  leveraging relationships with established venture capitalists;

     . providing capital through products that meet the varied needs of venture capital-backed companies;

     .  maintaining a diversified customer base;

     .  expanding funding sources;

     .  capitalizing on the Comdisco affiliation and resources; and

     . developing complementary service offerings that respond to the changing needs of venture capital-backed companies.

Leveraging Comdisco Ventures group's relationships with established venture capitalists

      Comdisco Ventures group has developed long-term working relationships with twenty to thirty of these firms by participating in numerous transactions with them over the years. These venture capital firms serve as an important referral source for leads. Additionally, since the venture capital firms have already invested in these customers, Comdisco Ventures group benefits indirectly from their diligence and expertise in starting and building new companies. This working relationship affords Comdisco Ventures group continued access to attractive financing opportunities. Comdisco Ventures group believes that these venture capital firms view Comdisco Ventures group as an important financial partner for their customers, both at the initial and subsequent stages of growth, due to Comdisco Ventures group's financial resources, varied financing products and industry expertise. Comdisco Ventures group believes that, as a general rule, Comdisco Ventures group's financing products serve as an effective source of financial leverage for the return on the venture capital firms' equity investments in the same manner as traditional debt provides financial leverage for more mature companies. Moreover, Comdisco Ventures group's flexibility has been and could be useful in those rare situations that require a specifically crafted financial solution. Comdisco Ventures group also provides advice as to the financeability of particular companies to assist venture capital firms and entrepreneurs in preparing business plans.

Providing capital through products that meet the varied needs of venture capital-backed companies.

      Comdisco Ventures group currently offers a broad range of financing alternatives to venture capital-backed companies. The success of Comdisco Ventures group has been fueled, in part, by its ability to understand the capital needs of its customers and to develop and customize attractive financings to meet those needs. Currently, Comdisco Ventures group's primary financing products are venture leases, venture debt and direct equity financings through the purchase of convertible preferred stock and common stock. See "--Comdisco Ventures Group's Products," beginning on page 76 for a description of these products.

Maintaining a diversified customer base

      Comdisco Ventures group provides financing products to customers diversified across many industry sectors. This diversification reduces the impact to Comdisco Ventures group should there be a downturn in any sector. The following chart illustrates customer industry sector diversification by aggregate commitments from October 1, 1996 through June 30, 2000.

                                    [GRAPH]
Communications & Networking           27%
Computer Hardware & Semiconductors     7%
Internet                              40%
Life Sciences                          8%
Other Products & Services              2%
Software & Computer Services          16%

      Comdisco Ventures group often provides financings to several venture capital-backed companies in a specific emerging industry sector in order to increase the likelihood of aligning itself with the most successful venture capital-backed companies within that sector. Because most venture capitalists have significant equity ownership, board representation and strategic alignment with management of the companies in which they invest, they can be limited in their abilities to invest in multiple companies within a single industry sector. Comdisco Ventures group, due to its limited ownership and lack of strategic involvement, for example, typically no board representation, generally avoids these kinds of conflict limitations. This allows Comdisco Ventures group to diversify its financings across several start-ups within an industry sector.

Expanding Comdisco Ventures group's funding sources

      Historically, Comdisco Ventures group has funded its financing activities through cash flows from its operations, as well as inter-group borrowings from Comdisco. As demand for its financing products has grown, and to reduce the balance sheet risk to Comdisco stockholders, Comdisco Ventures group has explored possible alternative sources of funds for its financing activities, including selling shares of Comdisco Ventures group stock to the public in the offering contemplated by the prospectus. Comdisco Ventures group may, depending on market conditions, form funding vehicles in which it seeks to raise capital from third parties.

Capitalizing on the Comdisco affiliation and resources

      As a division of Comdisco, Comdisco Ventures group is able to bring a number of benefits to its customers:

     . Equipment Procurement. As a result of our experience in leasing and remarketing equipment and our equipment purchasing power, Comdisco Ventures group is able to offer its customers an equipment procurement service designed to save them time, effort and money.

     . Technology Services. Comdisco Ventures group offers a range of Comdisco's technology services to its customers in order to help them build their businesses more quickly. These services include continuity services, web availability and other hosting services, and managed network services.

     . Post-Venture Stage Services. Comdisco Ventures group can also introduce Comdisco as a potential customer for, or partner to, a customer as the customer evolves beyond the start-up stage.

Developing complementary service offerings that respond to the changing needs of venture capital-backed companies

      In addition to financing products, Comdisco Ventures group currently intends to develop and provide value-added services to its network of customers beginning in the first half of fiscal 2001. Comdisco Ventures group will charge its customers for the use of these services. The fees will be payable in cash or equity or a combination of cash and equity. These services, when developed, will also be designed to allow Comdisco Ventures group's customers to take advantage of opportunities provided by the other members of Comdisco Ventures group's network of customers. Comdisco Ventures group also plans to introduce Comdisco group services to its customers.

Comdisco Ventures Group's Products

      Typically, Comdisco Ventures group's products are structured as commitments by it to provide financing in one or more advances during a specified period of time. The total commitment made available to a customer may or may not be drawn upon and used by that customer over the life of the commitment, although Comdisco Ventures group generally must keep those committed but undrawn amounts available for the customer. Comdisco Ventures group also may receive the right, as part of a commitment, to purchase a specific amount of equity in a planned future equity round of its customer. Comdisco Ventures group usually receives a fee for providing its financing commitment based on the original amount committed. Comdisco Ventures group's commitment to finance is typically subject to the absence of any material adverse change or any default under the loan or lease and compliance by its customers with other loan or lease requirements.

      Comdisco Ventures group generally will receive warrants to purchase equity securities or the right to convert some of its debt into equity securities of its customers in connection with the commitment. Warrants typically represent less than 5% of the customer's ownership at the date of origination. The terms of the warrants or equity conversion, including the expiration date, exercise price and terms of the equity security for which the warrant may be exercised, will be negotiated individually with each customer, and will likely be affected by the price and terms of securities issued by the customer to its venture capitalists and other holders. Based upon Comdisco Ventures group's experience, it is anticipated that most warrants will be exercisable for a term of three to ten years. The equity securities for which the warrant will be exercised generally will be convertible preferred stock or common stock.

Venture leases

      Comdisco Ventures group's venture leasing activities consist primarily of the direct origination of non-cancelable, full-payout leases. These leases cover a variety of equipment including computers, servers and other information technology equipment, laboratory and scientific equipment, testing equipment, production equipment and software. The rental rate and all other transaction terms are individually negotiated with Comdisco Ventures group's customers. The leased equipment is owned by Comdisco Ventures group through Comdisco, which in turn purchased the equipment from a variety of manufacturers.

      Substantially all equipment leases that Comdisco Ventures group originates have specified non-cancelable initial terms ranging from two to five years. The general terms and conditions of all of these leases are substantially similar and are embodied in a master lease agreement. For each lessee, the lease term, rent interval, lease rate factor and other specific terms for each piece of leased equipment are set forth on equipment schedules, which also incorporate the terms and conditions of our master lease agreement. The lessee is also required to provide to Comdisco Ventures group monthly and annual financial information.

      Comdisco Ventures group may also structure transactions as a loan secured by the underlying equipment, and Comdisco Ventures group considers these kinds of arrangements as part of its venture equipment financing activities.

      Factors considered in determining which financing structure to use include the customer's desire to keep the equipment at the end of the financing, Comdisco Ventures group's need for security, the flexibility at the end of the financing and accounting and tax treatment. For example, a customer that wants to keep the equipment at the end of the term may prefer the secured loan structure and be treated as the owner of the equipment at inception of the financing. On the other hand, a customer that does not want to keep the equipment at the end of the term, or wants flexibility to return the equipment, may prefer the lease structure whereby it has the right to return the equipment at the end of the lease and may treat the transaction as an operating lease. Under the lease structure, Comdisco Ventures group, through Comdisco, is the owner of the equipment and is generally in a better position than an unsecured lender in the event of default. In addition, under the lease structure, Comdisco Ventures group, through Comdisco, is responsible for the remarketing of the equipment at the end of the term. Under the loan structure, Comdisco is not responsible for remarketing at the end of the term.

      During fiscal 1999 and 1998, Comdisco Ventures group originated leases through approximately 230 and 180 separate transactions, respectively, representing total commitments of approximately $332 million and $221 million, respectively.

      In the nine months ended June 30, 2000, Comdisco Ventures group originated leases through approximately two hundred and fifty separate transactions, representing total commitments of approximately $536 million.

Venture debt

      Historically, Comdisco Ventures group's venture debt activities have consisted primarily of the direct origination of debt financings to customers pursuant to subordinated, secured loan agreements. These loans bear fixed interest rates over the prime rate and are usually repaid in thirty-six monthly installments. Typically, the customer makes several months of interest-only payments, the balance being amortizing installments of principal and interest. In addition, fees may be paid to Comdisco Ventures group at closing.

      These subordinated loans typically have been secured by a lien on all of the customer's assets, which, in most cases, is subordinated to the lien of the customer's senior lenders. Comdisco Ventures group's loan documents usually contain cross-default provisions and may have specific provisions governing future financing or pledging of assets. Occasionally, Comdisco Ventures group makes unsecured loans to companies in anticipation of an acquisition, initial public offering, or a longer term venture financing. These unsecured loans are typically short-term or payable on demand by Comdisco Ventures group. These unsecured loans involve more risk than secured loans because Comdisco Ventures group is a general creditor of the customer and has no priority claim on any specific assets. However, the unsecured loans are made in anticipation of events that should provide sufficient funds for repayment of the unsecured loans. Because the unsecured loans involve more risk than secured loans, unsecured loans command better economic terms, and therefore typically provide higher interest rates, shorter terms, and higher warrant coverage and conversion features. Comdisco Ventures group believes that the increased risk from unsecured loans is not material because the amount of such unsecured loans is small.

      During fiscal 1999 and 1998, Comdisco Ventures group committed $3.3 million in three unsecured transactions, and $2.5 million in two unsecured transactions, respectively, representing about 0.9% and 3.7% respectively, of total subordinated loan commitments. In the nine months ended June 30, 2000, Comdisco Ventures group committed $7.7 million in two unsecured transactions, representing about 1.5% of total subordinated loan commitments. One $7 million unsecured loan was refinanced into a convertible loan three months later. Comdisco Ventures group believes that the overall percentages of unsecured loans to total subordinated loan commitments is not likely to materially change in the future.

      During fiscal 1999 and 1998, Comdisco Ventures group originated subordinated loans through approximately 145 and 30 separate transactions, respectively, representing total commitments of approximately $367 million and $68 million, respectively.

      In the nine months ended June 30, 2000, Comdisco Ventures group originated subordinated loans through approximately one hundred and thirty-five separate transactions, representing total commitments of approximately $522 million.

      Hybrid Fund began funding subordinated loan financings in the third quarter of fiscal 2000. Comdisco Ventures group will participate in the returns generated by the fund as the sole limited partner and as a member of the general partner of Hybrid Fund. See "--Hybrid Fund," on page 86.

Direct equity financings

      Through December 31, 1999, Comdisco Ventures group provided equity financing to its customers by directly purchasing common or convertible preferred stock. Comdisco Ventures group generally purchases equity at a valuation based on the most recent previous financing round to venture capitalists or, as applicable, a current or contemplated financing round.

      During fiscal 1999 and 1998, Comdisco Ventures group made direct equity investments with approximately ninety and thirty-five customers, representing approximately $39 million and $7 million, respectively.

      In the nine months ended June 30, 2000, Comdisco Ventures group made direct equity investments with approximately 140 customers, representing approximately $113 million. As of June 30, 2000, Comdisco Ventures group has made total direct investments with an original investment value of approximately $174 million. Both of these amounts include the direct equity investments made by Hybrid discussed below.

      Hybrid Fund began funding direct equity financings beginning in the second fiscal quarter of 2000, and since inception, Hybrid has made direct equity investments with approximately 25 customers representing approximately $17 million. Comdisco Ventures group will participate in the returns generated by the fund as the sole limited partner and as a member of the general partner of Hybrid Fund. See "--Hybrid Fund," on page 86.

Overview of Financing Commitments and Equity Holdings of Comdisco Ventures
Group

      Comdisco Ventures group believes that it is one of the largest sources of venture leases and venture debt in its market.

New lease, debt and equity commitments

      The following table illustrates total new lease, debt and direct equity commitments made by Comdisco Ventures group during each of the last five fiscal years and the first six months of fiscal 2000.

                      Total New Commitments By Fiscal Year
                                  1995-Current

                               (in millions)

                                                                        First
                                                                     nine months
                                   1995   1996   1997   1998   1999     2000
                                   ----- ------ ------ ------ ------ -----------
Leases............................ $77.3 $103.5 $144.3 $220.6 $332.1  $  535.6
Debt..............................   2.5    7.5   19.5   67.7  367.1     521.6
Equity............................   1.6    3.1    3.7    7.4   39.0     106.9
                                   ----- ------ ------ ------ ------  --------
  Total........................... $81.4 $114.1 $167.5 $295.7 $738.2  $1,164.1
                                   ===== ====== ====== ====== ======  ========

      The following table lists Comdisco Ventures group's fifteen largest commitments provided through June 30, 2000.

        Fifteen Largest Commitments Provided Through June 30, 2000

                             Asera, Inc.

                             Avici Systems, Inc.

                             Blue Nile, Inc.

                             Cereva Networks, Inc.

                             Chorum Technologies, Inc.

                             Corio, Inc.

                             HomeGrocer.com

                             living.com, Inc.

                             New Edge Networks, Inc.

                             OurHouse.com

                             Silicon Access Technology, Inc.

                             StockPower, Inc.

                             Telegis Networks, Inc.

                             Telocity, Inc.

                             Urban Media, Inc.

      Comdisco Ventures group tries to avoid concentrating its financing risk in a few customers. Comdisco Ventures group's commitment of approximately $25 million to living.com, Inc. is the largest commitment Comdisco Ventures group has made to any single customer. On August 29, 2000, living.com filed for Chapter 11 reorganization under the federal bankruptcy laws. In addition, other business-to-consumer companies such as HomeGrocer.com have experienced reduced access to capital markets which has put pressure on their liquidity. In determining its allowance for credit losses, Comdisco Ventures group takes into account these industry issues. At June 30, 2000 no commitment to any single customer represents more than 2% of Comdisco Ventures group's total assets.

Equity holdings

      Liquidity events. Comdisco Ventures group has been successful in identifying companies that ultimately proceed to a liquidity event, such as an initial public offering, or a merger with or sale to another company. In addition to its ability to identify these companies, Comdisco Ventures group benefits from the IPO market's wide acceptance of transactions representing venture capital-backed companies. According to the National Venture Capital Association and Venture Economics, approximately 50%, or 271, of the 544 companies that went public in 1999 were venture capital-backed. These liquidity events give Comdisco Ventures group the opportunity to sell or otherwise dispose of its equity interests in those companies in an orderly manner to generate cash that Comdisco Ventures group generally looks to reinvest in new transactions, because Comdisco Ventures group believes it is comparatively advantageous to make new advances to start-ups rather than hold the securities of public companies. In most cases, securities law restrictions on transfer and contractual lock-up provisions restrict Comdisco Ventures group's ability to sell its equity positions for several months after a liquidity event. The following table lists customers of Comdisco Ventures group that have been acquired by a public company or have had their IPO, since October 1, 1996.

  Comdisco Ventures Group's Customers That Have Completed Their Initial Public
                                 Offering
           or Been Acquired by Public Companies Since October 1, 1996

                                First Nine Months of Fiscal 2000

           IPO                           Acquisition by Public Company
      Be Free, Inc.                      Abaton.com, Inc.
      CacheFlow, Inc.                    AdKnowledge, Inc.
      Caliper Technologies Corp.
      C-Bridge Internet Solutions, Inc.  Agere, Inc.
                                         Arithmos, Inc.
      CrossWorlds Software, Inc.         @mobile.com, Inc.
      Data Critical Corp.
      Digital Impact, Inc.               @motion, Inc.
      Digital Insight                    C-Port Corporation
      Diversa Corporation                Della & James.com
      DSL.net, Inc.                      eve.com, Inc.
                                         FirstSense Software, Inc.
      Edison Schools, Inc.
      (formerly, Edison Project)         FlowWise Networks
      Egreetings Network, Inc.
                                         Flyswat, Inc.
                                         Foglight Software, Inc.
      Exelixis, Inc.                     FreeGate Corp.
      Extensity, Inc.
      GetThere.com, Inc.
                                         Gloss.com, Inc.
                                         iMark.com, Inc.
      Handspring, Inc.                   Mitotix, Inc.
      HomeGrocer.com, Inc.
                                         Novera Software, Inc.
      iBEAM Broadcasting Corporation     Oberon Software, Inc.
      iGo Corporation
      Interwoven, Inc.                   Onebox.com
      Lightspan Partnership, Inc.
                                         Pivotal Corporation
                                         Power Trends, Inc.
      Metawave Communications Corp.
      MotherNature.com, Inc.             Post Communications, Inc.
      Neoforma.com, Inc.                 Promatory Communications
      Net.Genesis Corp.                  Quote.com, Inc.
                                         Raycer, Inc.
      Niku Corporation                   remarQ Communities, Inc.
      OnDisplay, Inc.                    RightPoint Software, Inc.
      ONI Systems Corp. (formerly        RightWorks Corporation
      Optical Networks, Inc.)            Rubric, Inc.
      Onvia.com, Inc.                    Sandpiper Networks, Inc.
      PlanetRx.com, Inc.                 Siara Systems, Inc.
      Praecis Pharmaceuticals, Inc.      Simba Technologies, Inc.
      Quantum Effect Devices, Inc.       Supplybase, Inc.
      QuickLogic Corp.                   TimeShift, Inc.
      Saba Software, Inc.                Tycho Networks, Inc.
      SciQuest.com, Inc.                 Warpspeed Communications, Inc.
      Sequenon, Inc.                     WaveSpan Corporation
      Silicon Image, Inc.                WebSpective Software, Inc.
      Silicon Laboratories, Inc.         Xros, Inc.
      Snowball.com, Inc.
      Telocity, Inc.
      Tularik, Inc.
      Turnstone Systems, Inc.
      Virage, Inc.
      Virata Corp.
      Webvan Group, Inc.

                                     Fiscal 1999
                                     -----------
                        IPO                     Acquisition by Public Company
                        ---                     -----------------------------
       Adforce, Inc.                          Academic Systems
       Agile Software Corporation             BabyCenter, Inc.
       Allaire Corporation                    BFC Enterprises, Inc.
       Ariba Technologies, Inc.               BioStar, Inc.
       Ask Jeeves, Inc.                       BrainPlay.com, Inc.
       Audible, Inc.                          Chabi.com
       Concur Technologies, Inc.              CytoMed, Inc.
       Continuus Software Corp.               DAS Devices, Inc.
       Copper Mountain Networks, Inc.         Diamond Lane Communications Corp.
       Critical Path, Inc.                    Excel Switching Corporation
       E.piphany, Inc.                        Expersoft Corp.
       Efficient Networks, Inc.               Fibex Systems, Inc.
       E-Loan, Inc.                           Internet Profiles Corp.
       eToys, Inc.                            Lightera Networks, Inc.
       Extreme Networks, Inc.                 LinkExchange, Inc.
       FlyCast Communications Corp.           Monterey Networks, Inc.
       Gadzoox Networks, Inc.                 Pivot Technologies, Inc.
       Intraware, Inc.                        Seeker Software
       Keynote Systems, Inc.                  Sentryl Software Corporation
       NetObjects, Inc.                       SpringStreet, Inc.
       Netro Corporation                      StratumOne Communications, Inc.
       NextCard, Inc.                         TransMedia Communications, Inc.
       NorthPoint Communications, Inc.        When, Inc. (when.com)
       NVidia Corporation                     Whistle Communications
       Packeteer, Inc.                        Zip2 Corporation
       Phone.com, Inc.
       Portal Software, Inc.
       Quokka Sports
       Ramp Networks, Inc.
       SalesLogix Corporation
       Select Comfort Direct Corp.
       Showcase Corporation
       TiVO, Inc.
       Ventro Corporation (formerly, Chemdex
        Corp.)
       Viant Corporation
       Vignette Corporation
       Vixel Corporation

                                     Fiscal 1998
                                     -----------
                      IPO                     Acquisition by Public Company
                      ---                     -----------------------------
       Com21, Inc.                        AnyRiver Entertainment, Inc.
       CombiChem, Inc.                    ComCore Semiconductor, Inc.
       Corixa Corporation                 CommQuest Technologies, Inc.
       FlexiInternational Software, Inc.  European Software Publishing Ltd.
       Focal, Inc.                        gene/Networks, Inc.
       FVC.COM                            Global Center, Inc.
       Gene Logic, Inc.                   Hotmail Corporation
       Hybrid Networks, Inc.              ICAST Corp.
       Information Advantage, Inc.        Insight Micro Array Systems
       Inktomi Corporation                Netbot, Inc.
       MicroMuse, Inc.                    OnLive! Technologies, Inc.
       Power Integrations, Inc.           PetCare Plus, Inc.
       Preview Travel, Inc.               Prominet Corporation
       SportsLine.com, Inc.               Research Holdings, Ltd.
       USWeb Corporation                  Wayfarer Communications, Inc.

                                     Fiscal 1997
                                     -----------
                      IPO                     Acquisition by Public Company
                      ---                     -----------------------------
       Cardima, Inc.                      Agile Networks, Inc.
       Cerus Corporation                  Alexon Biomedical, Inc.
       Concentric Network Corp.           Allelix Neuroscience, Inc.
       Corsair Communications, Inc.       Books That Work
       Cubist Pharmaceuticals, Inc.       ChemGenics/Millennium Pharmaceuticals
       Endocardial Solutions, Inc.        Digital Style Corp.
       Intensiva HealthCare Corp.         Dynasty Technologies, Inc.
       Leukofile, Inc.                    Informed Access Systems, Inc.
       Lightbridge, Inc.                  Integrity QA Software, Inc.
       Micro Therapeutics, Inc.           Light Source Computer Images, Inc.
       NeoMagic Corporation               NetObjects, Inc.
       Netmoves Corporation               OnStream Networks, Inc.
       (formerly, faxSAV, Inc.)           PharmaGenics, Inc.
       Peapod, Inc.                       PharmaSource Group, Inc.
       Triangle Pharmaceuticals, Inc.     Quinta Corporation
       ViroPharma, Inc.                   Rapid City Communications Corp.
                                          Sahara Networks, Inc.
                                          Sneaker Stadium, Inc.
                                          TransGlobal Systems, Inc.
                                          TravelNet, Inc.
                                          TView, Inc.
                                          ViewStar Corporation
                                          Web TV Networks, Inc.
                                          Whitetree, Inc.
                                          Zane Publishing, Inc.

      Public equity holdings. Comdisco Ventures group directs the management of its public equity holdings through a third party asset manager, E.M. Warburg, Pincus & Co. E.M. Warburg, Pincus & Co. provides administrative services for Comdisco Ventures group, including such activities as exercising warrants and filing required documentation with the SEC. Additionally, they execute stock sales and advise on short term sales strategy and timing consistent with Comdisco Ventures group's practice of selling stock in an orderly manner. Comdisco Ventures group's disposition policy with respect to its equity holdings is not intended to, and does not, assure that Comdisco Ventures group will maximize its return on any particular holding. Rather, Comdisco Ventures group's general policy historically has been to sell its equity positions in an orderly manner as soon as reasonably possible after a liquidity event. In almost all cases, securities law restrictions on transfer and contractual lock-up provisions restrict

Comdisco Ventures group's ability to sell its equity position for several months after a liquidity event. Consequently, Comdisco Ventures group's general policy and these restrictions mean that Comdisco Ventures group may be unable to realize the highest possible price for its equity positions. Comdisco Ventures group's management consults with its outside manager on at least a quarterly basis and has adjusted its general policy on occasion to respond to market conditions. Going forward, Comdisco Ventures group may review and change this general policy.

      As of June 30, 2000, the current public equity holdings of Comdisco Ventures group had an equity value of $484 million and represented ownership in approximately 70 companies. The ten largest equity holdings represented 71% of the total equity value of these holdings and was composed of the following companies:

             Largest Public Equity Stakes as of June 30, 2000

                     Company                         Industry Sector
       -----------------------------------  ----------------------------------
       Ciena Corporation/1/                 Communications & Networking
       E.piphany, Inc.                      Software & Computer Services
       Handspring, Inc.                     Computer Hardware & Semiconductors
       iBEAM Broadcasting Corporation       Communications & Networking
       Niku Corporation                     Software & Computer Services
       Nortel Networks Corp./2/             Communications & Networking
       OnDisplay, Inc.                      Internet
       ONI Systems Corp. (formerly Optical
        Networks, Inc.)                     Communications & Networking
       Redback Networks, Inc./3/            Communications & Networking
       Turnstone Systems, Inc.              Communications & Networking

    --------

    /1/ Comdisco Ventures group received shares in Ciena Corporation, as a result of that company's purchase of Lightera Networks, Inc.

    /2/ Comdisco Ventures group received shares in Nortel Networks Corp., as a result of that company's purchase of Promatory Communications.

    /3/ Comdisco Ventures group received shares in Redback Networks, Inc. as a result of that company's purchase of Siara Systems, Inc.

      The equity instruments Comdisco Ventures group holds are generally subject to securities law restrictions on transfer and contractual lock-ups restricting its ability to sell them for up to approximately 180 days after an initial public offering or longer. Of the $484 million in equity value of the current public equity holdings of Comdisco Ventures group at June 30, 2000, approximately $390 million was not then available for sale as a result of unexpired restrictions. The public market for high-technology and other emerging growth companies is extremely volatile. This volatility may adversely affect both Comdisco Ventures group's ability to dispose of those equity securities and the value of those equity securities on disposal.

      Private equity holdings. In addition to the public equity holdings of Comdisco Ventures group, as of June 30, 2000, it held warrants and other equity positions in approximately 450 companies that are still private. The following table sets forth those companies, grouped by business sector, to which Comdisco Ventures group has committed $3 million or more in financing (whether as a venture lease, venture debt or direct equity purchase) as of June 30, 2000.

        Private Company Equity Holdings of Comdisco Ventures Group

                            as of June 30, 2000
                      Commitments Greater than $3 million

                          Communications & Networking


     2Wire, Inc.
     AccessLan Communications, Inc.       Mahi Networks, Inc.
                                          MainStreet Networks, Inc.
                                          Mapletree Networks, Inc.
     Accordion Networks, Inc.
     Agility Communications, Inc.
     Airspan Communications Corporation   MimEcom, Inc.
                                          New Edge Networks, Inc.
     Applicast, Inc.                      Octave Communications, Inc.
     Atmosphere Networks, Inc.            Optical Micro-Machines, Inc.
     Avici Systems, Inc.                  Optical Solutions, Inc.
     Bandwidth9                           Optimight Communications, Inc.
                                          Oresis Communications, Inc.
     BridgeWave Communications, Inc.
     BrightLink Networks, Inc.            Pluris, Inc.
     Caly Networks, Inc.                  Positive Communications, Inc.
     Chorum Technologies, Inc.            ProactiveNet, Inc.
     Cinta Corporation                    QuantumShift
     COLO.COM                             Quintessent Communications, Inc.
     Corvis Corporation                   Santera Systems, Inc.
                                          Shoreline Teleworks, Inc.
     Crescent Networks, Inc.
     eConvergent, Inc.
     Endgate Corporation                  SingleSourceIT, Inc.

     Equinix, Inc.                        Speedera Networks, Inc.

     eVoice, Inc. dba TalkStar.com        Telegis Networks, Inc.

     Exterprise, Inc.                     Telencomm, Inc.
                                          Telera, Inc.
     Flashcom, Inc.                       Tellium, Inc.
     Geyser Networks, Inc.
                                          Urban Media, Inc.
     Gigabit Wireless, Inc.
     Gotham Networks, Inc.                Vectris Communications, Inc.

     Indus River Networks, Inc.           Vertical Networks, Inc.
                                          Video Networks, Inc.
     iPass, Inc.                          Wavtrace, Inc.
     Jetstream Communications, Inc.
                                          White Rock Networks, Inc.
     Lantern Communications, Inc.         Yipes Communications, Inc.
     LGC Wireless, Inc.                   Zaffire, Inc.

                       Computer Hardware & Semiconductors

     Aptix Corporation                    Silicon Spice, Inc.
     Censtor Corporation                  Siros Technologies
     Chip2Chip, Inc.                      Stream Machine, Inc.
     Cielo Communications, Inc.           Transmeta Corporation
     Gemfire, Inc.
     Monterey Design Systems              Veridiem, Inc.
                                          Volterra Semiconductor Corporation
     Silicon Access Technology, Inc.      ZettaCom, Inc.

                                    Internet

     Affinia, Inc.                        Impresse Corporation
     Agillion.com, Inc.                   Indulge.com, Inc.
     Andale, Inc.
     Asera, Inc.                          InPurchase, Inc.
                                          Interactive Transaction Services, Inc.
     Autodaq Corporation                  iOwn Holdings, Inc.
     BenefitPoint, Inc.
                                          iProperty.com, Inc.
     Bestoffer.com, Inc.                  IQ commerce Corporation
     Bigstep.com
                                          Kinzan.com
     BlackHog, Inc.
     Blue Nile, Inc.                      Liaison Technology, Inc.
                                          Lipstream Networks, Inc.
     Bowstreet.com, Inc.                  living.com Inc.
                                          Lucy.com, Inc.
     Bravanta.com, Inc. (formerly

       BravoGifts.com, Inc.)              MetaTV, Inc.
     Brigade Solutions, Inc.              Miadora, Inc.
     Brightware, Inc                      Mobshop.com, Inc. (formerly
     Broadband Sports, Inc.                Accompany, Inc.)
     Carstation.com, Inc.                 MoneyLine Network, Inc.
     Celarix, Inc.
                                          myCFO, Inc.
     Cereva Networks, Inc.                Myplay, Inc.
     Chip Shot Golf Corporation           Myteam.com, Inc.
     Christianity.com, Inc.               Naisa Systems, Inc.
                                          Naxon Corporation
     Circline, Inc.
                                          NetFlix.com, Inc.
     ClickRadio, Inc.
                                          NONSTOP Solutions, Inc.
     Cohera Corporation
     Collabria, Inc.                      NowDocs.com, Inc.
                                          Obongo, Inc.
     comScore Networks, Inc.
     Dental X Change, Inc.
     Desktop.com, Inc.                    Ofoto, Inc.

     DoughNET Inc.                        OpenTable.com, Inc.
                                          OurHouse.com, Inc.
     Dunk.Net
     eBates Shopping.com, Inc.            PayMyBills.com, Inc.
                                          perksatwork.com, Inc.
     eCoverage, Inc.
     eGroups, Inc.                        Petopia.com, Inc.
                                          Pogo.com Inc.
     ePhysician, Inc.                     Primary Knowledge, Inc.
     Embark.com, Inc.                     PurchasingCenter.com, Inc.
                                          Qpass, Inc.
     EqualFooting.com, Inc.
                                          Quickdot Corporation
     eSprocket Corporation
     essential.com, Inc.                  Resonate, Inc.
     e-STEEL Corporation                  RocketTalk, Inc.

     EthnicGrocer.com, Inc.               Sameday.com
     Firedrop, Inc.
     Firstlook.com, Inc.                  Scale Eight, Inc.
                                          ServiceLane.com, Inc.
     Food.com, Inc.                       ShoppingList.com, Inc.
     Furniture.com, Inc.                  Shutterfly.com, Inc.
     Gator.com Corporation                SocialNet.com
     Great Entertaining, Inc.             StockPower, Inc.
                                          Topica, Inc.
     Greenlight.com

     HomeGain.com, Inc.                   Vividence Corporation
                                          WebSwap, Inc.
     Homes.com, Inc.
     HomeWarehouse.com, Inc.              Xtra On-line Corporation
     IAM.com, Inc.
     iExchange.com, Inc.                  Zambeel, Inc.

                                          Zoho Corporation

                                 Life Sciences

     Accumetrics, Inc.                     Eos Biotechnology, Inc.
     Acusphere, Inc.                       FeRx Incorporated
     Adesso Specialty Services             Idun Pharmaceuticals, Inc.
     Advanced Medicine, Inc.               Inspire Pharmaceuticals, Inc.
     Align Technology, Inc.                InterVentional Technologies, Inc.
     American WholeHealth, Inc.            Kelson Physician Partners, Inc.
                                           PercuSurge, Inc.
     Anadys Pharmaceuticals, Inc.
                                           Radiant Research, Inc.
       (formerly ScriptGen
                                           TheraSense, Inc.
       Pharmaceuticals, Inc.)
     Argonaut Technologies, Inc.           XenoPort, Inc.
     asterion.com, Inc.
     Cryogen, Inc.
     Cytokinetics, Incorporated

                          Software & Computer Services

     2Bridge Software                      Luminate Software Corporation
     Acta, Inc.                            MarketTools, Inc.
     Allegrix, Inc.                        Market-Touch Corporation
     Angara E-Commerce Software, Inc.      NewChannel, Inc.
     Annuncio Software, Inc.               NightFire Software, Inc.
     Arbortext, Inc.
                                           NUASIS Corporation
     Broadsoft, Inc.                       Portera Systems
     Corio, Inc.
     DataCore Software Corporation         Pretzel Logic, Inc.
     Docent, Inc.                          Shym Technology, Inc.
                                           Support.com, Inc. (formerly Tioga
     eALITY, Inc.                           Systems, Inc.)
     eDocs, Inc.                           TANTAU Software, Inc.
     Efficient Market Services             Torrent Systems, Inc.
     Flashpoint Technology, Inc.           Trellix Corporation
     Instill Corporation                   TriStrata, Inc.
     Integral Development Corporation      ValiCert, Inc.
     Linguateq, Incorporated
     LinuxCare, Inc.                       Virtual Growth Incorporated
                                           Worldstreet Corporation
                                           Yantra Corporation
     LiveCapital, Inc.

                           Other Products & Services

     Advantage Schools, Inc.
     AnyTime Access, Inc.                  cEverything Corporation

                                           Gazoontite

Hybrid Fund

      Comdisco formed Hybrid Venture Partners, L.P., a Delaware limited partnership, in October 1999 to fund venture debt and direct equity financing products for the benefit of Comdisco Ventures group. Comdisco committed $250 million as a limited partner to Hybrid Fund, all of which has been invested in, or committed to, customers. The Hybrid Fund is now closed and will not seek additional capital commitments beyond that $250 million. Hybrid Fund began funding direct equity financings in the second quarter of fiscal 2000 and began funding venture debt during the third quarter of fiscal 2000. Comdisco Ventures group intends to transfer those venture debt transactions it originated during the second and third quarters of fiscal 2000 to Hybrid Fund in the fourth quarter.

      Comdisco Ventures group intends to continue to fund venture leases and equipment loans directly.

      As the sole limited partner, Comdisco has committed 99% of the capital of Hybrid and receives 99% of that part of the profits and losses allocated based on capital commitments. Comdisco has allocated its interests in Hybrid Fund to Comdisco Ventures group as part of the implementation of the tracking stock structure. Items of profit and loss of Hybrid Fund attributable to the short-term investment of idle cash will be allocated among the partners of Hybrid Fund in proportion to their respective capital commitments. All other items of net profit of Hybrid Fund will be allocated among Comdisco, the sole limited partner and the general partner, as follows:

     . First, 100 percent to all the partners in proportion to their respective capital commitments until each partner has been allocated net profits representing an 8 percent priority return on its unreturned capital contributions.

     . Next, 100 percent to the general partner until cumulative allocations of net profit over the term of Hybrid Fund have been made:

              (1) 80 percent to all the partners in proportion to their
                  respective capital commitments; and

              (2)20 percent to the general partner as a carried interest.

     . Next, 80 percent to all the partners in proportion to their respective capital commitments and 20 percent to the general partner as a carried interest.

      Net losses of Hybrid Fund will be allocated first to reverse prior allocations of net profits and thereafter to the partners in proportion to their respective capital commitments.

      Distributions by Hybrid Fund to its partners may be made in cash or in securities.

      The general partner of Hybrid Fund is Rosemont Venture Management I, L.L.C., a Delaware limited liability company. The managing members of the general partner primarily responsible for Hybrid Fund's investment activities initially will include James P. Labe and Geoffrey L. Tickner, members of management of Comdisco Ventures group. Comdisco also holds a non-managing membership interest in this general partner, an interest it has allocated to Comdisco Ventures group as part of the implementation of the tracking stock structure, and is entitled to participate in the general partner's profits and losses. Prior to the offering of Comdisco Ventures group stock, Comdisco generally receives 30% of the profit and losses of the general partner. After the offering of Comdisco Ventures group stock, Comdisco generally will receive 49% of the profits and losses of the general partner. In addition to its share of the profits and losses of Hybrid Fund, the general partner will receive an annual management fee equal to 2% of the aggregate committed capital of Hybrid Fund. Beginning in 2005, this fee will be equal to 2% of the aggregate cost basis of securities held by Hybrid Fund and reasonable reserves for the payment of fund expenses and the purchase of portfolio securities under pre-existing binding commitments.

      Comdisco has the right to participate in a manner and on an economic level similar to its participation in Hybrid Fund in any fund in which any of the members of current senior management responsible for its investment activities are substantially involved in the future, provided that Comdisco Ventures group stock remains outstanding and Comdisco commits to provide at least 25% of the committed capital of that subsequent fund. Comdisco intends to allocate these interests to Comdisco Ventures group should they become available.

      Instead of receiving payments of principal and interest and loan fees associated with venture debt and the payments of sales proceeds associated with its direct equity holdings, Comdisco, Inc. will receive, and has allocated to Comdisco Ventures group, returns from venture debt and direct equity financings held by Hybrid Fund through its limited partnership interests in Hybrid Fund and membership interests in the general partner.


Financing Procedures

      The successful execution of Comdisco Ventures group's business and operating strategy is dependent upon its underwriting and investment policies and procedures.

      Comdisco Ventures group reviews business plans generated by its referral network in order to identify potential customers. After identifying potential customers that it believes merit further investigation, Comdisco Ventures group evaluates those potential customers in more depth. This review process, described below, forms the basis of Comdisco Ventures group's decision to fund or reject a lease, loan and/or direct equity financing.

Preliminary Evaluation

      Comdisco Ventures group meets with the potential customer's management and performs a preliminary investigation of its management, business operations, and prospects. Comdisco Ventures group generally consults with and gathers information from a wide variety of industry sources to assess the prospects of a potential customer and its industry. Comdisco Ventures group reviews the commitments of the existing venture capitalists (including their intention to participate in future financing rounds) and the potential customer's capital structure. The customer also provides projected financial statements, a description of its market and competitive landscape, and a description of operations (marketing and sales, research and development, employee issues, and so forth). If Comdisco Ventures group is satisfied with its preliminary investigation of management, operations and prospects, it typically issues a term sheet outlining a proposed transaction. After reaching an agreement on the term sheet, Comdisco Ventures group begins due diligence.

Due Diligence

      Comdisco Ventures group's due diligence may initially include on-site visits to the potential customer's headquarters and other facilities, interviews with key management and board members, references for senior management and discussions with industry research analysts, other industry participants, customers and suppliers where appropriate. Comdisco Ventures group may also review the potential customer's charter, capital structure, subsidiaries, assets, liabilities, employee plans, litigation, tax matters and other relevant legal documentation.

Portfolio Monitoring and Risk Management

      Comdisco Ventures group has three primary tools to monitor the performance and quality of its financings:

     . Comdisco Ventures group monitors the progress of product development, cash burn and overall adherence to the business plan;

     . Comdisco Ventures group maintains regular contact with management teams to discuss business enrichment, cash flow needs and potential financing and other capital structure issues; and

     . Comdisco Ventures group reviews various financial statements received from its customers on a quarterly basis.

Workouts

      All loans that are 60 days or more overdue are classified as a work-out account. Whenever feasible, Comdisco Ventures group attempts to use its position as a lender and equity investor to work with other investors and lenders to rehabilitate, rather than liquidate, defaulted loans. Comdisco Ventures group's primary objective at this stage is to minimize its loss on the lease and loan obligations.

Loss experience

      Since the initiation of its financing activities, credit losses have been less than 3% of Comdisco Ventures group's total commitments originated. This percentage does not reflect any significant loss experience from Comdisco Ventures group's subordinated debt products, which were only first introduced on a large scale beginning in fiscal 1998.

      Comdisco Ventures group believes that its low level of credit losses are largely a result of its (1) transaction structuring experience, (2) due diligence procedures specifically designed to analyze transactions with emerging growth companies, (3) extensive monitoring and review of these transactions, and (4) corrective approach to addressing delinquency. Comdisco Ventures group's loss experience has also benefited from the experience and diligence of those established venture capital firms that typically precede Comdisco Ventures group into a financing relationship with its customers.

Competition

      Comdisco Ventures group's primary competitors include financial institutions, equipment lessors and manufacturers, venture capital firms, and non-traditional lenders that provide debt and/or equity financing to emerging, high technology companies. The competition that Comdisco Ventures group faces is situation-specific and depends, in part, on the issues that concern the customer. For example, a customer that has a financing need of several hundred thousand dollars, or that is unconcerned about restrictive covenants, may find a venture-oriented bank more attractive. Or, a customer that needs a large quantity of equipment from one specific vendor may be able to negotiate vendor financing that is more attractive than alternative financing offered by Comdisco Ventures group. Some non-traditional funding sources, such as distribution channel partners, joint venture partners, and owners of complementary technologies, may be motivated to provide attractive financing as one part of a larger collaboration. An increasing number of public companies also provide substantial capital to companies who might otherwise be candidates for Comdisco Ventures group's financing products. Comdisco Ventures group believes it competes effectively with these competitors based on its creative deal structuring and flexibility, willingness to craft individual solutions to financing needs, reputation, quality of service, ability to leverage its relationship with Comdisco, and ability to respond rapidly.

Employees

      As of June 30, 2000, Comdisco Ventures group employed forty-seven people on a full time basis--twenty-nine people personnel were involved in marketing and sales, sixteen were in processing, servicing and administrative support and two were executive employees. No employees are represented by a labor union.

      James P. Labe is the chief executive officer of the Comdisco Ventures group and has directed the efforts of Comdisco, Inc.'s venture financing activities since he founded Comdisco Ventures as a division of Comdisco in early 1987. Jim received his MBA degree from the University of Chicago and his BA degree from Middlebury College.

      Geoffrey L. Tickner, Jr. is the chief operating officer of the Comdisco Ventures group. He joined Comdisco Ventures group in 1998 after fifteen years in investment banking at Smith Barney. Geoff received his BA from Princeton University in 1982 and his MBA degree from Stanford University in 1986.

      John J. Vosicky is the chief financial officer of the Comdisco Ventures group. He is also Executive Vice President and Chief Financial Officer of Comdisco and will continue to serve in those capacities. John received his BA degree from St. Mary's University in 1970 in accounting, and received his CPA certificate from the State of Illinois in 1973.

      Glen Howard is the managing director and group head of venture lease investments for the Comdisco Ventures group. He has been with Comdisco, Inc. for more than thirteen years, serving ten years in lease financing sales and marketing at Comdisco before moving to Comdisco Ventures group three years ago. Glen received his BS degree in Systems Industrial Engineering from the University of Arizona and received his MBA degree from Saint Mary's College.

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

Facilities

      Comdisco Ventures group's principal executive offices are located and its venture leasing and venture debt activities are conducted at 3000 Sand Hill Road, Menlo Park, California. In addition to its principal offices, Comdisco Ventures group leases office space in Palo Alto, California, Waltham, Massachusetts and Rosemont, Illinois.

      Comdisco Ventures group believes its current facilities are adequate for its existing needs and that additional, suitable space will be available as required.

Regulation, Licenses and Qualifications, Federal And State

      Because Comdisco Ventures group is a non-bank, commercial lender, it is not subject to material federal regulation. Nevertheless, Comdisco Ventures group may be required to comply with the Equal Credit Opportunity Act ("ECOA"). Under the ECOA, Comdisco Ventures group is required to give all credit applicants notice of the right to receive a written statement of reasons an application for credit is denied, unless the applicant has gross revenues exceeding $1 million during its last fiscal year.

      Comdisco Ventures group is not subject to material regulation in most states, although some states do require licensing for some kinds of commercial financing activities. Most states' usury laws, which limit the amount of interest charged on loans originated in a state, either exempt commercial loans or do not extend the benefit of the usury laws to corporate borrowers.

      To date, substantially all documentation relating to Comdisco Ventures group's financing products is accepted in, and funding is made through, Comdisco's principal offices in Illinois and these transactions are intended to be governed by Illinois law, which does not require licensing for those activities. Hybrid Fund has applied for a license in California. Comdisco, Inc. has applied for a license in California as well, as it expands its funding sources.

      Comdisco Ventures group believes it is currently in material compliance with any applicable state usury laws as well as other applicable federal and state statutes and regulations.

      Comdisco Ventures group believes existing federal and state laws and regulations have not had a material adverse effect on its operations. There can, however, be no assurance that future laws and regulatory changes will not occur and will not place additional burdens on its operations.

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

                     DESCRIPTION OF COMDISCO CAPITAL STOCK

      The following is a summary and should be read with our restated charter which we have filed as an exhibit to the registration statement of which this prospectus is a part.

Our Restated Charter and Initial Designations of Series of Common Stock and Preferred Stock

      On April 20, 2000, our stockholders authorized us to file our restated charter. Under our restated charter, which we filed with the Secretary of State of Delaware on May 4, 2000, there are 1,800,000,000 shares of common stock of Comdisco authorized. The board of directors may issue the common stock in multiple series. The board has designated two series of common stock as of the date of this prospectus--750,000,000 shares of Comdisco Ventures group stock and 750,000,000 shares of Comdisco group stock.

      As of the filing of our restated charter, Comdisco's existing common stock was re-classified as Comdisco group stock. As of June 30, 2000 there were 224,906,304 shares of Comdisco group stock issued and outstanding. Prior to this offering, no Comdisco Ventures group stock has been issued and outstanding.

      Under our restated charter and to the extent permitted by Delaware law, our board of directors could, without the need to obtain stockholder approval:

     . designate common stock not previously designated by the board of directors, or re-designate previously designated but unissued common stock, into one or more additional new series of common stock; or

     . increase or decrease from time to time the total number of authorized shares of each designated series of common stock.

      However, the board of directors could not increase the number of shares of authorized stock of a designated series above a number which, when added to the number of authorized shares of all designated common stock, would exceed the total number of authorized shares of common stock. In addition, the board of directors could not decrease the number of shares authorized of any series of common stock below the number of shares outstanding of such series and shares reserved for options, warrants, the rights plan and, as applicable, any shares of one group reserved for issuance for the benefit of another group or to the holders of shares of another group's stock.

      At the time it creates any new series of common stock, our board of directors would be authorized to determine and designate the number of shares of each new series and all rights and privileges of each new series, including dividend rights, exchange or redemption provisions, rights upon liquidation or merger, and voting rights. At the time it creates a new series, our board of directors may establish a new group to which that new series relates either by:

     .  allocating to it newly acquired assets, or

     . reallocating to it some of the assets and liabilities from an existing group.

      If Comdisco, Inc.'s board of directors decides to reallocate assets and liabilities, Comdisco, Inc.'s board of directors would reserve for issuance a number of shares of stock of the new group for the benefit of the group or groups to which those assets and liabilities were previously attributed. Comdisco, Inc.'s board of directors does not currently have any plan to issue any new series of common stock.

      Authorized but unissued shares of Comdisco Ventures group stock and Comdisco group stock and previously undesignated common stock would be available for issuance by Comdisco from time to time, as determined by the board of directors, for any proper corporate purpose. These purposes could include raising capital, paying stock dividends, effecting a stock split, providing compensation or benefits to employees or acquiring other companies or businesses, or designating a new series of common stock. Comdisco would not be required to solicit your approval for any issuance described above, unless required by the Delaware law or NYSE or Nasdaq Stock Market rules.

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

Preferred Stock

      Our board of directors has the authority to issue preferred stock in one or more series, without stockholder approval and is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. Our restated charter designates two series of preferred stock:

     .200,000 shares of Series C junior participating preferred stock; and

     .  200,000 shares of Series D junior participating preferred stock.

      These shares are reserved for issuance in connection with Comdisco's preferred stock purchase rights described below. None of these shares are currently issued or outstanding.

Description of Comdisco Ventures Group Stock

Shares reserved for issuance for the benefit of the Comdisco group or to the holders of Comdisco group stock.

      Comdisco, Inc.'s board of directors has reserved 75,000,000 shares of Comdisco Ventures group stock for issuance for the benefit of Comdisco group or to the holders of Comdisco group stock. Prior to the issuance of Comdisco Ventures group stock in this offering, these reserved shares will represent all of the earnings and losses of the Comdisco Ventures group.

      The board of directors made this determination following discussion with Comdisco's independent financial advisors, based on:

     . the historical and projected financial and operating information of Comdisco Ventures group;

     . the market prices of securities and other financial and operating information of companies engaged in activities similar to those of Comdisco Ventures group;

     .  prevailing equity market conditions; and

     . the range of the initial public offering price of the Comdisco Ventures group stock to be issued.

      Immediately after this offering, the reserved shares will represent 88% of the total of the shares of Comdisco Ventures group stock outstanding and the shares reserved for issuance for the benefit of Comdisco group or to the holders of Comdisco group stock. If the over-allotment option is exercised in full, shares of Comdisco Ventures group stock outstanding will be reserved for issuance for the benefit of the Comdisco group or to the holders of Comdisco group stock will represent approximately 87% of this total.

      The shares of Comdisco Ventures group stock reserved for issuance for the benefit of Comdisco group or to the holders of Comdisco group stock would not constitute outstanding shares of common stock and, accordingly, would not be voted on any matter by the Comdisco group, including any matter requiring the vote of the holders of Comdisco Ventures group stock as a separate class. However, the market value attributable to these reserved shares should be reflected in the market value of the Comdisco group stock, which in turn would affect the aggregate voting power represented by Comdisco group stock on any matter in which holders of Comdisco group stock and Comdisco Ventures group stock vote together as a single class.

      The outstanding shares percentage equals the number of shares of Comdisco Ventures group stock outstanding divided by the sum of the number of shares of Comdisco Ventures group stock outstanding and the number of shares of Comdisco Ventures group stock reserved for issuance for the benefit of the Comdisco group or to the holders of Comdisco group stock. The outstanding shares percentage will equal 100%, and the number of shares of Comdisco Ventures group stock reserved for issuance for the benefit of the Comdisco group or to the holders of Comdisco group stock will equal zero, at any time that all of the earnings and losses of the Comdisco Ventures group are represented by the outstanding Comdisco Ventures group stock.

      The following illustration demonstrates the calculation of the outstanding shares percentage, if:

     . 10,000,000 shares of Comdisco Ventures group stock were outstanding as a result of this initial public offering.

     . 75,000,000 shares of Comdisco Ventures group stock were reserved for issuance for the benefit of the Comdisco group or to the holders of Comdisco group stock.

then the outstanding shares percentage with respect to the Comdisco Ventures group would equal 12% based on the following calculation:

     number of shares of Comdisco Ventures group
      stock outstanding                               = outstanding shares percentage
     (number of shares of Comdisco Ventures group
     stock outstanding
                           +
     number of shares reserved for issuance for the
     benefit of the
     Comdisco group or to the holders of Comdisco
     group stock)

                    10,000,000 shares
      _______________________________________________ = 12%
           10,000,000 shares + 75,000,000 shares

      We will adjust the outstanding share percentage to reflect further issuances or repurchases of Comdisco Ventures group stock that relate to Comdisco Ventures group, including the grant of any restricted stock awards or exercises of any options granted to, Comdisco employees, capital contributions to, or returns of capital from, Comdisco Ventures group and certain other events, including any distribution of that reserved stock to holders of Comdisco group stock.



      Whenever we decide to issue shares of Comdisco Ventures group stock, we would determine, in our sole discretion, whether to attribute that issuance and its proceeds to:

     . Comdisco group in respect of the shares of Comdisco Ventures group stock reserved for issuance for the benefit of Comdisco group or to the holders of Comdisco group stock in a manner analogous to a secondary offering of common stock of a subsidiary owned by a corporate parent, or

     . Comdisco Ventures group in a manner analogous to a primary offering of common stock.

      If we issue any shares of Comdisco Ventures group stock and attribute that issuance and its proceeds to Comdisco group in respect of the shares of Comdisco Ventures group stock reserved for issuance for the benefit of Comdisco group or to the holders of Comdisco group stock :

     . the number of shares so reserved would be reduced by the number of shares that we issue,

     . the number of outstanding shares of Comdisco Ventures group stock would be increased by the same amount,

     . the total number of notional shares deemed outstanding of Comdisco Ventures group stock would remain unchanged, and

     . the outstanding shares percentage would be correspondingly increased.

      If we instead attribute that issuance and its proceeds to Comdisco Ventures group:

     .  the number of shares so reserved would remain unchanged,

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


     . the number of outstanding shares of Comdisco Ventures group stock and the total number of notional shares deemed outstanding of Comdisco Ventures group stock would be increased by the number of shares we issue, and

     . the outstanding shares percentage would be correspondingly increased.

      We have the right to issue shares of Comdisco Ventures group stock as a distribution on Comdisco group stock. If we did so, we would attribute that distribution to Comdisco group in respect of the shares of Comdisco Ventures group stock reserved for issuance for the benefit of Comdisco group or to the holders of Comdisco group stock. As a result:

     . the number of shares so reserved would be reduced by the number of shares so distributed,

     . the number of outstanding shares of Comdisco Ventures group stock would be increased by the same amount,

     . the total number of notional shares deemed outstanding of Comdisco Ventures group stock would remain unchanged, and

     . the outstanding shares percentage would be correspondingly increased.

      If instead we issued shares of Comdisco Ventures group stock as a distribution on outstanding shares of Comdisco Ventures group stock, we would attribute that distribution to Comdisco Ventures group, in which case we would proportionately increase the number of the shares of Comdisco Ventures group stock reserved for issuance for the benefit of Comdisco group or to the holders of Comdisco group stock. As a result:

     . the number of shares of Comdisco Ventures group stock so reserved and the total number of notional shares deemed outstanding of Comdisco Ventures group stock would each be increased by the same percentage as the number of outstanding shares of Comdisco Ventures group stock is increased, and

     .  the outstanding shares percentage would remain unchanged.

      At the time of any dividend on the outstanding shares of Comdisco Ventures group stock other than any dividend payable in shares of Comdisco Ventures group stock, we will credit to Comdisco group, and charge against Comdisco Ventures group, a corresponding amount in respect of the shares of Comdisco Ventures group stock reserved for issuance for the benefit of Comdisco group or to the holders of Comdisco group stock. Specifically, the corresponding amount will equal (1) the aggregate amount of that dividend times
(2) a fraction, the numerator of which is the number of the shares of Comdisco Ventures group stock reserved for issuance for the benefit of Comdisco group or to the holders of Comdisco group stock and the denominator of which is the number of shares of Comdisco Ventures group stock then outstanding.

      If we decide to repurchase shares of Comdisco Ventures group stock, we would determine, in our sole discretion, whether to attribute that repurchase and its cost to:

     . Comdisco group in a manner analogous to a purchase of common stock of a subsidiary by a corporate parent, or

     . Comdisco Ventures group in a manner analogous to an issuer repurchase.

      If we repurchase shares of Comdisco Ventures group stock and attribute that repurchase and its cost to Comdisco group:

     . the number of the shares of Comdisco Ventures group stock reserved for issuance for the benefit of Comdisco group or to the holders of Comdisco group stock would be increased by the number of shares so purchased,

     . the number of outstanding shares of Comdisco Ventures group stock would be decreased by the same amount,

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


     . the total number of notional shares of Comdisco Ventures group stock deemed outstanding would remain unchanged, and

     . the outstanding shares percentage would be correspondingly decreased.

      If we instead attribute that repurchase of Comdisco Ventures group stock and its cost to Comdisco Ventures group:

     . the number of the shares of Comdisco Ventures group stock reserved for issuance for the benefit of Comdisco group or to the holders of Comdisco group stock would remain unchanged,

     . the number of outstanding shares of Comdisco Ventures group stock and the total number of notional shares of Comdisco Ventures group stock deemed outstanding would be decreased by the number of shares so repurchased, and


     . the outstanding shares percentage would be correspondingly reduced.

      We may, in our sole discretion, determine to transfer cash or other property of:

     . Comdisco Ventures group to Comdisco group in return for a decrease in the shares of Comdisco Ventures group stock reserved for issuance for the benefit of Comdisco group or to the holders of Comdisco group stock in a manner analogous to a return of capital, or

     . Comdisco group to Comdisco Ventures group in return for an increase in the shares of Comdisco Ventures group stock reserved for issuance for the benefit of Comdisco group or to the holders of Comdisco group stock, in a manner analogous to a capital contribution.

      If we determine to transfer cash or other property of Comdisco Ventures group to Comdisco group in return for a decrease in the shares of Comdisco Ventures group stock reserved for issuance for the benefit of Comdisco group or to the holders of Comdisco group stock:

     . the number of shares so reserved and the total number of notional shares of Comdisco Ventures group stock deemed outstanding would each be decreased by an amount equal to the fair value of that cash or other property divided by the market value of a share of Comdisco Ventures group stock on the day of transfer,

     . the number of outstanding shares of Comdisco Ventures group stock would remain unchanged, and

     . the outstanding shares percentage would be correspondingly increased.

      If we instead determine to transfer cash or other property of Comdisco group to Comdisco Ventures group in return for an increase in the shares of Comdisco Ventures group stock reserved for issuance for the benefit of Comdisco group or to the holders of Comdisco group stock:

     . the number of shares so reserved and the total number of notional shares of Comdisco Ventures group stock deemed outstanding would each be increased by an amount equal to the fair value of that cash or other property divided by the market value of a share of Comdisco Ventures group stock on the day of transfer,

     . the number of outstanding shares of Comdisco Ventures group stock would remain unchanged, and

     . the outstanding shares percentage would be correspondingly decreased.

      We may not attribute issuances of Comdisco Ventures group stock to Comdisco group, transfer cash or other property of Comdisco Ventures group to Comdisco group in return for a decrease in the shares of Comdisco Ventures group stock reserved for issuance for the benefit of Comdisco group or to the holders of Comdisco group stock or take any other action to the extent that doing so would cause the number of the shares of Comdisco Ventures group stock reserved for issuance for the benefit of Comdisco group or to the holders of Comdisco group stock to decrease below zero.

      Dividends. We will be permitted to pay dividends on Comdisco Ventures group stock out of assets of Comdisco legally available for the payment of dividends under Delaware law. Our restated charter, however, provides that the total amounts paid as dividends on Comdisco Ventures group stock cannot exceed the available dividend amount for Comdisco Ventures group.

      The "available dividend amount" for Comdisco Ventures group at any time is the amount that would then be legally available for the payment of dividends on Comdisco Ventures group stock under Delaware law if:

     .  Comdisco Ventures group was an independent Delaware corporation;
        and

     . Comdisco Ventures group had outstanding a number of shares of common stock, par value $0.10 per share, equal to the number of shares of Comdisco Ventures group stock that are then outstanding plus the number of shares of Comdisco Ventures group stock reserved for issuance for the benefit of Comdisco group or to the holders of Comdisco group stock.

      The amount legally available for the payment of dividends on common stock of a corporation under Delaware law is generally limited to:

     .  the total assets of the corporation,

     .  less its total liabilities,

     . less the aggregate par value of the outstanding shares of its common and preferred stock.

      However, if that amount is not greater than zero, the corporation may also pay dividends out of the net profits for the corporation for the fiscal year in which the dividend is declared and/or the preceding fiscal year. As mentioned above, these restrictions will form the basis for calculating the available dividend amounts for Comdisco Ventures group. These restrictions will also form the basis for calculating the aggregate amount of dividends that Comdisco as a whole can pay on its common stock, regardless of series. Thus, net losses of any business group, and any dividends and distributions on, or repurchases of, any series of common stock, will reduce the assets legally available for dividends on other series of common stock.

      Subject to the above limitations, we have the right to pay dividends on none, any or all of the series of common stock, in equal or unequal amounts, notwithstanding the performance of any business group, the amount of assets available for dividends on any series, the amount of prior dividends declared on any series or any other factor. Dividend payments may also be subject to any other limitations set forth in any future series of preferred stock or in any agreements binding on Comdisco from time to time.

      If shares of Comdisco Ventures group stock are still reserved for issuance for the benefit of the Comdisco group or to the holders of Comdisco group stock at the time of any dividend on the outstanding shares of Comdisco Ventures group stock, Comdisco, Inc. will credit to the Comdisco group, and charge against the Comdisco Ventures group, a corresponding amount of the shares of Comdisco Ventures group stock reserved for issuance for the benefit of the Comdisco group or to the holders of Comdisco group stock.

      Mandatory dividend, redemption or conversion of Comdisco Ventures group stock. If we sell or dispose of all or substantially all of the properties and assets of Comdisco Ventures group in a transaction other than one described below under "--Exceptions to the Dividend, Redemption or Conversion Requirement if a Disposition Occurs" our board of directors will decide if we will:

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


     . pay a dividend to the holders of Comdisco Ventures group stock in cash and/or securities or other property having a value equal to their proportionate interest in the net proceeds of the disposition; or

     . if the disposition involves all of the properties and assets, redeem all outstanding shares of Comdisco Ventures group stock in exchange for cash and/or securities or other property having a value equal to the proportionate interest of the holders of Comdisco Ventures group stock in the net proceeds of the disposition; or

     . if the disposition involves substantially all, but not all, of the properties and assets, redeem a number of whole shares of Comdisco Ventures group stock having an aggregate average market value, during the twenty-day trading period beginning on the sixteenth trading day following consummation of that transaction, equal to the proportionate interest of the holders of Comdisco Ventures group stock in the value of the net proceeds of the disposition; or

     . convert each outstanding share of Comdisco Ventures group stock into a number of shares of Comdisco group stock equal to 115% of the ratio of the average market value of one share of Comdisco Ventures group stock to the average market value of one share of Comdisco group stock during the twenty-day trading period ending on the fifth trading day prior to the first public announcement of that disposition transaction.

      We will determine the proportionate interest of the holders of Comdisco Ventures group stock in the net proceeds of a disposition by assuming that the shares of Comdisco Ventures group stock reserved for issuance for the benefit of Comdisco group or to the holders of Comdisco group stock are issued and outstanding. Under these circumstances, our board of directors in its sole discretion, will determine the fair market value of all assets, except for cash and unrestricted publicly traded securities.

      We may only pay a dividend or redeem shares of a series of common stock if we have legally available funds under Delaware law. We will pay the dividend or complete the redemption or conversion on or prior to the ninetieth trading day following the disposition date.

      For purposes of determining whether a disposition has occurred, "substantially all of the properties and assets" attributed to Comdisco Ventures group means a portion of the properties and assets that represents at least 80% of the value of the properties and assets attributed to Comdisco Ventures group.

      The "net proceeds" of a disposition means an amount equal to what remains of the gross proceeds of the disposition after any payment of, or reasonable provision is made as determined by our board of directors for:

     . any taxes payable by us, or which would have been payable but for the utilization of tax benefits attributable to Comdisco group, in respect of the disposition or in respect of any resulting dividend or redemption;

     . any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses; and

     . any liabilities of or attributed to Comdisco Ventures group, including, without limitation, any liabilities for deferred taxes, any indemnity or guarantee obligations incurred in connection with the disposition or otherwise, any liabilities for future purchase price adjustments and any preferential amounts plus any accumulated and unpaid dividends in respect of the preferred stock attributed to Comdisco Ventures group.

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


      We may elect to pay the dividend or redemption price either in the same form as the proceeds of the disposition or in any other combination of cash, securities or other property that our board of directors or, in the case of securities that have not been publicly traded for a period of at least fifteen months, an independent investment banking firm, determines will have an aggregate market value of not less than the value of the net proceeds.

      Exceptions to the dividend, redemption or conversion requirement if a disposition of all or substantially all the assets of Comdisco Ventures group occurs. We are not required to take any of the above actions for any disposition of all or substantially all of the properties and assets attributed to Comdisco Ventures group in a transaction or series of related transactions that results in our receiving for those properties and assets primarily equity securities of any entity which:

     . acquires those properties or assets or succeeds to the business conducted with those properties or assets or controls that acquirer or successor; and

     . is primarily engaged or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by Comdisco Ventures group prior to the disposition, as determined by our board of directors.

      The purpose of this exception is to enable us technically to dispose of properties or assets of Comdisco Ventures group to other entities engaged or proposing to engage in businesses similar or complementary to those of that group without requiring a dividend on, or a conversion or redemption of, Comdisco Ventures group stock, so long as we hold an equity interest in that entity. A joint venture in which we own a direct or indirect equity interest is an example of such an acquirer. We are not required to control that entity, whether by ownership or contract provisions, and there is no minimum ownership position we must have in the entity to take advantage of this exception. As a result of these exceptions, holders of Comdisco Ventures group stock could find themselves holding a tracking stock that tracks the performance of a set of assets owned by an entity or entities supervised by management other than Comdisco Ventures group.

      We are also not required to effect a dividend, redemption or conversion if:

     . the disposition is of all or substantially all of our properties and assets in one transaction or a series of related transactions in connection with our dissolution, liquidation or winding up and the distribution of our assets to stockholders;

     . the disposition is on a pro rata basis, such as in a spin-off, to the holders of all outstanding shares of Comdisco Ventures group stock;

     . the disposition is made to any person or entity controlled by us, as determined by the board of directors;

     . the disposition is made at a time when only one series of common stock is outstanding; or

     . before the thirtieth trading day following the disposition, we have mailed a notice stating that we are exercising our right to convert all of the outstanding shares of Comdisco Ventures group stock, as applicable, into newly issued shares of Comdisco group stock as contemplated under "Conversion of Comdisco Ventures group stock at option of Comdisco" below.

      Sale of less than substantially all the assets of Comdisco Ventures group. We currently intend to allocate to Comdisco Ventures group for its benefit the proceeds from any disposition of less than all or substantially all of the Comdisco Ventures group properties and assets. However, consistent with the policies described under "Relationship Between Comdisco Ventures Group and Comdisco Group," beginning on page 114, our board of directors has the right to determine whether to allocate those proceeds differently, subject to the fiduciary duties owed by the board of directors to all Comdisco stockholders.

      Conversion of Comdisco Ventures group stock at option of Comdisco. We will have the right, at any time, to convert shares of Comdisco Ventures group stock into a number of shares of Comdisco group stock initially equal to 125% of the ratio of the average market value of one share of Comdisco Ventures group stock to the average market value of one share of Comdisco group stock over a twenty-day trading period ending on the fifth trading day prior to the mailing of the conversion notice for conversions occurring in the first quarter after the original issuance of Comdisco Ventures group stock. The percentage applied to the ratio of market values will decline ratably each quarter over a period of ten quarters to 115%.

      The premiums described above that are provided upon any conversion of Comdisco Ventures group stock are intended for the protection of the holders of that class of stock in the initial years while the stock is establishing a trading market since a decision by Comdisco, Inc. to convert that stock may be made without the consent of the holders of Comdisco Ventures group stock. The decrease in the premium from 25% to 15% over the first ten calendar quarters after the Comdisco Ventures group stock is outstanding is intended to allow greater flexibility to Comdisco, Inc. in using these provisions over time by decreasing the dilutive effect of such a conversion on holders of Comdisco group stock. Provisions similar to these, with comparable declining premiums, are included in the terms of tracking stocks of other public companies that have issued tracking stock. Accordingly, we believe these premiums are necessary in order for us to be able to successfully market the Comdisco Ventures group stock in the offering, while balancing the need for Comdisco, Inc. to maintain flexibility in its capital structure.

      If, however, we convert Comdisco Ventures group stock into Comdisco group stock as a result of a tax event, as defined below, we will have the right to convert shares of Comdisco Ventures group stock into a number of shares of Comdisco group stock equal to 110% of the ratio of the average market values of the Comdisco Ventures group stock and the Comdisco group stock described above, regardless of when that adverse tax law change takes place.

      "Tax event" means Comdisco's receipt of an opinion of our tax counsel that, as a result of:

     . any amendment to, or change in, the laws or regulations interpreting the laws of the United States or any political subdivision or taxing authority thereof or therein, including any announced proposed change in those regulations by an administrative agency; or

     . any official or administrative pronouncement, action or judicial decision interpreting or applying those laws or regulations, without regard to whether that pronouncement, action or judicial decision involves Comdisco, it is more likely than not that for U.S. federal income tax purposes:

     . Comdisco or our stockholders are, or at any time in the future will be, subject to tax upon the issuance of shares of any of Comdisco group stock or Comdisco Ventures group stock, or

     . any Comdisco group stock or Comdisco Ventures group stock is not or at any time in the future will not be treated solely as stock of Comdisco, or

     . any Comdisco group stock or Comdisco Ventures group stock is or will be treated as Section 306 stock under the Internal Revenue Code.

      For purposes of rendering this opinion, tax counsel will assume that any administrative proposals will be adopted as proposed. However, in the event of an announced proposed legislative change, tax counsel shall render an opinion only in the event of enactment.

      These provisions allow us the flexibility to recapitalize our outstanding series of common stocks into one class of common stock that would, after the recapitalization, represent an equity interest in all of our businesses. The optional conversion could be exercised at any future time if our board of directors determines that, under the facts and circumstances then existing, an equity structure consisting of multiple series of common stock was no longer in the best interests of all of our stockholders. A conversion could be exercised, however, at a time that is disadvantageous to the holders of Comdisco Ventures group stock. For additional information on the risks of a conversion and the limited remedies available to stockholders, see "Risk Factors--Risks Relating to a Capital Structure with Two or More Separate Series of Common Stock--Our right to convert Comdisco Ventures group stock into Comdisco group stock at any time without stockholder approval may prevent the holders of Comdisco Ventures group stock from retaining an investment in a tracking stock under circumstances in which they would wish to retain their investment," on page 39.

      The conversion ratio that will result in the specified premium will be calculated based on the average market value of one share of Comdisco Ventures group stock as compared to the average market value of one share of Comdisco group stock during the twenty consecutive trading day period ending on, and including, the fifth trading day immediately preceding the date on which we mail the notice of conversion to holders of Comdisco Ventures group stock.

      Conversion would be based upon the relative market values of Comdisco group stock, on the one hand, and Comdisco Ventures group stock, on the other. Many factors could affect the market values of Comdisco group stock and Comdisco Ventures group stock, including our results of operations and those of each group, trading volume and general economic and market conditions. Market values could also be affected by decisions by our board of directors or our management that investors perceive to affect adversely one series of common stock compared to the other. These decisions could include changes to our management and allocation policies, transfers of assets between groups, allocations of corporate opportunities and financing resources between the groups and changes in dividend policies.

      Redemption of Comdisco Ventures group stock in exchange for stock of subsidiary. Although it currently has no intention to do so, our board of directors may redeem on a pro rata basis all of the outstanding shares of Comdisco Ventures group stock for shares of the common stock of one or more of our wholly owned subsidiaries which will then own all of the assets and liabilities attributed to Comdisco Ventures group, and no other assets or liabilities. We may redeem shares of Comdisco Ventures group stock for subsidiary stock only if we have legally available funds under Delaware law. In connection with any exchange, in the event that we have shares of Comdisco Ventures group stock reserved for issuance for the benefit of Comdisco group or to the holders of Comdisco group stock, we could retain any remaining shares of common stock of the subsidiary holding Comdisco Ventures group's assets or distribute those shares as a dividend on Comdisco group stock.

      As a result of a redemption in exchange for stock of a subsidiary, holders of the series of common stock redeemed would hold securities of a separate legal entity. This redemption could be authorized by the board of directors at any time in the future if it determines that, under the facts and circumstances then existing, an equity structure comprised of multiple series of common stock designated as tracking stocks is no longer in the best interests of all of our stockholders as a whole.

      Because Comdisco Ventures group would most likely be subject to the registration requirements of the 1940 Act if the exchange described above were to occur, it is unlikely that our board of directors would redeem Comdisco Ventures group stock in the manner described in this section.

General Conversion and Redemption Provisions.

      Notices upon disposition of group assets. Not later than the twentieth trading day after the consummation of a sale of all or substantially all of the properties and assets of Comdisco Ventures group, we will announce publicly by press release:

     .  the estimated net proceeds of the disposition;

     .  the number of shares of Comdisco Ventures group stock outstanding;

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


     . the number of shares of any series of common stock into which Comdisco Ventures group stock is convertible and the conversion, exchange or exercise price of those convertible securities; and

     . the number of shares of Comdisco Ventures group stock reserved for issuance for the benefit of Comdisco group or to the holders of Comdisco group stock.

      Not later than the fortieth trading day after the consummation of the disposition, we will announce publicly by press release whether we will:

     . pay a dividend or redeem shares of Comdisco Ventures group stock with the net proceeds of the disposition; or

     . convert the shares of Comdisco Ventures group stock into shares of Comdisco group stock.

      We will mail to each holder of shares of Comdisco Ventures group stock any additional notices and other information required by our restated charter.

      Notice upon optional conversion or redemption in exchange for stock of a subsidiary. If Comdisco determines to convert shares of Comdisco Ventures group stock into shares of Comdisco group stock or into shares of stock of a subsidiary as described above, Comdisco will send each holder of Comdisco Ventures group stock that is being converted or redeemed a notice not less than thirty nor more than forty-five days prior to the conversion or redemption date. This notice will contain:

     . a statement that all outstanding shares of Comdisco Ventures group stock will be converted or redeemed, as applicable;

     .  the conversion or redemption date;

     . the number of shares of Comdisco group stock or the number of shares of stock of the subsidiary, as the case may be, which each holder of Comdisco Ventures group stock will receive;

     .  the place or method for redemption or conversion; and

     .  any other information required by our restated charter.

      Selection of shares for redemption. If less than all of the outstanding shares of Comdisco Ventures group stock are to be redeemed, we will redeem those shares proportionately from among the holders of outstanding shares of Comdisco Ventures group stock or by the method as may be determined by our board of directors to be equitable.

      Fractional interests; transfer taxes. We will not be required to issue fractional shares of any capital stock or any fractional securities to any holder of Comdisco Ventures group stock upon any conversion, redemption, dividend or other distribution described above. If a fraction is not issued to a holder, we will pay cash instead of that fraction.

      We will pay all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of any shares of capital stock and/or other securities on conversion or redemption of shares. We would not, however, be required to pay any tax that might be payable in respect of any transfer involved in the issue or delivery of any shares of capital stock and/or other securities in a name other than that in which the shares of Comdisco Ventures group stock so exchanged or redeemed were registered, and no issue or delivery will be made unless and until the person requesting that issue pays to Comdisco the amount of any tax or establishes to our satisfaction that this tax has been paid.

      Stockholder rights upon conversion or redemption. If shares of Comdisco Ventures group stock are converted or redeemed as previously described, after this conversion or redemption all rights of a holder of shares of Comdisco Ventures group stock that were converted or redeemed will cease. The only right a holder of shares of Comdisco Ventures group stock converted or redeemed would have at that time is the right to receive the cash and/or the certificates representing shares of capital stock, securities or other property into which Comdisco Ventures group stock was converted or for which it was redeemed, together with any payments for fractional shares or rights to dividends, as provided above, without interest. No holder of a certificate that prior to the conversion or redemption represented shares of Comdisco Ventures group stock converted or redeemed will be entitled to receive any dividends or other distribution or interest payment with respect to shares of any kind of capital stock into, or in exchange for which, shares of the Comdisco Ventures group stock were converted or redeemed until surrender of the holder's certificate in exchange for a certificate representing shares of that capital stock. Upon the surrender of the holder's certificate, there will be paid to the holder the amount of any dividends or other distributions (without interest) which became payable with respect to a record date occurring after the conversion, but which were not paid by reason of the foregoing, with respect to the number of whole shares of capital stock represented by the certificate or certificates issued upon that surrender. From and after a conversion, Comdisco will, however, be entitled to treat the certificates for Comdisco Ventures group stock that have not yet been surrendered for conversion as being evidence of the ownership of the number of whole shares of capital stock into which the shares of Comdisco Ventures group stock represented by those certificates should have been converted, notwithstanding the failure to surrender those certificates.

      Voting rights. Holders of Comdisco Ventures group stock will generally vote together with holders of Comdisco group stock as a single class on all matters requiring a stockholder vote.

      Until the thirty-first trading day following the effective date of the restated charter, on all matters as to which all series of Comdisco's common stock will vote together as a single class:

     .  each share of Comdisco Ventures group stock will have one vote;
        and

     .  each share of Comdisco group stock will have one vote.

      On and after that thirty-first trading day, at each vote of stockholders, the aggregate voting power of the Comdisco Ventures group stock and Comdisco group stock will be adjusted as follows:

     . each share of Comdisco Ventures group stock will have a number of votes (or a fraction of a vote) based on the ratio of the average market value of one share of Comdisco Ventures group stock to the average market value of one share of Comdisco group stock during the 20 consecutive trading days ending on (and including) the record date of the vote; and

     .  each share of Comdisco group stock will have one vote.

      For example, if the average market value of one share of Comdisco Ventures group stock for the period specified above was $20.00, and the average market value of one share of the Comdisco group stock for the period specified above was $40.00, each share of Comdisco group stock would have one vote and each share of Comdisco Ventures group stock would have 0.5 votes based on the following calculation:

     Average market value of Comdisco Ventures group stock

     ------------------------     =     $20.00
                                             = .5 votes per share of
                                        -----   Comdisco Ventures group
                                                stock

     Average market value of Comdisco group stock

                                        $40.00

      However, in the event that the foregoing calculation results in the holders of Comdisco Ventures group stock holding more than 35% of the total voting power of all outstanding shares of common stock, the vote of each share of Comdisco Ventures group stock that exceeds that amount will be reduced so that all of the outstanding shares of Comdisco Ventures group stock in the aggregate represent 35% of the total voting power of all outstanding shares of Comdisco's common stock.

      Subject to the 35% limitation, the voting formula above is intended to equate the relative voting rights of the series of common stock to their relative market capitalization at the time of each adjustment.

      Comdisco group stock will have and will retain a substantial majority of the combined voting power of Comdisco Ventures group stock and Comdisco group stock because:

     . we expect that initially the aggregate market value of the outstanding shares of Comdisco group stock will be substantially greater than the aggregate market value of the outstanding shares of Comdisco Ventures group stock; and

     . the aggregate voting power of all of the outstanding shares of Comdisco Ventures group stock is limited to 35% of the total voting power of all outstanding shares of common stock, regardless of the market value of the Comdisco Ventures group stock.

      Fluctuations in the relative voting rights of Comdisco Ventures group stock, Comdisco group stock and any additional class of common stock that is subsequently created and entitled to a number of votes per share based on market values could influence an investor interested in acquiring and maintaining a fixed percentage of the voting power of Comdisco, Inc.'s common stock to acquire such percentage by acquiring the class of common stock having a greater number of votes per share.

      If Comdisco, Inc. issues shares of an additional series of common stock, each share of such additional series of common stock will have a number of votes, including a fraction of one vote or no vote, as Comdisco, Inc.'s board of directors determines at the time of issuance. Shares of stock of any group reserved for issuance for the benefit of another group or to the holders of stock of that group will have no voting rights.

      Accordingly, the relative per share voting rights of Comdisco Ventures group stock, Comdisco group stock and any additional class of common stock that is entitled to a number of votes per share based on market values will fluctuate depending on changes in the relative market values of shares of the classes of common stock.

      Comdisco, Inc. will set forth the number of outstanding shares of Comdisco Ventures group stock, Comdisco group stock and any additional class of common stock in the Comdisco, Inc. Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q filed under the Securities Exchange Act of 1934. Comdisco, Inc. will disclose in any proxy statement for a stockholders' meeting the number of outstanding shares and per share voting rights of Comdisco Ventures group stock, Comdisco group stock and additional group stock, if any.

      The holders of Comdisco Ventures group stock will not have any rights to vote separately as a class on any matter coming before our stockholders, except for the limited class voting rights provided under Delaware law or by Nasdaq Stock Market rules. Matters that provide for separate class voting include amendments to our restated charter that would change the par value of Comdisco Ventures group stock or alter or change the powers, preferences or special rights of shares of Comdisco Ventures group stock so as to adversely affect the holders of Comdisco Ventures group stock.

      Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding-up, the holders of Comdisco Ventures group stock and Comdisco group stock will be entitled to receive our assets, if any, remaining for distribution to stockholders on a per share basis in proportion to the liquidation units per share of each series. Our assets remaining for distribution will be determined after payment of, or provision for, all liabilities, including contingent liabilities, and payment of the liquidation preference payable to any holders of our preferred stock. Each share of Comdisco group stock shall have one liquidation unit. Each share of Comdisco Ventures group stock will have a number of liquidation units, including a fraction of one liquidation unit, equal to the ratio of

          (1)the average market value of a share of Comdisco Ventures group stock during the twenty consecutive trading days prior to February 28, 2001, to

          (2) the average of the market value of one share of Comdisco group stock over the same period, expressed as a decimal fraction rounded to the nearest five decimal places.

      If the voluntary or involuntary dissolution, liquidation or winding up of Comdisco occurs prior to February 28, 2001, the average market value of one share of Comdisco Ventures group stock will be determined based on:

          (1)the twenty consecutive trading day period immediately prior to the dissolution, liquidation or winding-up event, or

          (2)the actual number of consecutive trading days in the event that the dissolution, liquidation or winding-up event, if that event occurs prior to the 21st trading day after the effective date of our restated charter.

      After the number of liquidation units with respect to Comdisco Ventures group stock has been determined in the manner above, the number will not be changed except as described below. Thus, the liquidation rights of the holders of the Comdisco Ventures group stock or Comdisco group stock may not bear any relationship to the relative market values or the relative voting rights of that series.

      The liquidation units of the Comdisco Ventures group stock and Comdisco group stock were determined by Comdisco in consultation with our financial advisors and are based upon, among other factors, each group's initial level of debt and equity capitalization, each group's recent historical financial performance, the market prices of shares of comparable companies that are publicly traded and the current state of the markets for public offerings and other stock transactions.

      If Comdisco subdivides, by stock split, reclassification or otherwise, or combines, by reverse stock split, reclassification or otherwise, the outstanding shares of Comdisco Ventures group stock or Comdisco group stock, the number of liquidation units of the Comdisco Ventures group stock or Comdisco group stock, as applicable, shall be adjusted as determined by the board of directors so as to avoid any dilution in the aggregate liquidation rights of either series of common stock.

      In the absence of a public trading market for the shares of Comdisco Ventures group stock, our board of directors will exercise its good faith judgment to determine the market value of a share of that stock for purposes of this formula.

      In the case of our dissolution, liquidation or winding up:

     . no holder of Comdisco group stock will have any special right to receive specific assets of Comdisco group; and

     . no holder of Comdisco Ventures group stock will have any special right to receive specific assets of Comdisco Ventures group.

      Neither a merger nor consolidation of Comdisco into or with any other corporation, nor any sale, transfer or lease of all or any part of our assets, will, alone, be deemed a liquidation or winding up of Comdisco, or cause the dissolution of Comdisco, for purposes of these liquidation provisions.

      Comdisco considers that its complete liquidation is a remote contingency, and its financial advisors believe that, in general, these liquidation provisions are immaterial to the value of Comdisco Ventures group stock.





Determinations by the Board of Directors

      Any determinations made by our board of directors in good faith under our restated charter or in any certificate of designation filed pursuant to our restated charter would be final and binding on all stockholders of Comdisco, subject to rights under applicable Delaware law and under the federal securities laws.

Preemptive Rights

      Holders of Comdisco Ventures group stock will not have any preemptive rights to subscribe for any additional shares of capital stock or securities that we may issue in the future.

Amended and Restated Rights Agreement

      We have issued and will issue preferred stock purchase rights to all holders of our common stock under a rights agreement amended and restated as of May 4, 2000, between Comdisco and ChaseMellon Shareholder Services L.L.C., as rights agent.

      The restated rights agreement provides that:

     . each right in effect at the date of restatement be redesignated as a Comdisco group stock right, which will continue to allow holders of outstanding Comdisco group stock to purchase shares of our Series C junior participating preferred stock if a distribution date occurs;

     . for each share of Comdisco group stock issued between the date of the restated rights agreement and the expiration date of the rights, we will issue one Comdisco group stock right which will allow holders to purchase shares of our Series C junior participating preferred stock if a distribution date occurs; and

     . for each share of Comdisco Ventures group stock issued between the date of the restated rights agreement and the expiration date of the rights, we will issue one Comdisco Ventures group stock right which will allow holders to purchase shares of our Series D junior participating preferred stock if a distribution date occurs.

      We refer to the Comdisco group stock rights and the Comdisco Ventures group stock rights collectively as the "rights."

      A "distribution date" will occur upon the earliest of:

     . the tenth day, or a later day determined by our board of directors, after a public announcement that a person or group of affiliated or associated persons other than us,

        any subsidiary of Comdisco, or any of our or our subsidiaries' employee benefit plans (an "acquiring person") has acquired beneficial ownership of 15% or more of the voting power of all the shares of our common stock; or

     . the tenth business day, or a later day determined by our board of directors, following the commencement of or announcement of the intention to commence a tender or exchange offer that would result in that person or group beneficially owning 15% or more of the voting power of all the shares of our common stock; or

     . the tenth business day after our board of directors declares a person to be an "adverse person."

      Any person or group that beneficially owns 20% or more of our outstanding common stock on the effective date of the amendment and statement of the rights plan, which we refer to as an "existing holder," will not be deemed an "acquiring person" until that existing holder acquires beneficial ownership of 30% or more of the voting power of our outstanding common stock. An adverse person is a person or group (1) which beneficially owns 10% or more of the voting power of our outstanding common stock and (2) which our board of directors has determined has interests adverse to ours based on requirements set out in the amended and restated rights agreement.

      Until the distribution date, the rights will not be represented by a separate certificate and may be transferred only with their respective series of common stock.

      Following the distribution date, holders of rights other than any acquiring person or adverse person, whose rights will thereupon become null and void, will be entitled to purchase from us:

     . in the case of a Comdisco right, one one-thousandth of a share of Series C junior participating preferred stock at a purchase price of $75, subject to adjustment; and

     . in the case of a Comdisco Ventures group stock right, one one-thousandth of a share of Series D junior participating preferred stock at a purchase price of $180, subject to adjustment.

      The purchase prices discussed above are referred to as the "Series C purchase price" and the "Series D purchase price."

      Unless the rights are earlier redeemed, if any person or group becomes an acquiring person or our board of directors declares a person to be an "adverse person":

     . a Comdisco group stock right will entitle its holder other than any acquiring person or adverse person to purchase, at the Series C purchase price, a number of shares of Comdisco group stock with a market value equal to twice that purchase price;

     . any Comdisco Ventures group stock right will entitle its holder other than any acquiring person or adverse person to purchase, at the Series D purchase price, a number of shares of Comdisco Ventures group stock with a market value equal to twice that purchase price; and

     . all rights of any acquiring person or adverse person will become null and void.

      After the rights have been triggered, the board of directors may exchange the rights, other than rights owned by an acquiring person or adverse person, at an exchange ratio of:

     . one share of Comdisco group stock per Comdisco group stock right, subject to adjustment, and

     . one share of Comdisco Ventures group stock per Comdisco Ventures group stock right, subject to adjustment.

      Unless the rights are earlier redeemed, if, following the time a person becomes an acquiring person or adverse person:

     . Comdisco is acquired in a merger or other business combination transaction and Comdisco is not the surviving corporation;

     . any person consolidates or merges with Comdisco and all or part of the common stock is converted or exchanged for securities, cash or property of any other person or of Comdisco; or

     . 50% or more of Comdisco's assets or earning power is sold or transferred,

then, each right will entitle its holder other than any acquiring person to purchase, for the applicable purchase price, a number of shares of common stock of the surviving entity in that merger, consolidation or other business combination of, or the purchaser in, that sale or transfer with a market value equal to twice the applicable purchase price.

      The rights will expire on November 17, 2007, unless we extend or terminate them as described below.

      At any time until the close of business on the fifteenth day following a public announcement that there is an acquiring person or our board of directors declares a person to be an "adverse person", our board of directors may redeem all of the rights at a price of $0.01 per right. On the redemption date, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive that redemption price.

      Prior to a distribution date, the board of directors may, without the approval of any holders of rights, supplement or amend any provision of the amended and restated rights agreement in any manner, whether or not that supplement or amendment is adverse to any holders of the rights. From and after a distribution date, the board of directors may, without the approval of any holders of rights, supplement or amend the amended and restated rights agreement only:

     .  to cure any ambiguity,

     . to correct or supplement any provision that may be defective or inconsistent with any other provision, or

     . in any manner that it may deem necessary or desirable and which does not materially adversely affect the interests of the holders of rights other than an acquiring person, adverse person and their associates and affiliates.

      A holder of a right will not have any rights as a stockholder of Comdisco, including the right to vote or to receive dividends, until a right is exercised.

      The amended and restated rights agreement contains provisions designed to prevent the inadvertent triggering of the rights. A person will not be deemed an acquiring person if the board of directors of Comdisco approved the acquisition by that person of shares of common stock prior to that person otherwise becoming an acquiring person. In addition, the amended and restated rights agreement gives a person who has inadvertently acquired 15% or more of the voting power of all series of our common stock and does not have any intention of changing or influencing the control of Comdisco the opportunity to sell a sufficient number of shares so that the acquisition would not trigger the rights. In addition, the rights will not be triggered and a divestiture of shares will not be required if a person becomes the holder of 15% or more, or 30% or more in the case of an existing holder, of the voting power of all of our series of common stock, solely as a result of either (1) the reduction of our outstanding common stock as the result of our repurchase of any of our common stock or (2) any adjustment of the voting rights of Comdisco Ventures group stock in accordance with the provisions of our restated charter. However, any person who exceeds that threshold as a result of our stock repurchases or a voting rights adjustment will trigger the rights if the person subsequently acquires additional shares of our common stock. Our board may also further amend the amended and restated rights agreement in the future, including in connection with any distribution of shares of Comdisco Ventures group stock reserved for issuance to Comdisco group or to the holders of Comdisco group stock to compensate for any unintended effects of the variable voting rights associated with Comdisco Ventures group stock.

      The restated rights agreement will permit disinterested stockholders to acquire additional shares of our common stock or of an acquiring company at a substantial discount in the event of those changes in control described in the restated rights agreement. The restated rights agreement is intended to discourage anyone from buying shares of common stock having more than 15% of the voting power of all series of our common stock without prior approval by the board of directors.

      We have filed the form of amended and restated rights agreement with the SEC as an exhibit to the registration statement of which this prospectus is a part.

Other Provisions of Our Restated Charter, Bylaws and Delaware Law

      Authorized shares. Our restated charter provides that we may from time to time designate and issue shares of common stock or preferred stock in one or more series, the terms of which will be

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determined by our board of directors, and authorize and issue additional common stock of any previously designated series. Our board of directors, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of common stock or preferred stock. We will not solicit further approval of our stockholders to designate, authorize or issue those shares unless our board of directors believes that approval is advisable or is required by NYSE or Nasdaq Stock Market rules or Delaware law. The purpose of authorizing the board of directors to determine these rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. This authority however could enable our board of directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of Comdisco by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. These additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of Comdisco.

      Classified board of directors; removal of directors; limitation on ability to call special meetings. Our restated charter provides that our board of directors shall be divided into three classes and shall consist of such number of directors as is set in our bylaws. Our bylaws provide that the board of directors will be divided into three classes of an approximately equal number of directors with each class of directors having a three-year term of office. Our restated charter also provides that a director may be removed for cause only upon the vote of two-thirds of the voting stock of Comdisco. These provisions in our restated charter and bylaws may only be amended by a vote of two-thirds of the voting power of all series of common stock of Comdisco voting together as a class.

      Our bylaws further provide that stockholders of Comdisco may not call special meetings of the stockholders.

      The provisions regarding classification of our board of directors, removal of directors and the limitations on the stockholders' ability to call special meetings may have the effect of discouraging anyone from attempting to acquire control of Comdisco and thereby discouraging open market purchases of any series of common stock.

      Business combinations with substantial stockholders. Our restated charter provides that business combinations with substantial stockholders will require the vote of two-thirds of the voting stock of Comdisco to approve that transaction.

      A "substantial stockholder" is defined as a person, other than a member of our board of directors as of September 30, 1985 or any of our employee benefit plans, who or which beneficially owns 10% or more of our outstanding shares of common stock.

      A "business combination" is defined to mean:

     . a merger or consolidation of Comdisco with a substantial stockholder;

     . a sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of Comdisco or any subsidiary to a substantial stockholder (defined as 10% of the total book value of the assets);

     . a merger or consolidation of a substantial stockholder with Comdisco or any subsidiary;

     . a sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a substantial stockholder to Comdisco or a subsidiary;

     . any re-classification of our common stock or any recapitalization of Comdisco consummated within five years after a substantial stockholder became a substantial stockholder;

     . issuance of any securities of Comdisco or any subsidiary to a substantial stockholder, except proportionately as a stockholder;

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


     . acquisition by Comdisco or any subsidiary of securities of a substantial stockholder; or

     .  any agreement providing for any of these types of transactions.

      The business combination will not need to receive the two-thirds vote outlined above if the consideration to be paid by the interested stockholder in the business combination meets various tests set forth in our restated charter, designed to ensure that the form and amount of consideration to be paid by the interested stockholder is fair to the other holders of our common stock.

      The business combination provisions outlined above may have the effect of discouraging attempts to acquire control of Comdisco and thereby of discouraging open market purchases of our common stock.

      Stockholder nominations and proposals. Our bylaws provide that to nominate directors, stockholders must submit a written notice to our corporate secretary not less than 120 days nor more than 150 days before the first anniversary of the date of the mailing of the proxy statement for our last annual meeting. The notice must include the name and address of the stockholder and of the nominee, a description of any arrangements between the stockholder and the nominee, information about the nominee required by the SEC, the written consent of the nominee to serve as a director and other information.

      Similarly, to submit proposals at an annual meeting, a stockholder must provide our corporate secretary of notice of the proposal not less than 120 days nor more than 150 days before the first anniversary of the date of the mailing of the proxy statement for our last annual meeting. The notice must include:

     .  a description of the proposal;

     .  the reasons for presenting the proposal at the annual meeting;

     .  the text of any resolutions to be presented;

     .  the stockholder's name and address and number of shares held;

     .  any material interest of the stockholder in the proposal; and

     . a representation that the stockholder intends to appear at the meeting, in person or by proxy, to submit the proposal.

      In addition, the bylaws provide that only the board of directors, chairman of the board, chief executive officer or president of Comdisco can call special meetings of stockholders and that the only business that may be brought before a special meeting is that business specified in the notice of that meeting. These procedural requirements could have the effect of delaying or preventing the submission of matters proposed by any stockholder to a vote of the stockholders.

      Delaware law. Section 203 of the General Corporation Law of the State of Delaware applies to Comdisco. Generally, Section 203 limits the ability of an "interested stockholder" to effect various business combinations with Comdisco for a three-year period following the time that that stockholder became an interested stockholder. An "interested stockholder" is defined as a holder of 15% or more of our outstanding voting stock.

      An interested stockholder may engage in a business combination transaction with Comdisco within the three-year period only if:

     . our board of directors approved the transaction before the stockholder became an interested stockholder or approved the transaction in which the stockholder became an interested stockholder;

     . the interested stockholder acquired at least 85% of our voting stock in the transaction in which it became an interested stockholder; or

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


     . our board of directors and the holders of shares entitled to cast two-thirds of the votes entitled to be cast by all of our outstanding voting shares held by all disinterested stockholders approve the transaction.

Stock Transfer Agent and Registrar

      ChaseMellon Shareholder Services L.L.C. will act as the registrar and transfer agent for Comdisco Ventures group stock.

Anti-takeover Considerations

      If Comdisco Ventures group were a separate company and not part of a single enterprise, any person interested in acquiring Comdisco Ventures group without negotiating with management could seek control of that entity by obtaining control of its outstanding voting stock by means of a tender offer or proxy contest. Although we intend Comdisco Ventures group stock to reflect the separate performance of Comdisco Ventures group, a person interested in acquiring Comdisco Ventures group without negotiation with Comdisco's management could obtain control of that group only by obtaining control of all our outstanding voting stock.

      The existence of multiple series of common stock could present complexities and could pose obstacles, financial and otherwise, to an acquiring person. The existence of multiple series of common stock could prevent stockholders from profiting from an increase in the market value of their shares as a result of a change in control of Comdisco by delaying or preventing that change in control.

      Additional shares of common stock and preferred stock are available for future issuance without further stockholder approval. One of the effects of the existence of authorized and unissued common stock and preferred stock could be to enable the board to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of Comdisco by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. These additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of Comdisco.

      For additional anti-takeover considerations, see "--Other Provisions of Our Restated Charter, Bylaws and Delaware Law", beginning on page 110.

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      RELATIONSHIP BETWEEN COMDISCO VENTURES GROUP AND COMDISCO GROUP

      Because Comdisco group and Comdisco Ventures group will not be separate legal entities, Comdisco has carefully considered a number of issues with respect to the financing of each group, competition between groups, inter-group business transactions, corporate opportunities and the allocation of shared services expenses, corporate general and administrative expenses, debt, interest, taxes, retirement benefit costs, and other support activities between the groups. Following is a summary of policies and guidelines that we plan to follow to help us to allocate costs and charges between the groups in a manner that will ensure that transactions between the groups are made on a basis that in management's judgment would be fair and equitable. These policies are not subject to approval by Comdisco's stockholders and may be changed at any time without stockholder approval.

      We have summarized the material provisions of the Comdisco Ventures group policy statement below. This summary is qualified in its entirety by reference to the text of the Comdisco Ventures group policy statement that is filed as an exhibit to the registration statement of which this prospectus is a part. For information on how to obtain this document, see "Where You Can Find More Information" on page 129. You are urged to read it in its entirety.

Fiduciary and Management Responsibilities

      Under Delaware law, absent an abuse of discretion, a director or officer will be deemed to have satisfied his or her fiduciary duties to Comdisco and to the holders of our Comdisco group stock and Comdisco Ventures group stock if that person is disinterested and acts in accordance with his or her good faith business judgment in the interests of Comdisco and all of our stockholders as a whole. Our board of directors and our chief executive officer, in establishing policies with regard to intracompany matters such as business transactions between groups and allocations of assets, liabilities, debt, shared services expenses, corporate general and administrative costs, taxes, interest, retirement benefit costs, corporate opportunities and other matters, will consider various factors and information which could benefit or cause detriment to the stockholders of the respective groups and will make determinations in the best interests of Comdisco and all of our stockholders as a whole. Comdisco will adhere to the principle that transactions and transfers between groups should be made on a basis that in management's judgment would be fair and equitable.

Role of the Comdisco Capital Stock Committee

      Our board of directors will establish the Comdisco capital stock committee as a committee of our board of directors under our bylaws to oversee the interaction between the businesses of Comdisco group and Comdisco Ventures group. The members of the Comdisco capital stock committee are Nicholas K. Pontikes, Keith Hartley and Carolyn Murphy, who are all members of our board of directors. Members of the Comdisco capital stock committee have no separate fiduciary duty to act solely in the best interests of the holders of Comdisco Ventures group stock, but rather owe their fiduciary duties to all Comdisco stockholders as a whole. In accordance with our bylaws, our board of directors will delegate to the Comdisco capital stock committee authority to:

     . interpret, make determinations under, and oversee the implementation of the policies described in the policy statement regarding Comdisco Ventures group stock matters described under "--Comdisco Ventures Group Policy Statement," beginning on page 115;

     .  review our policies, programs and practices relating to:

                . the business and financial relationships between Comdisco group and Comdisco Ventures group,

                . disclosures to stockholders and the public concerning, and transactions by Comdisco or any of its subsidiaries, in shares of Comdisco Ventures group stock, and

                . any matters arising in connection with any of the foregoing, all to the extent the Comdisco capital stock committee may deem appropriate;

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


     . recommend changes in the policies, programs and practices that Comdisco capital stock committee may deem appropriate;

     . recommend adoption of additional policies governing the relationship between Comdisco Ventures group and Comdisco group; and

     . engage the services of accountants, investment bankers, appraisers, attorneys and other service providers to assist the Comdisco capital stock committee in performing its duties.

The Comdisco capital stock committee will have and may exercise such other powers, authority and responsibilities as our board of directors may determine from time to time. Although our board of directors has no present intention to do so, it may modify, suspend or rescind the authority of the Comdisco capital stock committee at any time.

Comdisco Ventures Group Policy Statement

      We will, effective upon issuance of Comdisco Ventures group stock, adopt the Comdisco Ventures group policy statement, which Comdisco intends to follow.

Amendment and modification to the Comdisco Ventures group policy statement

      Our board of directors may amend, modify, suspend or rescind the policies set forth in the Comdisco Ventures group policy statement, including any resolution implementing the provisions of the Comdisco Ventures group policy statement, at any time without the approval of our stockholders. Our board may also, without the approval of Comdisco, Inc.'s stockholders, adopt additional or other policies or make exceptions with respect to the application of the policies described in the Comdisco Ventures group policy statement in connection with particular facts and circumstances, all as our board may determine in its discretion. Any decision made pursuant to a policy adopted by our board, and any decision to alter, abandon or add to, these policies, will be made by the board subject to the fiduciary duties owed by Comdisco's board to all Comdisco stockholders.

General policy

      Our board of directors has determined, and the Comdisco Ventures group policy statement states, that all material matters in which holders of Comdisco group stock and Comdisco Ventures group stock may have divergent interests will be generally resolved in a manner that is in the best interests of Comdisco and all of its common stockholders after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of the common stock of Comdisco.

Relationship between the Comdisco group and Comdisco Ventures group

      The Comdisco Ventures group policy statement provides that Comdisco will seek to manage Comdisco group and Comdisco Ventures group in a manner designed to maximize the operations, unique assets and value of both groups. Comdisco expects that the operating relationship between the two groups will include the coordination and use of bundled offers, marketing, sales, branding, and other intellectual property and technology. In addition, there will be various financial arrangements between the two groups, including with respect to debt, other financings and taxes.

      General. The Comdisco Ventures group policy statement provides that, except as otherwise provided in the policy statement, all material commercial transactions between Comdisco group and Comdisco Ventures group will be on commercially reasonable terms taken as a whole and will be subject to the review and approval of our board of directors and/or the Comdisco Ventures group stock Committee as its designee.

      Allocation of corporate overhead and support services. Generally, Comdisco Ventures group will have access to the support services of Comdisco group, including human resources, legal, payroll, accounting, tax, information technology and network services.

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


      For shared corporate services that arise as a result of being part of a combined entity, including securities filing and financial reporting services, costs relating to these services will be:

     .  allocated directly to the group utilizing those services, and

     . if not directly allocable to a group, allocated between the groups on a fair and reasonable basis as our board of directors determines.

      For other support services, for example, billing and purchasing services, the Comdisco Ventures group policy statement provides that the groups will seek to achieve enterprise efficiencies to minimize the aggregate costs incurred by the two groups combined, although each group also will be entitled to negotiate and procure other support services on their own from third parties.

      Sourcing and provision of other services. Other than corporate overhead and support services, Comdisco Ventures group will use exclusively the services offered by Comdisco group if those types of services are required in Comdisco Ventures group transactions. The Comdisco Ventures group policy statement further provides that Comdisco group will provide these services to Comdisco Ventures group at the best price offered by Comdisco group to third parties in similar situations when taking into account all relevant factors. In establishing these prices, consideration of other factors, as appropriate, such as avoided costs and synergies to be shared between the groups are expected to be taken into account. In addition, each group will cooperate in good faith to develop offers that reflect such other factors.

      It is expected that when the combined services of the two groups are bundled or offered together and the total cost to consumers of each of those services are separately identified on a billing statement, Comdisco group and Comdisco Ventures group will each control the pricing of its respective services and receive the associated revenues.

      In a combined transaction offering where the services of the two groups are integrated and the total costs to consumers of each of those services are not separately identified on a billing statement, the groups are expected to work collaboratively to determine the nature of their arrangements and are also permitted to source the services of the other group as described above; provided, however, that Comdisco Ventures group may not offer a combination of services comprised primarily of Comdisco group's services without Comdisco's agreement.

      Inter-group interest. The Comdisco Ventures group policy statement provides that Comdisco Ventures group will not acquire Comdisco group stock.

      No employee interest in customers. The Comdisco Ventures group policy statement states that all employees of Comdisco are governed by Comdisco's conflicts and insider trading policies. In addition, the Comdisco Ventures group policy statement provides that no employee of Comdisco Ventures group may acquire any interest in any customer of Comdisco Ventures group.

Corporate opportunities

      The Comdisco Ventures group policy statement provides that our board of directors will allocate any business opportunities and operations, any acquired assets and businesses and any assumed liabilities between the two groups, in whole or in part, as it considers to be in the best interests of Comdisco and its stockholders as a whole and as contemplated by the other provisions of the policy statement. If a business opportunity or operation, an acquired asset or business, or an assumed liability would be suitable to be undertaken by or allocated to either group, our board of directors will allocate it using its business judgment or in accordance with procedures that our board of directors adopts from time to time to ensure that decisions will be made in the best interests of Comdisco and its stockholders as a whole. Any allocation of this type may involve the consideration of a number of factors that our board of directors determines to be relevant, including, without limitation, whether the business opportunity or operation, the acquired asset or business, or the assumed liability is principally within the existing scope of a group's business and whether a group is better positioned to undertake or have allocated to it such business opportunity or operation, acquired asset or business or assumed liability. Our board of directors currently intends, however, subject to and without limiting the provisions of the Comdisco Ventures group policy statement, to allocate future venture financing opportunities to Comdisco Ventures group.

Dividend policy

      The Comdisco Ventures group policy statement provides that, subject to the limitations on dividends set forth in our charter, including any preferential rights of any series of preferred stock of Comdisco, and to the limitations of applicable law, holders of shares of Comdisco Ventures group stock will be entitled to receive dividends on that stock when, as and if our board of directors authorizes and declares dividends on that stock.

      Since Comdisco Ventures group is expected to require significant capital commitments to finance its operations and fund its future growth, the Comdisco Ventures group policy statement provides that Comdisco does not expect to pay any dividends on shares of Comdisco Ventures group stock. If and when our board of directors determines to pay any dividends on shares of Comdisco Ventures group stock, the Comdisco Ventures group policy statement provides that this determination will be a business decision that our board of directors makes based upon the results of operations, financial condition and capital requirements of Comdisco and other factors that our board of directors considers relevant.

      We expect that our dividend policy with respect to Comdisco group stock will be consistent with the dividend policy we had for our prior existing common stock.

      While the board of directors does not currently plan to change the policy for payment of dividends referred to above, the board of directors has the discretion to change this policy at any time. The amount of funds legally available for dividends will reflect the gains or losses of all groups, and Comdisco may be unable to pay dividends on a series of common stock that tracks a group regardless of the financial condition or results of operations of that group. We cannot assure you that there will be amounts available for payment of dividends on any series of common stock.

      In addition, subject to the limitations described above, and the limitations set forth generally in this section, the board of directors may in its sole discretion declare and pay dividends on neither series of common stock, on one but not both series of common stock or on both series of common stock. The amount of any dividend may likewise vary between Comdisco group stock and Comdisco Ventures group stock in the sole discretion of the board of directors.

      We will otherwise be permitted to pay dividends on Comdisco Ventures group stock, as well as transfer corresponding amounts to Comdisco group in respect of the shares of Comdisco Ventures group stock reserved for issuance for the benefit of Comdisco group or to the holders of Comdisco group stock group, but the total of the amounts paid as dividends on the shares of Comdisco Ventures group stock and the corresponding amounts transferred to Comdisco group in respect of the shares of Comdisco Ventures group stock reserved for issuance for the benefit of Comdisco group or to the holders of Comdisco group stock cannot exceed the available dividend amount for that group.

      We will otherwise be permitted to pay dividends on Comdisco group stock out of assets of Comdisco legally available for the payment of dividends under Delaware law, but the total amounts paid as dividends on Comdisco group stock cannot exceed the available dividend amount for Comdisco group.

      We expect that determinations to pay dividends on Comdisco Ventures group stock or Comdisco group stock would be based primarily upon the financial condition, results of operations, capital requirements, any restrictions contained in our financing or other agreements and those other factors as our board of directors deems relevant.

Financial reporting

      The Comdisco Ventures group policy statement provides that Comdisco will prepare and include in its filings with the SEC separate financial statements of Comdisco Ventures group for so long as

Comdisco Ventures group stock is outstanding. The financial statements of Comdisco Ventures group will reflect the financial position, results of operations and cash flows of the businesses attributed to Comdisco Ventures group and in the case of annual financial statements will be audited.

Comdisco capital stock committee

      We will, effective upon issuance of Comdisco Ventures group stock, establish the Comdisco capital stock committee of our board of directors that we describe above under "--Role of the Comdisco Capital Stock Committee," beginning on page 114.

      In making determinations in connection with the policies set forth in the Comdisco Ventures group policy statement, the members of our board of directors and Comdisco capital stock committee will act in a fiduciary capacity and in accordance with legal guidance concerning their respective obligations under applicable law. Members of the Comdisco capital stock committee have no separate fiduciary duty to act solely in the best interests of the holders of Comdisco Ventures group stock, but rather owe their fiduciary duties to all Comdisco stockholders as a whole. The delegation of responsibilities to Comdisco capital stock committee will be subject to changes our board of directors may determine.

Preparation of Financial Statements

      We will prepare consolidated and consolidating financial statements for Comdisco, Inc. and separate financial statements for Comdisco Ventures group, each in accordance with generally accepted accounting principles, consistently applied. The financial statements of Comdisco Ventures group will reflect the financial condition, results of operations and cash flows of the businesses included in that group.

      The financial statements of Comdisco Ventures group will also include the allocated portions of debt, interest, retirement benefit costs, shared services costs, corporate general and administrative costs and taxes for that group. We will make these allocations for the purposes of preparing these financial statements. However, the holders of Comdisco Ventures group stock will still be subject to all of the risks associated with an investment in Comdisco as a whole.

Treasury Activities

      Comdisco plans to continue to manage most financial activities on a centralized basis. These activities include the investment of surplus cash, the issuance and repayment of short-term and long-term debt and the issuance and repurchase of common stock. If we transfer cash or other property allocated to one group to another group, we may account for that transfer in one of the following ways:

     . as an adjustment to allocated pooled debt, or as a short-term or long-term loan between groups, or as a repayment of a previous borrowing, as described under "--Inter-group Loans" on the next page; or

     .  as a sale of assets between groups; or

     . as a reduction or increase in the number of shares of Comdisco Ventures group stock reserved for issuance for the benefit of Comdisco group or to the holders of Comdisco group stock.

      Our board of directors has not adopted specific criteria to determine which of the foregoing will be applied to a particular transfer of cash or property from one group to another. Our board of directors and management will make these determinations, either in specific instances or by setting generally applicable policies, in the exercise of its business judgment. These determinations will be based on all relevant circumstances, including the financing needs and objectives of the receiving group, the investment objectives of the transferring group, the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions. We will make all transfers of assets from one group to another on a fair and equitable basis for the foregoing purposes.

      Although we may allocate our debt and preferred stock between groups, the debt will remain the obligation of Comdisco as a whole and all of our stockholders will be subject to the risks associated with those obligations.

      Comdisco debt and preferred stock. We may allocate our debt between the groups or, if we so determine, in its entirety to a particular group, for example, in the case of specific acquisition financing. We will allocate preferred stock, if issued, in a similar manner. We refer to debt and preferred stock allocated between groups as "pooled."

      The portion of the pooled debt allocated to Comdisco Ventures group will bear interest for purposes of its financial statements at a rate to reflect the board of directors' good faith determination as to the relative credit risks of Comdisco Ventures group, and applied to Comdisco Ventures group's allocated portion of the pooled debt balance at the beginning of each period for which interest expense is calculable. The remainder of the interest expense on pooled debt for that period will be allocated to Comdisco group. Preferred stock, if issued and if pooled in a manner similar to the pooled debt, will bear dividends for group financial statement purposes at a rate based on the weighted average dividend rate of the preferred stock similarly calculated and applied. Any expense related to increases in pooled debt or preferred stock will be reflected in the weighted average interest or dividend rate of that pooled debt or preferred stock as a whole.

      If we allocate debt for a particular financing in its entirety to one group, that debt will bear interest for group financial statement purposes at the rate applicable to that debt as determined by the board of directors as provided above. If we allocate preferred stock in its entirety to one group, we will charge the dividend cost to that group in a similar manner. Any additional expenses related to debt or preferred stock that is allocated in its entirety to a group will be allocated in whole to that group.

      Inter-group loans. Cash or other property that we allocate to one group that is transferred to another group could be accounted for either as adjustments to allocated pooled debt, or as a short-term loan or as a long-term loan. We will establish guidelines for the terms on which loans between the groups will be made, including the interest rates, amortization schedule, maturity and redemption terms.

      Equity issuances and repurchases and dividends. We will reflect all financial effects of issuances and repurchases of shares of Comdisco Ventures group stock or Comdisco group stock entirely in the financial statements of that group. We will reflect financial effects of dividends or other distributions on, and purchases of, shares of Comdisco Ventures group stock or Comdisco group stock entirely in the respective financial statements of the related group.

Transfers of Assets Between Groups

      Our restated charter permits the transfer of assets between groups without stockholder approval. Comdisco has established a policy that all these transfers will be made on a fair and equitable basis, as determined in good faith by our board of directors or management. The consideration for these transfers may be paid by one group to another in cash or other consideration.

Taxes

      We will generally determine the income tax provisions of Comdisco and its subsidiaries on a consolidated basis. We will allocate those consolidated income tax provisions and related tax payments or refunds between the groups based principally on the taxable income and tax credits directly attributable to each group. These allocations will reflect each group's contribution, whether positive or negative, to Comdisco's consolidated taxable income and the consolidated tax liability and tax credit position. We will credit tax benefits that cannot be used by the group generating those benefits but can be used on a consolidated basis to the group that generated those benefits.

      Current and deferred taxes and taxes payable or refundable allocated to each group in its historical financial statements may differ from those that would have been allocated to each group had they filed separate income tax returns.

      These policies are reflected in a tax sharing agreement between Comdisco and Comdisco Ventures group.

Changes in Policies

      Neither our board of directors nor management has any current plans to change the above policies. However, these policies may be modified by the board of directors or management in its or their sole discretion without the approval of stockholders. Any modifications to the above policies will be made by the board of directors or management in its or their good faith business judgment of Comdisco's best interests, taking into consideration the interests of Comdisco and all of Comdisco's stockholders.

              MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion is a summary of the material United States federal income tax consequences of the ownership of Comdisco Ventures group stock. The discussion is based on the Internal Revenue Code of 1986, Treasury regulations, published positions of the Internal Revenue Service, and court decisions as of the date of this prospectus, all of which are subject to change. In particular, Congress could enact legislation affecting the treatment of stock with characteristics similar to the Comdisco Ventures group stock, or the Treasury Department could issue regulations that change current law. Any future legislation or regulations could apply retroactively to the offering of Comdisco Ventures group stock. See "--Absence of Authority Regarding Tracking Stock; Possible Legislative, Regulatory or Other Changes" below. This discussion is based on the opinion of Hopkins & Sutter, our special tax counsel.

      The discussion below does not discuss all aspects of United States federal income taxation that may be relevant to a particular shareholder, nor does it discuss state, local, and foreign tax consequences. Rather, it addresses only federal income tax considerations that may be relevant to United States stockholders who will hold their Comdisco Ventures group stock as capital assets within the meaning of Section 1221 of the Code. It may not apply to those stockholders who are subject to special treatment under the federal income tax laws, such as insurance companies, corporations subject to the alternative minimum tax, banks, dealers in securities, tax-exempt organizations, persons that hold existing common stock as part of a straddle, hedging or conversion transaction, persons whose functional currency is not the U.S. dollar, or stockholders who acquired their stock pursuant to the exercise of employee stock options or otherwise as compensation. Material U.S. federal income and estate tax consequences to non-U.S. stockholders are set forth further below.

      Each Comdisco stockholder should consult his, her or its own tax advisor as to the application of the federal income tax laws to their particular situation, as well as to the applicability and effect of any state, local, foreign or other federal tax laws.

Tracking Stock as Stock of Comdisco

      In the opinion of Hopkins & Sutter, our special tax counsel, Comdisco Ventures group stock will be considered stock of Comdisco for federal income tax purposes. Accordingly, for federal income tax purposes, we believe that neither you nor we will recognize any income, gain or loss as a result of the issuance of Comdisco Ventures group stock pursuant to this offering.

Absence of Authority Regarding Tracking Stock; Possible Legislative, Regulatory or Other Changes

      The tax treatment of tracking stock has not been authoritatively settled. The IRS has announced that it will not issue advance rulings on the classification of tracking stock, and there are no court decisions or other authorities that control the tax treatment of tracking stock. Hopkins & Sutter's opinion is not binding on the IRS or a court. It is possible, therefore, that the IRS could assert that Comdisco Ventures group stock represents property other than stock of Comdisco. In that event, we could be required to recognize significant taxable income or gain on the sale or distribution of Comdisco Ventures group stock, and we might not be permitted to include the operations of Comdisco Ventures group in our consolidated federal income tax returns. Hopkins & Sutter is of the opinion, however, that the IRS would not prevail in those assertions under current law.

      It is also possible that Congress could enact legislation or the IRS could promulgate regulations that would adversely affect the tax treatment of tracking stock. In particular, a legislative proposal made by the Clinton Administration in February 2000 would, if enacted, tax stockholders on the receipt of tracking stock as a distribution on, or in exchange for, their existing stock, and grant the IRS authority to treat tracking stock as nonstock or stock of another entity, effective for tracking stock issued on or after the date of enactment. While this proposal would not directly apply to Comdisco Ventures group stock purchased pursuant to this Offering prior to the date of enactment, it could, if enacted, impede Comdisco's ability to thereafter distribute or sell Comdisco Ventures group stock. We cannot predict whether the proposal will be enacted by Congress and, if enacted, whether it will be in the form proposed by the Clinton Administration. In addition, the IRS could issue regulations or other administrative guidance, including regulations issued pursuant to its broad authority under Section 337(d) of the Code, or a court could render a decision that changes current law or adversely affects existing interpretations of current law affecting tracking stock. Any of these changes, which may or may not be retroactive, could alter the tax consequences to us or to our stockholders discussed herein, and could be a "Tax Event" that would entitle Comdisco to convert each outstanding share of Comdisco Ventures group stock into a number of shares of Comdisco group stock equal to 110% of the ratio of the average market values of the Comdisco Ventures group stock and the Comdisco group stock over a specified trading period prior to such conversion. See "Description of Comdisco Capital Stock--Description of Comdisco Ventures group stock," beginning on page 95. This conversion should qualify as a tax-free recapitalization so that no gain or loss is required to be recognized by us or by holders of the stock to be converted.

Dividends

      In general. In general, stockholders of a corporation are taxed (subject to the intercorporate dividends-received deduction in the case of corporate stockholders) on the receipt of dividends. In addition, under those circumstances where some stockholders of a corporation receive cash or other dividends from the corporation while other stockholders increase their proportionate equity interest in the corporation, Section 305 of the Code can tax a stockholder whose proportionate equity interest in the earnings and profits or assets of the corporation is increased as if that stockholder received a constructive dividend. Based on the terms and conditions of the tracking stock proposal and other circumstances, we do not believe that this rule will apply to you for the foreseeable future.

      Backup withholding. Non-corporate holders of Comdisco Ventures group stock could be subject to backup withholding at a rate of 31% on the payment of dividends on or proceeds from the sale of that stock. Backup withholding will apply only if the stockholder (1) fails to furnish its taxpayer identification number, which, for an individual would be his or her social security number,
(2) furnishes an incorrect taxpayer identification number, (3) is notified by the IRS that it has failed to properly report payments of interest or dividends or (4) under those circumstances, fails to certify under penalties of perjury that it has furnished a correct taxpayer identification number and has not been notified by the IRS that it is subject to backup withholding for failure to report payments of interest or dividends. Stockholders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedures for obtaining that exemption if applicable. The amount of any backup withholding from a payment to a holder of Comdisco Ventures group stock will be allowed as a credit against that stockholder's federal income tax liability and may entitle that holder to a refund, provided that the required information is furnished to the IRS.

Conversion of Comdisco Ventures Group Stock into Comdisco Group Stock

      Hopkins & Sutter has advised that, subject to unanticipated circumstances that may exist at the time of conversion, if we exercise any of our options to convert Comdisco Ventures group stock into Comdisco group stock, that conversion will be tax-free to you (except where cash is received in lieu of fractional shares). Your tax basis in the shares you receive as a result of that conversion will equal your adjusted tax basis in the shares you surrender (subject to adjustment for fractional shares redeemed for cash), and your holding period in the shares you receive will include the holding period of the shares you surrender in the exchange.

Material U.S. Tax Consequences to Non-U.S. Holders

      The following discussion applies to you if you are a (1) a nonresident alien individual; (2) a foreign corporation, partnership or other entity; or
(3) a foreign estate or trust (Non-U.S. Holder).

      Dividends. Dividends paid to a Non-U.S. Holder generally will be subject to withholding of federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, if the dividend is effectively connected with the conduct of a trade or business of the Non-U.S. Holder within the United States, the dividend will instead be taxed at ordinary federal income tax rates on a net income basis. Further, if the Non-U.S. Holder is a corporation, this effectively connected dividend income may also be subject to an additional branch profits tax.

      Comdisco must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to that investor and the amount, if any, of tax withheld with respect to those dividends. This information may also be made available to the tax authorities in the Non-U.S. Holder's country of residence.

      Sale or other disposition of Comdisco Ventures group stock. A Non-U.S. Holder generally will not be subject to federal income tax on any gain recognized on the sale or other disposition of Comdisco Ventures group stock, except in the following circumstances:

     . The gain is effectively connected with a trade or business of the Non-U.S. Holder within the United States.

     . The Non-U.S. Holder is an individual who holds the Comdisco Ventures group stock as a capital asset, is present in the United States for 183 or more days in the taxable year of the sale or other disposition, and either the individual has a "tax home" in the United States for federal income tax purposes or the gain is attributable to an office or other fixed place of business maintained by the individual in the United States.

     . The Non-U.S. Holder is subject to tax pursuant to the provisions of the Internal Revenue Code applicable to specified United States expatriates.

     . Comdisco is or has been during specified periods a "United States real property holding corporation." Comdisco believes that it will not constitute a United States real property holding corporation immediately after the offering and does not expect to become a United States real property holding corporation; however, no assurance can be given in this regard.

      Backup withholding. Upon the sale or other disposition of Comdisco Ventures group stock by a Non-U.S. Holder to or through a United States office of a broker, that broker may be required to impose backup withholding at a rate of 31% and report the sale to the IRS, unless the investor certifies its foreign status under penalties of perjury or otherwise establishes an exemption from backup withholding. Upon a sale or other disposition to or through a foreign office of a United States broker or a foreign broker with specified types of relationships with the United States, the broker is not required to impose backup withholding. However, the broker is required to report the sale or other disposition to the IRS, unless the broker has documentary evidence in its files that the seller is a Non-U.S. Holder and specified other conditions are met, or the holder otherwise establishes an exemption.

      Amounts withheld under these backup withholding rules are generally allowable as a refund or credit against the Non-U.S. Holder's federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

      Final United States Treasury regulations, effective for payments made after December 31, 2000, will affect the procedures to be followed by a Non-U.S. Holder in establishing that investor's foreign status for purposes of the withholding, backup withholding, and information reporting rules described in the preceding paragraphs. Prospective Non-U.S. Holders should consult their tax advisors concerning these regulations.

      Federal estate taxes. Comdisco Ventures group stock owned or treated as owned by an individual who is not a citizen or a resident of the United States at the time of death will be included in that individual's gross estate for federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

                               UNDERWRITING

      We intend to offer the shares of Comdisco Ventures group stock in the U.S. and Canada through the U.S. underwriters and elsewhere through the international managers. Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as U.S. representative of the U.S. underwriters named below. Subject to the terms and conditions described in a U.S. purchase agreement among us and the U.S. underwriters, and concurrently with the sale of 1,500,000 shares of Comdisco Ventures group stock to the international managers, we have agreed to sell to the U.S. underwriters, and the U.S. underwriters severally have agreed to purchase from us, the number of shares of Comdisco Ventures group stock listed opposite their names below.

                                                                        Number
          U.S. Underwriter                                             of Shares
          ----------------                                             ---------
     Merrill Lynch, Pierce, Fenner & Smith
              Incorporated............................................
                                                                       ---------
          Total....................................................... 8,500,000
                                                                       =========

      We have also entered into an international purchase agreement with the international managers for sale of the shares of Comdisco Ventures group stock outside the U.S. and Canada for whom Merrill Lynch International is acting as lead manager. Subject to the terms and conditions in the international purchase agreement, and concurrently with the sale of 8,500,000 shares of Comdisco Ventures group stock to the U.S. underwriters pursuant to the U.S. purchase agreement, we have agreed to sell to the international managers, and the international managers severally have agreed to purchase, 1,500,000 shares of Comdisco Ventures group stock from us. The initial public offering price per share and the total underwriting discount per share are identical under the U.S. purchase agreement and the international purchase agreement.

      The U.S. underwriters and the international managers have agreed to purchase all of the shares of Comdisco Ventures group stock sold under the U.S. and international purchase agreements if any of these shares are purchased. If an underwriter defaults, the U.S. and international purchase agreements provide that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreements may be terminated. The closings for the sale of shares of Comdisco Ventures group stock to be purchased by the U.S. underwriters and the international managers are conditioned on one another.

      Generally, we have agreed to indemnify each U.S. underwriter and international manager against liability arising out of any untrue statement contained in the registration statement, any preliminary prospectus or the final prospectus, or the omission of a material fact required to be stated in the registration statement or such prospectus necessary to make the statements in the registration statement or such prospectus not misleading. In addition, we have agreed to indemnify each U.S. underwriter and international manager against liability arising out of violations of laws or regulations of foreign jurisdictions where reserved shares have been offered. Each U.S. underwriter and international manager has agreed to indemnify us against liability with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the registration statement, any preliminary prospectus or the final prospectus in reliance upon and in conformity with written information furnished to us by that U.S. underwriter or international manager through Merrill Lynch expressly for use in the registration statement, such preliminary prospectus or the prospectus. For more detailed information on the terms of indemnification contained in the purchase agreements, please see Exhibits 1.1 and 1.2 to the registration statement.

      The underwriters are offering the shares of Comdisco Ventures group stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreements, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

      The U.S. representative has advised us that the U.S. underwriters propose initially to offer the shares of Comdisco Ventures group stock to the public at the initial public offering price on the cover page of this prospectus and to
dealers at that price less a concession not in excess of $.    per share. The
U.S. underwriters may allow, and the dealers may reallow, a discount not in
excess of $.    per share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

      The following table shows the public offering price, underwriting discount and proceeds before expenses to Comdisco. The information assumes either no exercise or full exercise by the U.S. underwriters and the international managers of their over-allotment options.

                                          Per Share Without Option With Option
                                          --------- -------------- -----------
      Public offering price..............      $           $             $
      Underwriting discount..............      $           $             $
      Proceeds, before expenses, to
       Comdisco..........................      $           $             $

      The expenses of the offering, not including the underwriting discount, are estimated at $2,000,000 and are payable by Comdisco.

Over-allotment Option

      We have granted options to the U.S. underwriters to purchase up to 1,275,000 additional shares of Comdisco Ventures group stock at the public offering price less the underwriting discount. The U.S. underwriters may exercise these options for thirty days from the date of this prospectus solely to cover any over-allotments. If the U.S. underwriters exercise these options, each will be obligated, subject to conditions contained in the purchase agreements, to purchase a number of additional shares of Comdisco Ventures group stock proportionate to that U.S. underwriter's initial amount reflected in the above table.

      We have also granted options to the international managers, exercisable for thirty days from the date of this prospectus, to purchase up to 225,000 additional shares of Comdisco Ventures group stock to cover any over-allotments on terms similar to those granted to the U.S. underwriters.

Intersyndicate Agreement

      The U.S. underwriters and the international managers have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the intersyndicate agreement, the U.S. underwriters and the international managers may sell shares of Comdisco Ventures group stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the intersyndicate agreement, the U.S. underwriters and any dealer to whom they sell shares of Comdisco Ventures group stock will not offer to sell or sell shares to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, except in the case of transactions under the intersyndicate agreement. Similarly, the international managers and any dealer to whom they sell shares of Comdisco Ventures group stock will not offer to sell or sell shares to U.S. persons or Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions under the intersyndicate agreement.

Reserved Shares

      At our request, the underwriters have reserved for sale, at the initial public offering price, up to five percent of the shares of Comdisco Ventures group stock offered by this prospectus for sale to some of Comdisco Ventures group's employees and other of our business associates and related persons and for purchase by Comdisco as a contribution to our retirement plan. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

No Sales of Similar Securities

      We have agreed, with exceptions, not to sell or transfer any Comdisco Ventures group stock for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we have agreed not to directly or indirectly:

     . offer, pledge, sell or contract to sell any Comdisco Ventures group stock;

     . sell any option or contract to purchase any Comdisco Ventures group stock;

     . purchase any option or contract to sell any Comdisco Ventures group stock;

     . grant any option, right or warrant for the sale of any Comdisco Ventures group stock other than options granted pursuant to our stock-based compensation plans;

     . lend or otherwise dispose of or transfer any Comdisco Ventures group stock;

     . request or demand that we file a registration statement related to the Comdisco Ventures group stock;

     . enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any Comdisco Ventures group stock, whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise; or

     . undertake any disposition of shares of Comdisco Ventures group stock reserved for issuance for the benefit of Comdisco group or to the holders of Comdisco group stock.

      This lockup provision applies to Comdisco Ventures group stock and to securities convertible into or exchangeable or exercisable for or repayable with Comdisco Ventures group stock.

Quotation on the Nasdaq National Market

      We anticipate the shares to be approved for quotation on the Nasdaq National Market, subject to notice of issuance, under the symbol "CDOV."

      Before this offering, there has been no public market for our Comdisco Ventures group stock. The initial public offering price will be determined through negotiations among us and the U.S. representative and lead manager. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

     . the valuation multiples of publicly traded companies that the U.S. representative and the lead manager believe to be comparable to Comdisco Ventures group;

     .  Comdisco Ventures group's financial information;

     . the history of, and the prospects for, Comdisco Ventures group and the industry in which Comdisco Ventures group competes;

     . an assessment of Comdisco Ventures group's management, its past and present operations, and the prospects for, and timing of, Comdisco Ventures group's future revenues;

     .  the present state of Comdisco Ventures group's development; and

     . the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to those of Comdisco Ventures group.

      An active trading market for the shares may not develop. It is also possible that after the offering the Comdisco Ventures group stock will not trade in the public market at or above the initial public offering price.

Price Stabilization, Short Positions and Penalty Bids

      Until the distribution of the shares of Comdisco Ventures group stock is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Comdisco Ventures group stock. However, the U.S. representative may engage in transactions that stabilize the price of the Comdisco Ventures group stock, such as bids or purchases to peg, fix or maintain that price.

      If the underwriters create a short position in Comdisco Ventures group stock in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus, the U.S. representative may reduce that short position by purchasing shares of Comdisco Ventures group stock in the open market. The U.S. representative may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of the Comdisco Ventures group stock to stabilize its price or to reduce a short position may cause the price of the Comdisco Ventures group stock to be higher than it might be in the absence of such purchases.

      The U.S. representative may also impose a penalty bid on underwriters and selling group members. This means that if the U.S. representative purchases shares of Comdisco Ventures group stock in the open market to reduce the underwriters' short position or to stabilize the price of such shares, it may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares. The imposition of a penalty bid may also affect the price of the shares of Comdisco Ventures group stock in that it discourages resales of those shares.

      Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Comdisco Ventures group stock. In addition, neither we nor any of the underwriters makes any representation that the U.S. representative or the lead manager will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

      Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

      Thomas H. Patrick, a director of Comdisco, Inc., is the Executive Vice President and Chief Financial Officer of Merrill Lynch & Co., Inc.

                               LEGAL MATTERS

      Jeremiah M. Fitzgerald, Vice President and Chief Legal Officer of Comdisco and McBride Baker & Coles, Chicago, Illinois, will pass upon the validity of the issuance of the shares of Comdisco Ventures group stock offered by this prospectus. As of June 30, 2000, Mr. Fitzgerald held 66,292 shares of Comdisco group stock and options to purchase 164,415 shares of Comdisco group stock. McBride Baker & Coles has from time to time represented and may continue to represent, Comdisco and its affiliates in legal matters. As of June 30, 2000, attorneys at McBride Baker & Coles participating in the representation of Comdisco in this matter held approximately 2,500 shares of Comdisco group stock. Hopkins & Sutter will render an opinion to Comdisco with respect to specified tax matters relating to the issuance of the shares of Comdisco Ventures group stock offered by this prospectus. Brown & Wood llp will pass upon the validity of the issuance of the shares of Comdisco Ventures group stock offered by this prospectus for the underwriters.

                                  EXPERTS

      We have included in this prospectus and our registration statement:

    . our consolidated financial statements of Comdisco, Inc. as of September 30, 1999 and 1998 and for each of the years in the three-year period ended September 30, 1999, and

    . the financial statements of Comdisco Ventures group as of September 30, 1999 and 1998 and for each of the years in the three-year period ended September 30, 1999.

      We have relied on the reports of KPMG LLP, independent certified public accountants, included in this prospectus and our registration statement, and upon their authority as experts in accounting and auditing.

                    WHERE YOU CAN FIND MORE INFORMATION

      Comdisco filed a registration statement on Form S-3 to register the Comdisco Ventures group stock offered by this prospectus with the SEC. This prospectus is part of the registration statement and constitutes a prospectus of Comdisco. The registration statement (including the attached exhibits and schedules) that we filed with the SEC contains additional relevant information about Comdisco. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus. The full registration statement can be obtained from the SEC as indicated below, or from us.

      We also file reports, proxy statements, and other information with the SEC. You may read and copy any reports, proxy statements, and other information we file at the following locations of the SEC:

  Public Reference Room       New York Regional Office  Chicago Regional Office
  450 Fifth Street, N.W.      7 World Trade Center      Citicorp Center
  Room 1024                   Suite 1300                 500 West Madison
  Washington, D.C. 20549                                 Street
                              New York, New York 10048  Suite 1400
                                                        Chicago, Illinois
                                                        60661-2511

      You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the Commission's Public Reference Room in Washington, D.C. can be obtained by calling the Commission at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial documents retrieval services and at the Internet world wide web site maintained by the SEC at www.sec.gov. Our SEC filings are also available to the public at the Internet worldwide web site we maintain at www.comdisco.com.

      Comdisco group stock is listed on the New York Stock Exchange. Reports and other information concerning Comdisco can also be inspected at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

         INCORPORATION OF INFORMATION COMDISCO FILES WITH THE SEC

      The SEC allows us to "incorporate by reference" the information Comdisco files with them, which means:

     .  incorporated documents are considered part of this prospectus;

     . we can disclose important information to you by referring you to those documents; and

     . information that we file with the SEC will automatically be considered to update and supersede this prospectus.

      We incorporate by reference the documents listed below, which Comdisco filed with the SEC under the Securities Exchange Act of 1934, as amended:

     . Annual Report on Form 10-K for the year ended September 30, 1999 as amended by Form 10-K/A filed with the SEC on February 24, 2000;

     . Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 filed with the SEC on August 14, 2000;

     . Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 filed with the SEC on May 15, 2000;

     . Quarterly Report on Form 10-Q for the quarter ended December 31, 1999, as amended by Form 10-Q/A filed with the SEC on February 29, 2000;

     .  Current Report on Form 8-K filed with the SEC on March 9, 2000;

     .  Current Report on Form 8-K filed with the SEC on June 14, 2000;

     .  Current Report on Form 8-K filed with the SEC on July 27, 2000;

     .  Current Report on Form 8-K filed with the SEC on August 10, 2000;
        and

     . the description of our Comdisco group stock and Comdisco Ventures group stock contained in Comdisco's Registration Statements on Form 8-A filed with the SEC under the Exchange Act and any amendments or reports filed for the purpose of updating that description.

      We also incorporate by reference into this prospectus additional documents that may be filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus prior to the termination of the offering of the securities made by this prospectus. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as prospectuses. Any statements contained in a previously filed document incorporated by reference herein is deemed to be modified or superseded for purposes of the prospectus to the extent that a statement contained herein (or in a subsequently filed documents which also is incorporated by reference herein) modifies or supersedes that statement.

      If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us, the SEC or the SEC's Internet world wide web site as described on the preceding page under "Where You Can Find More Information."

      We will provide without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits which are specifically incorporated by reference into those documents. You should direct your requests in writing or by telephone at the following address:

                              Comdisco, Inc.

                              6111 North River Road

                              Rosemont, Illinois 60018

                              Telephone: (847) 698-3000

                              Attention: Corporate Secretary

                COMDISCO, INC. AND COMDISCO VENTURES GROUP

                              FINANCIAL STATEMENTS

             For the Years Ended September 30, 1999, 1998 and 1997
                  (With Independent Auditors' Report Thereon)

and For the Three and Nine Months Ended June 30, 2000 and 1999 (Unaudited)

                                   INDEX

                                                                            Page
                                                                            ----
Comdisco, Inc.:
Report of Independent Auditors............................................  F-3

Consolidated Statements of Earnings and Retained Earnings--Years ended
 September 30, 1999, 1998 and 1997 and three and nine months ended June
 30, 2000 and 1999 (Unaudited)............................................  F-4

Consolidated Balance Sheets--September 30, 1999 and September 30, 1998 and
 June 30, 2000 (Unaudited)................................................  F-5

Consolidated Statements of Stockholders' Equity--Years Ended September 30,
 1999, 1998 and 1997......................................................  F-6

Consolidated Statements of Cash Flows--Years ended September 30, 1999,
 1998 and 1997 and nine months ended June 30, 2000 and 1999 (Unaudited)...  F-7

Notes to Comdisco, Inc. Financial Statements..............................  F-9

Comdisco Ventures group:
Report of Independent Auditors............................................  F-30

Statements of Earnings and Division Net Worth--Years ended September 30,
 1999, 1998 and 1997 and three and nine months ended June 30, 2000 and
 1999 (Unaudited).........................................................  F-31

Balance Sheets--September 30, 1999 and September 30, 1998 and June 30,
 2000 (Unaudited).........................................................  F-32

Statements of Cash Flows--Years ended September 30, 1999, 1998 and 1997 and nine months ended June 30, 2000 and 1999 (Unaudited).................  F-33

Notes to Comdisco Ventures Group Financial Statements.....................  F-34

                COMDISCO, INC. CONSOLIDATED FINANCIAL STATEMENTS

                       INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors, Comdisco, Inc.:

      We have audited the accompanying consolidated balance sheets of Comdisco, Inc. and subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1999. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Comdisco, Inc. and subsidiaries at September 30, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1999 in conformity with generally accepted accounting principles.

Chicago, Illinois

November 2, 1999

                    CONSOLIDATED STATEMENTS OF EARNINGS

                      COMDISCO, INC. AND SUBSIDIARIES

                   (in millions, except per share data)

                                Three         Nine
                             months ended months ended      Years ended
                               June 30,     June 30,       September 30,
                             ------------ ------------- ---------------------
                             2000   1999   2000   1999   1999   1998    1997
                             ----- ------ ------ ------ ------ ------  ------
                             (unaudited)   (unaudited)
REVENUE
Leasing:
  Operating................. $ 414 $  443 $1,288 $1,481 $1,938 $1,897  $1,635
  Direct financing..........    44     40    130    120    174    162     145
  Sales-type................    75     91    281    442    543    376     336
                             ----- ------ ------ ------ ------ ------  ------
    Total leasing...........   533    574  1,699  2,043  2,655  2,435   2,116
Sales.......................   142    565    308    690    891    329     269
Technology services.........   173    133    476    376    522    433     354
Other.......................   105     30    360     66     91     46      80
                             ----- ------ ------ ------ ------ ------  ------
    Total revenue...........   953  1,302  2,843  3,175  4,159  3,243   2,819
                             ----- ------ ------ ------ ------ ------  ------
COSTS AND EXPENSES
Leasing:
  Operating.................   332    358  1,039  1,195  1,563  1,528   1,297
  Sales-type................    50     53    211    337    406    263     237
                             ----- ------ ------ ------ ------ ------  ------
    Total leasing...........   382    411  1,250  1,532  1,969  1,791   1,534
Sales.......................   115    553    243    662    846    275     210
Technology services.........   161    112    424    317    440    362     296
Selling, general and
 administrative.............   116     77    375    219    306    249     244
Interest....................    88     82    259    253    337    326     299
Prism Communication
 Services...................    65     11    135     14     36    --      --
Other.......................   --     --     --     150    150    --       25
                             ----- ------ ------ ------ ------ ------  ------
    Total costs and
     expenses...............   927  1,246  2,686  3,147  4,084  3,003   2,608
                             ----- ------ ------ ------ ------ ------  ------
Earnings before income
 taxes......................    26     56    157     28     75    240     211
Income taxes................     9     20     56     10     27     87      80
                             ----- ------ ------ ------ ------ ------  ------
Net earnings before
 preferred dividends........    17     36    101     18     48    153     131
Preferred dividends.........   --     --     --     --     --      (2)     (8)
                             ----- ------ ------ ------ ------ ------  ------
Net earnings to common
 stockholders............... $  17 $   36 $  101 $   18 $   48 $  151  $  123
                             ===== ====== ====== ====== ====== ======  ======
Net earnings per common
 share:
  Basic..................... $0.11 $ 0.23 $  .66 $ 0.12 $  .32 $  .99  $  .83
                             ===== ====== ====== ====== ====== ======  ======
  Diluted................... $0.10 $ 0.22 $  .62 $ 0.11 $  .30 $  .93  $  .78
                             ===== ====== ====== ====== ====== ======  ======

       See accompanying notes to consolidated financial statements.

                        CONSOLIDATED BALANCE SHEETS

                      COMDISCO, INC. AND SUBSIDIARIES

         (in millions, except number of shares and per share data)

                                                     June 30,   September 30,
                                                    ----------- --------------
                                                       2000      1999    1998
                                                    ----------- ------  ------
                                                    (unaudited)
ASSETS
Cash and cash equivalents..........................   $  259    $  361  $   63
Cash-legally restricted............................       40        46      30
Receivables, net...................................    1,052       722     340
Inventory of equipment.............................      130       115     165
Leased assets:
  Direct financing and sales-type..................    2,174     2,107   1,779
  Operating (net of accumulated depreciation)......    3,329     3,516   4,121
                                                      ------    ------  ------
    Net leased assets..............................    5,503     5,623   5,900
Buildings, equipment and other, net................      463       229     137
Equity securities..................................      606       252      80
Other assets.......................................      498       459     348
                                                      ------    ------  ------
                                                      $8,551    $7,807  $7,063
                                                      ======    ======  ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable......................................   $1,502    $  820  $1,121
Term notes.........................................      641       550     550
Senior notes.......................................    3,384     3,686   2,768
Accounts payable...................................      155       263     308
Income taxes.......................................      448       382     333
Other liabilities..................................      651       531     408
Discounted lease rentals...........................      526       515     596
                                                      ------    ------  ------
                                                       7,307     6,747   6,084
                                                      ------    ------  ------
Stockholders' equity:
  Preferred stock $.10 par value. Authorized
   100,000,000 shares..............................      --        --      --
  Comdisco group stock $.10 par value. Authorized
   750,000,000 shares; issued 224,906,304
   (223,464,344 and 221,657,318 of Common stock,
   $.10 par value, at September 30, 1999 and 1998,
   respectively)...................................       22        22      22
  Additional paid-in capital.......................      375       302     257
  Accumulated other comprehensive income (loss)....      162        58     (13)
  Retained earnings................................    1,223     1,134   1,101
                                                      ------    ------  ------
                                                       1,782     1,516   1,367
  Common stock held in treasury, at cost...........     (538)     (456)   (388)
                                                      ------    ------  ------
    Total stockholders' equity.....................    1,244     1,060     979
                                                      ------    ------  ------
                                                      $8,551    $7,807  $7,063
                                                      ======    ======  ======

       See accompanying notes to consolidated financial statements.

              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                      COMDISCO, INC. AND SUBSIDIARIES

                   (in millions, except per share data)

               Years Ended September 30, 1999, 1998 and 1997

                                                               Accumulated
                                                                  other
                                           Additional Deferred comprehen-            Common
                          Preferred Common  paid-in   compens-   sive -    Retained stock in
                            stock   stock   capital    ation     income    earnings treasury Total
                          --------- ------ ---------- -------- ----------- -------- -------- ------
BALANCE AT SEPTEMBER 30,
 1996...................    $ 89     $ 7      $165      $ (5)      $ 5      $  856   $(318)  $  799
Net earnings............                                                       131              131
Translation adjustment..                                           (25)                         (25)
   Total comprehensive
   income...............                                                                        106
Cash dividends-
 preferred..............                                                        (8)              (8)
Cash dividends-common
 ($.10 per share).......                                                       (14)             (14)
Stock options
 exercised..............                        10                                       6       16
Reduction of guaranteed
 ESOP debt..............                                   2                                      2
Purchase of common
 stock..................                                                               (45)     (45)
Retire treasury stock...                        (2)                                      2      --
Stock split.............               4        (4)                                             --
Income tax benefits
 resulting from the
 exercise of non-
 qualified stock
 options................                         9                                                9
                            ----     ---      ----      ----       ---      ------   -----   ------
BALANCE AT SEPTEMBER 30,
 1997...................      89      11       178        (3)      (20)        965    (355)     865
                            ----     ---      ----      ----       ---      ------   -----   ------
Net earnings............                                                       153              153
Translation adjustment..                                             7                            7
   Total comprehensive
   income...............                                                                        160
Cash dividends-
 preferred..............                                                        (2)              (2)
Cash dividends-common
 ($.10 per share).......                                                       (15)             (15)
Shared Investment
 Program................                        77                                      31      108
Stock options
 exercised..............                        (4)                                     24       20
Reduction of guaranteed
 ESOP debt..............                                   3                                      3
Purchase of preferred
 stock..................     (89)                                                               (89)
Purchase of common
 stock..................                                                               (88)     (88)
Stock split.............              11       (11)                                             --
Income tax benefits
 resulting from the
 exercise of non-
 qualified stock
 options................                        17                                               17
                            ----     ---      ----      ----       ---      ------   -----   ------
BALANCE AT SEPTEMBER 30,
 1998...................     --       22       257       --        (13)      1,101    (388)     979
                            ----     ---      ----      ----       ---      ------   -----   ------
Net earnings............                                                        48               48
Translation adjustment..                                           (21)                         (21)
Change in unrealized
 gain...................                                            92                           92
   Total comprehensive
   income...............                                                                        119
Cash dividends-common
 ($.10 per share).......                                                       (15)             (15)
Stock options
 exercised..............                        21                                      14       35
Purchase of common
 stock..................                                                               (82)     (82)
Income tax benefits
 resulting from the
 exercise of non-
 qualified stock
 options................                        24                                               24
                            ----     ---      ----      ----       ---      ------   -----   ------
BALANCE AT SEPTEMBER 30,
 1999...................    $--      $22      $302      $--        $58      $1,134   $(456)  $1,060
                            ====     ===      ====      ====       ===      ======   =====   ======

       See accompanying notes to consolidated financial statements.

                   CONSOLIDATED STATEMENTS OF CASH FLOWS

                      COMDISCO, INC. AND SUBSIDIARIES

                               (in millions)

                                  Nine months ended    Years ended September
                                      June 30,                  30,
                                  ------------------  -------------------------
                                    2000      1999     1999     1998     1997
                                  --------  --------  -------  -------  -------
                                     (unaudited)
INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS:
Cash flows from operating
 activities:
  Operating lease and other
   leasing receipts.............  $  1,436  $  1,527  $ 2,002  $ 2,013  $ 1,739
  Direct financing and sales-
   type leasing receipts........       820       722      958      905      861
  Sale of direct financing and
   sales-type receivables.......       --        --       --       125       81
  Leasing costs, primarily
   rentals paid.................        (9)      (14)     (14)     (20)     (32)
  Sales.........................       408       447      818      335      264
  Sales costs...................      (106)     (110)    (105)     (69)     (84)
  Technology services receipts..       445       357      485      408      343
  Technology services costs.....      (353)     (271)    (390)    (278)    (204)
  Notes receivable receipts.....       194        35       66       33       16
  Other revenue (expense).......       --        (16)      22       29       39
  Warrant proceeds..............       304        36       55       15       16
  Selling, general and
   administrative expenses......      (299)     (220)    (309)    (249)    (225)
  Loss on Prism Communication
   Services.....................      (100)      (27)     --       --       --
  Litigation settlement.........       --        --       --       --        25
  Interest......................      (231)     (254)    (338)    (326)    (291)
  Income taxes..................       (33)       (1)     (12)     (34)     (44)
                                  --------  --------  -------  -------  -------
    Net cash provided by
     operating activities.......     2,476     2,211    3,238    2,887    2,504
                                  --------  --------  -------  -------  -------
Cash flows from investing
 activities:
  Equipment purchased for
   leasing......................    (1,949)   (2,127)  (2,838)  (3,026)  (2,940)
  Investment in continuity and
   network services facilities..      (197)     (103)    (151)     (87)     (61)
  Notes receivable..............      (459)     (225)    (324)     (57)     (28)
  Equity investment.............      (145)      (20)     (43)      (8)      (4)
  Acquisition and investment in
   Prism Communication
   Services.....................      (221)      (65)    (136)      (8)     --
  Other investing activities....       (21)      --        12        6      (15)
                                  --------  --------  -------  -------  -------
    Net cash used in investing
     activities.................    (2,992)   (2,540)  (3,480)  (3,180)  (3,048)
                                  --------  --------  -------  -------  -------
Cash flows from financing
 activities:
  Discounted lease proceeds.....       257       274      341      279      430
  Net increase (decrease) in
   notes payable................       682      (114)    (301)      97     (103)
  Issuance of term notes and
   senior notes.................       344     1,145    1,842    1,017    1,151
  Maturities of term notes and
   senior notes.................      (555)     (644)    (924)    (617)    (378)
  Principal payments on secured
   debt.........................      (246)     (258)    (322)    (425)    (469)
  Common stock purchased and
   placed in treasury...........       (91)      (58)     (82)     (88)     (45)
  Preferred stock purchased.....       --        --       --       (89)     --
  Dividends paid on common
   stock........................       (11)      (11)     (15)     (15)     (14)
  Dividends paid on preferred
   stock........................       --        --       --        (2)      (8)
  Shared Investment Program.....       --        --       --       109      --
  Issuance of Prism
   Communication Services common
   stock........................        11       --       --       --       --
  Decrease (increase) in legally
   restricted cash..............         6       (57)     (16)      15      (18)
  Other.........................        17        28       17       38        6
                                  --------  --------  -------  -------  -------
    Net cash provided by
     financing activities.......       414       305      540      319      552
                                  --------  --------  -------  -------  -------
Net increase (decrease) in cash
 and cash equivalents...........      (102)      (24)     298       26        8
Cash and cash equivalents at
 beginning of period............       361        63       63       37       29
                                  --------  --------  -------  -------  -------
Cash and cash equivalents at end
 of period......................  $    259  $     39  $   361  $    63  $    37
                                  ========  ========  =======  =======  =======

       See accompanying notes to consolidated financial statements.

                   CONSOLIDATED STATEMENTS OF CASH FLOWS

                      COMDISCO, INC. AND SUBSIDIARIES

                               (in millions)

                                     Nine months ended       Years ended
                                         June 30,           September 30,
                                     ------------------  ---------------------
                                       2000      1999     1999    1998   1997
                                     --------  --------  ------  ------ ------
                                        (unaudited)
RECONCILIATION OF NET EARNINGS TO
 NET CASH PROVIDED BY OPERATING
 ACTIVITIES:
Net earnings........................ $    101  $     18  $   48  $  153 $  131
Adjustments to reconcile net
 earnings to net cash provided by
 operating activities:
  Leasing costs, primarily
   depreciation and amortization....    1,241     1,517   1,954   1,771  1,502
  Leasing revenue, primarily
   principal portion of direct
   financing and sales-type lease
   rentals..........................      690       195     327     452    471
  Sale of direct financing and
   sales-type receivables...........      --        --      --      125     81
  Cost of sales.....................      137       584     641     193    126
  Sales revenue.....................      --       (306)    --      --     --
  Principal portion of notes
   receivable ......................      153        22      44      26     13
  Technology services costs,
   primarily depreciation and
   amortization.....................       90        46      50      84     92
  Prism depreciation................       22         2       6     --     --
  Selling, general and
   administrative expenses..........       76        (1)     16     --      19
  Interest..........................       27       --      --      --       8
  Income taxes......................       23         9      15      45     36
  Other expenses....................      --        150     150     --     --
  Other, net........................      (84)      (25)    (13)     38     25
                                     --------  --------  ------  ------ ------
    Net cash provided by operating
     activities..................... $  2,476  $  2,211  $3,238  $2,887 $2,504
                                     ========  ========  ======  ====== ======
SUPPLEMENTAL SCHEDULE OF NONCASH
 FINANCING ACTIVITIES:
  Reduction of discounted lease
   rentals in lease portfolio sale.. $    --   $    --   $  100  $  --  $  --
                                     ========  ========  ======  ====== ======

       See accompanying notes to consolidated financial statements.

                      COMDISCO, INC. AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (In Millions, Except Share and Per Share Data)

Note 1 Summary of Significant Accounting Policies

      Nature of Operations: Comdisco provides global technology services to help its customers maximize technology functionality, predictability and availability. The company offers a complete suite of information technology services including business continuity, managed network services, and IT control and predictability solutions. Through its subsidiary, Prism Communication Services Inc., Comdisco is developing a high-speed, always-on digital network, which will provide customers with leading-edge connectivity. Comdisco also offers equipment services to key vertical industries, including electronics, communications, laboratory and scientific, and computer-integrated manufacturing. Through its Ventures group, Comdisco provides equipment leasing and other financing and services to venture capital backed start-up companies.

      Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Principles of Consolidation: The consolidated financial statements include the accounts of the company and its wholly-owned subsidiaries. Intercompany accounts and transactions have been eliminated.

      Translation Adjustments: All assets and liabilities denominated in foreign currencies are translated at the exchange rate on the balance sheet date. Revenues, costs and expenses are translated at average rates of exchange prevailing during the period. Translation adjustments are deferred as a separate component of stockholders' equity. Gains and losses resulting from foreign currency transactions are included in the consolidated statements of earnings.

      Income Taxes: The company uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits of which future realization is uncertain.

      Lease Accounting: See "Leasing" section on pages F-11 through F-13 for a description of lease accounting policies, lease revenue recognition and related costs.

      Technology Services: Revenue from continuity contracts is recognized monthly as subscription fees become due. Revenue from other technology services is recognized over the terms of the related contracts or as the service is provided.

      Cash and Cash Equivalents: Cash equivalents are comprised of highly liquid debt instruments with original maturities of 90 days or less.

      Cash--Legally Restricted: Legally restricted cash represents cash and cash equivalents that are restricted solely for use as collateral in secured borrowings and are not available to other creditors.

      Inventory of Equipment: Inventory of equipment is stated at the lower of cost or market by categories of similar equipment.

                        COMDISCO, INC. AND SUBSIDIARIES

      Investment in Equity Securities: The company determines the appropriate classification of marketable securities at the time of purchase and reevaluates such designation at each balance sheet date. Marketable securities classified as available-for-sale are carried at fair value, based on quoted market prices, net of market value discount to reflect any restrictions on transferability, with unrealized gains and losses reported as a separate component of stockholders' equity. Equity investments for which there is no readily determinable fair value are carried at cost, less any appropriate valuation allowance.

      Warrants: The company's investments in warrants (received in connection with its lease or other financings) are initially recorded at zero cost and carried in the financial statements as follows:

     . Warrants that meet the criteria for classification as available-for-sale are carried at fair value based on quoted market prices with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

     . Warrants that do not meet the criteria for classification as available-for-sale are carried at zero value.

      The proceeds received from the sale or liquidation are recorded as earnings when received.

      Derivatives: Interest rate differentials on swaps are accrued as interest rates change over the contract period. Amounts receivable under cap agreements are accrued as a reduction of interest expense. Unrealized gains and losses on forward contracts are deferred on the balance sheet until they are exercised. See Note 7 of the Notes to Consolidated Financial Statements for financial information concerning derivatives.

      Earnings per Common Share: Earnings per common share--basic are computed by dividing the net earnings to common stockholders by the weighted average number of common shares outstanding for the period. All shares held in the Employee Stock Ownership Plan (ESOP) are considered outstanding for both basic and diluted earnings per share calculations. Earnings per common share-- diluted reflect the maximum dilution that would have resulted from the exercise of stock options. Earnings per common share--diluted are computed by dividing the net earnings to common stockholders by the weighted average number of common shares outstanding and all dilutive stock options (dilutive stock options are based on the treasury stock method). Anti-dilutive stock options were immaterial for fiscal 1999, 1998 and 1997.

      Stock-based Compensation: The company utilizes the intrinsic value based method of accounting for its stock-based compensation arrangements.

      Reclassifications: Certain reclassifications have been made in the 1997 and 1998 financial statements to conform to the 1999 presentation.

      Interim Financial Information: The unaudited financial statements as of June 30, 2000 and for the three and nine month periods ended June 30, 2000 and 1999 include, in the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the Company's financial position, results of operations, and cash flows for such periods.

Note 2 Acquisitions and Sale of Assets

      On February 28, 1999, the company completed the acquisition of Prism Communication Services, Inc. ("Prism") for a cash purchase price of approximately $53 million, of which approximately $45 million was paid in fiscal 1999. Prism is a provider of dedicated high-speed connectivity and other services to small businesses, telecommuters and other power users.

                        COMDISCO, INC. AND SUBSIDIARIES

      The Prism acquisition has been accounted for by the purchase method of accounting and, accordingly, the results of operations of Prism from February 28, 1999 are included in the accompanying consolidated financial statements. Assets acquired and liabilities assumed have been recorded at their estimated fair values, and are subject to adjustment when additional information concerning asset and liability valuations is finalized.

      The excess of cost over the estimated fair value of net assets acquired was approximately $61 million and has been recorded as goodwill, which is being amortized on a straight-line basis over 10 years. The following selected, unaudited pro forma data is presented to provide a summary of the combined results of the company and Prism as if the acquisition had been made as of the beginning of fiscal 1999. The effect of the acquisition on the year ended September 30, 1998 is not material and, accordingly, has been excluded from the pro forma presentation (in millions except per share data):

                       Year Ended September 30, 1999

      Total revenue..................................................... $4,159
      Net earnings...................................................... $   35
      Net earnings per common share:
        Basic........................................................... $  .23
        Diluted......................................................... $  .22

      The selected, unaudited pro forma data is for informational purposes only and may not necessarily reflect the results of operations had the companies operated as one for the year ended September 30, 1999. No effect has been given for synergies, if any, that may be realized through the acquisition. In addition, the company expects to expand its network within existing and into new regions, which will require significant capital expenditures as well as sales and marketing expenditures. Accordingly, the company expects to incur substantial and increasing operating expenses and net losses from Prism operations for at least the next few years.

      On March 24, 1999, the company announced a major shift in corporate strategy, including focusing on high-margin service businesses and shedding low-margin businesses, including its mainframe leasing and vendor lease portfolios and its medical refurbishing business. In conjunction with this repositioning, the company recorded a pre-tax charge of $150 million, $96 million after tax, or approximately $0.59 per share, in the quarter ended March 31, 1999. The components of the pre-tax charge included $100 million associated with the company's plan to exit the mainframe residual leasing business, $20 million to exit the medical refurbishing business and $30 million associated with the realignment of the company's services businesses. On May 3, 1999, the company announced it had reached an agreement in principle to sell its mainframe computer leasing portfolio. The sale of the mainframe portfolio and the sale of the medical refurbishing business were both concluded in the fiscal quarter ended June 30, 1999. The sale of a majority of the vendor lease portfolio was completed in the quarter ended September 30, 1999. The primary component of the pre-tax charge for selling its mainframe residual leasing business and its medical refurbishing business was asset writedowns, which totaled $90 million and $20 million, respectively. The primary components of the pre-tax charge for realignment of the services business were asset writedowns totaling $20 million and lease termination fees totaling $5 million, both as a result of closing facilities. At September 30, 1999, the company had $4 million included in other liabilities related to the Charge, consisting of the $150 pre-tax charge, less asset writedowns totaling $130 million, other costs of $15 million and cash payments of $1 million.

Leasing

Note 3 Lease Accounting Policies

      FASB Statement of Financial Accounting Standards No. 13 requires that a lessor account for each lease by either the direct financing, sales-type or operating method.

                        COMDISCO, INC. AND SUBSIDIARIES

Leased Assets:

     . Direct financing and sales-type leased assets consist of the present value of the future minimum lease payments plus the present value of the residual (collectively referred to as the net investment). Residual is the estimated fair market value at lease termination. In estimating the equipment's fair value at lease termination, the company relies on historical experience by equipment type and manufacturer and, where available, valuations by independent appraisers, adjusted for known trends. The company's estimates are reviewed continuously to ensure realization, however the amounts the company will ultimately realize could differ from the estimated amounts.

     . Operating leased assets consist of the equipment cost, less the amount depreciated to date.

Revenue, Costs and Expenses:

     . Direct financing leases--Revenue consists of interest earned on the present value of the lease payments and residual. Revenue is recognized periodically over the lease term as a constant percentage return on the net investment. There are no costs and expenses related to direct financing leases since leasing revenue is recorded on a net basis.

     . Sales-type leases--Revenue consists of the present value of the total contractual lease payments which is recognized at lease inception. Costs and expenses consist of the equipment's net book value at lease inception, less the present value of the residual. Interest earned on the present value of the lease payments and residual, which is recognized periodically over the lease term as a constant percentage return on the net investment, is included in direct financing lease revenue in the statement of earnings.

     . Operating leases--Revenue consists of the contractual lease payments and is recognized on a straight-line basis over the lease term. Costs and expenses are principally depreciation of the equipment. Depreciation is recognized on a straight-line basis over the lease term to the company's estimate of the equipment's fair market value at lease termination, also commonly referred to as "residual" value.

        In estimating the equipment's fair value at lease termination, the company relies on historical experience by equipment type and manufacturer and, where available, valuations by independent appraisers, adjusted for known trends. The company's estimates are reviewed continuously to ensure realization, however the amounts the company will ultimately realize could differ from the amounts assumed in determining depreciation on the equipment in the operating lease portfolio at September 30, 1999.

     . Initial direct costs related to operating and direct financing leases, including salesperson's commissions, are capitalized and amortized over the lease term.

Note 4 Leased Assets

      The components of the net investment in direct financing and sales-type leases as of September 30 are as follows:

                                                                1999    1998
                                                               ------  ------
                                                               (in millions)
      Minimum lease payments receivable....................... $2,162  $1,790
      Estimated residual values...............................    219     203
      Less: unearned revenue..................................   (274)   (214)
                                                               ------  ------
      Net investment in direct financing and sales-type
       leases................................................. $2,107  $1,779
                                                               ======  ======

                        COMDISCO, INC. AND SUBSIDIARIES

      Unearned revenue is recorded as leasing revenue over the lease terms.

      Operating leased assets include the following as of September 30:

                                                                1999     1998
                                                               -------  -------
                                                                (in millions)
      Operating leased assets................................. $ 6,054  $ 6,803
      Less: accumulated depreciation and amortization.........  (2,538)  (2,682)
                                                               -------  -------
      Net..................................................... $ 3,516  $ 4,121
                                                               =======  =======

Note 5 Lease Portfolio Information

      The size of the company's lease portfolio can be measured by the cost of leased assets at the date of lease inception. Cost at lease inception represents either the equipment's original cost or its net book value at termination of a prior lease. The following table summarizes, by year of lease commencement and by year of projected lease termination, the cost at lease inception for all leased assets recorded at September 30, 1999 (in millions):

                                                    Projected year of lease
                                       Cost at            termination
 earYlease                              lease   --------------------------------
 ommencedc                            inception   00     01     02     03   04+
----------                            --------- ------ ------ ------ ------ ----
 1995 and prior......................  $  854   $  520 $  185 $  125 $   18 $  6
 1996................................     781      433    265     70      8    5
 1997................................   1,844      998    356    318    132   40
 1998................................   2,756      712  1,003    508    464   69
 1999................................   2,922      167    642  1,342    394  377
                                       ------   ------ ------ ------ ------ ----
                                       $9,157   $2,830 $2,451 $2,363 $1,016 $497
                                       ======   ====== ====== ====== ====== ====

      The following table summarizes the estimated net book value at lease termination for all leased assets recorded at September 30, 1999. The table is presented by year of lease commencement and by year of projected lease termination (in millions):

                                             Net book   Projected year of lease
                                             value at         termination
 earYlease                                     lease    ------------------------
 ommencedc                                  termination  00   01   02   03  04+
----------                                  ----------- ---- ---- ---- ---- ----
 1995 and prior............................   $   37    $ 30 $  2 $  5 $--  $--
 1996......................................       84      43   39    2  --   --
 1997......................................      225     149   44   31    1  --
 1998......................................      437     118  171   70   75    3
 1999......................................      465      51  101  210   67   36
                                              ------    ---- ---- ---- ---- ----
                                              $1,248    $391 $357 $318 $143 $ 39
                                              ======    ==== ==== ==== ==== ====

                        COMDISCO, INC. AND SUBSIDIARIES

Liquidity

Note 6 Future Contractual Cash Flows

      Presented below is a summary of future noncancelable lease rentals on owned equipment and future technology services revenue including noncancelable continuity contracts (collectively, "cash in-flows").

      The summary presents expected cash in-flows due in accordance with the contractual terms in existence as of September 30, 1999.

                        Years Ending September 30,

                                            00     01     02    03  04+  Total
                                          ------ ------ ------ ---- ---- ------
Expected future cash in-flows:
  Operating leases--leasing.............. $1,322 $  803 $  362 $ 96 $ 23 $2,606
  Operating leases--ventures.............    129    109     67   11  --     316
  Notes receivable--ventures.............    130    153    107   13  --     403
  Direct financing and sales-type
   leases--leasing.......................    989    652    317  118   81  2,157
  Direct financing and sales-type
   leases--ventures......................      3      2    --   --   --       5
  Technology services....................    483    353    232  131   45  1,244
                                          ------ ------ ------ ---- ---- ------
    Total................................ $3,056 $2,072 $1,085 $369 $149 $6,731
                                          ====== ====== ====== ==== ==== ======

Financing

Note 7 Interest-Bearing Liabilities

      Interest-bearing liabilities include the following:

                                                 99                          98
                                                ----                        ----
                               At                          At
                          September 30    Average     September 30    Average
                          ------------  ------------  ------------  ------------
                          Balance Rate  Balance Rate  Balance Rate  Balance Rate
                          ------- ----  ------- ----  ------- ----  ------- ----
                                             (in millions)
Notes payable:
 Credit lines and loan
  participation
  contracts.............  $  369  4.19% $  593  5.04% $  774  5.39% $  541  6.20%
 Commercial paper.......     451  5.42%    586  5.11%    347  5.21%    606  5.72%
Term notes..............     550  5.25%    550  5.52%    550  5.52%    526  6.41%
Senior notes............   3,686  6.45%  3,155  6.59%  2,768  6.47%  2,576  6.76%
Discounted lease
 rentals................     515  6.60%    576  6.76%    596  7.29%    676  7.32%
                          ------  ----  ------  ----  ------  ----  ------  ----
                          $5,571  6.11% $5,460  6.17% $5,035  6.21% $4,925  6.62%
                          ======  ====  ======  ====  ======  ====  ======  ====

                        COMDISCO, INC. AND SUBSIDIARIES

      The changes in financing activities for the years ended September 30 were as follows (notes payable changes are shown net):

                                              1999                                              1998
                       ---------------------------------------------------- ---------------------------------------------
                       Outstanding           Maturities                     Outstanding           Maturities
                        beginning                and            Outstanding  beginning                and     Outstanding
                         of year   Issuances repurchases Other  end of year   of year   Issuances repurchases end of year
                       ----------- --------- ----------- -----  ----------- ----------- --------- ----------- -----------
                                                                 (in millions)
Notes payable:
 Credit lines and
  loan participation
  contracts..........    $  774     $  --      $  (405)  $ --     $  369      $  505     $  269     $   --      $  774
Commercial paper.....       347        104         --      --        451         519        --         (172)       347
Term notes...........       550        --          --      --        550         497        100         (47)       550
Senior notes.........     2,768      1,842        (924)    --      3,686       2,421        917        (570)     2,768
Discounted lease
 rentals.............       596        341        (322)   (100)      515         742        279        (425)       596
                         ------     ------     -------   -----    ------      ------     ------     -------     ------
                         $5,035     $2,287     $(1,651)  $(100)   $5,571      $4,684     $1,565     $(1,214)    $5,035
                         ======     ======     =======   =====    ======      ======     ======     =======     ======

      The annual maturities of all interest-bearing liabilities at September 30, 1999 are shown in the table at right:

                                             Years ending September 30,
                                            -----------------------------
                                             2000  2001  2002  2003 2004+ Total
                                            ------ ---- ------ ---- ----- ------
                                                       (in millions)
Notes payable:
  Credit lines and loan participation
   contracts............................... $  369 $--  $  --  $--  $--   $  369
Commercial paper...........................    451  --     --   --   --      451
Term notes.................................    550  --     --   --   --      550
Senior notes...............................    851  857  1,435  268  275   3,686
Discounted lease rentals...................    303  139     51   19    3     515
                                            ------ ---- ------ ---- ----  ------
                                            $2,524 $996 $1,486 $287 $278  $5,571
                                            ====== ==== ====== ==== ====  ======

      Notes payable: The company had the following unsecured bank lines available in the United States and foreign countries at September 30:

                                                                   1999   1998
                                                                  ------ ------
                                                                  (in millions)
      Total credit lines:
        Committed................................................ $1,312 $1,253
        Uncommitted..............................................    289    393
                                                                  ------ ------
                                                                  $1,601 $1,646
                                                                  ====== ======
      Utilized at September 30:
        Committed................................................ $  756 $  644
        Uncommitted..............................................     44    149
                                                                  ------ ------
          Total credit lines.....................................    800    793
        Loan participation contracts.............................     20    328
                                                                  ------ ------
          Total notes payable.................................... $  820 $1,121
                                                                  ====== ======
      Credit lines available at September 30..................... $  801 $  853
                                                                  ====== ======
      Maximum amount outstanding at any month end................ $1,441 $1,304
                                                                  ====== ======

                        COMDISCO, INC. AND SUBSIDIARIES

      Committed Lines: The company's committed lines have been established with twenty-nine banks, six of which are U.S. banks. A majority of the banks are rated AA or better by rating agencies. At September 30, 1999, the company had committed domestic and foreign unsecured lines of credit as follows:

                                                                    Expiration
      Facility                                    Number of banks      date
      --------                                    --------------- --------------
      Multi-Option Facilities....................        11
        $275 million facility....................                 December, 2002
        $275 million facility....................                 December, 1999
      Global Facilities..........................        17
        $275 million facility....................                 December, 2002
        $275 million facility....................                 December, 1999
      Other credit agreements:
        $75 million--domestic and foreign........         1          April, 2000
        $137 million--foreign....................         5              Various

      There are no compensating balance requirements on any of the committed lines. At September 30, 1999, the company had $756 million outstanding under its committed lines, including $451 million supporting the company's commercial paper program.

      The multi-option revolving credit agreements and the global revolving credit agreements (collectively, the "Facilities") permit the company to borrow in U.S. dollars or in other currencies, on a revolving credit basis. Interest rates on debt outstanding under the Facilities are negotiated at the time of the borrowings based either on "bid rates" from the participating banks, LIBOR plus twenty basis points or, for the two $275 million facilities expiring December, 1999, twenty-two basis points, or at the banks' then current base rates. The Facilities call for the company to pay a weighted average annual fee of nine basis points per annum on the total committed amount. The two $275 million facilities are renewable annually and should the banks decide not to renew, include provisions to convert any amounts then outstanding to term loans with a final maturity of December, 2000.

      Uncommitted Lines and Loan Participation Contracts: In addition to the committed lines, the company maintains various domestic and international lines of credit for short-term debt with banks, including approximately $289 million of uncommitted lines of credit, under which the company can borrow on an unsecured basis on such terms as the company and banks may mutually agree. The majority of these arrangements do not have maturity dates, and can be withdrawn at the banks' option. There are no fees or compensating balances associated with either the uncommitted lines or the loan participation contracts.

      Commercial Paper: At September 30, 1999, the company had $900 million of commercial paper facilities (of which $451 million was outstanding at September 30, 1999) all of which are supported by its committed lines of credit. The facilities were rated D-2 by Duff & Phelps, P-2 by Moodys and A-2 by Standard & Poors.

      Term Notes: At September 30, 1999, the company had $550 million of receivable backed commercial paper. This floating rate term note is due during fiscal year 2000.

                        COMDISCO, INC. AND SUBSIDIARIES

      Senior Notes: Senior notes include the following at September 30:

                                                                   1999   1998
                                                                  ------ ------
                                                                  (in millions)
      Medium term notes (5.75% to 9.95%)......................... $1,461 $1,200
      7.750% Senior Notes due 1999...............................    --      89
      6.500% Senior Notes due 1999...............................    --     250
      6.500% Senior Notes due 2000...............................    200    200
      5.750% Senior Notes due 2001...............................    250    250
      6.375% Senior Notes due 2002...............................    250    250
      6.000% Senior Notes due 2002...............................    350    --
      5.950% Senior Notes due 2002...............................    350    --
      7.250% Senior Notes due 2002(1)............................    300    --
      6.125% Senior Notes due 2003(2)............................    250    250
      6.130% Senior Notes due 2006...............................    275    279
                                                                  ------ ------
          Total senior notes..................................... $3,686 $2,768
                                                                  ====== ======

--------

(1) The company had interest rate swap agreements at September 30, 1999 that effectively converted $100 million of 7.250% Senior Notes to floating rate obligations with an effective interest rate of 6.190%.

(2) The company had interest rate swap agreements at September 30, 1999 that effectively converted $200 million of 6.125% Senior Notes to floating rate obligations with an effective interest rate of 5.152%.

      The average remaining terms of these swap agreements was greater than 2 years at September 30, 1999.

      On October 9, 1998 the company filed a registration statement on Form S-3 with the Securities and Exchange Commission (the "SEC") for a shelf offering of up to $1.5 billion of senior debt securities on terms to be set at the time of each sale (the "1998 Shelf"). On January 19, 1999, the company designated $600 million in Senior Debt Securities as "Senior Medium-Term Notes, Series H" to be issued under the 1998 Shelf, of which $182 million remained available for issuance as of September 30, 1999. Pursuant to the 1998 Shelf, the company, on January 26, 1999, issued $350 million of 6.0% Senior Notes due January 30, 2002, and, on April 21, 1999, $350 million of 5.95% Notes due April 30, 2002. On August 26, 1999, the company redesignated $100 million of the Series H Medium-Term Notes, which together with the remaining $200 million in securities previously unallocated under the shelf registration, were issued by the company as $300 million of 7.25% Notes due September 1, 2002.

      On September 24, 1999 the company filed a registration statement on Form S-3 with the SEC for a shelf offering of up to $1.5 billion senior debt securities on terms to be set at the time of each sale ("1999 Shelf"). As of September 30, 1999, the entire 1999 Shelf remains available for sale.

      There are no sinking fund requirements associated with any of the company's senior notes.

      Discounted Lease Rentals: The company utilizes its lease rentals receivable and underlying equipment in leasing transactions as collateral to borrow from financial institutions at fixed rates on a nonrecourse basis. In return for this secured interest, the company receives a discounted cash payment. In the event of a default by a lessee, the financial institution has a first lien on the underlying leased equipment, with no further recourse against the company. Proceeds from discounting are recorded on the balance sheet as discounted lease rentals; as lessees make payments to financial institutions, lease revenue (i.e., interest income on direct financing and sales-type leases and rental revenue on operating leases) and interest expense are recorded. Discounted lease rentals are reduced by the interest method.

                        COMDISCO, INC. AND SUBSIDIARIES

      Future minimum lease payments and interest expense on leases that have been discounted as of September 30, 1999 are as follows (in millions):

                        Years Ending September 30,

                                               Rentals to be
                                                received by  Discounted
                                                 financial     lease    Interest
                                               institutions   rentals   expense
                                               ------------- ---------- --------
      2000....................................     $331         $303      $28
      2001....................................      150          139       11
      2002....................................       54           51        3
      2003....................................       20           19        1
      2004....................................        3            3      --
                                                   ----         ----      ---
                                                   $558         $515      $43
                                                   ====         ====      ===

      Interest expense on discounted lease rentals was $38 million, $49 million, and $55 million in fiscal 1999, 1998 and 1997, respectively.

      Interest Rate Swap Agreements and Other Derivative Financial Instruments:
The company is a party to interest rate and cross-currency interest rate swap agreements and other financial instruments in order to limit its exposure to a loss resulting from adverse fluctuations in foreign currency exchange and interest rates. Interest rate swap contracts generally represent the contractual exchange of fixed and floating rate payments of a single currency. Cross-currency interest rate swap contracts generally involve the exchange of payments which are based on the interest reference rates available at the inception of the contract on two different currency notional balances that are exchanged. The principal balances are re-exchanged at an agreed upon rate at a specified future date. Credit and market risk exist with respect to these instruments.

      The following table presents the contract or notional (face) amounts outstanding and the fair value of the contracts based generally on their termination values at September 30:

                                                          1999           1998
                                                 Notional Fair  Notional Fair
                                                  amount  value  amount  value
                                                 -------- ----- -------- -----
                                                         (in millions)
      Interest rate swap agreements.............   $820    $ 5    $460    $ 2
      Cross-currency interest rate swap
       agreements...............................     96     (6)     33      4
      Forwards and futures......................     86      6      65     (3)

      The impact of these contracts on interest expense for fiscal years 1999, 1998 and 1997 was immaterial. The average notional amount outstanding of the floating rate to fixed rate contracts in fiscal 1999, including those noted in the discussions above, was $234 million, with an average pay rate of 5.44% and an average receive rate of 5.18%. The average notional amount outstanding of the fixed rate to floating rate contracts in fiscal 1999 was $29 million, with an average pay rate of 5.265% and an average receive rate of 6.384%. The company is exposed to credit loss in the event of non-performance by the other parties to the interest rate swap agreements. Although contract or notional amounts provide one measure of the volume of these transactions, they do not represent the amount of the company's exposure to credit risk. The amounts subject to credit risk (arising from the possible inability of the counterparties to meet the terms of their contracts) are generally limited to the amounts, if any, by which the counterparties' obligation(s) exceed the obligation(s) of the company. The company controls credit risk through credit approvals, limits and monitoring procedures.

                        COMDISCO, INC. AND SUBSIDIARIES

Other Financial Information

Note 8 Receivables

      Receivables include the following as of September 30:

                                                                     1999  1998
                                                                     ----  ----
                                                                        (in
                                                                     millions)
     Notes.......................................................... $354  $ 75
     Accounts.......................................................  297   215
     Unsettled equity transactions..................................   26   --
     Income taxes...................................................    6     6
     Other..........................................................   82    68
                                                                     ----  ----
     Total receivables..............................................  765   364
     Allowance for credit losses....................................  (43)  (24)
                                                                     ----  ----
         Total...................................................... $722  $340
                                                                     ====  ====

      Notes: The company provides loans to early-stage high technology privately held companies in networking, communications, software and Internet based industries. The company's loans are generally structured as equipment loans or subordinated loans. Subordinated loans totaled $250 million and $33 million at September 30, 1999 and 1998, respectively. Interest income on notes is recorded in the statement of earnings as direct financing income for equipment loans and as other revenue for subordinated loans.

      The amount of each loan varies, but generally does not exceed $5.0 million. The loans bear fixed interest rates with coupons currently ranging from 8.0% to 13% per annum. In addition, loan processing fees typically ranging from 1.5% to 2% of the principal amount of the loan may be paid at loan closing. As part of the loan transaction, the company receives warrants to purchase an equity interest in the borrower at a nominal exercise price. The amount of the warrants received and the exercise price varies based upon borrower-specific valuation factors. Loans provide current income from interest and fees.

      Contractual maturities of total notes receivables as of September 30, 1999, were as follows: 2000-$137 million; 2001-$155 million; 2002-$108 million;
2003 and thereafter-$16 million. Actual cash flows will vary from contractual maturities due to prepayments and charge-offs.

      Allowance: The allowance for credit loss includes management's estimate of the amounts expected to be lost on specific accounts and for losses on other as of yet unidentified accounts included in receivables at September 30, 1999, including estimated losses on future noncancelable lease rentals and subscription fees, net of estimated recoveries from remarketing of related leased equipment. In estimating the reserve component for unidentified losses within the receivables and lease portfolio, management relies on historical experience, adjusted for any known trends, including industry trends, in the portfolio.

Note 9 Income Taxes

      The geographical sources of earnings before income taxes were as follows (in millions):

                                                                  1999 1998 1997
                                                                  ---- ---- ----
     United States............................................... $12  $183 $163
     Outside United States.......................................  63    57   48
                                                                  ---  ---- ----
                                                                  $75  $240 $211
                                                                  ===  ==== ====

                        COMDISCO, INC. AND SUBSIDIARIES

      Cumulative unremitted earnings of foreign operations amounting to $179 million after foreign taxes at September 30, 1999, were expected by management to be reinvested. Accordingly, no provision has been made for additional U.S. taxes which would be payable if such earnings were to be remitted to the parent company as dividends. The amount of U.S. taxes, if any, are impracticable to determine.

      The components of the income tax provision (benefit) charged (credited) to operations were as follows:

                                                                 1999  1998  1997
                                                                 ----  ----  ----
     Current:
       U.S. Federal............................................. $(3)  $ 28  $24
       U.S. state and local.....................................   3      2    7
       Outside United States....................................  13     36    8
                                                                 ---   ----  ---
                                                                  13     66   39
     Deferred:
       U.S. Federal.............................................   7     33   35
       U.S. state and local.....................................  (2)     9    2
       Outside United States....................................   9    (21)   4
                                                                 ---   ----  ---
                                                                  14     21   41
                                                                 ---   ----  ---
         Total tax provision.................................... $27   $ 87  $80
                                                                 ===   ====  ===

      The reasons for the difference between the U.S. Federal income tax rate and the effective income tax rate for earnings were as follows:

                                                               1999  1998  1997
                                                               ----  ----  ----
U.S. Federal income tax rate.................................. 35.0% 35.0% 35.0%
Increase (reduction) resulting from:
  State income taxes, net of U.S. Federal tax benefit.........   .7   3.0   3.0
  Foreign income tax rate differential........................  2.8   2.0    .8
  Tax effect of foreign losses utilized....................... (2.2) (4.0) (2.9)
  Other, net..................................................  (.3)  --    2.1
                                                               ----  ----  ----
                                                               36.0% 36.0% 38.0%
                                                               ====  ====  ====

      Deferred tax assets and liabilities at September 30, 1999 and 1998 were as follows:

                                                                  1999   1998
                                                                  -----  -----
                                                                      (in
                                                                   millions)
      Deferred tax assets (liabilities):
        Equity transactions...................................... $ 260  $ 264
        Foreign loss carryforwards...............................    13     12
        U.S. net operating loss carryforwards....................    68     61
        AMT credit carryforwards.................................   120    123
        Deferred income..........................................    44     35
        Deferred expenses........................................   (20)     5
        Other, net...............................................   101     82
        Lease accounting.........................................  (839)  (873)
        Other comprehensive income...............................   (60)   --
        Foreign..................................................   (26)   (16)
                                                                  -----  -----
        Gross deferred tax liabilities...........................  (339)  (307)
        Less: valuation allowance................................   (28)   (12)
                                                                  -----  -----
      Net deferred tax liabilities............................... $(367) $(319)
                                                                  =====  =====

                        COMDISCO, INC. AND SUBSIDIARIES

      For financial reporting purposes, the company has approximately $28 million of foreign net operating loss carryforwards, most of which have no expiration date. The company has recognized a valuation allowance of $13 million to offset this deferred tax asset. During fiscal 1999, changes in the valuation allowance included a decrease of $2 million from utilizing foreign net operating loss carryforwards, increases totalling $3 million from foreign exchange rate and tax rate changes, and an increase of $15 million relating to Prism's pre-acquisiton net operating losses. These losses are subject to certain limitations under Section 382 of the Internal Revenue Code of 1986.

      At September 30, 1999, the company has available for U.S. Federal income tax purposes, the following carryforwards (in millions):

      Year scheduled to expire                              Net operating loss
      ------------------------                              ------------------
      2004.................................................        $  2
      2005.................................................           5
      2006.................................................           3
      2007.................................................          82
      2009.................................................           3
      2012.................................................          27
      2018.................................................          54
                                                                   ----
                                                                   $176
                                                                   ====

      For U.S. Federal income tax purposes, the company has approximately $120 million of alternative minimum tax ("AMT") credit carryforwards available to reduce regular taxes in future years. AMT credit carryforwards do not have an expiration date.

      All years prior to fiscal year 1989 are closed to further assessment by the Internal Revenue Service (the "Service") due to the expiration of the Statute of Limitations.

      The company and the Service have tentatively reached a settlement agreement for fiscal years 1989-1995. The Service is currently completing their Revenue Agent's Report for these years. It is anticipated that the company will be assessed approximately $8 million of tax plus interest thereon. As a result of the above mentioned settlement, amended federal income tax returns for fiscal years 1996, 1997, and 1998 will be filed requesting refunds of approximately $9 million. Additionally, the company has requested interest netting which will substantially reduce any cash payment of tax and interest.

      The Service is expected to commence a routine income tax audit for fiscal years 1996, 1997, and 1998 during fiscal year 2000.

      The company also undergoes audits by foreign, state and local tax jurisdictions. As of September 30, 1999, no material assessments have been made by these tax authorities.

Note 10 Equity Securities

      The company invests in equity instruments of privately held companies in networking, communications, software, Internet-based and other industries. For equity instruments, which are non-quoted investments, the company's policy is to regularly review the assumptions underlying the operating performance and cash flow forecasts in assessing the carrying values. The company identifies and records impairment losses on equity securities when events and circumstances indicate that such assets might be impaired. During 1999 and 1998, certain of these investments in privately held companies became available-for-sale securities when the investees completed initial public offerings.

                        COMDISCO, INC. AND SUBSIDIARIES

      Equity securities, which are included in Other Assets, include the following as of September 30:

                                                                       1999 1998
                                                                       ---- ----
                                                                          (In
                                                                       millions)
Available-for-sale-securities:
  Cost................................................................ $ 49 $45
  Unrealized gain.....................................................  152 --
                                                                       ---- ---
  Market value........................................................  201  45
Equity instruments (at cost less valuation adjustments)...............   51  35
                                                                       ---- ---
  Carrying value...................................................... $252 $80
                                                                       ==== ===

      Realized gains or losses are recorded upon disposition of investments based upon the difference between the proceeds and the cost basis determined using the specific identification method. All other changes in the valuation of portfolio investments are included as changes in the unrealized appreciation or depreciation of investments in the accumulated comprehensive income. Net realized gains from the sales of equity investments were $1 million in fiscal 1999 and 1998 and $10 million in fiscal 1997. Gross realized gains from the sales of equity securities were $9 million in fiscal 1999, $3 million in fiscal 1998, and $15 million in fiscal 1997.

      The company records the proceeds received from the sale or liquidation of warrants received in conjunction with its lease or other financings as income when received. These proceeds were $75 million, $14 million and $13 million in fiscal 1999, 1998 and 1997, respectively.

Note 11 Preferred Stock

      There are 100,000,000 authorized shares of preferred stock--$.10 par value, of which none were outstanding at September 30, 1999. The board of directors establishes and designates the series and fixes the number of shares and the relative rights, preferences and limitations of the respective series. Dividends paid on preferred stock were $2 million and $8 million, respectively in fiscal 1998, and 1997.

      On November 4, 1997, the board of directors of the company adopted a new shareholder rights plan (the "New Rights Plan") to replace the company's existing plan, which expired on November 17, 1997. Under the New Rights Plan, stockholders of record on November 17, 1997 received a dividend distribution of one preferred stock purchase right for each share of the company's common stock then held. Like the shareholder rights plan it replaced, the New Rights Plan continues the company's policy of ensuring fair value to all stockholders in the event of an unsolicited takeover offer for the company. The New Rights Plan will expire on November 17, 2007. The New Rights Plan is incorporated by reference in the company's Form 10-K for fiscal 1999.

      8.75% Cumulative Preferred Stock: On September 19, 1997, the company announced the redemption, effective October 20, 1997, of all shares of the Series A Preferred Stock (2,738,200 shares) at the redemption price per share of $25, plus accrued and unpaid dividends. On July 13, 1998, the company announced the redemption, effective July 13, 1998, of all shares of the Series B Preferred Stock (824,000 shares) at the redemption price of $25, plus accrued and unpaid dividends.

Note 12 Common Stock

      All references in the financial statements and notes to common share data have been adjusted to reflect the two-for-one stock split distributed in June, 1998.

                        COMDISCO, INC. AND SUBSIDIARIES

      On February 2, 1998, the company announced that 106 senior managers of the company purchased over six million shares of the company's common stock for approximately $109 million. Under the voluntary program, the senior managers took out full recourse, personal loans to purchase the shares. The company has guaranteed repayment of the loans in the event of default. The purchased shares represented over 4% of the then current total shares outstanding.

      The share amounts for basic and diluted earnings per share calculations was as follows (in thousands):

                                                       Years ended September
                                                                30,
                                                      -------------------------
                                                       1999     1998     1997
                                                      -------  -------  -------
      Average shares issued.......................... 222,454  220,910  218,907
      Average shares held in treasury................ (70,376) (69,663) (71,859)
                                                      -------  -------  -------
      Basic shares outstanding....................... 152,078  151,247  147,048
      Stock options..................................   9,709   11,523   10,541
                                                      -------  -------  -------
      Diluted shares outstanding..................... 161,787  162,770  157,589
                                                      =======  =======  =======

      There are no adjustments to net earnings to common stockholders for basic and diluted earnings per share calculations for any of the years ended September 30, 1999, 1998 and 1997.

      During fiscal 1999 and 1998, the company entered into a series of forward purchase agreements on its common stock. These agreements can be settled, at the option of the company, by paying cash for the forward purchase amount and receiving the underlying shares of common stock, or on a net basis in shares of the company's stock.

      Information on these forward agreements is as follows:

                                           1999                        1998
                                          Average                     Average
                                       forward price               forward price
                         Amount Shares   per share   Amount Shares   per share
                         ------ ------ ------------- ------ ------ -------------
                                   (in millions except per share data)
Agreements in place at
 September 30...........  $61      3      $20.41      $16      1      $13.74
Settlements during
 fiscal year............   59      4       16.26       33      4        9.31

      In June 1997, FASB issued Statement of Financial Accounting Standards No. 130--Reporting Comprehensive Income, which requires presentation of comprehensive earnings (net earnings (loss) plus all changes in net assets from non-owner sources) and its components in the financial statements.

      Components of other comprehensive earnings (loss) consists of the following:

                                                               1999  1998 1997
                                                               ----  ---- ----
                                                               (in millions)
      Foreign currency translation adjustments...............  $(21) $  7 $(25)
      Change in net unrealized gains and losses on marketable
       securities............................................   152   --   --
      Income tax.............................................   (60)  --   --
                                                               ----  ---- ----
      Other comprehensive income (loss)......................    71     7  (25)
      Net earnings...........................................    48   153  131
                                                               ----  ---- ----
      Total comprehensive income.............................  $119  $160 $106
                                                               ====  ==== ====

                        COMDISCO, INC. AND SUBSIDIARIES

Note 13 Employee Benefit Plans

      In fiscal 1988, the company established the Comdisco, Inc. Employee Stock Ownership Trust (the "Trust"). The Trust borrowed $20 million (the "ESOP Debt") to purchase 4.6 million shares of common stock held in treasury by the company at a market price at the date of purchase of $4.42 per share. The outstanding balance of the ESOP Debt was recorded in term notes payable in the consolidated balance sheet and a like amount of deferred compensation was recorded as a reduction of stockholders' equity.

      The company has a profit sharing plan which, together with the Employee Stock Ownership Plan (the "Plans"), covers substantially all domestic employees. Company contributions to the Plans are based on a percentage of employees' compensation, as defined. Benefits are accumulated on an individual employee basis.

      The company's stock option plans provide for the granting of incentive stock options and/or nonqualified options to employees and agents to purchase shares of common stock.

      Additionally, under the 1989 Non-Employee Directors' Stock Option Plan, each October 1, each individual who is a Non-Employee Director during the fiscal year shall automatically be granted an option for 9,450 shares of the company's common stock at the then fair market value.

      The company applies APB Opinion No. 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans. Had compensation cost for the company's stock option plans been determined consistent with FASB Statement of Financial Accounting Standards No. 123 ("FAS 123"), the company's net earnings available to common stockholders and earnings per common and common equivalent share would have been reduced to the pro forma amounts indicated below:

                                                                      1999 1998
                                                                      ---- ----
                                                                         (in
                                                                      millions
                                                                       except
                                                                      per share
                                                                        data)
      Net earnings to common stockholders
        As reported.................................................. $ 48 $151
        Pro forma....................................................   42  147
      Earnings per common share:
        As reported-basic............................................ $.32 $.99
        Pro forma-basic..............................................  .27  .97
        As reported-diluted..........................................  .30  .93
        Pro forma-diluted............................................  .26  .90

      Under the stock option plans, the exercise price of each option equals the market price of the company's common stock on the date of grant. For purposes of calculating the compensation cost consistent with FAS 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in fiscal 1999 and 1998, respectively: dividend yield of 1.0% for all years; expected volatility of 40 percent and 32 percent; risk free interest rates of 5.26% and 6.07%; and expected lives of five years.

                        COMDISCO, INC. AND SUBSIDIARIES

      Additional information on shares subject to options is as follows:

                                1999               1998              1997
                          ------------------ ----------------- -----------------
                                   Weighted-         Weighted-         Weighted-
                          Number    average  Number   average  Number   average
                            of     exercise    of    exercise    of    exercise
                          shares     price   shares    price   shares    price
                          -------  --------- ------  --------- ------  ---------
                            (in thousands except weighted- average exercise
                                                price)
Outstanding at beginning
 of year................   17,983     $ 7    19,185     $ 6    19,096     $ 5
Granted.................    5,001      15     3,274      13     5,282       9
Exercised...............   (5,198)      7    (3,953)      5    (4,288)      4
Forfeited...............     (809)      9      (523)      7      (905)      6
                          -------     ---    ------     ---    ------     ---
Outstanding at the end
 of year................   16,977     $10    17,983     $ 7    19,185     $ 6
                          =======     ===    ======     ===    ======     ===
Options exercisable at
 year-end...............   11,930     $ 8    12,858     $ 6    12,578     $ 5
                          =======     ===    ======     ===    ======     ===
Weighted-average fair
 value of options
 granted during the
 year...................  $  5.46            $ 4.72            $ 2.89
                          =======            ======            ======

      The following table summarizes information about stock options outstanding at September 30, 1999 (number of shares in thousands):

                                                                   Options
                                      Options Outstanding        Exercisable
                                  ---------------------------- ----------------
                                          Weighted-
                                           average   Weighted-        Weighted-
                                  Number  remaining   average  Number  average
                                    of   contractual exercise    of   exercise
Range of exercise prices          shares    life       price   shares   price
------------------------          ------ ----------- --------- ------ ---------
$0 to 6..........................  4,960  4.0 years     $ 4     4,753    $ 6
$6 to 10.........................  5,381  6.5 years       8     5,097      8
$10 to 16........................  4,554  8.0 years      14     1,424     13
$16 to 30........................  2,082  8.0 years      18       656     17
                                  ------  ---------     ---    ------    ---
                                  16,977  6.5 years     $10    11,930    $ 8
                                  ======  =========     ===    ======    ===

Note 14 Fair Value of Financial Instruments

      The estimated fair value of the company's financial instruments are as follows:

                                                     1999            1998
                                                --------------  --------------
                                                Carrying Fair   Carrying Fair
                                                 amount  value   amount  value
                                                -------- -----  -------- -----
                                                        (in millions)
Assets:
Cash and cash equivalents.....................   $ 361   $ 361   $  63   $  63
Equity securities.............................     252     252      80      80
Notes receivable including noncurrent
 portion......................................     354     354      75      75
Liabilities:
Notes payable and commercial paper............     820     820   1,121   1,121
Term notes, senior notes and discounted lease
 rentals......................................   4,751   4,681   3,914   3,729
Off-balance sheet financial instruments:
Interest rate swap agreements.................     --        5     --        2
Cross-currency interest rate swap agreements..     --       (6)    --        4
Forwards and futures..........................     --        6     --       (3)

                        COMDISCO, INC. AND SUBSIDIARIES

      Fair values were determined as follows:

      The carrying amounts of cash and cash equivalents, notes payable and commercial paper approximates fair value because of the short-term maturity of these instruments.

      Equity instruments are based on quoted market prices for available-for-sale securities, and, for non-quoted equity instruments, based on the lower of management's estimates of fair value or cost. The company's investment in warrants of public companies were valued at the bid quotation.

      Notes receivable are estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar business profiles.

      The fair value of term notes, senior notes and discounted lease rentals was estimated based generally on quoted market prices for the same or similar instruments or on current rates offered the company for similar debt of the same maturity.

      Off-balance sheet financial instruments were estimated by obtaining quotes from brokers.

Note 15 Quarterly Financial Data (Unaudited)

      Summarized quarterly financial data for the fiscal years ended September 30, 1999 and 1998, is as follows (in millions except for per share amounts):

                                   December                          September
                                      31,    March 31,    June 30,      30,
                                   --------- ----------- ----------- ---------
                                   1998 1997 1999   1998  1999  1998 1999 1998
                                   ---- ---- -----  ---- ------ ---- ---- ----
                                                 Quarter ended
Total revenue..................... $921 $744 $ 952  $777 $1,302 $817 $984 $904
Net earnings (loss) to common
 stockholders..................... $ 38 $ 34 $ (56) $ 37 $   36 $ 40 $ 30 $ 40
Net earnings (loss) per common
 share-diluted.................... $.24 $.21 $(.37) $.23 $  .22 $.24 $.19 $.25

      In accordance with Statement of Financial Accounting Standards No. 128-Earnings Per Share, no potential common shares (the assumed exercise of stock options) are included in the computation of any diluted per share amount when a loss exists.

Note 16 Industry Segment and Operations By Geographic Areas

      The company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" in fiscal 1999 which changes the way the company reports information about its operating segments. The information for 1998 and 1997 has been restated from the prior year's presentation in order to conform to the 1999 presentation.

      The company's operations are conducted through its principal office in the Chicago area and approximately one hundred offices in North America, Europe and the Pacific Rim. Coordination of the business units is accomplished through the Office of the President, which is responsible for overall corporate control, coordination and strategic planning, regional reporting structures that coordinate marketing and support efforts across business units, and through the home office with centralized budgeting and shared services. In Europe, the local subsidiaries report directly to one European home office, which in turn reports to the Office of the President.

                        COMDISCO, INC. AND SUBSIDIARIES

      Leasing: This segment provides leasing, asset management, equipment remarketing and equipment refurbishment services. The principal markets for this segment include North America, Europe and the Pacific Rim. Customers include major multi-national corporations, independent and national or state-owned companies, "Fortune 500" corporations or companies of a similar size as well as smaller organizations.

      Technology Services: This segment consists of four business units-- Business Continuity, Professional Services, Network Management and IT CAP Solutions--that provide platform based hotsite recovery, mobile, workarea and trade floor recovery, continuity and recovery planning services (services that emphasize data availability across data centers, networks and work areas), network assessment, design, implementation and professional management services and services designed to help companies plan, manage, and accomplish their IT initiatives through increased control and predictability of spending and infrastructure to a broad range of industries. The principal markets for this segment include all major manufacturing and financial services regions of North America and Europe.

      Ventures: Ventures provides venture debt and venture leasing to emerging technology companies. The existing venture debt and equity portfolio is diversified across many sectors, including communications, networking, Internet, life sciences, computer hardware and semiconductors and computer services. The principal markets for this segment are the high-tech regions in California and Massachusetts.

      Prism Communication Services: The company finalized the acquisition of Prism during the quarter ended March 31, 1999. Prism is building out a high-speed, always-on digital network, which will provide customers with leading-edge connectivity. Prism markets its services to enterprise customers to provide employees with high-speed remote access to their Local Area Network to improve employee productivity and reduce operating costs, and to consumer end users. Prism's services are provided over standard copper telephone lines at speeds significantly faster than the speed available through a 56.6 Kilobits per second modem. Prism introduced its services in the New York City area in January 1999 and has subsequently expanded its build out plans to New Jersey and Canada.

      The accounting policies of the reportable segments are the same as those described in Note 1 of Notes to Consolidated Financial Statements. The company evaluates the performance of its operating segments based on earnings before income taxes. Intersegment sales are not significant.

                        COMDISCO, INC. AND SUBSIDIARIES

      Summarized financial information concerning the company's reportable segments is shown in the following table.

                                       Leasing  Services Ventures Prism  Total
                                       -------  -------- -------- -----  ------
                                                   (in millions)
1999
Revenues.............................. $3,407     $522     $229   $  1   $4,159
Segment profit (loss).................    (12)      52       71    (36)      75
Total assets..........................  6,332      479      872    124    7,807
Capital expenditures..................  2,748      151      490     91    3,480
Depreciation and amortization.........  1,860       50       88      6    2,004
1998
Revenues.............................. $2,696     $433     $114   $--    $3,243
Segment profit........................    140       71       29    --       240
Total assets..........................  6,403      379      281    --     7,063
Capital expenditures..................  2,920       87      173    --     3,180
Depreciation and amortization.........  1,711       84       60    --     1,855
1997
Revenues.............................. $2,370     $354     $ 95   $--    $2,819
Segment profit........................    128       58       25    --       211
Total assets..........................  5,841      308      201    --     6,350
Capital expenditures..................  2,867       61      120    --     3,048
Depreciation and amortization.........  1,459       92       43    --     1,594

      The following table presents revenue by geographic location based on the location of the company's local office:

                                                     1999   1998   1997
                                                    ------ ------ ------
                                                           (in millions)
      North America................................ $3,254 $2,584 $2,249
      Europe.......................................    628    592    537
      Pacific Rim..................................    277     67     33
                                                    ------ ------ ------
      Total........................................ $4,159 $3,243 $2,819
                                                    ====== ====== ======

      The following table presents total assets by geographic location based on the location of the asset:

                                                     1999   1998   1997
                                                    ------ ------ ------
                                                           (in millions)
      North America................................ $6,272 $5,556 $5,334
      Europe.......................................  1,029  1,181    852
      Pacific Rim..................................    506    326    164
                                                    ------ ------ ------
      Total........................................ $7,807 $7,063 $6,350
                                                    ====== ====== ======

               COMDISCO VENTURES GROUP FINANCIAL STATEMENTS

      NOTE: The financial statements included in this prospectus with respect to Comdisco Ventures group are being presented to supply additional information to potential investors in Comdisco Ventures group stock. The unaudited financial statements have been prepared assuming that:

     . the tracking stock structure approved by Comdisco's stockholders on April 20, 2000 and implemented by the filing of our restated charter was in place during the periods reported on in these financial statements.

     . Comdisco, Inc. has two series of common stock--the Comdisco group stock and the Comdisco Ventures group stock.

     . Comdisco has allocated, for financial reporting purposes, all of its consolidated assets, liabilities, revenue, expenses and cash flow between Comdisco group and Comdisco Ventures group.

      Comdisco Ventures group is an integrated business of Comdisco, Inc. and is not a separate legal entity. Holders of Comdisco Ventures group Stock and holders of Comdisco group stock are stockholders of Comdisco and are subject to all of the risks associated with an investment in Comdisco and all of its businesses, assets and liabilities. Such allocation does not affect title to the assets or responsibility for the liabilities of Comdisco or any of its subsidiaries. The results of operations or financial condition of one group could affect the results of operations or financial condition of the other group. Accordingly, the financial statements of Comdisco Ventures group should be read in conjunction with Comdisco's consolidated financial statements and the notes to the consolidated financial statements included in this prospectus and in conjunction with Comdisco's consolidated financial statements and related notes included in Comdisco's Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended September 30, 1999.

      Earnings per share is not presented for Comdisco Ventures group as it has not been a "stand-alone" entity and, as a result, the presentation of earnings per share is not applicable. Comdisco, Inc. presents earnings per share historically, and will in the future, present in its financial statements the earnings per share for each outstanding series of its common stock.

      Certain reclassifications have been made in the 1999 financial statements to conform to the 2000 presentation.

                          INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors
Comdisco, Inc.:

      We have audited the accompanying balance sheets of Comdisco Ventures group (a division of Comdisco, Inc., "the Company") as of September 30, 1999 and 1998, and the related statements of earnings and division net worth, and cash flows for each of the years in the three-year period ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with general accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As described in Note 1 to the financial statements, Comdisco Ventures group is a division of Comdisco, Inc.; accordingly the financial statements of Comdisco Ventures group should be read in conjunction with the audited financial statements of Comdisco, Inc.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Comdisco Ventures group at September 30, 1999 and 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended September 30, 1998 in conformity with generally accepted accounting principles.

                                            /s/ KPMG LLP

December 2, 1999
Chicago, Illinois

                          COMDISCO VENTURES GROUP

                 STATEMENTS OF EARNINGS AND DIVISION NET WORTH
                                 (in thousands)

                           Three months
                               ended        Nine months ended
                             June 30,           June 30,      Years ended September 30,
                         ------------------ ----------------- --------------------------
                           2000      1999     2000     1999     1999     1998     1997
                         --------  -------- -------- -------- -------- -------- --------
                            (unaudited)        (unaudited)
Revenue
Leasing:
  Operating............. $ 50,687  $ 30,917 $133,524 $ 82,886 $116,678 $ 83,147 $ 61,544
  Direct financing......      123       180      355      772    1,389    1,073    2,771
  Sales-type............      --        --     1,858      --       336      866    4,305
                         --------  -------- -------- -------- -------- -------- --------
    Total leasing.......   50,810    31,097  135,737   83,658  118,403   85,086   68,620
Sales...................    2,812     1,958    7,676    3,843    6,142    7,136    6,942
Interest income on
 notes..................   14,745     6,330   38,456   12,754   22,580    6,655    3,139
Warrant sale proceeds
 and capital gains......   80,341    20,000  267,565   37,000   80,731   14,938   16,435
Other...................      923       178    1,820      507      683      483      195
                         --------  -------- -------- -------- -------- -------- --------
  Total revenue.........  149,631    59,563  451,254  137,762  228,539  114,298   95,331
                         --------  -------- -------- -------- -------- -------- --------
Cost and expenses
Leasing:
  Operating.............   39,267    23,143  101,641   62,271   87,860   59,884   42,740
  Sales-type............      --        --     1,134      --       254      479    3,615
                         --------  -------- -------- -------- -------- -------- --------
    Total leasing.......   39,267    23,143  102,775   62,271   88,114   60,363   46,355
Sales...................    1,613     1,319    4,385    2,693    4,460    3,980    4,423
Selling, general and
 administrative.........   21,465     5,718   63,388    8,806   18,166    5,793    5,436
Interest................   17,385     6,601   41,304   15,165   23,373   10,835    7,670
Bad debt expense........   16,000       800   61,801    2,400   23,200    4,786    6,250
                         --------  -------- -------- -------- -------- -------- --------
  Total costs and
   expenses.............   95,730    37,581  273,653   91,335  157,313   85,757   70,134
                         --------  -------- -------- -------- -------- -------- --------
Earnings before income
 taxes..................   53,901    21,982  177,601   46,427   71,226   28,541   25,197
Income taxes............   21,493     8,765   70,818   18,512   28,402   11,381   10,047
                         --------  -------- -------- -------- -------- -------- --------
Net earnings............ $ 32,408  $ 13,217 $106,783 $ 27,915 $ 42,824 $ 17,160 $ 15,150
                         ========  ======== ======== ======== ======== ======== ========
Division net worth at
 beginning of period.... $433,179  $119,608 $199,649 $ 71,080 $ 71,080 $ 53,920 $ 38,770
Net earnings............   32,408    13,217  106,783   27,915   42,824   17,160   15,150
Other comprehensive
 income--unrealized
 gains, net of tax......  (26,497)   10,376  132,658   44,206   85,745      --       --
                         --------  -------- -------- -------- -------- -------- --------
    Total comprehensive
     income.............    5,911    23,593  239,441   72,121  128,569   17,160   15,150
                         --------  -------- -------- -------- -------- -------- --------
Division net worth at
 end of period.......... $439,090  $143,201 $439,090 $143,201 $199,649 $ 71,080 $ 53,920
                         ========  ======== ======== ======== ======== ======== ========

      Explanatory Note: Earnings per share is not presented because Comdisco Ventures group has not been a "stand-alone entity" and, as a result, the presentation of earnings per share is not applicable. If Comdisco issues a separate series of common stock, it will present in its financial statements the earnings per share for each outstanding series of its common stock.

                See accompanying notes to financial statements.

                          COMDISCO VENTURES GROUP

                                 BALANCE SHEETS

                                 (in thousands)

                                                                 September 30,
                                                    June 30,   -----------------
                                                      2000       1999     1998
                                                   ----------- -------- --------
                                                   (unaudited)
ASSETS
Cash.............................................. $   34,049  $    --  $    --
Equity securities.................................    523,094   197,335   16,995
Receivables, net..................................    642,231   367,339   66,425
Inventory of equipment............................      3,137     1,762    1,120
Leased assets:
  Direct financing and sales-type.................      4,658     5,106    7,344
  Operating (net of accumulated depreciation).....    458,635   283,241  182,403
                                                   ----------  -------- --------
  Net leased assets...............................    463,293   288,347  189,747
Other assets......................................     25,569    17,069    6,956
                                                   ----------  -------- --------
                                                   $1,691,373  $871,852 $281,243
                                                   ==========  ======== ========
LIABILITIES AND DIVISION NET WORTH
Inter-group payable............................... $1,033,040  $559,575 $189,281
Accounts payable..................................      1,587       329      561
Deferred income taxes.............................    160,244    72,265    4,116
Other liabilities.................................     57,412    40,034   16,205
                                                   ----------  -------- --------
                                                    1,252,283   672,203  210,163
                                                   ----------  -------- --------
Division net worth:
  Accumulated net earnings........................    220,687   113,904   71,080
  Accumulated other comprehensive income..........    218,403    85,745      --
                                                   ----------  -------- --------
    Total division net worth......................    439,090   199,649   71,080
                                                   ----------  -------- --------
                                                   $1,691,373  $871,852 $281,243
                                                   ==========  ======== ========








                See accompanying notes to financial statements.

                          COMDISCO VENTURES GROUP

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                        Nine  months ended
                             June 30,           Years ended September 30,
                        --------------------  -------------------------------
                          2000       1999       1999       1998       1997
                        ---------  ---------  ---------  ---------  ---------
                            (unaudited)
INCREASE (DECREASE) IN
 CASH AND CASH
 EQUIVALENTS:
Cash flows from
 operating activities:
  Operating lease and
   other leasing
   receipts............ $ 142,239  $  76,541  $ 117,504  $  91,632  $  80,051
  Leasing costs,
   primarily rentals
   paid................      (405)      (137)       (90)    (1,269)      (111)
  Sales................     7,482      4,455      6,671      7,220      6,104
  Cost of sales........       --         --        (113)      (980)      (423)
  Warrant proceeds.....   261,666     36,454     54,453     14,938     16,435
  Promissory note
   receipts............   190,980     35,117     66,912     32,685     15,753
  Other revenue........     1,820        --      15,231      6,883      3,334
  Selling, general, and
   administrative
   expenses............   (42,192)    (5,466)    (7,546)    (6,794)    (5,435)
                        ---------  ---------  ---------  ---------  ---------
      Net cash provided
       by operating
       activities......   561,590    146,964    253,022    144,315    115,708
                        ---------  ---------  ---------  ---------  ---------
Cash flows from
 investing activities:
  Equipment purchased
   for leasing.........  (282,488)  (146,355)  (205,624)  (114,188)   (91,297)
  Purchase of property
   and equipment.......       --        (115)      (324)      (140)      (249)
  Equity investments...  (112,276)   (20,326)   (39,641)    (7,945)    (4,294)
  Issuance of
   promissory notes....  (454,144)  (225,026)  (323,876)   (57,213)   (34,319)
  Other................       --         --      (5,558)     2,366     16,273
                        ---------  ---------  ---------  ---------  ---------
      Net cash used in
       investing
       activities......  (848,908)  (391,822)  (575,023)  (177,120)  (113,886)
                        ---------  ---------  ---------  ---------  ---------
Cash flows from
 financing activities:
  Net change in inter-
   group payable.......   321,367    244,858    322,001     32,931     (1,948)
  Principal payments on
   nonrecourse debt....       --         --         --        (126)       126
                        ---------  ---------  ---------  ---------  ---------
      Net cash provided
       by financing
       activities......   321,367    244,858    322,001     32,805     (1,822)
                        ---------  ---------  ---------  ---------  ---------
      Net increase in
       cash and cash
       equivalents.....    34,049        --         --         --         --
Cash and cash
 equivalents at
 beginning of period...       --         --         --         --         --
                        ---------  ---------  ---------  ---------  ---------
Cash and cash
 equivalents at end of
 period................ $  34,049  $     --   $     --   $     --   $     --
                        =========  =========  =========  =========  =========
RECONCILIATION OF NET
 EARNINGS TO NET CASH
 PROVIDED BY OPERATING
 ACTIVITIES:
  Net earnings.........  $106,783    $27,915  $  42,824  $  17,160  $  15,150
  Adjustments to
   reconcile net
   earnings to net cash
   provided by
   operating
   activities:
    Leasing costs,
     primarily
     depreciation and
     amortization......   102,370     62,134     88,024     59,094     46,244
    Leasing revenue....       --         --       2,238      6,231     11,425
    Principal portion
     of promissory
     notes.............   152,524     22,363     44,332     26,030     12,614
    Cost of sales......     4,385      2,693      4,347      3,000      4,000
    Selling, general,
     and administrative
     expenses..........    82,997      5,740     33,820      3,785      6,251
    Income taxes.......    70,818     18,512     28,402     11,381     10,047
    Interest...........    41,304     15,165     23,373     10,835      7,670
    Other--net.........       409     (7,558)   (14,338)     6,799      2,307
                        ---------  ---------  ---------  ---------  ---------
    Net cash provided
     by operating
     activities........ $ 561,590  $ 146,964  $ 253,022  $ 144,315  $ 115,708
                        =========  =========  =========  =========  =========

                See accompanying notes to financial statements.

                          COMDISCO VENTURES GROUP

                         NOTES TO FINANCIAL STATEMENTS

                             (dollars in thousands)

(1) Summary of Significant Accounting Policies

Nature of Operations

      Formed in 1987 as a division of Comdisco, Inc., Comdisco Ventures group (the "Company") provides a wide variety of financing products to venture capital-backed start-up companies. These include equipment leases and loans, subordinated debt, receivables financing, and equity financing. Its principal market is North America.

      The Company's cash activity is reflected through the intergroup payable account. Interest expense on each payable account, which amounted to $23,373, $10,835, and $7,670 in the years ended September 30, 1999, 1998, and 1997, respectively, is included in interest expense in the accompanying financial statements.

      The Company is allocated certain shared services and support activity of Comdisco, Inc., consisting of, among other things, financial and accounting services, information technology services, certain selling and marketing activities, executive management, human resources, corporate finance, legal and corporate planning activities. Such allocated expenses amounted to $3,000 during the year ended September 30, 1999 and $1,000 in both of the years ended September 30, 1998 and 1997. The Company was allocated such expenses based on use and other criteria which management believes is reasonable.

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

      The Company is included in the consolidated Federal and state income tax returns of Comdisco, Inc. Income tax expense has been computed as if the Company filed its own income tax returns. Related current tax liabilities are settled through the intracompany payable account.

      The Company uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits of which future realization is uncertain.

Lease Accounting

      See Note 4 and 5 of Notes to Financial Statements for a description of lease accounting policies, lease revenue recognition and related costs.

Inventory of Equipment

      Inventory of equipment is stated at the lower of cost or market by categories of similar equipment.

                         COMDISCO VENTURES GROUP

Furniture and Equipment

      Furniture and equipment is carried at cost and is depreciated using the straight-line method over the estimated useful lives of the related assets ranging from three to five years. Furniture and equipment is included as a component of other assets.

Investments in Equity Securities

      The Company determines the appropriate classification of marketable securities at the time of purchase and reevaluates such designation at each balance sheet date. Marketable securities classified as available-for-sale are carried at fair value, based on quoted market prices, net of market value discount to reflect any restrictions on transferability, with changes in unrealized gains and losses reported in other comprehensive income. Equity investments for which there is no readily determinable fair value are carried at cost, less any appropriate valuation allowance.

Warrants

      The Company's investments in warrants (received in connection with its lease or other financings) are initially recorded at zero cost and carried in the financial statements as follows:

     . Warrants that meet the criteria for classification as available-for-sale are carried at fair value based on quoted market prices with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

     . Warrants that do not meet the criteria for classification as available-for-sale are carried at zero value.

      The proceeds received from the sale or liquidation are recorded as earnings when received.

Stock-Based Compensation

      The Company utilizes the intrinsic value based method of accounting for its stock-based compensation arrangements.

Interim Financial Information

      The unaudited financial statements as of June 30, 2000 and for the three and nine month periods ended June 30, 2000 and 1999 include, in the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the Company's financial position, results of operations, and cash flows for such periods.

(2) Equity Securities

      The Company invests in equity instruments of privately-held companies in networking, communications, software, Internet-based and other industries. For equity instruments, which are non-quoted investments, the Company's policy is to regularly review the assumptions underlying the operating performance and cash flow forecasts in assessing the carrying values. The Company identifies and records impairment losses on equity securities when events and circumstances indicate that such assets might be impaired. During 1999 and 1998, certain of these investments in privately-held companies became available-for-sale securities when those companies completed initial public offerings.

                          COMDISCO VENTURES GROUP

      Equity securities include the following as of September 30:

                                                                 1999    1998
                                                               -------- -------
                                                                (in thousands)
   Available-for-sale-securities:
     Cost..................................................... $  7,735 $ 3,390
     Unrealized gain..........................................  142,612     --
                                                               -------- -------
     Market value.............................................  150,347   3,390
                                                               -------- -------
   Equity investments (at cost less valuation adjustments)....   46,988  13,605
                                                               -------- -------
     Carrying value........................................... $197,335 $16,995
                                                               ======== =======

      Realized gains or losses are recorded upon disposition of investments based upon the difference between the proceeds and the cost basis determined using the specific identification method. All other changes in the valuation of portfolio investments are included as changes in the unrealized appreciation or depreciation of investments in the other comprehensive income. Net realized gains from the sales of equity investments were $5,161, $1,396, and $3,425 in fiscal 1999, 1998 and 1997, respectively. Gross realized gains from the sales of equity securities were $7,646 in fiscal 1999, $2,084 in fiscal 1998, and $3,515 in fiscal 1997.

      The Company records the proceeds received from the sale or liquidation of warrants received in conjunction with its lease or other financings as income when sold. These proceeds were $75,570, $13,542 and $13,010 in fiscal 1999, 1998, and 1997, respectively.

(3) Receivables

      Receivables include the following at September 30:

                                                                1999     1998
                                                              --------  -------
                                                               (in thousands)
   Equipment loans........................................... $ 85,088  $31,311
   Subordinated loans........................................  249,565   32,521
   Receivable financing and other............................    5,477      --
   Nonperforming loans.......................................    2,975    1,487
                                                              --------  -------
   Total notes receivable....................................  343,105   65,319
   Accounts..................................................    7,148    3,325
   Unsettled equity transactions.............................   26,278      --
   Other.....................................................    7,321    3,781
                                                              --------  -------
   Total receivables.........................................  383,852   72,425
   Allowance for credit losses...............................  (16,513)  (6,000)
                                                              --------  -------
       Total................................................. $367,339  $66,425
                                                              ========  =======

      The Company provides loans to early-stage high technology privately held companies in networking, communications, software, and Internet-based and other industries. The Company's loans are generally structured as equipment loans or subordinated loans.

      The amount of each loan varies, but generally does not exceed $10.0 million. The loans bear fixed interest rates with coupons currently ranging from 8.0% to 13.0% per annum. In addition, loan processing fees typically ranging from 0.75% to 1.5% of the principal amount of the loan may be paid at loan closing. As part of the loan transaction, the Company receives warrants to purchase or the right to convert into an equity interest in the borrower at a nominal exercise price. The amount of the warrants

                          COMDISCO VENTURES GROUP
received and the exercise price varies based upon borrower-specific valuation factors. Loans provide current income from interest and fees.

      Contractual maturities of total notes receivables as of September 30, 1999, were as follows: 2000--$130,000; 2001--$153,000; 2002--$107,000; 2003 and
thereafter--$13,000. Actual cash flows will vary from contractual maturities due to prepayments and charge-offs

      Changes in the allowance for credit losses (combined notes and accounts receivables) for the years ended September 30 were as follows:

                                                        1999     1998     1997
                                                      --------  -------  ------
                                                          (in thousands)
Balance at beginning of year......................... $  6,000  $ 5,500  $  --
Provision for credit losses..........................   23,200    4,786   6,250
Net credit losses....................................  (12,687)  (4,286)   (750)
                                                      --------  -------  ------
Balance at end of year............................... $ 16,513  $ 6,000  $5,500
                                                      ========  =======  ======

(4) Lease Accounting Policies

      FASB Statement of Financial Accounting Standards No. 13 requires that a lessor account for each lease by either the direct financing, sales-type or operating method.

Leased Assets

     . Direct financing and sales-type leased assets consist of the present value of the future minimum lease payments plus the present value of the residual (collectively referred to as the net investment). Residual is the estimated fair market value at lease termination. In estimating the equipment's fair value at lease termination, the Company relies on historical experience by equipment type and manufacturer and, where available, valuations by independent appraisers, adjusted for known trends. The Company's estimates are reviewed continuously to ensure realization, however the amounts the Company will ultimately realize could differ from the estimated amounts.

     . Operating leased assets consist of the equipment cost, less the amount depreciated to date.

Revenue, Costs and Expenses

     . Direct financing leases--Revenue consists of interest earned on the present value of the lease payments and residual. Revenue is recognized periodically over the lease term as a constant percentage return on the net investment. There are no costs and expenses related to direct financing leases since leasing revenue is recorded on a net basis.

     . Sales-type leases--Revenue consists of the present value of the total contractual lease payments which is recognized at lease inception. Costs and expenses consist of the equipment's net book value at lease inception, less the present value of the residual. Interest earned on the present value of the lease payments and residual, which is recognized periodically over the lease term as a constant percentage return on the net investment, is included in direct financing lease revenue in the statement of earnings.

             Operating leases--Revenue consists of the contractual lease payments and is recognized on a straight-line basis over the lease term. Costs and expenses are principally depreciation of the equipment. Depreciation is recognized on a straight-line

                          COMDISCO VENTURES GROUP
             basis over the lease term to the Company's estimate of the equipment's fair market value at lease termination, also commonly referred to as "residual" value. In estimating the equipment's fair value at lease termination, the Company relies on historical experience by equipment type and manufacturer and, where available, valuations by independent appraisers, adjusted for known trends. The Company's estimates are reviewed continuously to ensure realization, however the amounts the Company will ultimately realize could differ from the amounts assumed in determining depreciation on the equipment in the operating lease portfolio at September 30, 1999.

     . Initial direct costs related to operating and direct financing leases, including salesperson's commissions, are capitalized and amortized over the lease term.

(5) Leased Assets

      The components of the net investment in direct financing and sales-type leases as of September 30 are as follows:

                                                                1999    1998
                                                               ------  ------
                                                                    (in
                                                                thousands)
      Minimum lease payments receivable....................... $5,540  $7,876
      Estimated residual values...............................    181     717
      Less: unearned revenue..................................   (615) (1,249)
                                                               ------  ------
      Net investment in direct financing and sales-type
       leases................................................. $5,106  $7,344
                                                               ======  ======

      Unearned revenue is recorded as leasing revenue over the lease terms.

      The following is a schedule of future minimum lease payments to be received under direct financing and sales-type leases, based on contractual terms in existence as of September 30, 1999:

                                             Minimum
                                             payments
                                            ----------
                                               (in
                                            thousands)
             Years ending September 30,
               2000........................   $3,147
               2001........................    1,954
               2002........................      422
               2003........................       17
               2004........................      --
                                              ------
                                              $5,540
                                              ======

      Operating leased assets include the following as of September 30:

                                                               1999      1998
                                                             --------  --------
                                                              (in thousands)
      Operating leased assets............................... $432,862  $294,352
      Less: accumulated depreciation
       And amortization..................................... (149,621) (111,949)
                                                             --------  --------
      Net................................................... $283,241  $182,403
                                                             ========  ========

                          COMDISCO VENTURES GROUP

      The following is a schedule of future minimum rental payments to be received under operating leases, based on contractual terms in existence as of September 30, 1999:

                                         Minimum
                                         payments
                                         --------
                                             (in
                                          thousands)
             Years ending September 30,
               2000..................... $129,127
               2001.....................  109,085
               2002.....................   66,515
               2003.....................   10,565
               2004.....................      --
                                         --------
                                         $315,292
                                         ========

(6) Lease Portfolio Information

      The size of the Company's lease portfolio can be measured by the cost of leased assets at the date of lease inception. Cost at lease inception represents either the equipment's original cost or its net book value at termination of a prior lease. The following table summarizes, by year of lease commencement and by year of projected lease termination, the cost at lease inception for all leased assets recorded at September 30, 1999:

                                                    Projected year of lease
                                       Cost at            termination
                                        lease   --------------------------------
      Year lease commenced            inception  2000    2001     2002    2003
      --------------------            --------- ------- ------- -------- -------
                                                    (in thousands)
      1995 and prior................. $ 10,476  $10,156 $   320 $    --  $   --
      1996...........................   39,838   38,168   1,393      277     --
      1997...........................   77,909   45,338  31,636      461     474
      1998...........................  113,881    3,942  40,899   64,508   4,532
      1999...........................  204,202       13   9,325  115,465  79,399
                                      --------  ------- ------- -------- -------
                                      $446,306  $97,617 $83,573 $180,711 $84,405
                                      ========  ======= ======= ======== =======

      The following table summarizes the estimated net book value at lease termination for all leased assets recorded at September 30, 1999. The table is presented by year of lease commencement and by year of projected lease termination:

                                        Net book      Projected year of lease
                                        value at            termination
                                          lease    -----------------------------
      Year lease commenced             termination  2000    2001   2002    2003
      --------------------             ----------- ------- ------ ------- ------
                                                    (in thousands)
      1996............................   $ 3,625   $ 3,625 $  --  $   --  $  --
      1997............................    10,306     6,421  3,885     --     --
      1998............................    11,790       509  4,549   6,732    --
      1999............................    24,209       --     636  13,710  9,863
                                         -------   ------- ------ ------- ------
                                         $49,930   $10,555 $9,070 $20,442 $9,863
                                         =======   ======= ====== ======= ======

                          COMDISCO VENTURES GROUP

(7) Income Taxes

      The Company files its U.S. income tax return as part of the consolidated return with its parent. In accordance with a tax sharing agreement, the Company records its income tax liabilities on a separate return basis.

      The components of the income tax provision (benefit) charged (credited) to operations were as follows:

                                                         1999    1998     1997
                                                        ------- -------  -------
                                                            (in thousands)
      Current:
        U.S. Federal................................... $13,899 $ 9,280  $ 4,776
        U.S. state and local...........................   3,220   2,150    1,106
                                                        ------- -------  -------
                                                         17,119  11,430    5,882
                                                        ------- -------  -------
      Deferred:
        U.S. Federal...................................   9,161     (40)   3,382
        U.S. state and local...........................   2,122      (9)     783
                                                        ------- -------  -------
                                                         11,283     (49)   4,165
                                                        ------- -------  -------
          Total tax provision.......................... $28,402 $11,381  $10,047
                                                        ======= =======  =======

      The reasons for the difference between the U.S. Federal income tax rate and the effective income tax rate for earnings were as follows:

                                                              Percent of pre-
                                                               tax earnings
                                                             -----------------
                                                             1999  1998  1997
                                                             ----- ----- -----
      U.S. Federal income tax rate.......................... 35.0% 35.0% 35.0%
      Increase resulting from-state income taxes, Net of
       U.S. Federal tax benefit.............................  4.9%  4.9%  4.9%
                                                             ----- ----- -----
                                                             39.9% 39.9% 39.9%
                                                             ===== ===== =====

      Deferred tax assets and liabilities at September 30, 1999 and 1998 were as follows:

                                                             1999       1998
                                                           ---------  --------
                                                             (in thousands)
      Deferred tax assets (liabilities):
        Investments....................................... $   3,504  $  3,504
        Accounts receivable...............................     1,968       848
        Lease accounting..................................   (18,420)  (11,858)
        Deferred income...................................    (2,450)    3,390
        Accumulated other comprehensive income............   (56,867)      --
                                                           ---------  --------
      Gross deferred tax assets (liabilities).............   (72,265)   (4,116)
          Less: valuation allowance.......................       --        --
                                                           ---------  --------
      Net deferred tax assets (liabilities)............... $ (72,265) $ (4,116)
                                                           =========  ========

                          COMDISCO VENTURES GROUP

(8) Commitments

      The Company leases office spaces under operating leases that expire periodically through February 29, 2004. Under the renewal options of the agreement, the Company may extend the lease terms. Rent expense was $272, $198 and $161 in fiscal 1999, 1998 and 1997, respectively. Minimum lease payments for the office spaces are as follows:

                                         Minimum lease
                                           payments
                                         -------------
                                              (in
                                          thousands)
             Years ending September 30,
               2000.....................     $214
               2001.....................      218
               2000.....................       25
               2003.....................       25
               2004 and thereafter......       11
                                             ----
                                             $493
                                             ====

(9) Fair Value of financial instruments

      The estimated fair value of the Company's financial instruments are as follows:

                                                  1999              1998
                                            ----------------- ----------------
                                            Carrying   Fair   Carrying  Fair
                                             amount   value    amount   value
                                            -------- -------- -------- -------
                                                      (in thousands)
      Assets:
        Equity securities.................. $197,335 $197,335 $16,995  $16,995
        Receivables including noncurrent
         portion...........................  367,339  367,339  66,425   66,425

      Fair values were determined as follows:

     . Equity instruments are based on quoted market prices for available-for-sale securities, and, for non-quoted equity instruments, based on the lower of management's estimates of fair value or cost. The Company's investment in warrants of public companies were valued at the bid quotation.

     . Receivables are estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar business profiles.

                          COMDISCO VENTURES GROUP

                   NOTES TO FINANCIAL STATEMENTS--(Concluded)


(10) Comprehensive Income

      Comprehensive income for the years ended September 30, 1999, 1998, and 1997 consists of the following (in thousands):

                                                    1999      1998      1997
                                                  --------  --------  --------
Unrealized gains on securities:
  Unrealized holding gains arising during the
   period........................................ $223,343  $ 14,938  $ 16,435
  Reclassification adjustment for gains included
   in earnings before income taxes...............  (80,731)  (14,938)  (16,435)
                                                  --------  --------  --------
Net unrealized gains, before income taxes........  142,612       --        --
Income taxes.....................................  (56,867)      --        --
                                                  --------  --------  --------
Net unrealized gains.............................   85,745       --        --
                                                  --------  --------  --------
Other comprehensive income.......................   85,745       --        --
Net earnings.....................................   42,824    17,160    15,150
                                                  --------  --------  --------
    Total comprehensive income................... $128,569  $ 17,160  $ 15,150
                                                  ========  ========  ========

      Accumulated other comprehensive income presented below and in the accompanying balance sheets consists of the accumulated net unrealized gain on available-for-sale securities (in thousands):

                                                                   Accumulated
                                                                      Other
                                                                  Comprehensive
                                                                     Income
                                                                  -------------
September 30, 1996...............................................    $   --
Change in unrealized gain on available-for-sale securities ......        --
                                                                     -------
September 30, 1997...............................................        --
Change in unrealized gain on available-for-sale securities ......        --
                                                                     -------
September 30, 1998...............................................        --
Change in unrealized gain on available-for-sale securities.......     85,745
                                                                     -------
September 30, 1999...............................................    $85,745
                                                                     =======

      Net unrealized gains in available-for-sale securities are shown net of deferred taxes of $56,867 at the end of fiscal 1999.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               10,000,000 Shares

                                 COMDISCO, INC.

                       Comdisco Ventures Group Stock

                                ---------------

                                   PROSPECTUS

                                ---------------


                              Merrill Lynch & Co.

                                          , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This preliminary prospectus + +is not an offer to sell these securities and it is not soliciting an offer to +
+buy these securities in any jurisdiction where the offer or sale is not       +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                [Alternative Page for International Prospectus]

                             Subject to Completion

              Preliminary Prospectus Dated September 1, 2000

PROSPECTUS

                               10,000,000 Shares

                                 Comdisco, Inc.

                       Comdisco Ventures Group Stock

                                 ------------

    We are offering Comdisco Ventures group stock, a new series of our common stock intended to reflect the performance of Comdisco Ventures group, our venture financing business. The international managers are offering 1,500,000 shares outside the U.S. and Canada and the U.S. underwriters are offering 8,500,000 shares in the U.S. and Canada.

    We anticipate that the price to the public will be between $14.00 and $16.00 per share. Currently, no public market exists for Comdisco Ventures group stock. We intend to list our Comdisco Ventures group stock on the Nasdaq National Market, under the symbol "CDOV."

    Investing in Comdisco Ventures group stock involves risks. See "Risk Factors," beginning on page 31.

                                                      Per Share Total
                                                      --------- -----
     Public offering price.............................  $       $
     Underwriting discount.............................  $       $
     Proceeds, before expenses, to Comdisco............  $       $

    The international managers may also purchase up to an additional 225,000 shares of Comdisco Ventures group stock at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The U.S. underwriters may similarly purchase up to an additional 1,275,000 shares.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The shares of Comdisco Ventures group stock will be ready for delivery on
or about                , 2000.

                                 ------------

                          Merrill Lynch International



                                 ------------

            The date of this prospectus is                   , 2000.

                [Alternative Page for International Prospectus]
                                  UNDERWRITING

      We intend to offer the shares of Comdisco Ventures group stock outside the U.S. and Canada through the international managers and in the U.S. and Canada through the U.S. underwriters. Merrill Lynch International is acting as lead manager for the international managers named below. Subject to the terms and conditions described in an international purchase agreement among us and the international managers, and concurrently with the sale of 8,500,000 shares of Comdisco Ventures group stock to the U.S. underwriters, we have agreed to sell to the international managers, and the international managers severally have agreed to purchase from us, the number of shares of Comdisco Ventures group stock listed opposite their names below.

                                                                      Number
           International Manager                                     of Shares
           ---------------------                                     ---------
      Merrill Lynch International...................................
                  ..................................................
                                                                     ---------
           Total.................................................... 1,500,000
                                                                     =========

      We have also entered into a U.S. purchase agreement with the U.S. underwriters for sale of the shares of Comdisco Ventures group stock in the U.S. and Canada for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as U.S. representative. Subject to the terms and conditions in the U.S. purchase agreement, and concurrently with the sale of 1,500,000 shares of Comdisco Ventures group stock to the international managers pursuant to the international purchase agreement, we have agreed to sell to the U.S. underwriters, and the U.S. underwriters severally have agreed to purchase, 8,500,000 shares of Comdisco Ventures group stock from us. The initial public offering price per share and the total underwriting discount per share are identical under the international purchase agreement and the U.S. purchase agreement.

      The international managers and the U.S. underwriters have agreed to purchase all of the shares of Comdisco Ventures group stock sold under the international and U.S. purchase agreements if any of these shares are purchased. If an underwriter defaults, the U.S. and international purchase agreements provide that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreements may be terminated. The closings for the sale of shares of Comdisco Ventures group stock to be purchased by the international managers and the U.S. underwriters are conditioned on one another.

      Generally, we have agreed to indemnify each international manager and U.S. underwriter against liability arising out of any untrue statement contained in the registration statement, any preliminary prospectus or the final prospectus, or the omission of a material fact required to be stated in the registration statement or such prospectus necessary to make the statements in the registration statement or such prospectus not misleading. In addition, we have agreed to indemnify each international manager and U.S. underwriter against liability arising out of violations of laws or regulations of foreign jurisdictions where reserved shares have been offered. Each international manager and U.S. underwriter has agreed to indemnify us against liability with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the registration statement, any preliminary prospectus or the final prospectus in reliance upon and in conformity with written information furnished to us by that international manager or U.S. underwriter through Merrill Lynch expressly for use in the registration statement, such preliminary prospectus or the prospectus. For more detailed information on the terms of indemnification contained in the purchase agreements, please see Exhibits 1.1 and 1.2 to the registration statement.

      The underwriters are offering the shares of Comdisco Ventures group stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreements, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

                [Alternative Page for International Prospectus]

Commissions and Discounts

      The lead manager has advised us that the international managers propose initially to offer the shares of Comdisco Ventures group stock to the public at the initial public offering price on the cover page of this prospectus and to
dealers at that price less a concession not in excess of $.    per share. The
international managers may allow, and the dealers may reallow, a discount not
in excess of $.    per share to other dealers. After the initial public
offering, the public offering price, concession and discount may be changed.

      The following table shows the public offering price, underwriting discount and proceeds before expenses to Comdisco. The information assumes either no exercise or full exercise by the international managers and the U.S. underwriters of their over-allotment options.

                                          Per Share Without Option With Option
                                          --------- -------------- -----------
      Public offering price..............      $           $            $
      Underwriting discount..............      $           $            $
      Proceeds, before expenses, to
       Comdisco..........................      $           $            $

      The expenses of the offering, not including the underwriting discount, are estimated at $2,000,000 and are payable by Comdisco.

Over-allotment Option

      We have granted options to the international managers to purchase up to 225,000 additional shares of Comdisco Ventures group stock at the public offering price less the underwriting discount. The international managers may exercise these options for thirty days from the date of this prospectus solely to cover any over-allotments. If the international managers exercise these options, each will be obligated, subject to conditions contained in the purchase agreements, to purchase a number of additional shares of Comdisco Ventures group stock proportionate to that international manager's initial amount reflected in the above table.

      We have also granted options to the U.S. underwriters, exercisable for thirty days from the date of this prospectus, to purchase up to 1,275,000 additional shares of Comdisco Ventures group stock to cover any over-allotments on terms similar to those granted to the international managers.

Intersyndicate Agreement

      The international managers and the U.S. underwriters have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the intersyndicate agreement, the international managers and the U.S. underwriters may sell shares of Comdisco Ventures group stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the intersyndicate agreement, the international managers and any dealer to whom they sell shares of Comdisco Ventures group stock will not offer to sell or sell shares to U.S. or Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions under the intersyndicate agreement. Similarly, the U.S. underwriters and any dealer to whom they sell shares of Comdisco Ventures group stock will not offer to sell or sell shares to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to non-U.S. or non-Canadian persons, except in the case of transactions under the intersyndicate agreement.

Reserved Shares

      At our request, the underwriters have reserved for sale, at the initial public offering price, up to five percent of the shares of Comdisco Ventures group stock offered by this prospectus for sale to some of Comdisco Ventures group's employees and other of our business associates and related persons and for purchase by Comdisco as a contribution to our retirement plan. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

                [Alternative Page for International Prospectus]

No Sales of Similar Securities

      We have agreed, with exceptions, not to sell or transfer any Comdisco Ventures group stock for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch International. Specifically, we have agreed not to directly or indirectly:

     . offer, pledge, sell or contract to sell any Comdisco Ventures group stock;

     . sell any option or contract to purchase any Comdisco Ventures group stock;

     . purchase any option or contract to sell any Comdisco Ventures group stock;

     . grant any option, right or warrant for the sale of any Comdisco Ventures group stock;

     . lend or otherwise dispose of or transfer any Comdisco Ventures group stock;

     . request or demand that we file a registration statement related to the Comdisco Ventures group stock;

     . enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any Comdisco Ventures group stock, whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise; or

     . undertake any disposition of shares of Comdisco Ventures group stock reserved for issuance for the benefit of Comdisco group or to the holders of Comdisco group stock.

      This lockup provision applies to Comdisco Ventures group stock and to securities convertible into or exchangeable or exercisable for or repayable with Comdisco Ventures group stock.

Quotation on the Nasdaq National Market

      We expect the shares to be approved for quotation on the Nasdaq National Market, subject to notice of issuance, under the symbol "CDOV."

   Before this offering, there has been no public market for our Comdisco Ventures group stock. The initial public offering price will be determined through negotiations among us and the U.S. representative and lead manager. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are

     . the valuation multiples of publicly traded companies that the U.S. representative and the lead manager believe to be comparable to Comdisco Ventures group,

     .  Comdisco Ventures group's financial information,

     . the history of, and the prospects for, Comdisco Ventures group and the industry in which Comdisco Ventures group competes,

     . an assessment of Comdisco Ventures group's management, its past and present operations, and the prospects for, and timing of, Comdisco Ventures group's future revenues,

     .  the present state of Comdisco Ventures group's development, and

     . the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to those of Comdisco Ventures group.

      An active trading market for the shares may not develop. It is also possible that after the offering the Comdisco Ventures group stock will not trade in the public market at or above the initial public offering price.

                [Alternative Page for International Prospectus]

Price Stabilization, Short Positions and Penalty Bids

      Until the distribution of the shares of Comdisco Ventures group stock is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Comdisco Ventures group stock. However, the U.S. representative may engage in transactions that stabilize the price of the Comdisco Ventures group stock, such as bids or purchases to peg, fix or maintain that price.

      If the underwriters create a short position in the Comdisco Ventures group stock in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus, the U.S. representative may reduce that short position by purchasing shares of Comdisco Ventures group stock in the open market. The U.S. representative may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of the Comdisco Ventures group stock to stabilize its price or to reduce a short position may cause the price of the Comdisco Ventures group stock to be higher than it might be in the absence of such purchases.

      The U.S. representative may also impose a penalty bid on underwriters and selling group members. This means that if the U.S. representative purchases shares of Comdisco Ventures group stock in the open market to reduce the underwriter's short position or to stabilize the price of such shares, it may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares. The imposition of a penalty bid may also affect the price of the shares of Comdisco Ventures group stock in that it discourages resales of those shares.

      Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Comdisco Ventures group stock. In addition, neither we nor any of the underwriters makes any representation that the U.S. representative or the lead manager will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

UK Selling Restrictions

      Each international manager has agreed that

     . it has not offered or sold and will not offer or sell any shares of Comdisco Ventures group stock to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

     . it has complied and will comply with all the applicable provisions of the Financial Services Act of 1986 with respect to anything done by it in relation to the Comdisco Ventures group stock in, from or otherwise involving the United Kingdom; and

     . it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of Comdisco Ventures group stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 as amended by the Financial Services Act (Investment Advertisements) (Exemptions) Order 1997 or is a person to whom such document may otherwise lawfully be issued or passed on.

No Public Offering Outside the United States

      No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the shares of common stock, or the possession, circulation or distribution of

                [Alternative Page for International Prospectus]

this prospectus or any other material relating to the our company or shares of our Comdisco Ventures group stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of our common stock may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the shares of Comdisco Ventures group stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

      Purchasers of the shares of Comdisco Ventures group stock offered by this prospectus may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price on the cover pages of this prospectus.

Other Relationships

      Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

      Thomas H. Patrick, a director of Comdisco, Inc., is the Executive Vice President and Chief Financial Officer of Merrill Lynch & Co., Inc.

                [Alternative Page for International prospectus]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               10,000,000 Shares

                                 COMDISCO, INC.

                       Comdisco Ventures Group Stock

                                ---------------

                                   PROSPECTUS

                                ---------------


                          Merrill Lynch International

                                         , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

      The following table sets forth all expenses, other than underwriting discounts and commissions, we will pay in connection with the sale of the securities being registered. All the amounts shown are estimates, except for the SEC registration fee and the Nasdaq National Market listing fee.

      SEC Registration fee.......................................... $   48,576
      Nasdaq National Market listing fee............................     10,000
      Blue Sky fees and expenses....................................      5,000
      Printing and engraving expenses...............................    350,000
      Legal fees and expenses.......................................  1,000,000
      Accounting fees and expenses..................................    515,000
      Transfer Agent and registrar fees and expenses................      5,000
      Miscellaneous.................................................     66,424
                                                                     ----------
      Total......................................................... $2,000,000
                                                                     ==========

Item 15. Indemnification of Officers and Directors.

      Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who were or are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal. A Delaware corporation may indemnify officers and directors against expenses (including attorneys' fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director reasonably incurred.

      In accordance with the Delaware Law, our restated certificate of incorporation contains a provision to limit the personal liability of the directors of Comdisco for violations of their fiduciary duty. This provision eliminates each director's liability to Comdisco or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to Comdisco or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or
(iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

      Pursuant to most of Comdisco's employee benefit plans, including, without limitation, its long-term incentive plans and stock option plans, directors, officers and employees of Comdisco are indemnified against all loss, cost, liability or expense resulting from any claim, action, suit or proceeding in which such persons are involved by reason of any action taken or failure to act under such plans.

      Pursuant to underwriting agreements filed as exhibits to registration statements relating to underwritten offerings of securities issued or guaranteed by Comdisco, the underwriters have agreed to indemnify Comdisco, each officer and director of Comdisco and each person, if any, who controls Comdisco within the meaning of the Securities Act of 1933, against specified liabilities, including liabilities under said Act.

      Comdisco is insured for liabilities it may incur pursuant to its restated certificate of incorporation relating to the indemnification of its directors, officers and employees. In addition, directors, officers and key employees are insured against losses which may arise out of their employment and which are not recoverable under the indemnification provisions of Comdisco's restated certificate of incorporation.

Item 16. Exhibits.

      (a) Exhibits and Financial Statement Schedules

     Exhibit
     Number                               Description
     -------                              -----------
      1.1*     Form of U.S. Underwriting Agreement between Comdisco, Inc. and the U.S. Underwriters.

      1.2*     Form of International Underwriting Agreement between Comdisco,
               Inc. and the International Underwriters.

      4.1 The rights of holders of Comdisco Ventures group stock are defined in the Fourth Article of the Amended and Restated
               Certificate of Incorporation of Comdisco, Inc. (filed as Exhibit
               4.1 to Comdisco, Inc.'s Form 10-Q for the Quarterly Period ended
               March 31, 2000 and incorporated herein by reference).

      4.2 The Policy Statement regarding Comdisco Ventures group stock matters of Comdisco, Inc.

      4.3 Amended and Restated Rights Agreement of Comdisco, Inc. (filed as Exhibit 4.1 to Comdisco, Inc's Current Report on Form 8-K filed with the SEC on June 14, 2000).

      4.4*     Form of Temporary Certificate of Comdisco Ventures group stock.

      5.1*     Opinion of Jeremiah M. Fitzgerald, Vice President and Chief
               Legal Officer of Comdisco, Inc., as to the legality of the Comdisco Ventures group stock being registered.

      8.1*     Tax Opinion of Hopkins & Sutter.

     10.1 Form of Comdisco Ventures group Management Incentive Plan (filed as Annex III to Comdisco, Inc's Proxy Statement on Schedule 14A, dated March 20, 2000 and incorporated herein by reference).

     10.2      Form of Amended and Restated 1998 Long-Term Stock Ownership
               Incentive Plan (filed as Annex IV to Comdisco, Inc's Proxy
               Statement on Schedule 14A, dated March 20, 2000 and incorporated herein by reference).

     10.3      Form of Amended and Restated 1999 Non-Employee Directors' Stock
               Option Plan (filed as Annex V to Comdisco, Inc's Proxy Statement on Schedule 14A, dated March 20, 2000 and incorporated herein by reference).

     10.4      Form of Amended and Restated U.S. Employee Stock Purchase Plan
               (filed as Annex VI to Comdisco, Inc's Proxy Statement on
               Schedule 14A, dated March 20, 2000 and incorporated herein by reference).

     23.1*     Consent of Jeremiah M. Fitzgerald, Vice President and Chief
               Legal Officer of Comdisco, Inc. (included in the opinion of counsel filed as Exhibit 5.1).

     23.2      Consent of KPMG LLP.

     23.3* Consent of Hopkins & Sutter (included in the opinion of counsel filed as
               Exhibit 8.1).

     24.1*     Powers of Attorney.

--------
*previously filed

      (b) Financial Statement Schedules

          None

Item 17. Undertakings.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned Registrant hereby further undertakes that:

          1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant, Comdisco, Inc., certifies that is has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 3 to Registration Statement (No. 333-34590) to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Rosemont, State of Illinois, on September 1, 2000.

                                            Comdisco, Inc.

                                                   /s/ John J. Vosicky
                                            By: _______________________________
                                                       John J. Vosicky,
                                                 Executive Vice President and
                                                   Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement (No. 333-34590) has been signed by the following persons in the capacities indicated on September 1, 2000.

                  Signature                                     Title
                  ---------                                     -----
                  /s/ *                      President, Chief Executive Officer and
 ___________________________________________   Director (Principal Executive Officer)
           (Nicholas K. Pontikes)

           /s/ John J. Vosicky               Executive Vice President, Chief Financial
 ___________________________________________   Officer and Director (Principal
              (John J. Vosicky)                Financial Officer)

                  /s/ *                      Senior Vice President and Controller
 ___________________________________________   (Principal Accounting Officer)
              (David J. Keenan)

                 /s/ *                       Director
 ___________________________________________
            (Robert A. Bardagy)

                  /s/ *                      Director
 ___________________________________________
             (C. Keith Hartley)

                  /s/ *                      Director
 ___________________________________________
       (Harry M. Jansen Kraemer, Jr.)

                  /s/ *                      Director
 ___________________________________________
             (Carolyn N. Murphy)

                  /s/ *                      Director
 ___________________________________________
             (Thomas H. Patrick)

                  /s/ *                      Director
 ___________________________________________
            (William N. Pontikes)

                  /s/ *                      Director
 ___________________________________________
                 (Rick Kash)

                  /s/  *                     Director
 ___________________________________________
              (Philip A. Hewes)


                 Signature                                    Title
                 ---------                                    -----
                 /s/ *                      Director
___________________________________________
              (James Voelker)

         /s/ John J. Vosicky
*By: ___________________________________
    John J. Vosicky, Attorney-in-fact

                                 EXHIBIT INDEX

 Exhibit
 Number                                 Description
 -------                                -----------
  1.1*     Form of U.S. Underwriting Agreement between Comdisco, Inc. and the
           U.S. Underwriters.

  1.2*     Form of International Underwriting Agreement between Comdisco, Inc.
           and the International Underwriters.

  4.1 The rights of holders of Comdisco Ventures group stock are defined in the Fourth Article of the Amended and Restated Certificate of Incorporation of Comdisco, Inc. (filed as Exhibit 4.1 to Comdisco,
           Inc.'s Form 10-Q for the Quarterly Period ended March 31, 2000 and incorporated herein by reference).

  4.2 The Policy Statement regarding Comdisco Ventures group stock matters of Comdisco, Inc.

  4.3      Amended and Restated Rights Agreement of Comdisco, Inc. (filed as
           Exhibit 4.1 to Comdisco, Inc.'s Current Report on Form 8-K filed with the SEC on June 14, 2000).

  4.4*     Form of Temporary Certificate of Comdisco Ventures group stock.

  5.1*     Opinion of Jeremiah M. Fitzgerald, Vice President and Chief Legal
           Officer of Comdisco, Inc., as to the legality of the Comdisco
           Ventures group stock being registered.

  8.1*     Form of Tax Opinion of Hopkins & Sutter.

 10.1      Form of Comdisco Ventures group Management Incentive Plan (filed as
           Annex III to Comdisco, Inc's Proxy Statement on Schedule 14A, dated
           March 20, 2000 and incorporated herein by reference).

 10.2      Form of Amended and Restated 1998 Long-Term Stock Ownership
           Incentive Plan (filed as Annex IV to Comdisco, Inc's Proxy Statement on Schedule 14A, dated March 20, 2000 and incorporated herein by reference).

 10.3      Form of Amended and Restated 1999 Non-Employee Directors' Stock
           Option Plan (filed as Annex V to Comdisco, Inc's Proxy Statement on
           Schedule 14A, dated March 20, 2000 and incorporated herein by reference).

 10.4      Form of Amended and Restated U.S. Employee Stock Purchase Plan
           (filed as Annex VI to Comdisco, Inc's Proxy Statement on Schedule
           14A, dated March 20, 2000 and incorporated herein by reference).

 23.1*     Consent of Jeremiah M. Fitzgerald, Vice President and Chief Legal
           Officer of Comdisco, Inc. (included in the opinion of counsel filed as Exhibit 5.1).

 23.2      Consent of KPMG LLP.

 23.3* Consent of Hopkins & Sutter (included in the opinion of counsel filed as Exhibit 8.1).

 24.1*     Powers of Attorney.

--------
*previously filed